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INDEX TO FINANCIAL STATEMENTS SUTHERLAND ASSET MANAGEMENT CORPORATION TABLE OF CONTENTS
SUTHERLAND ASSET MANAGEMENT CORPORATION TABLE OF CONTENTS
SUTHERLAND ASSET MANAGEMENT CORPORATION TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on October 1, 2014

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

SUTHERLAND ASSET MANAGEMENT CORPORATION
(Exact name of registrant as specified in its governing instruments)

Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Fl.
New York, NY 10036
(212) 257 4600
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Thomas Capasse
Chief Executive Officer
Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Fl.
New York, NY 10036
(212) 257 4600
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878 8000 Fax (212) 878 8375	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel (212) 735-3000 Fax (212) 735-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b 2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)

Common Stock, $0.01 par value per share	$100,000,000	$11,620(1)

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the offering price of common stock that may be purchased by the underwriters upon the exercise of their over-allotment option.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 1, 2014

            Shares

Common Stock

        Sutherland Asset Management Corporation is a real estate finance company that acquires, originates, manages, services and finances primarily small-balance commercial loans, or SBC loans. We will also invest in asset-backed securities where the underlying pool of assets consists primarily of SBC loans, and other real estate-related investments. We are externally managed and advised by Waterfall Asset Management, LLC, an investment advisor registered with the U.S. Securities and Exchange Commission.

        This is the initial public offering of shares of common stock, $0.01 par value per share, of Sutherland Asset Management Corporation. We are offering                shares of our common stock, and the selling stockholders named in this prospectus are offering                shares of our common stock. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We currently expect the initial public offering price to be between $            and $            per share of our common stock. There is currently no public market for our common stock. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "SLD".

        We have elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2013. To assist us in qualifying as a REIT, among other purposes, no person may own, with certain exceptions, more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the aggregate outstanding shares of all classes and series of our capital stock. In addition, our charter contains various other restrictions relating to the ownership and transfer of our capital stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer."

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012.

        Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 29 of this prospectus.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price

Underwriting discounts and commissions(1)

Proceeds, before expenses, to us

Proceeds to the selling stockholders (before expenses)

(1)
We will pay to the underwriters the total underwriting discount of $            per share for shares sold in the offering. See "Underwriting" for complete details of underwriting compensation.

        We have granted the underwriters the right to purchase up to an additional                        shares of our common stock from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus.

        The underwriters expect to deliver the shares of common stock on or about                , 2014.

J.P. Morgan	Morgan Stanley	FBR

Citigroup

JMP Securities	Keefe, Bruyette & Woods A Stifel Company

The date of this prospectus is                , 2014

 ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the selling stockholders have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

 MARKET AND INDUSTRY DATA AND FORECASTS

        Certain market and industry data included in this prospectus has been obtained from third party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third party information. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings "Forward-Looking Statements" and "Risk Factors" in this prospectus.

ii

 PROSPECTUS SUMMARY

        This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the detailed information set forth under "Risk Factors" and the other information included in this prospectus. Except where the context suggests otherwise, the terms "company," "we," "us" and "our" refer to Sutherland Asset Management Corporation, a Maryland corporation, together with its subsidiaries, including Sutherland Partners, L.P., a Delaware limited partnership, which serves as our operating partnership subsidiary and through which we currently operate our business. References in this prospectus to "our Manager" refer to Waterfall Asset Management, LLC, a Delaware limited liability company.

Overview

        We are a real estate finance company that acquires, originates, manages, services and finances primarily small-balance commercial loans, or SBC loans. SBC loans generally range in original principal amount of between $500,000 and $10 million and are used by small businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. We also invest in asset-backed securities where the underlying pool of assets consists primarily of SBC loans, or SBC ABS, and other real estate-related investments. As of June 30, 2014, we held a diversified portfolio of assets with an aggregate unpaid principal balance, or UPB, of approximately $1.4 billion and a carrying value of approximately $1.0 billion. Our objective is to provide attractive risk-adjusted returns to our stockholders, primarily through dividends and secondarily through capital appreciation. In order to achieve this objective, we will continue to grow our investment portfolio by acquiring SBC loans and related investments and originating new SBC loans.

        We are externally managed and advised by Waterfall Asset Management, LLC, or our Manager, an SEC registered investment adviser, whose investment professionals source and evaluate our loan acquisitions and advise on our new loan origination strategies. We have historically acquired performing, sub-performing, and non-performing SBC loans and intend to continue to acquire these loans as part of our business strategy. We consider a loan to be performing if the borrower is current on 100% of the contractual payments due for principal and interest during the most recent quarter or if the borrower's contractual status is current and the borrower has made at least 66% of contractual payments due for principal and interest in the most recent quarter. We consider a loan to be sub-performing or non-performing if the borrower does not meet the criteria of a performing loan. Our acquired performing loans represented approximately 63.3% of the carrying value and 58.5% of the UPB of our total loan portfolio as of June 30, 2014. We typically acquire sub-performing and non-performing loans at a discount to their UPB when we believe that resolution of the loans will provide attractive risk-adjusted returns. Our acquired sub-performing and non-performing loans represented in the aggregate 10.8% of the carrying value and 22.4% of the UPB of our total loan portfolio as of June 30, 2014.

        Through ReadyCap Holdings, LLC, our wholly-owned origination subsidiary, including its subsidiaries, or ReadyCap, we have originated more than $276.9 million in conventional loans in 16 states since ReadyCap's inception in September 2012. Our originated loans, all of which are currently classified as performing loans, represented approximately 25.9% of the carrying value and 19.1% of the UPB of our total loan portfolio as of June 30, 2014. We will continue expanding our national origination platform by entering new attractive markets in the United States. We will also originate SBC loans for real estate guaranteed under the U.S. Small Business Administration, or SBA, Section 7(a) loan program, or the SBA Section 7(a) Program, through ReadyCap using our license as a Small Business Lending Company, or SBLC, and recent personnel hires. In the future, we may also originate SBC loans for real estate under the SBA 504 loan program, pursuant to which the SBA guarantees subordinated, long-term financing. ReadyCap employs 101 people focused on originating and servicing SBC loans, including SBA loan originations.

        Through Coldwell Banker Commercial Alliance, or CBCA, our wholly-owned brokerage and advisory subsidiary, we provide sales, leasing, transaction management and facilities management services in support of owners of smaller commercial properties. CBCA employs 65 people dedicated to these activities on our behalf, and we expect CBCA will emerge as an important source of SBC loan originations referrals for us over time.

        The following table illustrates our investment and business activities and certain information with respect to our SBC loan portfolio as of June 30, 2014.

        We trace our history back to August 2007 when the Victoria series of funds, or the Victoria Funds, made their initial acquisition of an equity tranche of an SBC loan securitization. The Victoria Funds were formed and managed by our Manager to invest in a range of loans and asset backed securities, or ABS, requiring active management to generate returns. Our business was operated as part of the Victoria Funds until November of 2011 at which time the Victoria Funds contributed substantially all of their SBC loans to our operating partnership in exchange for substantially all of its partnership units representing $371.5 million in assets and $262.2 million of equity capital. In November and December of 2013, we completed a private placement, or the 2013 private placement, of shares of our common stock and partnership units, or OP units, in our operating partnership, pursuant to which we raised approximately $226 million of equity capital. Concurrently with the closing of the 2013 private placement, we engaged in a series of transactions, which we refer to as the REIT formation transactions, in order to allow us to continue our business as a real estate investment trust, or REIT, for U.S. federal income tax purposes. As part of these transactions, we became a Maryland corporation, which was formed on November 5, 2013, and the sole general partner of, and commenced conducting substantially all of our businesses through, our operating partnership and its subsidiaries.

        We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2013. So long as we qualify as a REIT, we generally are not subject to U.S. federal income tax on our net taxable income to the extent that we annually distribute all of our net taxable income to stockholders. We are organized in a traditional umbrella partnership real estate investment trust, or UpREIT, format pursuant to which we serve as the general partner of, and conduct substantially all of our business through, Sutherland Partners, L.P., a Delaware limited partnership, which serves as our operating partnership subsidiary. We also intend to operate our business in a manner that will permit us to be excluded from registration as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

        For the quarter ended June 30, 2014, our investment portfolio generated $13.9 million of total interest income and $12.1 million of net interest income. The gross yield on our portfolio in the quarter was 12.4% and the net interest margin was 7.6%. In addition, we generated $2.8 million of realized gains and $1.3 million of unrealized gains. Our portfolio will generally be financed through securitizations and other borrowings, and as of June 30, 2014 we had leverage of 1.5x on a debt-to-equity basis. For the quarter ended June 30, 2014, we earned $4.7 million of net income, or $0.14 per share, representing return on equity of 4% annualized for the quarter. We declared a dividend of $0.20 per share, which represents our estimate of our net income during such quarter. As of September 30, 2014, our pipeline of new potential acquisition and origination opportunities represented $1.2 billion of UPB in potential assets. We believe our existing portfolio, our pipeline of potential investment opportunities and our growth strategies will allow us to generate meaningful investment income, and consequently dividend income, for our stockholders.

Our Manager, Waterfall Asset Management

        We are externally managed and advised by Waterfall Asset Management, LLC, an SEC registered investment adviser. Formed in 2005, our Manager specializes in acquiring, managing, servicing and financing SBC loans, as well as ABS, mortgage backed securities, or MBS, and residential mortgage loans. Our Manager has extensive experience in sub-performing and non-performing loan acquisition, resolution and financing strategies. As of June 30, 2014, our Manager had approximately $3.6 billion of net assets under management in structured credit and loan products, including our assets.

        Our Manager's investment committee is chaired by Thomas Capasse and Jack Ross, who serve as our Chief Executive Officer and President, respectively. Messrs. Capasse and Ross, who are co-founders of our Manager, each have over 25 years of experience in managing and financing a range of financial assets, including having executed the first public securitization of SBC loans in 1993 through a variety of credit and interest rate environments. Messrs. Capasse and Ross have worked together in the same organization for more than 16 years. They are supported by a team of 37 investment and other professionals with extensive experience in commercial mortgage credit underwriting, distressed asset acquisition and financing, SBC loan originations, commercial property valuation, capital deployment, financing strategies and legal and financial matters impacting our business.

        Since 2008 and through June 30, 2014, our Manager has reviewed more than 148,400 performing, sub-performing and non-performing SBC and SBA loans, bid on nearly 69,000 of these loans and acquired more than 6,400 SBC and SBA loans with aggregate UPB of approximately $1.9 billion and aggregate purchase price of $1.2 billion. Our Manager has also acquired more than $220 million in UPB of SBC ABS notes over this time period.

Market Opportunities

        According to the Federal Reserve, the U.S. commercial mortgage market including multifamily residences, and nonfarm, nonresidential mortgages totaled approximately $3.3 trillion as of June 2014. The commercial mortgage market is largely bifurcated by loan size between "large balance" loans and "small balance" loans. Large balance commercial loans typically include those loans with original principal balances of at least $20 million and are primarily financed by insurance companies and commercial mortgage backed securities, or CMBS, conduits. Small balance commercial loans typically include those loans with original principal amounts of between $500,000 and $10 million and are primarily financed by community and regional banks, specialty finance companies and loans guaranteed under the SBA loan programs.

        SBC loans are used by small businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. SBC loans represent a special category of commercial mortgage loans, sharing both commercial and residential mortgage loan characteristics. SBC loans are typically secured by first mortgages on commercial properties or other business assets, but because SBC loans are also often accompanied by personal guarantees, aspects of residential mortgage credit analysis are utilized in the underwriting process. Most SBC loans are fully amortizing on a schedule of up to 30 years.

        The diagram presented below illustrates a summary of how our Manager categorizes SBC loans compared to other real estate loan asset classes.

Asset class	Average Initial Principal Balance	Loan-to-value	Yield
Residential housing	~$175,000	~80%	~4.0%
Large Balance Commercial loans	at least $20 million	~65%	~4.0%
SBC loans	~$2.0 million	~60%	~7.0%

        The SBC loan origination market is highly fragmented, with few dedicated lenders. According to data from Boxwood Means, Inc., a real estate research and consulting firm, the top ten SBC lenders by volume accounted for approximately 18% of total SBC loan production in 2013. According to data from the SBA and Boxwood Means, Inc., as a result of the financial crisis SBC loan origination volume fell approximately 42.5% from the 2006 peak through its low in 2009. As illustrated by the following diagrams, this historical decline in originations resulted in a decline in the principal balance of outstanding SBC loans between 2008 and 2013. However, SBC loan origination volume has increased in each year from 2009 to 2013, and we expect that trend to continue which will benefit us as one of few dedicated SBC originators. Furthermore, we believe that as economic conditions continue to stabilize or strengthen, the volume of short-term loan extensions and restructurings of existing SBC loans will be reduced, resulting in increased opportunities for us to originate new SBC loans.

        As illustrated by the following diagram, while commercial property prices have almost fully recovered to their 2007 peak, SBC property prices have increased only 9.0% from the 2012 trough. We believe this trend suggests continued tight credit in SBC lending and supports our belief that credit spreads in the SBC loan asset class should for the foreseeable future remain wider compared to large balance commercial mortgage loans. As a result, we believe that as the economy strengthens, we will see increased demand for loans directly from borrowers and this increased demand will provide us with attractive opportunities to originate loans.

SBA Section 7(a) Program

        The SBA Section 7(a) Program is the SBA's primary program for providing financing for start-up and existing small businesses. We hold one of only 14 non-bank SBLC licenses to originate loans guaranteed under the SBA Section 7(a) Program. Under the program, the maximum loan amount is $5 million to be used by borrowers to finance fixed assets, working capital, start-up businesses or to assist in the acquisition, operation, or expansion of an existing business. The maturities of the loans are between five to seven years for working capital and up to 25 years for equipment and real estate. Interest rates are negotiated between the applicant and lender, subject to certain maximums. As illustrated below, an increase in loans approved under the SBA Section 7(a) Program has resulted in an increase in total SBA 7(a) loans outstanding.

Market Opportunity for Loan Pool Acquisitions

        Sources for loan pool acquisitions include U.S commercial and saving banks, SBA lenders and other sources including securitization trusts. According to the Federal Deposit Insurance Corporation,

or FDIC, FDIC insured institutions held $8.1 trillion in outstanding loans of which 20.1% are commercial real estate loans. Of the outstanding commercial real estate loans, $32.0 billion are 30 days or more delinquent. Further, approximately $271.7 billion of commercial mortgage loans, including nonfarm, nonresidential loans and multifamily real estate loans are held by the 4,007 commercial banks and savings institutions with between $100 million and $1 billion of total assets. Given the size of these institutions, we believe these commercial mortgage loans are primarily SBC loans.

        Additionally, FDIC insured institutions hold $127.9 billion of loans which they categorize as high risk real estate loans. Our Manager believes that a substantial percentage of the high risk and non-performing real estate assets are commercial. Based on FDIC data, as of June 30, 2014 approximately $110.2 billion in loans and leases were held as available for sale by U.S. commercial and savings banks.

        According to the SBA, as of December 31, 2013, the total market size for SBA Section 7(a) Program loans and CDC/504 real estate and equipment loans was $63.7 billion and $26.9 billion, respectively. Based on our analysis, we estimate that 15% of the total SBA market is in default.

        As of June 30, 2014, CMBS had a total outstanding balance of $532.6 billion of which $40.9 billion or 7.7% is special serviced. Additionally, legacy SBC ABS had a total outstanding balance of $8.1 billion of which 6.2% were collateralized by non-performing SBC loans.

        Since late 2008, we have seen substantial volumes of SBC loans available for purchase from U.S. banks at significant discounts to their UPBs. We believe that banks have been motivated to and will continue to sell sub-performing and non-performing SBC loans to reduce their troubled asset holdings, a key measure monitored by regulators, investors and other stakeholders, in assessing bank safety and soundness, and to improve other regulatory capital ratios. In addition to dispositions by banks with a high percentage of non-performing assets-to-total asset ratios, other sellers of SBC loans include special servicers of SBC ABS and commercial mortgage backed security trusts, or CMBS trusts, the FDIC, SBA loan servicers and specialty finance companies such as non-bank finance companies.

        Competition for SBC loan asset acquisitions has been limited due to the special servicing expertise required to manage SBC loan assets, the small size of each loan, the uniqueness of the real properties that collateralize the loans, licensing requirements, the high volume of loans needed to build portfolios, and the need to utilize residential mortgage credit analysis in the underwriting process. These factors have limited institutional investor participation in SBC loan acquisitions, which has allowed us to acquire SBC loans with attractive risk-adjusted return profiles.

ReadyCap

        Through ReadyCap we have originated more than $276.9 million performing loans in 16 states since ReadyCap's inception in September 2012. As of June 30, 2014, our originated loans held in our loan portfolio had a UPB of $254.1 million and a fair value of approximately $258.9 million. The following table sets forth certain information as of June 30, 2014 related to our originated SBC loans:

						Weighted Average by UPB
Loan Type	Loan Type	Coupon Type	Collateral Type	Number of Loans	UPB (in Thousands)	Maturity in Years	Coupon	Fees(1)	Original LTV	DSCR(2)
Bridge	Sr. Mortgage	FRM	Industrial, Multifamily, Office, Self Storage	11	$64,033	2.06	8.29%	2.62%	64.0%	1.04
Investor	Sr. Mortgage	ARM	Mixed Use Residential, Multifamily, Retail	19	25,245	18.21	5.83%	0.77%	61.0%	1.93
Investor	Sr. Mortgage	FRM	Multifamily, Office, Retail	61	164,837	5.69	6.35%	0.73%	59.8%	1.64

Total	Sr. Mortgage	N/A	N/A	91	$254,115	6.02	6.78%	1.20%	60.1%	1.52

(1)
Consists of origination fees and exit fees.

(2)
Represents the loan's debt-service coverage ratio, which is the ratio of interest income available for debt servicing to interest and principal on the loan.

Our Loan Portfolio

        The table below presents a summary of the sourcing of our loan assets as of June 30, 2014.

Loan Type (In Thousands)	UPB	% of Total UPB	Carrying Amount	% of Total Carrying Amount	Fair Value	% of Total Fair Value
Loans Originated	$254,115	19.1%	$258,867	25.9%	$258,867	25.6%
Loans Acquired	1,073,801	80.9%	747,473	74.3%	750,654	74.4%

Total	$1,327,916	100.0%	$1,006,340	100.0%	$1,009,521	100.0%

        As of June 30, 2014, approximately 67.7% of the loans of our portfolio were Adjustable Rate Mortgages, or ARMs, and 32.3% were Fixed Rate Mortgages, or FRMs, based on UPB. The weighted average margin on ARMs was approximately 1.8% and the weighted average coupon on FRMs was 6.7% as of June 30, 2014.

        The table presented below illustrates additional information related to our SBC loans and SBC ABS we have acquired as of June 30, 2014.

Investment Type (In Thousands)	Carrying Value	Gross Yield(1)	Debt Balance	Debt Cost(2)	Gross Return on Equity(3)
Mortgage loans, held-for-sale	$225,754	6.5%	$164,508	3.5%	14.4%
Loans, held-for-investment
Acquired loans	301,568	12.5	84,493	3.8	15.9
Acquired loans from CIT—conventional	93,305	11.3	60,590	4.5	24.0
Acquired loans from CIT—SBA	385,713	10.7	259,347	3.4	25.7
SBC ABS	31,470	5.7	21,213	1.9	13.6

Total	$1,037,810	10.2%	$590,151	3.5%	19.0%

(1)
With the exception of the acquired loans from CIT—SBA, the gross yields are based on annual interest income which reflects the contractual interest rates and our estimates of loan performance, including the amount, timing and present value of cash flows, prepayment rates and loss severities. The gross yield of the acquired loans from CIT—SBA is based on data provided by a third party that reflects the contractual interest rates and the third party's estimates of loan performance because the loans were acquired on June 27, 2014, and were only on our balance sheet for three days during the reporting period. Premiums and discounts associated with the loans at the time of purchase are amortized into interest income over the life of such loans using the effective yield method. Subsequent increases or decreases in the fair value of estimated cash flows will result in an adjustment to a loan's gross yield. See "Management's Discussion and Analysis of Financial

  Condition and Results of Operations—Critical Accounting Policies and Use of Estimates—Interest Income Recognition." The actual interest income in the periods subsequent to June 30, 2014 will depend on a variety of factors that could impact loan performance, and accordingly, actual gross yield could vary significantly from the gross yields shown in the table.

(2)
We finance the assets included in the Investment Types through securitizations, re-securitizations, repurchase agreements, warehouse facilities and bank credit facilities. Interest expense is calculated based on the interest rate in effect at June 30, 2014. The cost and availability of our financing will depend on a variety of factors that could impact loan performance and gross return on equity, or ROE, including those discussed under "Risk Factors—Our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing." Accordingly, actual gross ROE could vary significantly from the estimates shown in the table.

(3)
The gross ROE for each investment type is a percentage equal to the estimated annual net interest income of the loans over the net equity of the loans as of June 30, 2014. The estimated annual net interest income of the loans represents the estimated gross yields, based on the carrying values of the loans as of June 30, 2014, less the estimated interest expense as of such date, without giving effect to servicing or origination fees, operating expenses or losses.

Portfolio Diversification

        As illustrated by the following diagrams, as of June 30, 2014, our loan portfolio was diversified by property type and geography. No single property type represented more than 18% of the carrying value of our loan portfolio and no state represented more than 16% of the loan portfolio by carrying value.

Total Carrying Amount = $1,006.3 million

Our SBA Loans and SBA Mortgage Servicing Rights

        In June 2014, we closed the final phase of our purchase from affiliates of CIT Group Inc., or CIT, of an aggregate of 4,194 performing, sub-performing and non-performing SBA loans and assets with a combined UPB of $573.1 million and MSRs related to loans with a UPB of $744.8 million as of June 30, 2014, for an aggregate purchase price of approximately $433.9 million. Of these assets, 86.6% were performing SBA loans, 2.7% were sub-performing and non-performing SBA loans and 10.7% were other SBA assets, including real estate owned and MSRs. We refer to this transaction as the CIT loan acquisition, and the loans we acquired as the CIT loans.

Our Business Strengths and Competitive Advantages

        The following summarizes the key strengths and competitive advantages of our business:

Substantial Track Record with SBC Loans

        Since 2008 and through June 30, 2014, our Manager has reviewed more than 148,400 performing, sub-performing and non-performing SBC and SBA loans, priced nearly 69,000 of these loans and acquired more than 6,400 SBC and SBA loans with aggregate UPB of approximately $1.9 billion for an aggregate purchase price of approximately $1.2 billion. Of these acquired loans, we or the Victoria Funds acquired approximately 2,100 loans with aggregate UPB of approximately $1.2 billion for an aggregate purchase price of approximately $757.9 million between August 1, 2008 and June 30, 2014. As of June 30, 2014 we or the Victoria Funds have liquidated approximately 1,100 loans of these acquired loans, representing $400.4 million of initial aggregate purchase price, and the average hold period for our liquidated loans was approximately 18 months per loan. In total, we have received $520.9 million in gross proceeds, including principal and interest payments, for these liquidations as of June 30, 2014 (without giving effect to fees, including incentive fees, or expenses, including the cost of financing). The gross proceeds from these liquidations exceeded our initial purchase price by $120.5 million. The liquidation of these loans were executed or directed by our Manager, and occurred through multiple strategies, including payoffs in accordance with the terms of the loan, negotiated payoffs at a discount to par value of the loan, borrowers refinancing the loan with third-parties, sales of the loans, as well as modifications to the terms that resulted in payoffs at par or at a negotiated amount. See "Risk Factors—Risks Related to Our Business—The returns on our investments in SBC loans may not replicate our Manager's track record of investing in SBC loans."

        Through June 30, 2014, we have acquired 11 equity tranches of SBC ABS representing $3.6 billion of UPB where, as directing certificate holder, we approved the loss mitigation of 581 SBC loans (including the purchase of non-performing loans from the trust). Additionally, since 2005, ABS funds managed by our Manager have purchased $223 million of SBC ABS notes through June 30, 2014. In total, our Manager has executed or approved more than 1,700 SBC loss mitigation actions over the last six years across its SBC loans and SBC ABS strategies. We believe our Manager's deep understanding of SBC loan market fundamentals, as well as its ability to analyze the individual mortgages that collateralize SBC loans, will enable our Manager to effectively acquire and originate assets for us that present attractive risk-adjusted return profiles and the potential for capital appreciation in a variety of market environments and circumstances.

Superior Acquisition Sourcing Capabilities

        Our Manager's significant network of SBC loan originators, banks, investment banks, law firms, investors and brokers supports our SBC loan acquisition and origination activities. Our Manager estimates that, as of June 30, 2014 75% of the transactions by UPB acquired and 73% of the number of transactions closed since it began its SBC loan strategy have been made through a negotiated transaction or in an auction process where our Manager competed with few, if any, other bidders. From time to time, we may opportunistically partner with acquiring banks or private equity firms in bank acquisitions and recapitalizations. We believe that our Manager's experience, reputation, SBA licensing and ability to underwrite and service SBC loans make us an attractive buyer for this asset class and that its network of relationships will continue to produce opportunities for us to acquire and originate SBC loans on attractive terms.

Robust and Growing Origination Platform

        In order to position our company to take advantage of the substantial market opportunity for newly-originated SBC loans, we formed CBCA in April of 2012 and ReadyCap in September of 2012. ReadyCap is a full service SBC loan originator and since formation, ReadyCap has originated 91 conventional SBC loans with a combined UPB of $276.9 million as of June 30, 2014. ReadyCap Commercial's staff of 43 employees includes professionals who have extensive experience in the conventional SBC loan origination business and full-time retail loan officers spread across the United States who interact directly with borrowers during the loan origination process. In March 2014, ReadyCap purchased one of only 14 non-bank SBLC licenses to originate loans guaranteed under the

SBA Section 7(a) Program. Additionally, an affiliate of ReadyCap has hired 58 former CIT employees to perform certain origination, loan management and other functions with respect to SBA loans.

        CBCA is the holding company for SBC property brokerages operated as franchisees of Coldwell Banker Commercial Real Estate, a premiere SBC brand nationally with over $6.7 billion in closed transactions in 2013. We expect CBCA will emerge as an important source of SBC loan originations referrals for us over time. We believe that we are one of only a few fully integrated brokerage, advisory and origination businesses focused on SBC loans.

Differentiated Portfolio Supported by Flexible Balance Sheet

        As one of the primary participants in the unique and highly-fragmented SBC loan market, we have built a differentiated portfolio that distinguishes us from traditional competitors. As of June 30, 2014, we held a diversified portfolio of assets with an aggregate UPB of approximately $1.4 billion and a carrying value of approximately $1.0 billion. We believe our existing portfolio of acquired and originated loans is well-diversified across geographies and property types and exhibits an attractive risk-adjusted return profile. Our ability to maintain and grow our portfolio is supported by flexible, committed financing sources, including two credit facilities and master repurchase agreements with multiple counterparties. Our financial capabilities are further bolstered by our strong securitization capabilities and experience. We believe these financial resources allow us to seize upon favorable market opportunities as they arise, while still maintaining conservative leverage targets. Over time, we believe that utilizing our balance sheet strength to opportunistically deploy capital will help differentiate us from competitors. We believe that this portfolio will allow us to generate attractive risk-adjusted returns to our stockholders, primarily through dividends and secondarily through capital appreciation.

Rigorous Underwriting Process and Customized Servicing Platform

        Our rigorous and comprehensive underwriting process for both acquired and originated SBC loans encompasses individual property and borrower due diligence, taking into consideration several factors, such as rent rolls and other property operating data, property valuations, environmental reports, as well as personal credit reviews of borrowers and loan guarantors. We service our loan portfolio under a "component servicing" model (which includes the use of primary servicing by nationally recognized servicers and sub-servicing by participants in our Qualified Partner Program, or QPP, who specialize in assets for the particular region in which the asset sits), which allows for highly customized loss mitigation strategies for sub-performing, non-performing and performing loans. We expect and have reserved for losses in association with our portfolio. We expect to experience losses of approximately 2.25 - 2.75% of our portfolio value on an annual basis going forward based on our Manager's analysis and experience. Non-performing and sub-performing SBC loans are serviced either through an approved SBC primary servicer providing both primary and special servicing or providing only primary servicing with special servicing contracted to smaller regionally focused SBC operators and servicers who gain eligibility to participate in our QPP. We believe that both our rigorous and comprehensive underwriting process and our customized servicing platform support our efforts to minimize credit losses and maximize the returns from our SBC loan assets.

Strong Securitization Capabilities

        Our Manager's extensive experience in securitization strategies for SBC loans dates to the first SBC ABS for performing loans and liquidating trusts for non-performing loans purchased from the Resolution Trust Corporation in 1993. In 2011, we were the first post-financial crisis issuer of SBC ABS and have since completed a total of three bond issues with an aggregate face value of $204 million backed by both non-performing and performing SBC assets.

Experienced Management Team with Strong Alignment of Interests

        Messrs. Capasse and Ross, who serve as our Chief Executive Officer and President, respectively, and chair our Manager's investment committee, have an established track record and broad experience in managing and financing financial assets through a variety of credit and interest rate environments (including having executed the first public securitization of SBC loans in 1993) and have worked together in the same organization for more than 16 years. They are supported by a team of 37 investment and other professionals who have extensive experience in commercial mortgage credit underwriting, distressed asset acquisition and financing, SBC loan originations, commercial property valuation, capital deployment, financing strategies and legal and financial matters impacting our business.

        We have taken steps to structure our relationship with our Manager so that our interests and those of our Manager are closely aligned. In addition to our Manager's incentive compensation structure, upon the completion of this offering, certain affiliates and personnel of the Manager will beneficially own                shares of common stock and partnership units, or OP units, in our operating partnership. We believe this significant investment, as well as our Manager's incentive compensation structure, which includes an incentive distribution that requires payment of 50% of the total distribution in common stock or OP units, aligns our interests with those of our Manager, and creates incentives for our Manager to seek to maximize returns for our stockholders.

Our Investment Strategy

        Our investment strategy is focused on the SBC loan market, including performing, sub-performing and non-performing SBC loans, and to a lesser extent, SBC ABS and other real estate-related investments.

        We will rely on our Manager's expertise in identifying SBC loans for us to acquire and originate, including our originations through ReadyCap. Our Manager uses the data and analytics developed through its experience as an owner of SBC loans and in implementing more than 1,700 SBC loan loss mitigation actions since 2008 to support our origination activities and to develop our loan underwriting standards. Our Manager will make decisions based on a variety of factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of financing, borrowing costs and macroeconomic conditions, as well as maintaining our REIT qualification and our exclusion from registration as an investment company under the 1940 Act. Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different economic and capital market environments. As a result, we cannot predict the percentage of our equity that will be invested in any particular asset or strategy at any given time.

        Our acquisition strategy complements our origination strategy by increasing our market intelligence in potential origination geographies, providing additional data to support our underwriting criteria and offering securitization market insight for various product offerings. The proprietary database on the causes of borrower default, loss severity, and market information that we developed from our SBC loan acquisition experience has served as the basis for the development of ReadyCap's SBC loan origination program. Additionally, our origination strategy complements our acquisition strategy by providing additional captive refinancing options for our borrowers and further data to support our investment analysis while increasing our market presence with potential sellers of SBC assets.

        Acquisition Strategy.    Our Manager specializes in acquiring SBC loans that are sold by banks, including as part of bank recapitalizations or mergers, and from other financial institutions such as thrifts and non-bank lenders. Other sources of SBC loans include special servicers of large balance SBC ABS and CMBS trusts, the FDIC as receiver for failed banks, servicers of non-performing SBA Section 7(a) Program loans, and specialty finance companies such as community development companies, or CDCs, originating loans under the SBA 504 program, government sponsored enterprises, or GSEs, and state economic development authorities. Over the last several years, our Manager has developed relationships with many of these entities, primarily banks and their advisors. In many cases, we are able to acquire SBC loans through negotiated transactions, at times partnering with acquiring banks or private equity firms in bank acquisitions and recapitalizations. We believe that our experience, reputation and ability to underwrite SBC loans make us an attractive buyer for this asset class, and that our network of relationships will continue to produce opportunities for us to acquire SBC loans on attractive terms.

        Origination Strategy.    We believe that we have significant opportunity to originate SBC loans at attractive risk-adjusted returns. We believe that many banks have restrictive credit guidelines for our target assets. In addition, large banks are not focused on the SBC market and smaller banks only lend in specific geographies. We see an opportunity to earn an attractive risk spread premium by lending to borrowers that do not fit the credit guidelines of many banks. We believe that increased demand, coupled with the fragmentation of the SBC lending market, provides us with attractive opportunities to originate loans to borrowers with strong credit profiles and real estate collateral that supports ultimate repayment of the loans.

        Through ReadyCap, we originate SBC loans generally ranging in initial principal amount of between $500,000 and $10 million. Our origination platform, which focuses on first mortgage loans, provides conventional SBC mortgage financing for SBC properties nationwide through the following loan programs:

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  First mortgage loans.  Loans for the acquisition or refinancing of stabilized properties secured by traditional commercial properties such as multi-family, office, retail, mixed use or warehouse properties, which are often guaranteed by the property owners. The loans are typically amortizing and have maturities of five to 20 years.

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  "Mini-perm" loans.  Loans for the acquisition of properties in need of minor expenditures for stabilization, secured by the underlying properties which may be guaranteed by the property owners. The loans are typically interest-only and have maturities of three to five years.

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  Bridge loans.  Loans for acquisition of properties requiring more substantial expenditures for stabilization, secured by traditional commercial properties such as multi-family, office, retail, mixed use or warehouse properties which may be guaranteed by the property owners. The loans are typically interest-only and have maturities of two to four years.

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  Mezzanine loans.  Loans for the acquisition, refinancing or capital expenditures of stabilized or non-stabilized properties secured by a pledge of the ownership interests of the entity owning the property. The loan maturity schedules typically match the terms of the first mortgage loan.

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  SBA loans.  Loans secured by real estate, machinery, equipment and inventory that are guaranteed under the SBA loan programs. SBA loans include personal guarantees of the borrower and are typically amortizing and have maturities of seven to 25 years.

        Additionally, ReadyCap has applied with a mortgage agency as an originator and servicer for high-quality multi-family loan products.

        We expect ReadyCap to continue to source originations through the following loan origination channels:

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  Direct and indirect lending relationships.  ReadyCap will generate origination loan leads directly through its extensive relationships with commercial real estate brokers, bank loan officers and mortgage brokers that refer leads to ReadyCap's loan officers. To a lesser extent, ReadyCap will also source loan leads through commercial real estate realtors, trusted advisors such as financial planners, lawyers, and CPAs and through direct-to-the borrower transactions.

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  CBCA referrals.  We expect CBCA's advisory and brokerage clients, who typically have outstanding SBC loans, to be natural origination leads for ReadyCap. We expect the "one stop shopping" element of our platform will be both convenient and appealing to clients as they seek to refinance maturing SBC loans or seek to undertake an SBC loan borrowing for the first time.

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  Other direct origination sources.  From time to time, ReadyCap may enter into strategic alliances and other referral programs with servicers, sub-servicers, strategic partners and vendors targeted at the refinancing of SBC loans.

Our Pipeline

        We have a large and active pipeline of potential acquisition and origination opportunities that are in various stages of our investment process. We refer to assets as being part of our acquisition pipeline or our origination pipeline if: (i) an asset or portfolio opportunity has been presented to us and we have determined, after a preliminary analysis, that the assets fit within our investment strategy and exhibit the appropriate risk/reward characteristics and (ii) in the case of acquired loans, we have executed a non-disclosure agreement, or NDA, and commenced the due diligence process or we have executed more definitive documentation, such as a letter of intent, or LOI, and in the case of originated loans, we have issued a LOI, and the borrower has paid a deposit. See "Business—Investment Process—Step 2: Screening/Risk Management." As of September 30, 2014, our pipeline consisted of approximately $1.2 billion in potential assets ($1.1 billion of which was related to acquisitions, with $610.6 million relating to potential loan acquisitions for which we have entered into LOIs or for which we have agreed on pricing terms with the sellers, and $93.0 million of which was related to origination) as measured by the UPB of the loans. We operate in a competitive market for investment opportunities and competition may limit our ability to originate or acquire the potential investments in the pipeline. The consummation of any of the potential loans in the pipeline depends upon, among other things, one or more of the following: available capital and liquidity, satisfactory completion of our due diligence investigation and investment process, approval of our Manager's Investment Committee, market conditions, our agreement with the seller on the terms and structure of such potential loan, and the execution and delivery of satisfactory transaction documentation. Historically, we have acquired less than a majority of the assets in our pipeline at any one time and there can be no assurance the assets currently in our pipeline will be acquired or originated by us in the future.

Our Financing Strategy

        We use prudent leverage to increase potential returns to our stockholders. We finance the loans we originate primarily through securitization transactions, as well though other borrowings. We also plan to sell the guaranteed portion of our SBA loan originations in the secondary market, on a non-recourse basis, and we may finance the unguaranteed portion of the SBA loans through securitization or other borrowings. We anticipate using other borrowings as part of our financing strategy including re-securitizations, repurchase agreements, warehouse facilities, bank credit facilities (including term loans and revolving facilities), and public and private equity and debt issuances.

        As of June 30, 2014, our committed and outstanding financing arrangements included:

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  two committed credit facilities and one master repurchase agreement to finance our SBC loans with $590.0 million aggregate maximum commitments and $475.4 million of borrowings outstanding;

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  $39.8 million of securitized debt obligations outstanding from two ABS which financed our whole loan acquisitions; and

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  master repurchase agreements to fund our acquisitions of SBC ABS and short term investments with four counterparties and $121.2 million of borrowings outstanding with two counterparties.

We also have entered into term sheets for an $80 million master repurchase agreement to support the origination of new conventional SBC loans and a $25 million senior secured warehouse credit facility to support the origination of new SBA loans.

        Although we are not required to maintain any specific debt-to-equity leverage ratio, the amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our Manager's assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. We are currently targeting on a debt-to-equity basis, 3:1 to 4:1 leverage on performing SBC loans we purchase or originate and finance through non-recourse securitization structures and 1:1 to 3:1 leverage on non-performing SBC loans that we purchase. Our expected leverage ratios for our recourse debt are 1.5:1 to 3.0:1. We believe that these target leverage ratios are conservative for these asset classes and exemplify the conservative levels of borrowings we intend to use over time. We intend to use leverage for the primary purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future, and we may be subject to margin calls as a result of our financing activity.

Summary Risk Factors

        An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under "Risk Factors" before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

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  We anticipate that a significant portion of our investments will be in the form of SBC loans which are subject to increased risks.

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  The lack of liquidity of our assets may adversely affect our business, including our ability to value and sell our assets.

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  We have not yet identified any specific investments we may make with the net proceeds of this offering.

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  New entrants in the market for SBC loan acquisitions and originations could adversely impact our ability to acquire and originate SBC loans at attractive prices.

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  We cannot predict the unintended consequences and market distortions that may stem from far-ranging governmental intervention in the economic and financial system or from regulatory reform of the oversight of financial markets.

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  We depend on our Manager and its key personnel for our success. We may not find a suitable replacement for our Manager if our management agreement is terminated, or if key personnel leave the employment of our Manager or otherwise become unavailable to us.

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  There are various conflicts of interest in our relationship with our Manager which could result in decisions that are not in the best interests of our stockholders.

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  The termination of our management agreement may be difficult and require payment of a substantial termination fee or other amounts, including in the case of termination for unsatisfactory performance, which may adversely affect our inclination to end our relationship with our Manager.

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  Our board of directors has approved broad investment guidelines, which may be changed without stockholder approval, and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

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  We use leverage as part of our investment strategy but we do not have a formal policy limiting the amount of debt we may incur. Our board of directors may change our leverage policy without stockholder consent.

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  SBC loans are dependent on the ability of the commercial property owner to generate net income from operating the property, which may result in the inability of such property owner to repay a loan, as well as the risk of foreclosure.

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  Some of the mortgage loans we originate or acquire are loans made to self-employed borrowers who have a higher risk of delinquency and default, which could have a material and adverse effect on our business, results of operations and financial condition.

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  We may enter into hedging transactions that could expose us to contingent liabilities in the future and adversely impact our financial condition.

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  Maintenance of our 1940 Act exception imposes limits on our operations.

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  Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local tax, which would reduce the amount of cash available for distribution to our stockholders.

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  Complying with REIT requirements may force us to liquidate or for go otherwise attractive investments, which could reduce returns on our assets and adversely affect returns to our stockholders.

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  The percentage of our assets represented by taxable REIT subsidiaries, or TRSs, and the amount of our income that we can receive in the form of TRS dividends are subject to statutory limitations that could jeopardize our REIT qualification, and our transactions with our TRSs may result in the application of a 100% excise tax if such transactions are not conducted on arm's-length terms.

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  Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow, as a significant portion of our income may be earned through TRSs that are subject to U.S. federal income taxation.

Conflicts of Interest

        Our Manager manages a series of funds and a limited number of separate accounts, which focus on a range of ABS and other credit strategies. With the exception of the Waterfall Olympic Offshore Fund, Ltd., or the Olympic Fund, discussed below, none of these other funds or separate accounts focus on SBC loans as their primary business strategy.

        To address certain potential conflicts arising from our relationship with our Manager or its affiliates, our Manager has agreed that, for so long as our management agreement is in effect, neither it nor any of its affiliates will (i) sponsor or manage any additional investment vehicle where we do not participate as an investor whose primary investment strategy will involve SBC mortgage loans, unless our Manager obtains the prior approval of a majority of our board of directors (including a majority of our independent directors) or (ii) acquire a portfolio of assets, a majority of which (by value or UPB) are SBC mortgage loans on behalf of another investment vehicle (other than acquisitions of SBC ABS), unless we are first offered the investment opportunity and a majority of our board of directors (including a majority of our independent directors) decide not to acquire such assets.

        In March 2014, due to the size of SBC mortgage loan opportunities, which exceeded our company's financing capacity at that time, our Manager sponsored the Olympic Fund. The Olympic Fund was established to invest in assets that may not be qualifying assets for REIT purposes or to invest in SBC loan assets that we decline to purchase for any reason. The Olympic Fund purchased SBC mortgage loans with approximately $62.9 million in UPB in four transactions from March 31, 2014 through June 30, 2014. These opportunities were first presented to us and a majority of our board of directors (including a majority of our independent directors) decided not to acquire such assets and consented to the formation of the Olympic Fund. Our Manager will continue to seek the consent of our board of directors (including a majority of our independent directors) before allocating asset opportunities to the Olympic Fund, and we anticipate that as our debt and equity financing sources continue to grow, our Manager will only allocate asset opportunities to the Olympic Fund that are not qualifying REIT assets.

        The above agreement does not cover SBC ABS acquired in the market and non-real estate secured loans and we may compete with other existing clients of our Manager and its affiliates, including the Olympic Fund, other funds managed by our Manager which focus on a range of ABS and other credit strategies and separately managed accounts, and future clients of our Manager and its affiliates in acquiring SBC ABS, non-real estate secured loans and portfolios of assets less than a majority of which (by value or UPB) are SBC loans, and in acquiring other target assets that do not involve SBC loans. As of June 30, 2014, the Olympic Fund, these other funds and the separately managed accounts had funds available for investment of $19.6 million, $286.5 million and $164.5 million, respectively.

        In situations in which such competition exists, our Manager will apply its allocation policy that is intended to enable us and such other clients to share in opportunities that may be suitable for us and such other clients, fairly and equitably over time, taking into account factors such as investment guidelines, diversification requirements, size and risk tolerance, legal and regulatory restrictions, availability of cash for investment and liquidity needs, eligibility requirements of the different investment entities and the existence of any express agreement relating to the sequential rotation of asset opportunities. Our Manager's allocation policy also includes other procedures intended to prevent any client from receiving favorable treatment in accessing mutually suitable opportunities in preference to any other client. To the extent our Manager's or our business evolves in such a way as to give rise to conflicts not currently addressed by our Manager's allocation policy, our Manager may need to refine its allocation policy to handle such situation. Our independent directors will review our Manager's compliance with its allocation policy.

        In addition, to avoid any actual or perceived conflicts of interest with our Manager, prior to an acquisition of any security structured or issued by an entity managed by our Manager or its affiliates, or a purchase or sale of any asset from or to an entity managed by our Manager or its affiliates, such transaction must be approved by a majority of our independent directors. Our independent directors may amend this approval policy at any time without stockholder consent. We do not expect these transactions to represent a material amount of our total transactions.

        For additional information regarding potential conflicts of interest, please see "Our Management—Conflicts of Interest."

Our Structure and Management Agreement

        The following chart shows our anticipated structure, together with our principal subsidiaries, after giving effect to this offering:

Waterfall Asset Management, LLC
Stockholders purchasing in this offering
Directors and Officers (1)
Existing Stockholders (1)
( )%
( )%
( )%
Management Agreement
Sutherland Asset Management Corporation
Limited Partners (3)
General Partner
( )%
Class A Special Units (2)
Sutherland Partners, LP
( )%
100%
Sutherland Asset I, LLC
100%
ReadyCap Holdings, LLC (Taxable REIT Subsidiary)
Silverthread Falls Holdings, LLC (Taxable REIT Subsidiary)
100%
98.9%
ReadyCap Commercial, LLC
Various CBCA Participating Brokerage Entities
100%
ReadyCap Lending, LLC

(1)
As part of the REIT formation transactions, existing U.S. taxable and tax-exempt investors in our operating partnership, including our directors and officers who invested in our operating partnership indirectly through the Victoria Funds or other feeder vehicles, received interests in Sutherland REIT Holdings, LP, or the REIT Holding Company, which holds shares of our common stock, and received interests in Sutherland OP Holdings I, Ltd. which holds OP units in our operating partnership. See "Our History and Formation" and "Principal Stockholders."

(2)
Under the partnership agreement of our operating partnership, our Manager, the holder of the Class A Special Unit in our operating partnership, is entitled to receive the Incentive Distribution. See "Our Operating Partnership Agreement."

(3)
As part of the REIT formation transactions, existing non-U.S. investors in our operating partnership, who invested in our operating partnership indirectly through the Victoria Funds or other feeder vehicles, received ownership interests in Sutherland OP Holdings II, Ltd., which holds OP units. See "Our History and Formation."

        We are externally managed and advised by our Manager. We benefit from the personnel, infrastructure, analytical and portfolio management capabilities, business relationships and management experience of our Manager and its affiliates to enhance the growth of our business. Each of our officers and non-independent directors is also an employee of our Manager or one of its affiliates, and most of them have responsibilities and commitments in addition to their responsibilities to us. Frederick Herbst, who is employed by our Manager and serves as our Chief Financial Officer, is dedicated exclusively to us, and two of our Manager's accounting professionals are also dedicated primarily to us. Our Manager or we may in the future hire additional personnel that may be dedicated to us. Our Manager is not, however, obligated under the management agreement to dedicate any of its personnel exclusively to us, nor is it or its personnel obligated to dedicate any specific portion of its or their time to our business. Accordingly, with the exception of our Chief Financial Officer, our executive officers are not required to devote any specific amount of time to our business. We are responsible for the costs of our own employees. However, with the exception of our ReadyCap and CBCA subsidiaries which will employ their own personnel, we do not expect to have our own employees.

        We entered into a management agreement with our Manager effective November 26, 2013. Pursuant to the management agreement, our Manager implements our business strategy and performs certain services for us, subject to oversight by our board of directors. Our Manager is responsible for, among other duties: (i) performing all of our day-to-day functions, (ii) determining investment criteria in conjunction with our board of directors, (iii) sourcing, analyzing and executing asset acquisitions, sales, originations and financings, (iv) performing asset management duties, and (v) performing financial and accounting functions. In addition, our Manager has an investment committee chaired by Messrs. Capasse and Ross that will oversee our asset acquisition, origination and financing strategies as well as compliance with our investment guidelines.

        The initial term of the management agreement is for three years, with automatic one-year renewal terms starting on completion of the initial three year term. For a detailed description of the management agreement's termination provisions, see "Our Manager and the Management Agreement—Management Agreement."

        The following table summarizes the fees and expense reimbursements that we will pay to our Manager:

Type	Description	Payment
Base management fee	We pay a base management fee to our Manager calculated and payable quarterly in arrears equal to: (i) 1.50% per annum of our stockholders' equity, as defined in the management agreement, up to $500 million; and (ii) 1.00% per annum of our stockholders' equity in excess of $500 million. Our stockholders' equity, for purposes of calculating the base management fee, could be greater than or less than the amount of stockholders' equity shown on our consolidated financial statements. For a detailed description of the base management fee, see "Our Manager and the Management Agreement—Management Fees, Expense Reimbursements and Termination Fee—Base Management Fee and Incentive Distribution—Base Management Fee."	Quarterly in cash.
Incentive Allocation and Distribution (Class A Special Unit)

Under the partnership agreement of our operating partnership, our Manager, the holder of the Class A Special Unit in our operating partnership, will be entitled to receive an incentive allocation and distribution, or Incentive Distribution, distributed quarterly in arrears in an amount not less than zero equal to the difference between (i) the product of (A) 15% and (B) the difference between (x) Core Earnings (as defined below) of our operating partnership, on a rolling four-quarter basis and before the Incentive Distribution for the current quarter, and (y) the product of (1) the weighted average of the issue price per share of common stock or OP unit (without double counting) in all of their offerings multiplied by the weighted average number of shares of common stock outstanding (including any restricted shares of common stock and any other shares of common stock underlying awards granted under our 2013 equity incentive plan) and OP units (without double counting) in such quarter and (2) 8%, and (ii) the sum of any Incentive Distribution paid to our Manager with respect to the first three quarters of such previous four quarters; provided, however, that no Incentive Distribution is payable with respect to any calendar quarter unless cumulative Core Earnings is greater than zero for the most recently completed 12 calendar quarters, or the number of completed calendar quarters since the closing date of the 2013 private placement, whichever is less.

Calculated within 30 days after the end of each quarter and payable 50% in cash and 50% in either common stock or OP units, as determined by our company in our discretion, within five business days after delivery to us of the written statement from the holder of the Class A Special Unit setting forth the computation of the Incentive Distribution for such quarter.

Subject to certain exceptions, our Manager may not sell or otherwise dispose of any portion of the Incentive Distribution issued to it in common stock or OP units until after the three-year anniversary of the date that such shares of common stock or OP units were issued to our Manager.

Type	Description	Payment

For purposes of calculating the Incentive Distribution prior to the completion of a 12-month period following the 2013 private placement, Core Earnings will be calculated on an annualized basis. Core Earnings for the initial quarter was calculated from the settlement date of the 2013 private placement on an annualized basis. In addition, for purposes of the calculating the Incentive Distribution, all of the shares of common stock and OP units issued as part of the REIT formation transactions shall be deemed to be issued at the price per share paid in the 2013 private placement. Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss), excluding non-cash equity compensation expense, the expenses incurred in connection with our formation and the 2013 private placement, including the initial purchase and placement discounts and commissions, the Incentive Distribution, real estate depreciation and amortization (to the extent that we foreclose on any properties underlying our assets) and any unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors. For examples of the calculation of the Incentive Distribution, see Appendix 1 to this prospectus.

Expense reimbursement

Reimbursement of expenses related to us incurred by our Manager, including legal, accounting, due diligence, asset monitoring, servicing and other services. We will not otherwise reimburse our Manager or its affiliates for the salaries and other compensation of its personnel, except for (i) the allocable share of the compensation of our Chief Financial Officer based on the percentage of his time spent managing our affairs, which will be all of our Chief Financial Officer's compensation so long as he is exclusively dedicated to our affairs, and (ii) the allocable share of the compensation of other personnel hired by our Manager who are dedicated primarily to us based on the percentage of time spent managing our affairs.

Monthly in cash.

Type	Description	Payment
Termination fee

Termination fee equal to three times the average annual base management fee earned by our Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, except upon an internalization.

Repurchase of the Class A Special Unit

If the management agreement is terminated under circumstances in which we are obligated to make a termination payment to our Manager, our operating partnership shall repurchase, concurrently with such termination, the Class A Special Unit for an amount equal to three times the average annual amount of the Incentive Distribution paid or payable in respect of the Class A Special Unit during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

If the management agreement is terminated under circumstances under which we are not obligated to make a termination payment to our Manager, then our operating partnership shall repurchase the Class A Special Unit for $100.00.

2013 equity incentive plan

We have adopted an equity incentive plan whereby our board of directors, or a committee appointed by our board of directors, is authorized to approve grants of equity-based awards to our officers, directors and employees and officers and employees of our Manager or its affiliates. Our 2013 equity incentive plan provides for grants of equity-based awards up to an aggregate of 5% of the shares of our common stock issued and outstanding from time to time on a fully diluted basis. Upon completion of this offering, we will grant            shares of our restricted common stock to our officers and directors and the officers and employees of our Manager or its affiliates under our 2013 equity incentive plan, which will be subject to certain vesting requirements. See "Our Management—2013 Equity Incentive Plan."

Operating and Regulatory Structure

1940 Act Exception

        We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term "investment securities," among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

        We intend to conduct our operations so that we do not come within the definition of an investment company under Section 3(a)(1)(C) of the 1940 Act because fewer than 40% of our total assets on an unconsolidated basis will consist of "investment securities." The securities issued to us by any wholly-owned or majority-owned subsidiary that we may form in the future that is exempted from the definition of "investment company" by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. However, qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. See "Risk Factors—Risks Related to Our Organization and Structure—Maintenance of our 1940 Act exception imposes limits on our operations" and "Business—Operating and Regulatory Structure—1940 Act Exception." In addition, we believe that we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries.

        We believe that certain of our subsidiaries qualify to be excluded from the definition of investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." This exception generally requires that at least 55% of such subsidiaries' assets must be comprised of qualifying assets and at least 80% of their total assets must be comprised of qualifying assets and real estate related assets under the 1940 Act. We will treat as qualifying assets for this purpose SBC loans and other interests in real estate, in each case meeting certain other qualifications based upon SEC staff no-action letters. Although SEC staff no-action letters have not specifically addressed the categorization of these types of assets, we will also treat as qualifying assets for this purpose bridge loans wholly secured by first priority liens on real estate that provide interim financing to borrowers seeking short-term capital (with terms of generally up to three years), MBS representing ownership of an entire pool of mortgage loans, and real estate owned properties. We expect each of our subsidiaries relying on Section 3(c)(5)(C) may invest an additional 25% of its assets in either qualifying assets or in other types of mortgages, MBS, securities of REITs and other real estate-related assets. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC, or its staff, or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. However, neither the SEC nor its staff has published guidance with respect to the treatment of some of these assets under Section 3(c)(5)(C). To the extent that the SEC, or its staff, publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Although we intend to monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain an exclusion for these subsidiaries. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

        In 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the 1940 Act, including the nature of the assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to registered investment companies.

There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the SEC, or its staff, providing more specific or different guidance regarding this exclusion, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either to (i) change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (iii) register as an investment company, any of which would negatively affect the value of our shares of common stock, the sustainability of our business model, and our ability to make distributions which would have an adverse effect on our business and the value of our shares of common stock.

        Certain of our subsidiaries may rely on the exclusion from the definition of investment company provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority-owned subsidiaries that rely on Section 3(c)(5)(C). Little interpretive guidance has been issued by the SEC, or its staff, with respect to Section 3(c)(6) and any guidance published by the SEC, or its staff, could require us to adjust our strategy accordingly. Although little interpretive guidance has been issued with respect to Section 3(c)(6), we believe that our subsidiaries may rely on Section 3(c)(6) if, among other things, 55% of the assets of such subsidiaries consist of, and at least 55% of the income of such subsidiaries are derived from, qualifying real estate investment assets owned by wholly owned or majority-owned subsidiaries of such subsidiaries.

        Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in MBS that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and MBS, and real estate companies or in assets not related to real estate.

Implications of being an Emerging Growth Company

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and we intend to take advantage of certain exemptions from various disclosure and reporting requirements that are otherwise generally applicable to public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an "emerging growth company." We will cease to be an "emerging growth company" on the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) December 31 of the fiscal year that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act which would occur if the fair market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period, or (iv) the end of the fiscal year following the fifth anniversary of our initial public offering. We have irrevocably opted-out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not "emerging growth companies." If we take advantage of one or more of these exemptions, we do not know if investors will find our common stock less attractive as a result. If they do, there would likely be a less active trading market for our securities than would otherwise be the case.

Our Corporate Information

        Our principal executive offices are located at 1140 Avenue of the Americas—7th Floor, New York, New York 10036. Our telephone number is (212) 257-4600. Our website is www.waterfallam.com. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

 THE OFFERING

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters' over-allotment option).
Common Stock offered by the Selling Stockholders	shares
Common stock and OP units to be outstanding after this offering	shares and OP units(1)
Use of proceeds
We estimate that our net proceeds from this offering, after deducting the underwriting discounts and commissions, and estimated expenses of this offering, will be approximately $ million or approximately $ million if the underwriters' over-allotment option is exercised in full (based on the offering price of $ per share, which is the mid-point of the initial public offering price range shown on the cover page of this prospectus).
We plan to use the net proceeds from this offering to acquire and originate SBC assets in accordance with our business strategy described in this prospectus and for general business purposes, including the payment of fees and expense reimbursements to our Manager. Depending on the availability of our target assets, until we invest the net proceeds of this offering, we may pay down our financing arrangements including those with affiliates of the underwriters and may temporarily invest in interest-bearing short-term investments, including money market accounts that are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from our target assets.
Proposed Listing	The New York Stock Exchange, or the NYSE
Proposed Symbol	"SLD"
Distribution policy	We intend to make regular quarterly distributions to holders of our common stock. In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, we are subject to U.S. federal income tax at regular corporate rates to the extent that we annually distributes less than 100% of our net taxable income. We generally intend over time to pay quarterly dividends in an amount equal to our net taxable income.
To date we have paid the following dividends:

Quarterly Period	Record Date	Pay Date	Amount per share
Q1 2014	6/05/14	6/17/14	$0.16
Q2 2014	9/10/14	9/24/14	$0.20

(1)
Includes            shares of our restricted common stock which we intend to grant to our officers and directors and the officers and employees of our Manager or its affiliates upon consummation of this offering under our 2013 equity incentive plan, which will be subject to certain vesting requirements, as described under "Management—2013 Equity Incentive Plan." Excludes            shares of our common stock that we may issue and sell upon the full exercise of the underwriters' over-allotment option.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see "Distribution Policy."
Ownership and transfer restrictions	To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock, or the aggregate outstanding shares of all classes and series of our capital stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer."
Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under "Risk Factors" beginning on page 29 and all other information in this prospectus before investing in our common stock.

 SUMMARY CONSOLIDATED FINANCIAL DATA

        The following table sets forth summary financial and operating data for the year ended December 31, 2012, nine months ended September 30, 2013, and three months ended December 31, 2013. Additionally, the following table sets forth unaudited summary financial and operating data for the three months and six months ended June 30, 2014 and June 30, 2013.

        The following historical financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes thereto and our audited consolidated financial statements included elsewhere in this prospectus. Our historical consolidated balance sheets and consolidated income statement information have been derived from the historical audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

        We prepared the consolidated financial statements utilizing the specialized accounting principles of Accounting Standards Codification Topic 946, Financial Services—Investment Companies (ASC Topic 946) from our inception through September 30, 2013. In accordance with this specialized accounting guidance, we carried our investments at fair value, did not consolidate loan securitizations on our consolidated financial statements and recorded investments in subsidiary entities as investments or using the equity method of accounting. Following the conversion from investment company to operating company accounting, we did not prepare our consolidated financial statements utilizing the specialized accounting guidance for investment companies, and, therefore, we no longer reflected the SBC loan assets that were held in our securitization trusts as MBS, but instead consolidated the SBC loans held in these trusts and the associated notes on our consolidated balance sheet and included both the interest income from such SBC loans and the associated interest expense on the notes in our consolidated statement of operations.

	Operating Company Accounting(a)	Investment Company Accounting(b)	Operating Company Accounting(a)	Investment Company Accounting(b)
					Operating Company Accounting(a)	Investment Company Accounting(b)
	Three Months Ended June 30,		Six Months Ended June 30,			January 1, 2013 through September 30, 2013
					October 1, 2013 through December 31, 2013		January 1, 2012 through December 31, 2012
(In Thousands)	2014	2013	2014	2013
Interest income
Mortgage loans, held-for-investment	$10,148	$—	$16,001	$—	$4,797	$—	$—
Mortgage loans, held-for-sale, at fair value	3,228	829	5,549	2,388	1,353	6,941	8,664
Mortgage backed securities, at fair value	488	2,102	722	3,222	—	4,148	9,738

Total interest income	13,864	2,931	22,272	5,610	6,150	11,089	18,402
Interest Expense
Securitized debt obligation	(212)	—	(1,128)	—	(1,719)	—	—
Short term investments	(15)	—	(31)	—	—	—	—
Borrowings under repurchase agreements	(113)	—	(113)	—	—	—	—
Borrowings under credit facilities	(1,460)	—	(1,965)	—	(464)	—	—

Total interest expense	(1,800)	—	(3,237)	—	(2,183)	—	—
Net interest income	12,064	2,931	19,035	5,610	3,967	11,089	18,402
Other income (expenses)
Impairment expense	(2,261)	—	(4,165)	—	(1,749)	—	—
Other income	5,711	26	12,133	131	3,447	90	—
Employee compensation and benefits	(3,419)	—	(6,663)	—	(2,321)	—	—
Allocated employee compensation and benefits from related party	(625)	(153)	(1,186)	(259)	(526)	(381)	(1,232)
Professional fees	(1,556)	(148)	(2,644)	(403)	(979)	(438)	(738)
Management fees—related party	(1,780)	—	(3,504)	—	(672)	—	—
Loan servicing expense	(3,185)	(1,759)	(5,078)	(3,938)	(591)	(8,383)	(9,451)
Operating expenses	(4,395)	(2,436)	(10,045)	(2,814)	(4,723)	(2,036)	(2,158)
Realized gain (loss)	2,821	3,812	5,994	9,568	2,758	12,237	40,144
Unrealized gain (loss)	1,290	(1,372)	1,786	(2,906)	(819)	(8,714)	5,874
Net income before income tax provisions	4,665	901	5,663	4,989	(2,208)	3,464	50,841
Provisions for income taxes	—	—	—	—	—	—	—

Net income (loss)	4,665	901	5,663	4,989	(2,208)	3,464	50,841
Less: Net income (loss) attributable to non-controlling interest	438	33	526	59	(376)	40	(49)

Net income (loss) attributable to Sutherland Asset Management Corporation	$4,227	$868	$5,137	$4,930	$(1,832)	$3,424	$50,890

Basic earnings per common share	$0.14	$0.08	$0.18	$0.51	$(0.09)	$0.25	$4.14
Basic weighted average shares outstanding	29,317,957	10,793,789	29,317,957	9,658,570	20,353,796	10,620,699	10,442,826
Dividends paid per share of common stock and OP unit; 29,317,957 shares of common stock and 3,375,381 OP units of record on June 5, 2014.	$0.16 (c)		$0.16 (c)

(a)
Non-investment Company Accounting applying other U.S. GAAP. See Note 2 to Consolidated Financial Statements.

(b)
Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946.

(c)
Our dividends per share of common stock and OP unit includes a dividend in respect of the period from January 1, 2014 to March 31, 2014 of $0.16 per share of common stock and OP unit paid on June 17, 2014 to holders of record as of the close of business on June 5, 2014.

	Operating Company Accounting(a)		Investment Company Accounting(b)
(In Thousands)	June 30, 2014	December 31, 2013	December 31, 2012
Total assets	$1,267,507	$621,659	$160,941
Total liabilities(c)	793,920	150,752	24,136
Stockholders' equity	$473,587	$470,907	$136,805

(a)
Non-investment Company Accounting applying other U.S. GAAP. See Note 2 to Consolidated Financial Statements.

(b)
Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946.

(c)
Total liabilities, includes total debt (comprised of borrowings under credit facilities, securitized debt obligations of consolidated VIEs, borrowings under repurchase agreements and long-term borrowings) which was $730,000, $117,570 and $0, as of June 30, 2014, December 31, 2013 and December 31, 2012, respectively.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before acquiring our common stock. If any of the following risks occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. In that case, the value of our common stock could decline, and you may lose some or all of your investment. Some statements in this section constitute forward-looking statements. Please refer to the section entitled "Forward-Looking Statements."

Risks Relating to Our Business

We anticipate that a significant portion of our investments will be in the form of SBC loans which are subject to increased risks.

        Our acquired sub-performing and non-performing loans represented 10.8% of the carrying value and 22.4% of the UPB of our total loan portfolio as of June 30, 2014. We consider a loan to be performing if the borrower is current on 100% of the contractual payments due for principal and interest during the most recent quarter or if the borrower's contractual status is current and the borrower has made at least 66% of contractual payments due for principal and interest in the most recent quarter. We consider a loan to be sub-performing or non-performing if the borrower does not meet the criteria of a performing loan. Sub-performing and non-performing SBC loans are subject to increased risks of credit loss for a variety of reasons, including, because the underlying property is too highly-leveraged or the borrower has experienced financial distress. Whatever the reason, the borrower may be unable to meet its contractual debt service obligation to us. Sub-performing and non-performing SBC loans may require a substantial amount of workout negotiations and/or restructuring, which may divert our attention from other activities and entail, among other things, a substantial reduction in the interest rate or capitalization of past due interest. However, even if restructurings are successfully accomplished, risks still exist that borrowers will not be able or willing to maintain the restructured payments or refinance the restructured mortgage upon maturity. Additional risks inherent in the acquisition of sub-performing and non-performing SBC loans include undisclosed claims, undisclosed tax liens that may have priority, higher legal costs and greater difficulties in determining the value of the underlying property.

        As of June 30, 2014 the weighted average LTV of ReadyCap's originated portfolio was 60.1%. The weighted average LTV of our acquired loans was 82.2% as of June 30, 2014. If such SBC loans with higher LTV ratios become delinquent, we may experience greater credit losses compared to lower-leveraged properties. Additional risks inherent in the acquisition of delinquent SBC loans include undisclosed claims, undisclosed tax liens that may have priority, higher legal costs and greater difficulties in determining the value of the underlying property.

The returns on our investments in SBC loans may not replicate our Manager's track record of investing in SBC loans.

        "Our Business Strengths and Competitive Advantages—Substantial Track Record with SBC Loans" sets forth gross proceeds from liquidated SBC loans owned by various funds and separate accounts managed by our Manager, including, but not limited to the SBC loans owned by the Victoria Funds. We cannot assure you that the performance of our SBC loan portfolio will replicate our Manager's overall track record of investing in SBC loans. In addition, the performance presented therein does not represent the specific performance of any individual fund or separate account managed by our Manager. The performance of each of these funds would take into account the performance of the other asset classes in the fund's portfolio and would be reduced by management and incentive fees and other fund expenses, including servicing fees and therefore, would be significantly different.

The lack of liquidity of our assets may adversely affect our business, including our ability to value and sell our assets.

        A portion of the SBC loans and ABS we own or acquire may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less value than the value at which we have previously recorded our assets. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

We have not yet identified any specific investments we may make with the net proceeds of this offering.

        We have not yet identified any specific investments we may make with the net proceeds of this offering and as a result, you will not be able to evaluate any proposed investments before purchasing shares of our common stock. Additionally, our investments will be selected by our Manager and our stockholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in shares of our common stock.

        Until appropriate investments can be identified, we may pay down our existing financing arrangements and may invest the net proceeds of this offering in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with our intention to maintain our qualification as a REIT. These initial investments, if any, are expected to provide a lower net return than we will seek to achieve from investments in acquired and originated SBC loans and SBC ABS. Our Manager intends to conduct due diligence with respect to each investment and suitable investment opportunities may not be immediately available. Even if opportunities are available, there can be no assurance that our Manager's due diligence processes will uncover all relevant facts or that any investment will be successful.

        Furthermore, you will be unable to evaluate the manner in which the net proceeds of this offering will be invested or the economic merit of our expected investments and, as a result, we may use the proceeds from this offering to make investments with which you may not agree. The failure of our management to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our stockholders, and could cause the value of our common stock to decline.

Our due diligence of potential SBC loans and ABS assets may not reveal all of the liabilities associated with such SBC loans and ABS assets and may not reveal other weaknesses in our SBC loans and ABS assets, which could lead to investment losses.

        Before making an investment, our Manager calculates the level of risk associated with the SBC loan to be acquired or originated based on several factors which include the following: a complete review of seller's data files, including data integrity, compliance review and custodial file review; rent rolls and other property operating data; personal credit reports of the borrower and owner and/or operator; property valuation review; environmental review; and tax and title search. In making the assessment and otherwise conducting customary due diligence, we employ standard documentation requirements and require appraisals prepared by local independent third party appraisers selected by us. Additionally, we will seek to have sellers provide representations and warranties on SBC loans we acquire, and if we are unable to obtain representations and warranties, we will factor the increased risk into the price we pay for such loans. Despite our review process, there can be no assurance that our due diligence process will uncover all relevant facts or that any investment will be successful.

If our Manager underestimates the credit analysis and the expected risk adjusted return relative to other comparable investment opportunities, we may experience losses.

        Our Manager expects to value our SBC and SBC ABS investments based on an initial credit analysis and the investment's expected risk adjusted return relative to other comparable investment opportunities available to us, taking into account estimated future losses on the mortgage loans, and the estimated impact of these losses on expected future cash flows. Our Manager's loss estimates may not prove accurate, as actual results may vary from estimates. In the event that our Manager underestimates the losses relative to the price we pay for a particular SBC or SBC ABS investment, we may experience losses with respect to such investment.

The failure of a third party servicer or the failure of our own internal servicing system to effectively service our portfolio of mortgage loans would materially and adversely affect us.

        Most mortgage loans and securitizations of mortgage loans require a servicer to manage collections for each of the underlying loans. We service our loan portfolio under a "component servicing" model (which includes the use of primary servicing by nationally recognized servicers and sub-servicing by participants in our QPP, who specialize in assets for the particular region in which the asset sits), which allows for highly customized loss mitigation strategies for sub-performing, non-performing and performing loans. Performing SBC loans (either loans purchased with historical activity, i.e., not originated, purchased in the secondary market or ReadyCap originations) are securitized with us retaining the subordinate tranches. Key Bank Real Estate Capital, or Key Bank, performs both primary and special servicing with all loss mitigation decisions directed by our Manager (which also maintains an option to purchase delinquent loans from the securitization trust). Non-performing and sub-performing SBC loans are serviced either through an approved SBC primary servicer providing both primary and special servicing or providing only primary servicing with special servicing contracted to smaller regionally focused SBC operators and servicers who gain eligibility to participate in our QPP. Servicers' responsibilities include providing collection activities, loan workouts, modifications and refinancings, foreclosures, short sales, sales of foreclosed real estate and financings to facilitate such sales. Both default frequency and default severity of loans may depend upon the quality of the servicer. If a servicer is not vigilant in encouraging borrowers to make their monthly payments, the borrowers may be far less likely to make these payments, which could result in a higher frequency of default. If a servicer takes longer to liquidate non-performing assets, loss severities may be higher than originally anticipated. Higher loss severity may also be caused by less competent dispositions of real estate owned, or REO, properties.

        We seek to increase the value of non-performing and sub-performing loans through special servicing activities that will be performed by our participating special servicers. Servicer quality is of prime importance in the default performance of SBC loans and SBC ABS. Many servicers have gone out of business in recent years, requiring a transfer of loan servicing to another servicer. Should we have to transfer loan servicing to another servicer, the transfer of our loans to a new servicer could result in more loans becoming delinquent because of confusion or lack of attention. Servicing transfers involve notifying borrowers to remit payments to the new servicer, and these transfers could result in misdirected notices, misapplied payments, data input errors and other problems. Industry experience indicates that mortgage loan delinquencies and defaults are likely to temporarily increase during the transition to a new servicer and immediately following the servicing transfer. Further, when loan servicing is transferred, loan servicing fees may increase, which may have an adverse effect on the credit support of assets held by us.

        Effectively servicing our portfolio of SBC loans is critical to our success, particularly given our strategy of maximizing the value of our portfolio with our loan modifications, loss mitigation, restructuring and other special servicing activities, and therefore, if one of our servicers fails to effectively service our portfolio of mortgage loans, it could have a material and adverse effect on our business, results of operations and financial condition.

The bankruptcy of a third party servicer would adversely affect our business, results of operation and financial condition.

        Depending on the provisions of the agreement with the servicer of any of our SBC loans, the servicer may be allowed to commingle collections on the mortgage loans owned by us with its own funds for certain periods of time (usually a few business days) after the servicer receives them. In the event of a bankruptcy of a servicer, we may not have a perfected interest in any collections on the mortgage loans owned by us that are in that servicer's possession at the time of the commencement of the bankruptcy case. The servicer may not be required to turn over to us any collections on mortgage loans that are in its possession at the time it goes into bankruptcy. To the extent that a servicer has commingled collections on mortgage loans with its own funds, we may be required to return to that servicer as preferential transfers all payments received on the mortgage loans during a period of up to one year prior to that servicer's bankruptcy.

        If a servicer were to go into bankruptcy, it may stop performing its servicing functions (including any obligations to advance moneys in respect of a mortgage loan) and it may be difficult to find a third party to act as that servicer's successor. Alternatively the servicer may take the position that unless the amount of its compensation is increased or the terms of its servicing obligations are otherwise altered it will stop performing its obligations as servicer. If it were to be difficult to find a third party to succeed the servicer, we may have no choice but to agree to a servicer's demands. The servicer may also have the power, with the approval of the bankruptcy court, to assign its rights and obligations to a third party without our consent, and even over our objections, and without complying with the terms of the applicable servicing agreement. The automatic stay provisions of Title 11 of the United States Code, or the Bankruptcy Code, would prevent (unless the permission of the bankruptcy court were obtained) any action by us to enforce the servicer's obligations under its servicing agreement or to collect any amount owed to us by the servicer. The Bankruptcy Code also prevents the removal of the servicer as servicer and the appointment of a successor without the permission of the bankruptcy court or the consent of the servicer.

Any costs or delays involved in the completion of a foreclosure or liquidation of the underlying property may further reduce proceeds from the property and may increase the loss.

        In the future, it is possible that we may find it necessary or desirable to foreclose on some, if not many, of the SBC loans we acquire, and the foreclosure process may be lengthy and expensive. Borrowers may resist mortgage foreclosure actions by asserting numerous claims, counterclaims and defenses against us including, without limitation, numerous lender liability claims and defenses, even when such assertions may have no basis in fact, in an effort to prolong the foreclosure action and force us into a modification of the SBC loan or a favorable buy-out of the borrower's position. In some states, foreclosure actions can sometimes take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process. Foreclosure may create a negative public perception of the related mortgaged property, resulting in a decrease in its value. Even if we are successful in foreclosing on a SBC loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the SBC loan, resulting in a loss to us. Furthermore, any costs or delays involved in the completion of a foreclosure of the SBC loan or a liquidation of the underlying property will further reduce the proceeds and thus increase the loss. Any such reductions could materially and adversely affect the value of the commercial SBC loans in which we invest and, therefore, could have a material and adverse effect on our business, results of operations and financial condition.

Inaccurate and/or incomplete information received in connection with our due diligence and underwriting process could have a negative impact on our financial condition and results of operation.

        Our credit and underwriting philosophy for both acquired and originated SBC loans encompasses individual borrower and property diligence, taking into consideration several factors, including (i) the seller's data files, including data integrity, compliance review and custodial file review; (ii) rent rolls and other property operating data; (iii) personal credit reports of the borrower, owner and/or operator; (iv) property valuations; (v) environmental reviews; and (vi) tax and title searches. We also ask sellers provide representations and warranties on SBC loans we acquire, and if we are unable to obtain representations and warranties, we will factor the increased risk into the price we pay for such loans. Our financial condition and results of operations could be negatively impacted to the extent we rely on information that is misleading, inaccurate or incomplete.

The use of underwriting guideline exceptions in the SBC loan origination process may result in increased delinquencies and defaults.

        Although SBC loan originators generally underwrite mortgage loans in accordance with their pre-determined loan underwriting guidelines, from time to time and in the ordinary course of business, originators, including us, will make exceptions to these guidelines. On a case by case basis, our underwriters may determine that a prospective borrower that does not strictly qualify under our underwriting guidelines warrants an underwriting exception, based upon compensating factors. Compensating factors may include a lower LTV ratio, a higher debt coverage ratio, experience as a real estate owner or investor, higher borrower net worth or liquidity, stable employment, longer length of time in business and length of time owning the property. Loans originated with exceptions may result in a higher number of delinquencies and defaults, which could have a material and adverse effect on our business, results of operations and financial condition.

Deficiencies in appraisal quality in the mortgage loan origination and acquisition process may result in increased principal loss severity.

        During the mortgage loan underwriting process, appraisals are generally obtained on the collateral underlying each prospective mortgage. The quality of these appraisals may vary widely in accuracy and consistency. The appraiser may feel pressure from the broker or lender to provide an appraisal in the amount necessary to enable the originator to make the loan, whether or not the value of the property justifies such an appraised value. Inaccurate or inflated appraisals may result in an increase in the severity of losses on the mortgage loans, which could have a material and adverse effect on our business, results of operations and financial condition.

We may be exposed to environmental liabilities with respect to properties to which we take title, which may in turn decrease the value of the underlying properties.

        In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected. In addition, an owner or operator of real property may become liable under various federal, state and local laws, for the costs of removal of certain hazardous substances released on its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner's ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of an underlying property becomes liable for removal costs, the ability of the owner to make debt payments may be reduced, which in turn may adversely affect the value of the relevant mortgage-related assets held by us.

Our Manager will utilize analytical models and data in connection with the valuation of our SBC loans and SBC ABS, and any incorrect, misleading or incomplete information used in connection therewith would subject us to potential risks.

        As part of the risk management process our Manager intends to use detailed proprietary models, including loan level non-performing loan models, to evaluate collateral liquidation timelines and price changes by region, along with the impact of different loss mitigation plans. Additionally, our Manager intends to use information, models and data supplied by third parties. Models and data will be used to value potential target assets. In the event models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon expose us to potential risks. For example, by relying on incorrect models and data, especially valuation models, our Manager may be induced to buy certain target assets at prices that are too high, to sell certain other assets at prices that are too low or to miss favorable opportunities altogether. Similarly, any hedging based on faulty models and data may prove to be unsuccessful.

Any disruption in the availability and/or functionality of our technology infrastructure and systems and any failure or our security measures related to these systems could adversely impact our business.

        Our ability to acquire and originate SBC loans and manage any related interest rate risks and credit risks is critical to our success and is highly dependent upon the efficient and uninterrupted operation of our computer and communications hardware and software systems. For example, we rely on our proprietary database to track and maintain all loan performance and servicing activity data for loans in our portfolio. This data is used to manage the portfolio, track loan performance, develop and execute asset disposition strategies. In addition, this data is used to evaluate and price new investment opportunities. Some of these systems are located at our facility and some are maintained by third party vendors. Any significant interruption in the availability and functionality of these systems could harm our business. In the event of a systems failure or interruption by our third party vendors, we will have limited ability to affect the timing and success of systems restoration. If such interruptions continue for a prolonged period of time, it could have a material and adverse impact on our business, results of operations and financial condition.

        Our security measures may not effectively prohibit others from obtaining improper access to our information. If a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and harm our reputation.

Difficult conditions in the mortgage, residential and commercial real estate markets may cause us to experience market losses related to our holdings, and there is no assurance that these conditions will improve in the near future.

        Our results of operations are materially affected by conditions in the mortgage market, the residential and commercial real estate markets, the financial markets and the economy generally. Continuing concerns about the mortgage market and a declining real estate market, as well as inflation, energy costs, geopolitical issues, unemployment and the availability and cost of credit, have contributed to increased volatility and diminished expectations for the economy and markets going forward. In particular, the U.S. mortgage market has been severely affected by changes in the lending landscape and has experienced defaults, credit losses and significant liquidity concerns, and there is no assurance that these conditions have fully stabilized or that they will not worsen. This is especially true in the SBC loan sector. Based on data from Boxwood Means, while commercial property prices have almost recovered to their 2007 peak, SBC property prices have increased only 9% from the 2012 trough. We believe this trend suggests continued tight credit in SBC lending. Disruptions in mortgage markets negatively impact new demand for real estate. A deterioration of the SBC or SBC ABS markets may cause us to experience losses related to our assets and to sell assets at a loss. Our profitability may be materially adversely affected if we are unable to obtain cost effective financing. A continuation or increase in the volatility and deterioration in the SBC and SBC ABS markets as well as the broader financial markets may adversely affect the performance and fair market values of our SBC loan and SBC ABS assets and may adversely affect our results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

New entrants in the market for SBC loan acquisitions and originations could adversely impact our ability to acquire SBC loans at attractive prices and originate SBC loans at attractive risk-adjusted returns.

        Although we believe that we are currently one of only a handful of active market participants in the secondary SBC loan market, new entrants in this market could adversely impact our ability to acquire and originate SBC loans at attractive prices. In acquiring and originating our target assets, we may compete with numerous regional and community banks, specialty finance companies, savings and loan associations, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders and other entities, and we expect that others may be organized in the future. The effect of the existence of additional REITs and other institutions may be increased competition for the available supply of SBC assets suitable for purchase, which may cause the price for such assets to rise, which may limit our ability to generate desired returns. Additionally, origination of SBC loans by our competitors may increase the availability of SBC loans which may result in a reduction of interest rates on SBC loans. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of SBC loan and ABS assets and establish more relationships than us.

        We cannot assure you that the competitive pressures we may face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, desirable investments in our target assets may be limited in the future and we may not be able to take advantage of attractive investment opportunities from time to time, as we can provide no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

We cannot predict the unintended consequences and market distortions that may stem from far-ranging governmental intervention in the economic and financial system or from regulatory reform of the oversight of financial markets.

        In response to the financial issues affecting the banking system and financial markets and ongoing concerns of, and threats to, commercial banks, investment banks and other financial institutions, the Emergency Economic Stabilization Act, or EESA, was enacted by the U.S. Congress in 2008. There can be no assurance that the EESA or any other U.S. Government actions will have a beneficial impact on the financial markets. To the extent the markets do not respond favorably to any such actions by the U.S. Government or such actions do not function as intended, our business may not receive the anticipated positive impact from the legislation and such result may have broad adverse market implications.

        In July 2010, the U.S. Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, in part to impose significant investment restrictions and capital requirements on banking entities and other organizations that are significant to U.S. financial markets. For instance, the Dodd-Frank Act has imposed significant restrictions on the proprietary trading activities of certain banking entities and subject other systemically significant organizations regulated by the U.S. Federal Reserve to increase capital requirements and quantitative limits for engaging in such activities. The Dodd-Frank Act also seeks to reform the asset-backed securitization market (including the MBS market) by requiring the retention of a portion of the credit risk inherent in the pool of securitized assets and by imposing additional registration and disclosure requirements. The Dodd-Frank Act also imposes significant regulatory restrictions on the origination and securitization of commercial mortgage loans. Also, the SEC has proposed significant changes to Regulation AB, which, if adopted in their present form, could have sweeping changes to commercial and residential mortgage loan securitization markets as well as to the market for the re-securitization of MBS. The Dodd-Frank Act also created a new regulator, the Consumer Financial Protection Bureau, or the CFPB, which oversees many of the core laws which regulate the mortgage industry, including the Real Estate Settlement Procedures Act and the Truth in Lending Act. While the full impact of the Dodd-Frank Act and the role of the CFPB cannot be assessed until all implementing regulations are released, the Dodd-Frank Act's extensive requirements may have a significant effect on the financial markets, and may affect the availability or terms of financing from our lender counterparties and the availability or terms of SBC loans and MBS, both of which may have an adverse effect on our financial condition and results of operations.

        In addition, the U.S. Government, Federal Reserve, U.S. Treasury, the SEC and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis that began in 2007. We cannot predict whether or when such actions may occur or what effect, if any, such actions could have on our business, results of operations and financial condition. In addition, because the programs are designed, in part, to provide liquidity to restart the market for certain of our targeted assets, the establishment of these programs may result in increased competition for opportunities in our targeted assets. It is also possible that our competitors may utilize the programs which would provide them with debt and equity capital funding from the U.S. government.

The increasing number of proposed United States federal, state and local laws may affect certain mortgage-related assets in which we intend to invest and could materially increase our cost of doing business.

        Various bankruptcy legislation has been proposed that, among other provisions, could allow judges to modify the terms of residential mortgages in bankruptcy proceedings, could hinder the ability of the servicer to foreclose promptly on defaulted mortgage loans or permit limited assignee liability for certain violations in the mortgage loan origination process, any or all of which could adversely affect our business or result in us being held responsible for violations in the mortgage loan origination process even where we were not the originator of the loan. We do not know what impact this type of legislation, which has been primarily, if not entirely, focused on residential mortgage originations, would have on the SBC loan market. We are unable to predict whether United States federal, state or local authorities, or other pertinent bodies, will enact legislation, laws, rules, regulations, handbooks, guidelines or similar provisions that will affect our business or require changes in our practices in the future, and any such changes could materially and adversely affect our cost of doing business and profitability.

Failure to obtain or maintain required approvals and/or state licenses necessary to operate our mortgage-related activities may adversely impact our investment strategy.

        We may be required to obtain and maintain various approvals and/or licenses from federal or state governmental authorities, government sponsored entities or similar bodies in connection with some or all of our activities. There is no assurance that we can obtain and maintain any or all of the approvals and licenses that we desire or that we will avoid experiencing significant delays in seeking such approvals and licenses. Furthermore, we will be subject to various disclosure and other requirements to obtain and maintain these approvals and licenses, and there is no assurance that we will satisfy those requirements. Our failure to obtain or maintain licenses will restrict our options and ability to engage in desired activities, and could subject us to fines, suspensions, terminations and various other adverse actions if it is determined that we have engaged without the requisite approvals or licenses in activities that required an approval or license, which could have a material and adverse effect on our business, results of operation and financial condition.

Some of our SBC loans have interest rate features that adjust over time, and any interest rate caps on these loans may reduce our income or cause us to suffer a loss during periods of rising interest rates.

        Our ARMs are subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a loan. Our borrowings, including our repurchase agreement and securitizations, are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while interest rate caps would limit the interest rates on our ARMs. This problem is magnified for our ARMs that are not fully indexed. Further, some ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we could receive less cash income on ARMs than we need to pay interest on our related borrowings. These factors could lower our net interest income or cause us to suffer a loss during periods of rising interest rates.

Our inability to manage future growth effectively could have an adverse impact on our financial condition and results of operations.

        Our ability to achieve our investment objectives will depend on our ability to grow, which will depend, in turn, on our Manager's ability to identify, acquire, originate and invest in SBC loans and ABS that meet our investment criteria. Our ability to grow our business will depend in large part on our ability to expand our SBC loan origination activities. Any failure to effectively manage our future growth, including a failure to successfully expand our SBC loan origination activities could have a material and adverse effect on our business, financial condition and results of operations.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions, and changes in such rules, accounting interpretations or our assumptions could adversely impact our ability to timely and accurately prepare our consolidated financial statements.

        We are subject to Financial Accounting Standards Board, or FASB, and interpretations that can result in significant accounting changes that could have a material and adverse impact on our results of operations and financial condition. Accounting rules for financial instruments, including the acquisition and sales or securitization of mortgage loans, investments in ABS, derivatives, investment consolidations and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. For example, our estimates and judgments are based on a number of factors, including projected cash flows from the collateral securing our SBC loans, the likelihood of repayment in full at the maturity of a loan, potential for a SBC loan refinancing opportunity in the future and expected market discount rates for varying property types. These complexities could lead to a delay in the preparation of financial information and the delivery of this information to our stockholders.

        Changes in accounting rules, interpretations or our assumptions could also undermine our ability to prepare timely and accurate financial statements, which could result in a lack of investor confidence in our financial information and could materially and adversely affect the market price of our common stock.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to report our financial results accurately, which could have a material adverse effect on us.

        As a publicly-traded company and a REIT, we will be required to develop and implement substantial control systems, policies and procedures in order to satisfy our periodic SEC reporting and NYSE listing requirements and to maintain our REIT qualification. We cannot assure you that management's past experience will be sufficient to successfully develop and implement these systems, policies and procedures and to operate our company or that any such development and implementation will be effective. Failure to do so could jeopardize our status as a listed company or a REIT, and the loss of such status would materially and adversely affect us. If we fail to develop, implement or maintain proper overall business controls, including as required to support our growth, our results of operations could be harmed or we could fail to meet our reporting obligations. In addition, the existence of a material weakness or significant deficiency could result in errors in our financial statements that could require a restatement, cause us to fail to meet our public company reporting obligations and cause investors to lose confidence in our reported financial information, which could have a material adverse effect on us.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make an investment our common stock less attractive to investors. In particular, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

        We are an "emerging growth company" as defined in the JOBS Act. We will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. To the extent we take advantage of some or all of the reduced reporting requirements applicant to emerging growth companies, an investment in our common stock may be less attractive to investors.

        Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. We will be required to provide management's attestation on internal controls effective December 31, 2015. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an "emerging growth company."

Risks Associated With Our Management and Our Relationship With Our Manager

We depend on our Manager and its key personnel for our success. We may not find a suitable replacement for our Manager if our management agreement is terminated, or if key personnel leave the employment of our Manager or otherwise become unavailable to us.

        We are dependent on our Manager for our day-to-day management. Frederick Herbst, who is employed by our Manager and serves as our Chief Financial Officer, is dedicated exclusively to us, and two of our Manager's accounting professionals are also dedicated primarily to us. In addition, our

Manager or we may in the future hire additional personnel that may be dedicated to us. Our Manager is not, however, obligated under the management agreement to dedicate any of its personnel exclusively to us, nor is it or its personnel obligated to dedicate any specific portion of its or their time to our business. We will also be responsible for the costs of our own employees. However, with the exception of our ReadyCap and CBCA subsidiaries which will employ their own personnel, we do not expect to have our own employees. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the executive officers and key personnel of our Manager. The executive officers and key personnel of our Manager will evaluate, negotiate, structure, close and monitor our acquisitions of assets, and our success will depend on their continued service. The departure of any of the executive officers or key personnel of our Manager could have a material adverse effect on our performance. In addition, we offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager's principals and professionals. The initial term of our management agreement with our Manager only extends for three years from the closing of the 2013 private placement, with automatic one-year renewal terms starting on the third anniversary of the closing of the 2013 private placement. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

        Should one or more of our Manager's key personnel leave the employment of our Manager or otherwise become unavailable to us, our Manager may not be able to find a suitable replacement and we may not be able to execute certain aspects of our business plan.

There are various conflicts of interest in our relationship with our Manager which could result in decisions that are not in the best interests of our stockholders.

        We are subject to conflicts of interest arising out of our relationship with our Manager and its affiliates. Frederick Herbst, who is employed by our Manager and serves as our Chief Financial Officer, is dedicated exclusively to us and two of our Manager's accounting professionals are also dedicated primarily to us. With the exception of our ReadyCap and CBCA subsidiaries which will employ their own personnel, we do not expect to have our own employees. In addition, we expect that our Chief Executive Officer, President, portfolio managers and any other appropriate personnel of our Manager will devote such portion of their time to our affairs as is necessary to enable us to effectively operate our business. Our Manager and our officers may have conflicts between their duties to us and their duties to, and interests in, our Manager and its affiliates. Our Manager is not required to devote a specific amount of time or the services of any particular individual to our operations. Our Manager manages or provides services to other clients, and we will compete with these other clients for our Manager's resources and support. The ability of our Manager and its officers and personnel to engage in other business activities may reduce the time they spend advising us.

        There may also be conflicts in allocating assets that are suitable for us and other clients of our Manager and its affiliates. Our Manager manages a series of funds and a limited number of separate accounts, which focus on a range of ABS other credit strategies. With the exception of the Olympic Fund, discussed below, none of these other funds or separate accounts focus on SBC loans as their primary business strategy.

        To address certain potential conflicts arising from our relationship with our Manager or its affiliates, our Manager has agreed that, for so long as our management agreement is in effect, neither it nor any of its affiliates will (i) sponsor or manage any additional investment vehicle where we do not participate as an investor whose primary investment strategy will involve SBC mortgage loans, unless our Manager obtains the prior approval of a majority of our board of directors (including a majority of our independent directors) or (ii) acquire a portfolio of assets, a majority of which (by value or UPB) are SBC mortgage loans on behalf of another investment vehicle (other than acquisitions of SBC ABS), unless we are first offered the investment opportunity and a majority of our board of directors (including a majority of our independent directors) decide not to acquire such assets.

        In March 2014, due to the size of SBC mortgage loan opportunities, which exceeded our company's financing capacity at that time, our Manager sponsored the Olympic Fund. The Olympic Fund was established to invest in assets that may not be qualifying assets for REIT purposes or to invest in SBC loan assets that we decline to purchase for any reason. The Olympic Fund purchased SBC mortgage loans with approximately $62.9 million in UPB in four transactions from March 31, 2014 through June 30, 2014. These opportunities were first presented to us and a majority of our board of directors (including a majority of our independent directors) decided not to acquire such assets and consented to the formation of the Olympic Fund. Our Manager will continue to seek the consent of our board of directors (including a majority of our independent directors) before allocating asset opportunities to the Olympic Fund, and we anticipate that as our debt and equity financing sources continue to grow, our Manager will only allocate asset opportunities to the Olympic Fund that are not qualifying REIT assets.

        The above agreement does not cover SBC ABS acquired in the market and non-real estate secured loans and we may compete with other existing clients of our Manager and its affiliates, including the Olympic Fund, other funds managed by our Manager which focus on a range of ABS and other credit strategies and separately managed accounts, and future clients of our Manager and its affiliates in acquiring SBC ABS, non-real estate secured loans and portfolios of assets less than a majority of which (by value or UPB) are SBC loans, and in acquiring other target assets that do not involve SBC loans. As of June 30, 2014, the Olympic Fund, these other funds and the separately managed accounts had funds available for investment of $19.6 million, $286.5 million and $164.5 million, respectively.

        There is no assurance that this agreement or the allocation policy that addresses some of the conflicts relating to our assets, which is described under "Our Management—Conflicts of Interest," will be adequate to address all of the conflicts that may arise.

        We pay our Manager substantial management fees regardless of the performance of our portfolio. Our Manager's entitlement to a base management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking assets that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

        Our management agreement with our Manager was negotiated between related parties and their terms, including fees payable, may not be as favorable to us as if they had been negotiated with unaffiliated third parties.

The termination of our management agreement may be difficult and require payment of a substantial termination fee or other amounts, including in the case of termination for unsatisfactory performance, which may adversely affect our inclination to end our relationship with our Manager.

        Termination of the management agreement with our Manager without cause is difficult and costly. Our independent directors will review our Manager's performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than shares held by members of our senior management team and affiliates of our Manager), based upon: (i) our Manager's unsatisfactory performance that is materially detrimental to us, or (ii) a determination that the management fees or Incentive Distribution payable to our Manager are not fair, subject to our Manager's right to prevent termination based on unfair fees by accepting a reduction of management fees or Incentive Distribution agreed to by at least two-thirds of our independent directors. We must provide our Manager with 180 days prior notice of any such termination. Additionally, upon such a termination without cause, the management agreement provides that we will pay our Manager a termination fee equal to three times the average annual base management fee earned by our Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, except upon an internalization. Additionally, if the management agreement is terminated under circumstances in which we are obligated to make a termination payment to our Manager, our operating partnership shall repurchase, concurrently with such termination, the Class A Special Unit for an amount equal to three times the average annual amount of the Incentive Distribution paid or payable in respect of the Class A Special Unit during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. These provisions may increase the cost to us of terminating the management agreement and adversely affect our ability to terminate our Manager without cause.

        Our Manager is only contractually committed to serve us until three years from the closing of the 2013 private placement, with automatic one-year renewal terms starting on the third anniversary of the closing of the 2013 private placement. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

If we internalize our management functions or if our Manager is internalized by another sponsored program, we may be unable to obtain key personnel, and the consideration we pay for any such internalization could exceed the amount of any termination fee, either of which could have a material and adverse effect on our business, financial condition and results of operations.

        We may engage in an internalization transaction and, become self-managed and if this were to occur, certain key employees may not become our employees but may instead remain employees of our Manager or its affiliates. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management's attention could be diverted from most effectively managing our investments. Additionally, if another program sponsored by our Manager internalizes our Manager, key personnel of the Manager, who also are key personnel of the other sponsored program, would become employees of the other program and would no longer be available to us. Any such loss of key personnel could adversely impact our ability to execute certain aspects of our business plan. Furthermore, in the case of any internalization transaction, we expect that we would be required to pay consideration to compensate the Manager for the internalization in an amount that we will negotiate with our Manager in good faith and which will require approval of at least a majority of our independent directors. It is possible that such consideration could exceed the amount of the termination fee that would be due to the Manager if the conditions for terminating the management agreement without cause are satisfied and we elected to terminate the management agreement and payment of such consideration could have a material and adverse effect on our business, financial condition and results of operations.

Our Manager and its affiliates have limited prior experience operating a REIT and therefore may have difficulty in successfully and profitably operating our business or complying with regulatory requirements, including the REIT provisions of the Internal Revenue Code, which may hinder their ability to achieve our objectives or result in loss of our qualification as a REIT.

        Prior to the completion of the 2013 private placement, our Manager and its affiliates had no experience operating a REIT or complying with regulatory requirements, including the REIT provisions of the Internal Revenue Code. The REIT rules and regulations are highly technical and complex, and the failure to comply with the income, asset, and other limitations imposed by these rules and regulations could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. Our Manager and its affiliates have limited experience operating a business in compliance with the numerous technical restrictions and limitations set forth in the Internal Revenue Code or the 1940 Act applicable to REITs. We cannot assure you that our Manager or our management team will perform on our behalf as they have in their previous endeavors. The inexperience of our Manager and its affiliates described above may hinder its ability to achieve our objectives or result in loss of our qualification as a REIT or payment of taxes and penalties. As a result, we cannot assure you that we will be able to successfully operate as a REIT, execute our business strategies or comply with regulatory requirements applicable to REITs.

Our Manager's base management fee may reduce its incentive to devote its time and effort to seeking attractive assets for our portfolio because the fee is payable regardless of our performance.

        We will pay our Manager a base management fee regardless of the performance of our portfolio. Our Manager's entitlement to non-performance-based compensation might reduce its incentive to devote its time and effort to seeking assets that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

The Class A Special Unit entitling our Manager to an Incentive Distribution may induce our Manager to make certain investments that may not be favorable to us, including speculative investments.

        Under the partnership agreement of our operating partnership, our Manager, the holder of the Class A Special Unit in our operating partnership, will be entitled to receive an Incentive Distribution that may cause our Manager to place undue emphasis on the maximization of our Core Earnings at the expense of other criteria, such as preservation of capital, to achieve a higher Incentive Distribution. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our portfolio.

Our board of directors has approved broad investment guidelines, which may be changed without stockholder approval, and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

        Our Manager is authorized to follow broad investment guidelines established by our board of directors. Our board of directors will periodically review our investment guidelines and our investment portfolio but will not, and will not be required to, review all of our proposed investments. These investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders. To the extent that our board of directors approves material changes to our investment guidelines, we will inform stockholders of such changes through disclosure in our periodic reports and other filings required under the Exchange Act. In addition, in conducting its periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. The investment guidelines do not limit our Manager's ability to make investment decisions without the approval of our board of directors, other than to require that (i) our acquisitions and originations be in the asset categories described under "Business—Our Investment Strategy" and (ii) we avoid investments that would cause U.S. federal income tax or 1940 Act related issues for our company. Subject to these limitations, our Manager may invest in any investment on our behalf without restriction as to the dollar amount of such investment. Accordingly, our Manager will have great latitude within the broad parameters of our investment guidelines in determining the types and amounts of target assets it may decide are attractive investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results.

Risks Related to Financing and Hedging

We use leverage as part of our investment strategy but we do not have a formal policy limiting the amount of debt we may incur. Our board of directors may change our leverage policy without stockholder consent.

        We use prudent leverage to increase potential returns to our stockholders. We have completed three securitizations of SBC loan assets since January 2011, issuing bonds with an aggregate face value of $204 million. As of June 30, 2014, our committed and outstanding financing arrangements included: (i) two committed credit facilities and one master repurchase agreement to finance our SBC loans with $590.0 million aggregate maximum commitments and $475.4 million of borrowings outstanding; (ii) $39.8 million of securitized debt obligations outstanding from two ABS which financed our whole loan acquisitions and (iii) master repurchase agreements to fund our acquisitions of SBC ABS and short term investments with four counterparties and $121.2 million of borrowings outstanding with two counterparties. We also have entered into term sheets for an $80 million master repurchase agreement to support the origination of new conventional SBC loans and a $25 million senior secured warehouse credit facility to support the origination of new SBA loans. The conversion of these term sheets into definitive facilities is subject to a number of risks, conditions and uncertainties and there can be no assurance that we will succeed in securing these facilities on terms comparable to those described in this prospectus or at all. For further information on these funding sources see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." Over time, as market conditions change, we plan to use these and other borrowings.

        The return on our assets and cash available for distribution to our stockholders may be reduced to the extent that market conditions prevent us from leveraging our assets or cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. Our financing costs will reduce cash available for distribution to stockholders. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations. A decrease in the value of our assets that are subject to repurchase agreement financing may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls and may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses. The satisfaction of any such margin calls may reduce cash flow available for distribution to our stockholders. Any reduction in distributions to our stockholders may cause the value of our common stock to decline.

We may not be able to successfully complete additional securitization transactions, which could limit potential future sources of financing and could inhibit the growth of our business.

        We may use our existing credit facilities or repurchase agreements or, if we are successful in entering into definitive documentation in respect of our other potential financing facilities, other borrowings to finance the origination and/or acquisition of SBC loans until a sufficient quantity of eligible assets has been accumulated, at which time we would refinance these short-term facilities or repurchase agreements through the securitization market which could include the creation of CMBS, collateralized debt obligations, or CDOs, or the private placement of loan participations or other long-term financing. When we employ this strategy, we are subject to the risk that we would not be able to obtain, during the period that our short-term financing arrangements are available, a sufficient amount of eligible assets to maximize the efficiency of a CMBS, CDO or private placement issuance. We are also subject to the risk that we are not able to obtain short-term financing arrangements or are not able to renew any short-term financing arrangements after they expire should we find it necessary to extend such short-term financing arrangements to allow more time to obtain the necessary eligible assets for a long-term financing.

        The inability to consummate securitizations of our portfolio to finance our SBC loan and ABS assets on a long-term basis could require us to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price, which could have a material and adverse effect on our business, financial condition and results of operations.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could harm our earnings.

        We have sold and, on occasion, consistent with our qualification as a REIT and our desire to avoid being subject to the "prohibited transaction" penalty tax, we may sell some of our loans in the secondary market or as a part of a securitization of a portfolio of our loans. When we sell loans, we are required to make customary representations and warranties about such loans to the loan purchaser. Our mortgage loan sale agreements may require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. Likewise, we may be required to repurchase or substitute loans if we breach a representation or warranty in connection with our securitizations, if any.

        The remedies available to a purchaser of mortgage loans are generally broader than those available to us against the originating broker or correspondent. Further, if a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the sellers. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. They are also typically sold at a significant discount to the UPB. Significant repurchase activity could harm our cash flow, results of operations, financial condition and business prospects.

Our financing arrangements contain financial covenants that could restrict our borrowings or subject us to additional risks.

        Our financing arrangements contain, and the facilities for which we currently have term sheets will contain, various financial and other restrictive covenants, including covenants that require us to maintain a certain interest coverage ratio and net asset value and that create a maximum balance sheet leverage ratio. For further information on these covenants see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." If we fail to satisfy any of the financial or other restrictive covenants, or otherwise default under these agreements, the lender has the right to accelerate repayment and terminate the facility. Accelerating repayment and terminating the facility would require immediate repayment by us of the borrowed funds, which may require us to liquidate assets at a disadvantageous time, causing us to incur further losses and adversely affecting our results of operations and financial condition, which may impair our ability to maintain our current level of distributions.

Our existing and future financing arrangements and any debt securities we may issue could restrict our operations and expose us to additional risk.

        Our existing and future financing arrangements and any debt securities we may issue in the future are or will be governed by a credit agreement, indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We will bear the cost of issuing and servicing such credit facilities, arrangements or securities.

        These restrictive covenants and operating restrictions could have a material adverse effect on our operating results, cause us to lose our REIT status, restrict our ability to finance or securitize new originations and acquisitions, force us to liquidate collateral and negatively affect the market price of our common stock and our ability to pay dividends. For further information on these covenants see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        Our securitizations may also reduce and/or restrict our available cash needed to pay dividends to our stockholders pursuant to the REIT requirements. Under the terms of the securitization, excess interest collections with respect to the securitized loans are distributed to us as the trust certificate holder once the overcollateralization target is reached and maintained. If the securitized loans experience delinquencies exceeding default triggers specified in the securitizations, the excess interest collections will be paid to the note holders as additional principal payments on the notes. If excess interest collections are paid to note holders rather than to us, we will be required to use cash from other sources to pay dividends to our stockholders pursuant to the REIT requirements or to fund our ongoing operations.

Our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We rely on short-term financing and thus are especially exposed to changes in the availability of financing.

        We use short-term borrowings, such as our existing credit facilities and repurchase agreements, to fund the acquisition of our assets, pending our completion of longer-term matched funded financings. Our use of short-term financings expose us to the risk that our lenders may respond to market conditions by making it more difficult for us to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew our then existing short-term facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under these types of financing, we may have to curtail our asset acquisition and origination activities and/or dispose of assets.

        It is possible that the lenders that will provide us with financing could experience changes in their ability to advance funds to us, independent of our performance or the performance of our portfolio of assets. Further, if many of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing we receive under our short-term borrowing arrangements will be directly related to the lenders' valuation of our target assets that cover the outstanding borrowings.

        The dislocations in the mortgage sector in the financial crisis that began in 2007 have caused many lenders to tighten their lending standards, reduce their lending capacity or exit the market altogether. Further contraction among lenders, insolvency of lenders or other general market disruptions could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing on attractive terms or at all. This could increase our financing costs and reduce our access to liquidity.

The repurchase agreements that we use to finance our assets restrict us from leveraging our assets as fully as desired, and may require us to provide additional collateral.

        In May 2014, we closed on a master repurchase agreement to finance our acquisition of SBC loans for up to $200 million, $125 million of which is committed, with $84.5 million outstanding as of

June 30, 2014. We also entered into master repurchase agreements to fund our acquisitions of SBC ABS and short term investments with four counterparties and $121.2 million of borrowings was outstanding with two counterparties as of June 30, 2014. We also have entered into term sheets for an $80 million master repurchase agreement to support the origination of new conventional SBC loans. We may use these facilities together with other borrowings structured as repurchase agreements to finance our assets. If the market value of the assets pledged or sold by us under a repurchase agreement borrowing to a financing institution declines, we will normally be are required by the financing institution to pay down a portion of the funds advanced, but we may not have the funds available to do so, which could result in defaults. Repurchase agreements that we may use in the future may also require us to provide additional collateral if the market value of the assets pledged or sold by us to a financing institution declines. Posting additional collateral to support our credit will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, financing institutions can accelerate repayment of our indebtedness, increase interest rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for bankruptcy protection. For further information on our repurchase agreements see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        Further, financial institutions providing the repurchase facilities may require us to maintain a certain amount of cash that is not invested or to set aside non-leveraged assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying asset back to us at the end of the transaction term, or if the value of the underlying asset has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

        Under repurchase agreement financings, we generally sell assets to lenders (that is, repurchase agreement counterparties) and receive cash from the lenders. The lenders are obligated to resell the same assets back to us at the end of the term of the transaction, which typically ranges from 30 to 90 days, but which may have terms of up to 364 days or longer. Because the cash we will receive from the lender when we initially sell the assets to the lender is less than the value of those assets (this is referred to as the haircut), if the lender defaults on its obligation to resell the same assets back to us we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the assets). We would also lose money on a repurchase transaction if the value of the underlying assets has declined as of the end of the transaction term, as we would have to repurchase the assets for their initial value but would receive assets worth less than that amount. Further, if we default on one of our obligations under a repurchase transaction, the lender will be able to terminate the transaction and cease entering into any other repurchase transactions with us. It is also possible that our repurchase agreements will contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. If a default occurs under any of our repurchase agreements and the lenders terminate one or more of our repurchase agreements, we may need to enter into replacement repurchase agreements with different lenders. There can be no assurance that we will be successful in entering into such replacement repurchase agreements on the same terms as the repurchase agreements that were terminated or at all. Any losses we incur on our repurchase transactions could adversely affect our earnings and thus our cash available for distribution to our stockholders.

An increase in our borrowing costs relative to the interest we receive on our leveraged assets may adversely affect our profitability and our cash available for distribution to our stockholders.

        As our financings mature, we will be required either to enter into new borrowings or to sell certain of our assets. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between the returns on our assets and the cost of our borrowings. This would adversely affect the returns on our assets, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

Our rights under our repurchase agreements may be subject to the effects of the bankruptcy laws in the event of the bankruptcy or insolvency of us or our lenders under the repurchase agreements, which may allow our lenders to repudiate our repurchase agreements.

        In the event of insolvency or bankruptcy, repurchase agreements normally qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender's insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.

Any warehouse facilities that we may obtain in the future may limit our ability to originate or acquire assets, and we may incur losses if the collateral is liquidated.

        We have entered into a term sheet for a $25 million senior secured warehouse credit facility to support the origination of new SBA loans. If we are able to convert this term sheet into a definitive facility, we would accumulate mortgage loans in anticipation of a securitization financing, which assets would be pledged as collateral for such facility until the securitization transaction is consummated. In order to borrow funds to originate or acquire assets under this or any future warehouse facilities, we expect that our lenders thereunder would have the right to review the potential assets for which we are seeking financing. We may be unable to obtain the consent of a lender to originate or acquire assets that we believe would be beneficial to us and we may be unable to obtain alternate financing for such assets. In addition, no assurance can be given that a securitization structure would be consummated with respect to the assets being warehoused. If the securitization is not consummated, the lender could demand repayment of the facility, and in the event that we were unable to timely repay, could liquidate the warehoused collateral and we would then have to pay any amount by which the original purchase price of the collateral assets exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the securitization is consummated, if any of the warehoused collateral is sold before the completion, we would have to bear any resulting loss on the sale.

We may enter into hedging transactions that could expose us to contingent liabilities in the future and adversely impact our financial condition.

        Subject to maintaining our qualification as a REIT, part of our strategy involves entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of a hedging instrument caused by an event of default or other early termination event). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges, and these economic losses will be reflected in our results of operations. We may also be required to provide margin to our counterparties to collateralize our obligations under hedging agreements. Our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could adversely impact our financial condition.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

        Subject to maintaining our qualification as a REIT, we pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity varies in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

  •
  interest rate hedging can be expensive, particularly during periods of volatile interest rates;

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  available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

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  the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments or "mark to market" losses would reduce earnings or stockholders' equity;

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  the market value of derivatives used for hedging may decrease from time to time, which may require us to deliver additional margin to our counterparties;

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  the amount of income that a REIT may earn from non-qualifying hedging transactions (other than through TRSs) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

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  the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

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  the hedging counterparty owing money in the hedging transaction may default on its obligation to pay; and

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  the duration of the hedge may not match the duration of the related liability.

        In general, when we acquire a SBC loan or ABS, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates, because the borrowing costs are fixed for the duration of the fixed-rate portion of the related SBC loan or ABS.

        However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results of operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the SBC loan or ABS would remain fixed. This situation may also cause the market value of our SBC loan or ABS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

        In addition, the use of this swap hedging strategy effectively limits increases in our book value in a declining rate environment, due to the effectively fixed nature of our hedged borrowing costs. In an extreme rate decline, prepayment rates on our assets might actually result in certain of our assets being fully paid off while the corresponding swap or other hedge instrument remains outstanding. In such a situation, we may be forced to terminate the swap or other hedge instrument at a level that causes us to incur a loss.

        Our hedging transactions, which are intended to limit losses, may actually adversely affect our earnings, which could reduce our cash available for distribution to our stockholders

Our use of derivatives may expose us to counterparty and other risks.

        We have entered into over-the-counter interest rate swap agreements to hedge risks associated with movements in interest rates. Because such interest rate swaps are not cleared through a central counterparty, the counterparty's performance is not guaranteed by a clearing house. As a result, if a swap counterparty cannot perform under the terms of an interest rate swap, we would not receive payments due under that agreement, we may lose any unrealized gain associated with the interest rate swap and the hedged liability would cease to be hedged by the interest rate swap. We may also be at risk for any collateral we have pledged to secure our obligations under the interest rate swap if the counterparty becomes insolvent or files for bankruptcy.

        The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, we may not always be able to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot provide any assurances that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

        Derivative instruments are also subject to liquidity risk and may be difficult or impossible to sell, close out or replace quickly and at the price that reflects the fundamental value of the instrument. Although both over-the-counter and exchange-traded markets may experience lack of liquidity, over-the-counter, non-standardized derivative transactions are generally less liquid than exchange-traded instruments.

        Furthermore, derivative transactions are subject to increasing statutory and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. Recently, new regulations have been promulgated by U.S. and foreign regulators attempting to strengthen oversight of derivative contracts. Any actions taken by regulators could constrain our strategy and could increase our costs, either of which could materially and adversely impact our operations.

        In particular, the Dodd-Frank Act requires certain derivatives, including certain interest rate swaps, to be executed on a regulated market and cleared through a central counterparty. Unlike uncleared swaps, the counterparty for the cleared swaps is the clearing house, which reduces counterparty risk. However, cleared swaps require us to appoint clearing brokers and to post margin in accordance with the clearing house's rules, which has resulted in increased costs for cleared swaps over uncleared swaps. It is expected that margin requirements will be introduced for uncleared swaps during the next 12 - 18 months which will exceed the margin requirements, and the costs to us, over cleared swaps. The margin regulations for both cleared and uncleared swaps are also expected to limit permitted margin to cash and specified types of securities, which may further increase the costs of hedging and induce us to change or reduce the use of hedging transactions.

Regulation as a commodity pool operator could subject us to additional regulation and compliance requirements which could materially adversely affect our business and financial condition.

        The Dodd-Frank Act extended the reach of commodity regulations for the first time to include not just traditional futures contracts but also derivative contracts referred to as "swaps." As a consequence of this change, any investment fund that trades in swaps may be considered a "commodity pool," which would cause its operator to be regulated as a commodity pool operator, or CPO. Under the new requirements, CPOs must register or file for an exemption from registration with the National Futures Association, the self-regulatory organization for swaps and other financial instruments regulated by the U.S. Commodity Futures Trading Commission, or the CFTC, and become subject to regulation by the CFTC, including with respect to disclosure, recordkeeping and reporting.

        On December 7, 2012, the CFTC issued a No-Action Letter that provides mortgage REITs relief from such registration, or the No-Action Letter, if they meet certain conditions and submit a claim for such no-action relief by email to the CFTC. We believe we meet the conditions set forth in the No-Action Letter and we have filed our claim with the CFTC to perfect the use of the no-action relief from registration. However, if in the future we do not meet the conditions set forth in the No-Action Letter or the relief provided by the No-Action Letter becomes unavailable for any other reason and we are unable to obtain another exemption from registration, we may be required to reduce or eliminate our use of interest rate swaps or vary the manner in which we deploy interest rate swaps in its business and we or our directors may be required to register with the CFTC as CPOs and the Manager may be required to register as a "commodity trading advisor" with the CFTC, which will require compliance with CFTC rules and subject us, our directors and the Manager to regulation by the CFTC. In the event registration for us, our directors or the Manager is required but is not obtained, we, our directors or the Manager may be subject to fines, penalties and other civil or governmental actions or proceedings, any of which could have a material adverse effect on our business, financial condition and results of operations. The costs of compliance with the CFTC regulations, or the changes to our hedging strategy necessary to avoid their application, could have a material adverse effect on our business, financial condition and results of operations.

If we attempt to qualify for hedge accounting treatment for our derivative instruments, but we fail to so qualify, we may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

        If we attempt to qualify for hedge accounting treatment for our derivative instruments, but we fail to so qualify for a number of reasons, including if we use instruments that do not meet the definition of a derivative (such as short sales), if we fail to satisfy hedge documentation and hedge effectiveness assessment requirements, or if our instruments are not highly effective, we may suffer because losses on the derivatives we hold may not be offset by a change in the fair value of the related hedged transaction.

Risks Related to Our Assets

Declines in the fair market values of our assets may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

        Our SBC loans held-for-sale and SBC ABS are carried at fair value and future mortgage related assets may also be carried at fair value. Accordingly, changes in the fair value of these assets may impact the results of our operations for the period in which such change in value occurs. The expectation of changes in real estate prices, which is beyond our control, is a major determinant of the value of SBC loans and SBC ABS.

        Many of the assets in our portfolio are and will likely be SBC loans and SBC ABS that are not publicly traded. The fair value of assets that are not publicly traded may not be readily determinable.

We value these assets quarterly at fair value, as determined in accordance with applicable accounting standards, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these assets existed.

        A decline in the fair market value of our assets may adversely affect us, particularly in instances where we have borrowed money based on the fair market value of those assets. If the fair market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

SBC loans are dependent on the ability of the commercial property owner to generate net income from operating the property, which may result in the inability of such property owner to repay a loan, as well as the risk of foreclosure.

        SBC loans are generally secured by multi-family, office, retail, mixed use, commercial or warehouse properties and are subject to risks of delinquency, foreclosure and of loss that may be greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be adversely affected by, among other things:

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  tenant mix;

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  success of tenant businesses;

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  property management decisions;

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  property location, condition and design;

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  competition from comparable types of properties;

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  changes in national, regional or local economic conditions and/or specific industry segments;

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  declines in regional or local real estate values;

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  declines in regional or local rental or occupancy rates;

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  increases in interest rates, real estate tax rates and other operating expenses;

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  costs of remediation and liabilities associated with environmental conditions;

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  the potential for uninsured or underinsured property losses;

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  changes in governmental laws and regulations, including fiscal policies, zoning ordinances and environmental legislation and the related costs of compliance; and

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  acts of God, terrorism, social unrest and civil disturbances.

        In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

        Foreclosure can be an expensive and lengthy process, and foreclosing on certain properties where we directly hold the mortgage loan and the borrower's default under the mortgage loan is continuing could result in actions that could be costly to our operations, in addition to having a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

Our portfolio of assets may at times be concentrated in certain property types or secured by properties concentrated in a limited number of geographic areas, which increases our exposure to economic downturn with respect to those property types or geographic locations.

        We are not required to observe specific diversification criteria. Therefore, our portfolio of assets may, at times, be concentrated in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations.

        Our SBC loans (originated and acquired) are concentrated in Florida, Texas, California, New York and North Carolina represent approximately 16.1%, 14.5%, 14.4%, 10.5% and 4.3% of our SBC loans as of June 30, 2014, respectively. Continued deterioration of economic conditions in these or in any other state in which we have a significant concentration of borrowers could have a material and adverse effect on our business by reducing demand for new financings, limiting the ability of customers to repay existing loans and impairing the value of our real estate collateral and real estate owned properties. For example, the real estate market in South Florida has experienced a significant downturn which had an adverse impact on the collateral securing our loans in these areas.

        To the extent that our portfolio is concentrated in any region, or by type of property, downturns relating generally to such region, type of borrower or security may result in defaults on a number of our assets within a short time period, which may reduce our net income and the value of our common stock and accordingly reduce our ability to pay dividends to our stockholders.

Loans to small businesses involve a high degree of business and financial risk, which can result in substantial losses that would adversely affect our business, results of operation and financial condition.

        Our operations and activities include loans to small, privately owned businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. Additionally, SBC loans are also often accompanied by personal guarantees. Often, there is little or no publicly available information about these businesses. Accordingly, we must rely on our own due diligence to obtain information in connection with our investment decisions. Our borrowers may not meet net income, cash flow and other coverage tests typically imposed by banks. A borrower's ability to repay its loan may be adversely impacted by numerous factors, including a downturn in its industry or other negative local or more general economic conditions. Deterioration in a borrower's financial condition and prospects may be accompanied by deterioration in the collateral for the loan. In addition, small businesses typically depend on the management talents and efforts of one person or a small group of people for their success. The loss of services of one or more of these persons could have a material and adverse impact on the operations of the small business. Small companies are typically more vulnerable to customer preferences, market conditions and economic downturns and often need additional capital to expand or compete. These factors may have an impact on loans involving such businesses. Loans to small businesses, therefore, involve a high degree of business and financial risk, which can result in substantial losses.

Some of the mortgage loans we originate or acquire are loans made to self-employed borrowers who have a higher risk of delinquency and default, which could have a material and adverse effect on our business, results of operations and financial condition.

        Many of our borrowers are self-employed. Self-employed borrowers may be more likely to default on their mortgage loans than salaried or commissioned borrowers and generally have less predictable income. In addition, many self-employed borrowers are small business owners who may be personally liable for their business debt. Consequently, a higher number of self-employed borrowers may result in increased defaults on the mortgage loans we originate or acquire and, therefore, could have a material and adverse effect on our business, results of operations and financial condition.

Some of the mortgage loans we originate or acquire are secured by non-owner/user properties that may experience increased frequency of default and, when in default, the owners are more likely to abandon their properties, which could have a material and adverse effect on our business, results of operations and financial condition.

        Some of the loans we originate or acquire have been, and in the future could be, made to borrowers who do not live in or operate a business on the mortgaged properties. These mortgage loans are secured by properties acquired by investors for rental income and capital appreciation and tend to default more than properties regularly occupied or used by the related borrowers. In a default, real property investors not occupying the mortgaged property may be more likely to abandon the related mortgaged property, increasing defaults and, therefore, could have a material and adverse effect on our business, results of operations and financial condition.

We may encounter risks associated with originating or acquiring SBA loans.

        We may originate SBA loans and sell the guaranteed portion of such SBA loans into the secondary market. These sales may result in collecting cash premiums, creating a stream of future servicing spread or both. There can be no assurance that we will originate these loans, that a secondary market will exist or that we will realize premiums upon the sale of the guaranteed portion of these loans.

        We may acquire SBA loans or originate SBA loans and sell the guaranteed portion of such SBA loans and retain the credit risk on the non-guaranteed portion of such loans. We would then expect to share pro-rata with the SBA in any recoveries. In the event of default on an SBA loan, our pursuit of remedies against a borrower would be subject to SBA rules and in some instances SBA approval. If the SBA establishes that a loss on an SBA guaranteed loan is attributable to significant technical deficiencies in the manner in which the loan was originated, funded or serviced by us, the SBA may seek recovery of the principal loss related to the deficiency from us. With respect to the guaranteed portion of SBA loans that may be sold by us, the SBA would first honor its guarantee and then may seek compensation from us in the event that a loss is deemed to be attributable to technical deficiencies. There can be no assurance that we will not experience a loss due to significant deficiencies with our underwriting or servicing of SBA loans.

        In certain instances, including liquidation or charge-off of an SBA guaranteed loan, we may have a receivable for the SBA's guaranteed portion of legal fees, operating expenses, property taxes paid etc. related to the loan or the collateral (upon foreclosure). While we may believe expenses incurred were justified and necessary for the care and preservation of the collateral and within the established rules of the SBA, there can be no assurance that the SBA will reimburse us. In addition, obtaining reimbursement from the SBA may be a time consuming and lengthy process and the SBA may seek compensation from us related to reimbursement of expenses which it does not believe were necessary for the care and preservation of a loan or its collateral and no assurance can be given that the SBA will not decline to reimburse us for its portion of material expenses.

A government shutdown or curtailment of the government-guaranteed loan programs could cut off an important segment of our business, and may adversely affect our SBA loan program acquisitions and originations and results of operations.

        Although the program has been in existence since 1953, there can be no assurance that the federal government will maintain the SBA program, or that it will continue to guarantee loans at current levels. If we cannot acquire, make or sell government-guaranteed loans, we may generate less interest income, fewer origination fees and our ability to generate gains on sale of loans may decrease. From time-to-time, the government agencies that guarantee these loans reach their internally budgeted limits and cease to guarantee loans for a stated time period. In addition, these agencies may change their rules for loans. Also, Congress may adopt legislation that could have the effect of discontinuing or changing the programs. Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable. If these changes occur, the volume of loans to small business and industrial borrowers of the types that now qualify for government-guaranteed loans could decline, as could the profitability of these loans.

        Our lending business could be materially and adversely affected by circumstances or events limiting the availability of funds for SBA loan programs. A government shutdown occurred in October 2013 which affected the ability of entities to originate SBA loans because Congress failed to approve a budget which in turn eliminated the availability of funds for these programs. A government shutdown could occur again, which may affect our ability to originate government guaranteed loans and to sell the government guaranteed portions of those loans in the secondary market. A government shutdown may adversely affect our SBA loan program acquisitions and originations and our results of operations.

Our investments may include subordinated tranches of ABS, which are subordinate in right of payment to more senior securities.

        Our investments may include subordinated tranches of ABS, which are subordinated classes of securities in a structure of securities collateralized by a pool of assets consisting primarily of SBC loans and, accordingly, are the first or among the first to bear the loss upon a restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Additionally, estimated fair values of these subordinated interests tend to be more sensitive to changes in economic conditions than more senior securities. As a result, such subordinated interests generally are not actively traded and may not provide holders thereof with liquid investments.

In certain cases we may not control the special servicing of the mortgage loans included in the securities in which we may invest in and, in such cases, the special servicer may take actions that could adversely affect our interests.

        With respect to the SBC ABS in which we invest, overall control over the special servicing of the related underlying mortgage loans will be held by a directing certificate holder, which is appointed by the holders of the most subordinate class of securities in such series. When we acquire investment-grade classes of existing series of securities originally rated AAA, we will not have the right to appoint the directing certificate holder. In these cases, in connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificate holder, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests.

Any credit ratings assigned to our SBC loans and ABS assets will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

        Some of our SBC loan and ABS assets may be rated by Moody's Investors Service, Standard & Poor's or Fitch Ratings. Any credit ratings on our SBC loans and ABS assets are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Rating agencies may assign a lower than expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our SBC loans and ABS assets in the future. In addition, we may acquire assets with no rating or with below investment grade ratings. If the rating agencies take adverse action with respect to the rating of our SBC loans and ABS assets or if our unrated assets are illiquid, the value of these SBC loans and ABS assets could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

The receivables underlying the ABS we may acquire are subject to credit risks, liquidity risks, interest rate risks, market risks, operations risks, structural risks and legal risks, which could result in losses to us.

        We acquire ABS securities, where the underlying pool of assets consists primarily of SBC loans. The structure of an ABS, and the terms of the investors' interest in the underlying collateral, can vary widely depending on the type of collateral, the desires of investors and the use of credit enhancements. Individual transactions can differ markedly in both structure and execution. Important determinants of the risk associated with issuing or holding ABS include: (i) the relative seniority or subordination of the class of ABS held by an investor, (ii) the relative allocation of principal, and interest payments in the priorities by which such payments are made under the governing documents, (iii) the effect of credit losses on both the issuing vehicle and investors' returns, (iv) whether the underlying collateral represents a fixed set of specific assets or accounts, (v) whether the underlying collateral assets are revolving or closed-end, (vi) the terms (including maturity of the ABS) under which any remaining balance in the accounts may revert to the issuing vehicle and (vii) the extent to which the entity that sold the underlying collateral to the issuing vehicle is obligated to provide support to the issuing vehicle or to investors. With respect to some types of ABS, the foregoing risks are more closely correlated with similar risks on corporate bonds of similar terms and maturities than with the performance of a pool of similar assets.

        In addition, certain ABS (particularly subordinated ABS) provide that the non-payment of interest thereon in cash will not constitute an event of default in certain circumstances, and the holders of such ABS will not have available to them any associated default remedies. Interest not paid in cash will generally be capitalized and added to the outstanding principal balance of the related security. Deferral of interest through such capitalization will reduce the yield on such ABS.

        Holders of ABS bear various risks, including credit risks, liquidity risks, interest rate risks, market risks, operations risks, structural risks and legal risks. Credit risk arises from (i) losses due to defaults by obligors under the underlying collateral and (ii) the issuing vehicle's or servicer's failure to perform their respective obligations under the transaction documents governing the ABS. These two risks may be related, as, for example, in the case of a servicer that does not provide adequate credit-review scrutiny to the underlying collateral, leading to a higher incidence of defaults.

        Market risk arises from the cash flow characteristics of the ABS, which for most ABS tend to be predictable. The greatest variability in cash flows come from credit performance, including the presence of wind-down or acceleration features designed to protect the investor in the event that credit losses in the portfolio rise well above expected levels.

        Interest rate risk arises for the issuer from (i) the pricing terms on the underlying collateral, (ii) the terms of the interest rate paid to holders of the ABS and (iii) the need to mark to market the excess servicing or spread account proceeds carried on the issuing vehicle's balance sheet. For the holder of the security, interest rate risk depends on the expected life of the ABS, which may depend on prepayments on the underlying assets or the occurrence of wind-down or termination events. If the servicer becomes subject to financial difficulty or otherwise ceases to be able to carry out its functions, it may be difficult to find other acceptable substitute servicers and cash flow disruptions or losses may occur, particularly with underlying collateral comprised of non-standard receivables or receivables originated by private retailers who collect many of the payments at their stores.

        Structural and legal risks include the possibility that, in a bankruptcy or similar proceeding involving the originator or the servicer (often the same entity or affiliates), a court having jurisdiction over the proceeding could determine that, because of the degree to which cash flows on the assets of the issuing vehicle may have been commingled with cash flows on the originator's other assets (or similar reasons), (i) the assets of the issuing vehicle could be treated as never having been truly sold by the originator to the issuing vehicle and could be substantively consolidated with those of the originator, or (ii) the transfer of such assets to the issuer could be voided as a fraudulent transfer. The time and expense related to a challenge of such a determination also could result in losses and/or delayed cash flows.

Increases in interest rates could adversely affect the demand for new SBC loans, the value of our SBC loans and ABS assets and the availability of our target assets, and they could cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.

        We invest in SBC loans, SBC ABS and other real estate-related investments. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of our target assets available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause our target assets that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of our target assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and make distributions may be materially and adversely affected.

        The relationship between short-term and longer-term interest rates is often referred to as the "yield curve." Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect our SBC loans and ABS assets generally will bear, on average, interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the fair market value of our net assets. Additionally, to the extent cash flows from SBC loans and ABS assets that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new SBC loans and ABS assets and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

        Fair market values of our SBC loans and ABS assets may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults, or increases or expected increases in voluntary prepayments for those SBC loans and ABS assets that are subject to prepayment risk or widening of credit spreads.

        In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets and our financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and fair market value of our assets.

Because the assets we hold and expect to acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell SBC loans and ABS assets at an opportune time.

        We bear the risk of being unable to dispose of our assets at advantageous times or in a timely manner because SBC loans and ABS assets generally experience periods of illiquidity, including the recent period of delinquencies and defaults with respect to residential mortgage loans. Additionally, we believe that we are currently one of only a handful of active market participants in the secondary SBC loan market and the lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale or the unavailability of financing for these assets. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which may cause us to incur losses.

Recent market conditions may make it more difficult for us to analyze potential investment opportunities or our portfolio of assets.

        Our success will depend, in part, on our ability to effectively analyze potential acquisition and origination opportunities in order to assess the level of risk-adjusted returns that we should expect from any particular investment. To estimate the value of a particular asset, we may use historical assumptions that may or may not be appropriate during the recent unprecedented downturn in the real estate market and general economy. To the extent that we use historical assumptions that are inappropriate under current market conditions, we may overpay for an asset or acquire an asset that we otherwise might not acquire, which could have a material and adverse effect on our results of operations and our ability to make distributions to our stockholders.

        In addition, as part of our overall portfolio risk management, we will analyze interest rate changes and prepayment trends separately and collectively to assess their effects on our portfolio of assets. In conducting our analysis, we will depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. Recent dislocations in the mortgage market or other developments may change the way that prepayment trends respond to interest rate changes, which may adversely affect our ability to assess the market value of our portfolio of assets, implement our hedging strategies or implement techniques to reduce our prepayment rate volatility. If our estimates prove to be incorrect or our hedges do not adequately mitigate the impact of changes in interest rates or prepayments, we may incur losses that could materially and adversely affect our financial condition, results of operations and our ability to make distributions to our stockholders.

Any mezzanine loan assets we may purchase or originate may involve greater risks of loss than senior loans secured by income-producing properties.

        We may originate or acquire mezzanine loans, which take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on any mezzanine loan we may purchase or originate or debt senior to any such loan, or in the event of a borrower bankruptcy, such mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our initial expenditure. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to any mezzanine loans we may purchase or originate would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Risks Related to Owning Our Common Stock

If you purchase shares of common stock in this offering, you will experience immediate and significant dilution in the net tangible book value per share.

        We expect the initial public offering price of our common stock to be higher than the tangible book value per share of our outstanding common stock immediately after this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $            in the tangible book value per share of common stock from the price you pay for our common stock in this offering.

        From time to time we also may issue shares of our common stock in connection with portfolio or business acquisitions. We may grant registration rights in connection with these issuances. Sales of substantial amounts of our common stock, or the perception that these sales could occur, may adversely affect the prevailing market price for our common stock or may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

There is no public market for our common stock and a market may never develop, which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares.

        Prior to the offering, there has been no established trading market for our common stock, and there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

        Some of the factors that could negatively affect the market price of our common stock include:

  •
  our ability to integrate the CIT loan acquisition;

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  our ability to continue to build out our ReadyCap and CBCA platforms;

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  our expected operating results and our ability to make distributions to our stockholders in the future;

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  volatility in our industry, the performance of SBC loan assets relative to larger CMBS assets, interest rates and spreads, the debt or equity markets, the general economy or the real estate market specifically, whether the result of market events or otherwise;

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  the availability of financing on acceptable terms or at all;

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  events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or man-made disasters or threatened or actual armed conflicts;

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  the availability of attractive risk-adjusted investment opportunities in SBC loans, SBC ABS and other real estate-related investments that satisfy our investment objectives and strategies;

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  the degree and nature of our competition;

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  changes in personnel of our Manager and lack of availability of qualified personnel;

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  unanticipated costs, delays and other difficulties in executing our long-term growth strategy;

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  the timing of cash flows, if any, from our investments due to the lack of liquidity of SBC loans relative to more commonly traded securities;

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  an increase in interest rates;

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  the performance, financial condition and liquidity of our borrowers; and

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  legislative and regulatory changes (including changes to laws governing the taxation of REITs or the exemption from registration as an investment company under the 1940 Act).

        Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in capital markets can affect the fair market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase.

Common stock and preferred stock eligible for future sale may have adverse effects on our share price.

        Our board of directors has the power, without further stockholder approval, to authorize us to issue additional authorized shares of common stock and preferred stock on the terms and for the consideration it deems appropriate subject to the rules of any stock exchange on which our securities may be listed or traded and the terms of any class or series of our stock. We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock. Prior to the completion of this offering, we had outstanding 29,434,178 shares of our common stock, and 3,398,455 OP units (excluding OP units held by us), which are exchangeable on a one-for-one basis into shares of our common stock. We have agreed to use our commercially reasonable efforts to file with the SEC as soon as reasonably practicable following the completion of the 2013 private placement (but in no event later than May 19, 2014) a shelf registration statement registering for resale our outstanding shares (including the shares issuable upon exchange of the OP units). We confidentially submitted a prospectus which is part of a shelf registration statement in satisfaction of our initial filing obligation under the Registration Rights Agreement.

        We and each of our directors and executive officers have agreed not to sell or otherwise transfer or dispose of any common stock or OP units for a period of 180 days after the effective date of this prospectus, subject to certain exceptions and extensions. Holders of shares of our common stock and OP units purchased in the 2013 private placement or received in the REIT formation transactions or as part of the dividend reinvestment offer (described in greater detail below) who elect, pursuant to the Registration Rights Agreement, to include their common stock for resale in our initial public offering will not be able to sell any of their shares of common stock that are not included in this offering for the 30 days prior to and 180 days following the effective date of the registration statement filed in connection with this offering. Those holders of our common stock and OP units purchased in the 2013 private placement or received in the REIT formation transactions or as part of the dividend reinvestment offer who do not elect, despite their right to do so under the Registration Rights Agreement, to include their common stock for resale in this offering may not, subject to certain exceptions, sell any of their common stock (or securities convertible into such shares) for a period of up to 60 days (or 180 days in the case of the Manager and any holder that is one of our officers or directors) following the effective date of this registration statement.

        In addition, our directors and executive officers will enter into lock-up agreements with the underwriters in connection with this registration statement restricting resales, of shares of common stock with limited exceptions, for a period of            days from the date of the prospectus relating to this registration statement.

        The market price of our common stock may decline, perhaps significantly, when these restrictions on resale by certain of our stockholders or OP unitholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

Future offerings of debt or equity securities, which may rank senior to our common stock, may adversely affect the market price of our common stock.

        If we decide to issue debt securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any equity securities or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.

        To maintain our qualification as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions to holders of common stock out of legally available funds. Our current policy is to pay quarterly distributions which, on an annual basis, will equal all or substantially all of our net taxable income. We have not, however, established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, any debt covenants, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future and our board of directors may change our distribution policy in the future. We believe that a change in any one of the following factors, among others, could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:

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  the profitability of the assets we hold or acquire;

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  our ability to make profitable acquisitions;

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  margin calls or other expenses that reduce our cash flow;

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  defaults in our asset portfolio or decreases in the value of our portfolio; and

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  the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

        We cannot assure you that we will achieve results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions in the future. In addition, some of our distributions may include a return of capital.

Investing in our common stock may involve a high degree of risk and may result in loss of principal.

        The acquisitions we make in accordance with our objectives and strategies may result in a high amount of risk when compared to alternative strategies and volatility or loss of principal. Our acquisitions may be highly speculative and aggressive, and therefore an investment in our shares of common stock may not be suitable for someone with lower risk tolerance.

Risks Related to Our Organization and Structure

Conflicts of interest could arise as a result of our REIT structure.

        Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we, through our operating partnership subsidiary, have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, through our operating partnership subsidiary, as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers.

Certain provisions of Maryland law could inhibit changes in control and prevent our stockholders from realizing a premium over the then-prevailing market price of our common stock.

        Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares.

        We are subject to the "business combination" provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including generally, a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our outstanding stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (i) eighty percent of the votes entitled to be cast by holders of outstanding shares of our voting stock; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the stockholder would otherwise have become an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and (i) our operating partnership or its affiliates and (ii) any person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super majority vote requirements and the other provisions of the statute.

        The "control share" provisions of the MGCL provide that holders of "control shares" of a Maryland corporation (defined as voting shares of stock which, when aggregated with all other shares of stock owned by the stockholder or in respect of which the stockholder is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership of or the power to direct the exercise of voting power with respect to "control shares," subject to certain exceptions) have no voting rights with respect to the control share except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our employees who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Our ability to issue additional shares of common and preferred stock may prevent a change in our control.

        Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without common stockholder approval, amend our charter to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have the authority to issue. As a result, our board of directors may establish a class or series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Our rights and your rights to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

        As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and you for money damages, except for liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

        In addition, our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate our company, and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, member, manager, partner or trustee who is, or is threatened to be, made a party to, or witness in, a proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of such service and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company. See "Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Indemnification and Limitation of Directors' and Officers' Liability."

Maintenance of our 1940 Act exception imposes limits on our operations.

        We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term "investment securities," among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

        We intend to conduct our operations so that we do not come within the definition of an investment company under Section 3(a)(1)(C) of the 1940 Act because fewer than 40% of our total assets on an unconsolidated basis will consist of "investment securities." The securities issued to us by any wholly-owned or majority-owned subsidiary that we may form in the future that is exempted from the definition of "investment company" by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. However, qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. See "Business—Operating and Regulatory Structure—1940 Act Exception." In addition, we believe that we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries, and thus the type of businesses in which we may engage through our subsidiaries is limited.

        The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC, or its staff, to approve our treatment of any company as a majority-owned subsidiary and neither the SEC nor its staff has done so. If the SEC, or its staff, were to disagree with our treatment of one of more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

        We believe that certain of our subsidiaries qualify to be excluded from the definition of investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." This exception generally requires that at least 55% of such subsidiaries' assets must be comprised of qualifying assets and at least 80% of their total assets must be comprised of qualifying assets and real estate related assets under the 1940 Act. We will treat as qualifying assets for this purpose SBC loans and other interests in real estate, in each case meeting certain other qualifications based upon SEC staff no-action letters. Although SEC staff no-action letters have not specifically addressed the categorization of these types of assets, we will also treat as qualifying assets for this purpose bridge loans wholly secured by first priority liens on real estate that provide interim financing to borrowers seeking short-term capital (with terms of generally up to three years), MBS representing ownership of an entire pool of mortgage loans, and real estate owned properties. We expect each of our subsidiaries relying on Section 3(c)(5)(C) may invest an additional 25% of its assets in either qualifying assets or in other types of mortgages, MBS, securities of REITs and other real estate-related assets. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC, or its staff, or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. However, neither the SEC nor its staff has published guidance with respect to the treatment of some of these assets under Section 3(c)(5)(C). To the extent that the SEC, or its staff, publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Although we intend to monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain an exclusion for these subsidiaries. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

        In 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the 1940 Act, including the nature of the assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to registered investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the SEC, or its staff, providing more specific or different guidance regarding this exclusion, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either to (i) change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (iii) register as an investment company, any of which would negatively affect the value of our shares of common stock, the sustainability of our business model, and our ability to make distributions which would have an adverse effect on our business and the value of our shares of common stock.

        Certain of our subsidiaries may rely on the exclusion from the definition of investment company provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority-owned subsidiaries that rely on Section 3(c)(5)(C). Little interpretive guidance has been issued by the SEC, or its staff, with respect to Section 3(c)(6) and any guidance published by the SEC, or its staff, could require us to adjust our strategy accordingly. Although little interpretive guidance has been issued with respect to Section 3(c)(6), we believe that our subsidiaries may rely on Section 3(c)(6) if, among other things, 55% of the assets of such subsidiaries consist of, and at least 55% of the income of such subsidiaries are derived from, qualifying real estate investment assets owned by wholly owned or majority-owned subsidiaries of such subsidiaries.

        Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in MBS that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and MBS, and real estate companies or in assets not related to real estate.

        No assurance can be given that the SEC, or its staff, will concur with our classification of our or our subsidiaries' assets or that the SEC, or its staff, will not, in the future, issue further guidance that may require us to reclassify those assets for purposes of qualifying for an exclusion from regulation under the 1940 Act. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC, or its staff, could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen. If the SEC, or its staff takes a position contrary to our analysis with respect to the characterization of any of the assets or securities we invest in, we may be deemed an unregistered investment company. Therefore, in order not to be required to register as an investment company, we may need to dispose of a significant portion of our assets or securities or acquire significant other additional assets which may have lower returns than our expected portfolio, or we may need to modify our business plan to register as an investment company, which would result in significantly increased operating expenses and would likely entail significantly reducing our indebtedness, which could also require us to sell a significant portion of our assets. We cannot assure you that we would be able to complete these dispositions or acquisitions of assets, or deleveraging, on favorable terms, or at all. Consequently, any modification of our business plan could have a material adverse effect on us. Further, if the SEC determined that we were an unregistered investment company, we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, we would potentially be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period for which it was established that we were an unregistered investment company. Any of these results would have a material adverse effect on us. See "Business—Operating and Regulatory Structure—1940 Act Exception."

        Since we will not be subject to the 1940 Act, we will not be subject to its substantive provisions, including provisions requiring diversification of investments, limiting leverage and restricting investments in illiquid assets.

Rapid changes in the values of our target assets may make it more difficult for us to maintain our qualification as a REIT or our exclusion from the 1940 Act.

        If the fair market value or income potential of our target assets declines as a result of increased interest rates, prepayment rates, general market conditions, government actions or other factors, we may need to increase our real estate assets and income or liquidate our non-qualifying assets to maintain our REIT qualification or our exclusion from the 1940 Act. If the decline in real estate asset values or income occurs quickly, this may be especially difficult to accomplish. We may have to make decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

Tax Risks

Your investment in our common stock has various tax risks.

        This summary of certain tax risks is limited to the U.S. federal income tax risks addressed below. Additional risks or issues may exist that are not addressed in this prospectus and that could affect the U.S. federal income tax treatment of our company, our operating partnership or our stockholders.

        We strongly urge you to review carefully the discussion under "U.S. Federal Income Tax Considerations" and to seek advice based on your particular circumstances from an independent tax advisor concerning the effects of U.S. federal, state, local and foreign tax law on an investment in our common stock and on your individual tax situation.

Our failure to qualify as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

        We believe that we have been organized and operated and intend to continue to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2013. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT. The U.S. federal income tax laws governing REITs are complex. The complexity of these provisions and of applicable regulations promulgated by the U.S. Department of the Treasury, or the Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we may not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we believe that we have operated and intend to continue to operate in a manner so as to permit us to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have qualified or will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire in the future.

        If we fail to qualify as a REIT in any taxable year, and do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our stockholders would not be deductible by us in determining our taxable income. Any such corporate tax liability could be substantial, and in such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders, which in turn would have an adverse impact on the value of our common shares. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

The percentage of our assets represented by TRSs and the amount of our income that we can receive in the form of TRS dividends are subject to statutory limitations that could jeopardize our REIT qualification, and our transactions with our TRSs may result in the application of a 100% excise tax if such transactions are not conducted on arm's-length terms.

        A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. In order to treat a subsidiary of the REIT as a TRS, both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A significant portion of our activities are conducted through our TRSs, and we expect that such TRSs may from time to time hold significant assets.

        We have elected, together with each of ReadyCap Holdings, LLC, or ReadyCap Holdings, Silverthread Falls Holdings, LLC, or Silverthread, SAMC REO 2013-1, LLC, or SAMC 2013, and SAMC TRS 2014-1, LLC, or SAMC 2014, for each of ReadyCap Holdings, Silverthread, SAMC 2013, and SAMC 2014 to be treated as a TRS, and we may make TRS elections with respect to certain other entities we may form in the future. Overall, no more than 25% of the value of a REIT's assets may consist of stock or securities of one or more TRSs (at the end of each quarter). While we intend to manage our affairs so as to satisfy the 25% TRS limitation, there can be no assurance that we will be able to do so in all market circumstances. In particular, we have acquired significant assets through ReadyCap Holdings and our other TRSs. In order to satisfy the 25% TRS limitation, we may be required to acquire qualifying real estate assets that we otherwise would not acquire, liquidate or restructure assets that we hold through ReadyCap Holdings or any of our other TRSs, or otherwise engage in transactions that we would not otherwise undertake absent the requirements for REIT qualification. Each of these actions could reduce the distributions available to our shareholders. Moreover, no assurance can be provided that we will be able to successfully manage our asset composition in a manner that causes us to satisfy the 25% TRS limitation each quarter, and our failure to satisfy this limitation could result in our failure to qualify as a REIT.

        Any distributions we receive from ReadyCap Holdings, Silverthread, SAMC 2013, SAMC 2014, and any other TRS that we form are classified as dividend income to the extent of the earnings and profits of the distributing corporation. ReadyCap Holdings, Silverthread, SAMC 2013 and SAMC 2014 may from time to time need to make such distributions in order to keep the value of our TRSs below 25% of our total assets. However, TRS dividends will generally not constitute qualifying income for purposes of one of the tests we must satisfy to qualify as a REIT, namely, that at least 75% of our gross income must in each taxable year generally be from real estate assets. While we will continue to monitor our compliance with both this income test and the limitation on the percentage of our assets represented by securities of ReadyCap Holdings, Silverthread, SAMC 2013, SAMC 2014, and any other TRS that we form, and intend to conduct our affairs so as to comply with both, the two may at times be in conflict with one another. As an example, it is possible that we may wish to distribute a dividend from a TRS in order to reduce the value of our TRSs below 25% of our assets, but be unable to do so without violating the requirement that 75% of our gross income in the taxable year be derived from real estate assets. Although there are other measures we can take in such circumstances in order to remain in compliance, there can be no assurance that we will be able to comply with both of these tests in all market conditions.

        ReadyCap Holdings, Silverthread, SAMC 2013, SAMC 2014, and any other TRS that we may form each pay U.S. federal, state and local income tax on its taxable income, and its after tax net income is available for distribution to us but is not required to be distributed to us by such TRS. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm's-length basis. We intend to continue to scrutinize all our transactions with ReadyCap Holdings, Silverthread, SAMC 2013, SAMC 2014, and any other TRS that we may form to ensure that they are entered into on arm's-length terms to avoid incurring the 100% excise tax described above, although there can be no assurance that we will be able to avoid the application of the excise tax.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

        Even if we qualify as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage related taxes. See "U.S. Federal Income Tax Considerations—Taxation of REITs in General." In addition, we intend to hold a significant amount of our assets from time to time in ReadyCap Holdings, Silverthread, SAMC 2013, SAMC 2014, and other TRSs that we may form, subject to the limitation that securities in TRSs may not represent more than 25% of our assets, in order for us to remain qualified as a REIT. In general, we intend that loans that we originate or buy with an intention of selling in a manner that might expose us to the 100% tax on "prohibited transactions" will be originated or sold by a TRS. In addition, loans that are to be modified will in general be held by a TRS on the date of their modification and for a period of time thereafter. Finally, some or all of the real estate properties that we may from time to time acquire by foreclosure or other procedure will likely be held in one or more TRSs, and under certain circumstances we may be required to hold certain assets through TRSs for reasons unrelated to our compliance with the REIT requirements. All taxable income and gains derived from the assets held from time to time in our TRSs will be subject to regular corporate income taxation.

        If we acquire appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, and if we subsequently dispose of any such assets during the ten year period following the acquisition of the assets from the C corporation, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to us over the basis of such assets on such date, which we refer to as built-in gains. A portion of the assets contributed to us in connection with our formation may be subject to the built-in gains tax. Although we expect that the built-in gains tax liability arising from any such assets should be de minimis, there is no assurance that this will be the case.

Complying with REIT requirements may force us to liquidate or forgo otherwise attractive investments, which could reduce returns on our assets and adversely affect returns to our stockholders.

        To qualify as a REIT, we generally must ensure that at the end of each calendar quarter at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and MBS. The remainder of our investment in securities (other than government securities and qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualifying real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by stock and securities of one or more TRSs. See "U.S. Federal Income Tax Considerations—Asset Tests." If we fail to comply with these requirements at the end of any quarter, we must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders. In addition, if we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT. Furthermore, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT.

        In addition, certain of the assets that we hold or intend to hold, including interests in MBS secured by assets other than real property or mortgages on real property, are not qualified and will not be qualified real estate assets for purposes of the REIT asset test and accordingly, our ability to invest in such assets will be limited.

The REIT distribution requirements could adversely affect our ability to execute our business plan and may require us to incur debt, sell assets or take other actions to make such distributions.

        To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax.

        Our taxable income may substantially exceed our net income as determined based on U.S. GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, it is likely that we will acquire mortgage loans, MBS, or other debt securities requiring us to accrue original issue discount, or OID, or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, often referred to as "phantom income." We may also acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are "significant modifications" under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds our cost of purchasing it prior to modification. Finally, we may be required under the terms of the indebtedness that we incur to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

        As a result of the foregoing, to the extent any such income is not recognized in a TRS, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be used for future investment or used to repay debt, or (iv) make a taxable distribution of shares of common stock as part of a distribution in which stockholders may elect to receive shares of common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements. Thus, compliance with the REIT distribution requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

We may be required to report taxable income with respect to certain of our investments in excess of the economic income we ultimately realize from them.

        We may acquire MBS or debt instruments in the secondary market for less than their face amount. The discount at which such securities are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as "market discount" for U.S. federal income tax purposes. Market discount accrues on the basis of the constant yield to maturity of the debt instrument based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. If we collect less on a debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deduction in a subsequent taxable year. In addition, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are "significant modifications" under applicable Treasury regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal for federal tax purposes.

        Similarly, some of the debt instruments in which we invest may be issued with OID. We will be required to report such OID based on a constant yield method and income will accrue based on the assumption that all future projected payments due on such debt instruments will be made. If such debt instruments turn out not to be fully collectible, an offsetting loss deduction will become available only in the later year in which uncollectibility is provable. Finally, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by us encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate debt instruments at their stated rate regardless of whether corresponding cash payments are received or are ultimately collectible. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the loss would likely be treated as a capital loss, and the utility of that loss would therefore depend on our having capital gain in that later year or thereafter.

        REITs may not carry back net operating losses to prior taxable years, but may only carry net operating losses over to future years. Amounts corresponding to the amounts of the types of income described in this prospectus would generally have been distributed and taxed to our shareholders as a dividend when we were required to report such income. If we had no taxable income in the later year that the bad debt deduction became available, we and our shareholders would derive no tax benefit from that deduction. This possible "income early, losses later" phenomenon could, accordingly, adversely affect us and our shareholders if it were persistent and in significant amounts.

The interest apportionment rules may affect our ability to comply with the REIT asset and gross income tests.

        Many of the SBC loans that we acquire are acquired by us at a discount from their UPB, because our pricing is generally based on the value of the underlying real estate that secures such SBC loans. The interest apportionment rules under Treasury Regulation Section 1.856-5(c) provide that, if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest "principal amount" of the loan during the year. The IRS has issued Revenue Procedure 2011-16 and Revenue Procedure 2014-51 addressing a REIT's investment in distressed debt, or the Distressed Debt Revenue Procedures. The Distressed Debt Revenue Procedures interpret the "principal amount" of the loan to be the face amount of the loan, despite the Internal Revenue Code's requirement that taxpayers treat any market discount, which is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal.

        We expect that certain mortgage loans that we acquire will be secured by both real property and other property. Accordingly, to the extent the face amount of such a loan exceeds the value of the real property securing such loan, the interest apportionment rules described above may apply to certain of our loan assets. Thus, depending upon the value of the real property securing our mortgage loans and their face amount, and the other sources of our gross income generally, we may fail to meet the 75% REIT gross income test. In addition, although we will endeavor to accurately determine the values of the real property securing our loans at the time we acquire or commit to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to us at such time. If the IRS were to successfully challenge our valuations of such assets and such revaluations resulted in a higher portion of our interest income being apportioned to property other than real property, we could fail to meet the 75% REIT gross income test. If we do not meet this test, we could potentially lose our REIT qualification or be required to pay a penalty tax to the IRS.

The ownership limits that apply to REITs, as prescribed by the Internal Revenue Code and by our charter, may inhibit market activity in shares of our common stock and restrict our business combination opportunities.

        In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after the first year for which we elect to qualify as a REIT. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed as a REIT). Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Our charter also provides that, unless exempted by our board of directors, no person may own more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock, or the aggregate outstanding shares of all classes and series of our capital stock. Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder's ownership in excess of the ownership limit would not result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT. These ownership limits could delay or prevent a transaction or a change in control of our company that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Certain financing activities may subject us to U.S. federal income tax and increase the tax liability of our stockholders.

        We may enter into transactions that could result in us, our operating partnership or a portion of our operating partnership's assets being treated as a "taxable mortgage pool" for U.S. federal income tax purposes. Specifically, we may securitize SBC loans that we acquire and such securitizations, to the extent structured as other than a real estate mortgage investment conduit, or REMIC, would likely result in us owning interests in a taxable mortgage pool. We would be precluded from holding equity interests in such a taxable mortgage pool securitization through our operating partnership. Accordingly, we would likely enter into such transactions through a qualified REIT subsidiary of one or more subsidiary REITs formed by our operating partnership, and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered equity for U.S. federal income tax purposes. We will be taxed at the highest U.S. federal corporate income tax rate on any "excess inclusion income" arising from a taxable mortgage pool that is allocable to the percentage of our shares held in record name by "disqualified organizations," which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. To the extent that common stock owned by "disqualified organizations" is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the U.S. federal corporate income tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the disqualified organizations. Disqualified organizations may own our stock. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. A regulated investment company, or RIC, or other pass-through entity owning our common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

        In addition, if we realize excess inclusion income and allocate it to our stockholders, this income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as unrelated business taxable income. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, our allocable share of our excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a portion of our income may be considered excess inclusion income. Finally, if a subsidiary REIT of our operating partnership through which we held taxable mortgage pool securitizations were to fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated U.S. federal corporate income tax return and that could prevent us from meeting the REIT asset tests.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, which would be treated as prohibited transactions for U.S. federal income tax purposes.

        Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (including mortgage loans, but other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We might be subject to this tax if we were to dispose of or securitize loans, directly or through a subsidiary REIT, in a manner that was treated as a prohibited transaction for U.S. federal income tax purposes. We intend to conduct our operations so that no asset that we or a subsidiary REIT owns (or is treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business or the business of a subsidiary REIT. As a result, we may choose not to engage in certain sales of loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us. In addition, whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. If we were to sell a mortgage loan to a third party, as opposed to receiving a repayment by the borrower, depending on the circumstances of the sale, it is possible that the sale could be treated as a prohibited transaction. As a result, no assurance can be given that any securities or loans that we may dispose of will not be treated as property held for sale to customers. The Internal Revenue Code provides certain safe harbors under which disposition of assets are not treated as prohibited transactions. However, there can be no assurance that any disposition of our assets would comply with these safe-harbor provisions. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. As a result of the foregoing, at times, we may hold a substantial portion of our assets in one or more TRSs that are subject to corporate income taxes on their earnings, which may reduce cash flows generated by us and our subsidiaries, in the aggregate, and our ability to make distributions to our stockholders.

Characterization of repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.

        We enter into repurchase agreements with counterparties to achieve our desired amount of leverage for the assets in which we intend to invest. Under such repurchase agreements, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that for U.S. federal income tax purposes we are treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements are treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT.

If we were to make a taxable distribution of shares of our stock, stockholders may be required to sell such shares or sell other assets owned by them in order to pay any tax imposed on such distribution.

        We may be able to distribute taxable dividends that are payable in shares of our stock. If we were to make such a taxable distribution of shares of our stock, stockholders would be required to include the full amount of such distribution as income. As a result, a stockholder may be required to pay tax with respect to such dividends in excess of cash received. Accordingly, stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a stockholder sells the shares it receives as a dividend in order to pay such tax, the sale proceeds may be less than the amount included in income with respect to the dividend. Moreover, in the case of a taxable distribution of shares of our stock with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares in such distribution and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

        While the IRS in certain private letter rulings has ruled that a distribution of cash or shares at the election of a REIT's stockholders may qualify as a taxable stock dividend if certain requirements are met, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and shares of common stock in any future period.

Complying with REIT requirements may limit our ability to hedge effectively.

        The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate and currency risks will generally be excluded from gross income for purposes of the 75% and 95% gross income tests if (i) the instrument hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets or hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests, and (ii) such instrument is properly identified under applicable regulations promulgated by the Treasury Regulations. In addition, any income from other hedges would generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. See "U.S. Federal Income Tax Considerations—Gross Income Tests—Hedging Transactions." As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS, which could increase the cost of our hedging activities or result in greater risks associated with interest rate or other changes than we would otherwise incur.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that we acquire, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

        When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, and also to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing the equity tranche of a securitization, we may rely on opinions or advice of counsel regarding the qualification of the securitization for exemption from U.S. corporate income tax and the qualification of interests in such securitization as debt for U.S. federal income tax purposes. The inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

We may be subject to adverse legislative or regulatory tax changes that could reduce the value of our common stock.

        At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative or judicial interpretations of those laws or regulations may be amended, possibly with retroactive effect. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative or judicial interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative or judicial interpretation, will be adopted, promulgated or become effective, and any such law, regulation or interpretation may take effect retroactively. Revisions in U.S. federal income tax laws and interpretations therefore could affect or cause us to change our investment commitments and affect the tax considerations of an investment in us. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative or judicial interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our common stock.

        The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is currently 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to up to the maximum U.S. federal income tax rate on ordinary income, which is currently 39.6%. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

        Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

FORWARD-LOOKING STATEMENTS

        Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the availability of SBC loan acquisition and origination opportunities, the potential returns from such investment opportunities and the availability of financing. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "plan," "goal," or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, contingencies and uncertainties include the following:

  •
  use of proceeds of this offering;

  •
  our expected operating results and our ability to make distributions to our stockholders in the future;

  •
  volatility in our industry, interest rates and spreads, the debt or equity markets, the general economy or the real estate market specifically, whether the result of market events or otherwise;

  •
  changes in our investment objectives and business strategy;

  •
  the availability of financing on acceptable terms or at all;

  •
  events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or man-made disasters or threatened or actual armed conflicts;

  •
  the availability of attractive risk-adjusted investment opportunities in SBC loans, MBS and other real estate-related investments that satisfy our investment objectives and strategies;

  •
  our dependence on our Manager and our ability to find a suitable replacement if we or our Manager were to terminate the management agreement we have entered into with our Manager;

  •
  the degree and nature of our competition;

  •
  unanticipated costs, delays and other difficulties in executing our long-term growth strategy;

  •
  the timing of cash flows, if any, from our investments;

  •
  an increase in interest rates;

  •
  the performance, financial condition and liquidity of our borrowers;

  •
  legislative and regulatory changes (including changes to laws governing the taxation of REITs or the exclusion from registration as an investment company under the 1940 Act);

  •
  limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from registration under the 1940 Act; and

  •
  the potential failure to establish and maintain effective internal control over financial reporting.

 USE OF PROCEEDS

        We estimate that our net proceeds from this offering, after deducting the underwriting discounts and commissions, and estimated expenses of this offering, will be approximately $             million or approximately $             million if the underwriters' over-allotment option is exercised in full (based on the offering price of $ per share, which is the mid-point of the initial public offering price range shown on the cover page of this prospectus).

        We plan to use the net proceeds from this offering to acquire and originate SBC assets in accordance with our business strategy described in this prospectus and for general business purposes, including the payment of fees and expense reimbursements to our Manager. Depending on the availability of our target assets, until we invest the net proceeds of this offering, we may pay down our financing arrangements including those with affiliates of the underwriters and may temporarily invest in interest-bearing short-term investments, including money market accounts that are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from our target assets.

 DISTRIBUTION POLICY

        U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend over time to pay quarterly dividends in an amount equal to our net taxable income. Although not currently anticipated, in the event that our board of directors determines to make distributions in excess of the income or cash flow generated from our target assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of assets.

        To date we have paid the following dividends:

Quarterly Period	Record Date	Pay Date	Amount per share
Q1 2014	6/05/14	6/17/14	$0.16
Q2 2014	9/10/14	9/24/14	$0.20

        To the extent that in respect of any calendar year, cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We are generally not required to make distributions with respect to activities conducted through any of our TRSs, except with respect to dividends we receive from such TRSs. For more information, see "U.S. Federal Income Tax Considerations—Tax Aspects of Investments in Partnerships—General."

        To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor. The amount of cash available for distribution will be decreased by any fees or expenses payable by us to our Manager under the management agreement. Any distributions we make will be at the discretion of our board of directors and will depend upon our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, restrictions under applicable law, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, see "Risk Factors."

        We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. In addition, a portion of such distributions may be taxable stock dividends payable in our shares. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see "U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders."

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2014, on an actual basis and as adjusted to give effect to this offering and the application of the net proceeds of this offering at an offering price of $            per share, which is the mid-point of the initial public offering price range shown on the cover page of this prospectus. You should refer to "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included elsewhere in this prospectus in evaluating the material presented below.

	As of June 30, 2014 (unaudited)
	Actual	As Adjusted(1)
	(Dollars in thousands, except share and per share data)
Cash and cash equivalents	$25,824	$

Liabilities:
Borrowings under credit facilities	475,369
Securitized debt obligations of consolidated VIEs	39,849
Borrowings under repurchase agreements	121,213
Other liabilities	157,489

Total Liabilities	793,920
Stockholders' equity:
12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share; 125 shares authorized; 125 shares outstanding, on an actual basis, and no shares outstanding, on an as adjusted basis(2)	293
Common stock, par value $0.01 per share; 450,000,000 shares authorized; 29,317,957 shares issued and outstanding on an actual basis; and shares outstanding on an as adjusted basis	125
Capital in excess of par value	425,659
Retained earnings/(accumulated deficit)	(1,366)

Total Sutherland Asset Management Corporation equity	424,711
Non-controlling interests(3)	48,876

Total equity	473,587

Total capitalization(4)	1,267,507

(1)
The number of outstanding shares includes shares of restricted common stock to be issued to our officers and directors and the officers and employees of our Manager or its affiliates upon consummation of this offering under our 2013 equity incentive plan, which will be subject to certain vesting requirements, and does not include (i)             shares that we may issue and sell upon exercise of the underwriters' over-allotment option in full, (ii)                  shares issuable upon exchange of outstanding OP units and (iii) shares issuable in the future under our 2013 equity incentive plan.

(2)
As of June 30, 2014, we had 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock outstanding. We intend to redeem all shares of such preferred stock shortly after the completion of this offering for an aggregate redemption price of $137,500 plus accrued and unpaid dividends through the redemption date. See "Description of Capital Stock—Preferred Stock—Series A Preferred Stock."

(3)
Represents outstanding OP units not held by our company.

(4)
Total capitalization corresponds to the sum of total indebtedness and total shareholders' equity.

 DILUTION

        Purchasers of shares of our common stock in this offering will experience an immediate and significant dilution of the net tangible book value of our common stock from the initial public offering price. As of June 30, 2014, our historical tangible book value was $         million or $        per share of common stock (calculated by dividing our historical book value as of June 30, 2014 by the number of shares of common stock and OP units outstanding as of such date). After giving effect to the sale of shares of common stock in this offering, the receipt by us of the net proceeds from this offering (assuming an offering price at the mid-point of the initial public offering price range shown on the cover page of this prospectus), the deduction of underwriting discounts and fees, and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 2014 would have been $         million or $        per share of common stock or an increase in pro forma net tangible book value attributable to the sale of shares of common stock to new investors of $         million or $        per share. This amount represents an immediate dilution in pro forma net tangible book value of $        per share from the initial public offering price of $        per share (assuming an offering price at the mid-point of the initial public offering price range shown on the cover page of this prospectus). The following table illustrates this per share dilution:

Initial public offering price per share of common stock		$
Historical net tangible book value per share(1)	$
Increase in net tangible book value per share attributable to this offering(2)	$
Pro forma net tangible book value per share after the offering(3)		$
Dilution in net tangible book value per share to new investors(4)		$

(1)
Historical net tangible book value per share is based on our historical book value as of June 30, 2014 divided by the number of shares of common stock and OP units outstanding as of such date. Such number of shares do not include the shares of our restricted common stock to be issued to our officers and directors and the officers and employees of our Manager or its affiliates upon consummation of this offering under our 2013 equity incentive plan, which will be subject to certain vesting requirements.

(2)
This amount is calculated after deducting underwriting discounts and fees and estimated offering expenses.

(3)
Based on pro forma net tangible book value of approximately $         million divided by the sum of            shares of our common stock and        OP units to be outstanding upon completion of this offering.

(4)
Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after this offering from the initial public offering price paid by a new investor for a share of our common stock.

        The table below summarizes, as of June 30, 2014, the number of shares of common stock and OP units owned by existing investors and the differences between the total consideration paid and the average price per share/unit paid by existing investors and by the new investors purchasing shares of common stock in this offering.

	Shares/Units Issued			Total Consideration
							Average Price Per Share/Unit
	Number	Percentage		Amount		Percentage
		(in thousands)
Existing Stockholders(1)			%		$(2)%		$
Existing OP unitholders(3)					(2)		$
New investors					(4)		$
Total			%	$		100.0%

(1)
Includes            shares of our common stock which the selling stockholders are selling in this offering.

(2)
Represents our historical net tangible book value as of June 30, 2014.

(3)
Includes            shares of our common stock (issuable upon exchange of an equivalent number of OP units) which the selling stockholders are selling in this offering.

(4)
Assuming an initial public offering price at the mid-point of the initial public offering price range shown on the cover page of this prospectus. Estimated underwriting discounts and fees and estimated offering expenses have not been deducted.

        This table excludes shares of common stock that may be issued by us upon exercise of the underwriters' over-allotment option to purchase            shares of common stock and             shares of our restricted common stock which we intend to grant, subject to vesting conditions, to our officers and directors and the officers and employees of our Manager or its affiliates upon consummation of this offering under our 2013 equity incentive plan, which will be subject to certain vesting requirements, and shares of common stock that may be issued in the future under our equity incentive plans, as described under "Our Management—Equity Incentive Plan." Further dilution to our new investors will result if these excluded shares of common stock are granted or vest in the future.

 SELECTED FINANCIAL DATA

        The following table sets forth summary financial and operating data for the year ended December 31, 2012, nine months ended September 30, 2013, and three months ended December 31, 2013. Additionally, the following table sets forth unaudited summary financial and operating data for the three months and six months ended June 30, 2014 and June 30, 2013.

        The following historical financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes thereto and our audited consolidated financial statements included elsewhere in this prospectus. Our historical consolidated balance sheets and consolidated income statement information have been derived from the historical audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

        We prepared the consolidated financial statements utilizing the specialized accounting principles of Accounting Standards Codification Topic 946, Financial Services—Investment Companies (ASC Topic 946) from our inception through September 30, 2013. In accordance with this specialized accounting guidance, we carried our investments at fair value, did not consolidate loan securitizations on our consolidated financial statements and recorded investments in subsidiary entities as investments or using the equity method of accounting. Following the conversion from investment company to operating company accounting, we did not prepare our consolidated financial statements utilizing the specialized accounting guidance for investment companies, and, therefore, we no longer reflected the SBC loan assets that were held in our securitization trusts as MBS, but instead consolidated the SBC loans held in these trusts and the associated notes on our consolidated balance sheet and included both the interest income from such SBC loans and the associated interest expense on the notes in our consolidated statement of operations.

	Operating Company Accounting(a)	Investment Company Accounting(b)	Operating Company Accounting(a)	Investment Company Accounting(b)
					Operating Company Accounting(a)	Investment Company Accounting(b)
	Three Months Ended June 30,		Six Months Ended June 30,			January 1, 2013 through September 30, 2013
					October 1, 2013 through December 31, 2013		January 1, 2012 through December 31, 2012
(In Thousands)	2014	2013	2014	2013
Interest income
Mortgage loans, held-for-investment	$10,148	$—	$16,001	$—	$4,797	$—	$—
Mortgage loans, held-for-sale, at fair value	3,228	829	5,549	2,388	1,353	6,941	8,664
Mortgage backed securities, at fair value	488	2,102	722	3,222	—	4,148	9,738

Total interest income	13,864	2,931	22,272	5,610	6,150	11,089	18,402
Interest Expense
Securitized debt obligations	(212)	—	(1,128)	—	(1,719)	—	—
Short term investments	(15)	—	(31)	—	—	—	—
Borrowings under repurchase agreements	(113)	—	(113)	—	—	—	—
Borrowings under credit facilities	(1,460)	—	(1,965)	—	(464)	—	—

Total interest expense	(1,800)	—	(3,237)	—	(2,183)	—	—
Net interest income	12,064	2,931	19,035	5,610	3,967	11,089	18,402
Other income (expenses)
Impairment expense	(2,261)	—	(4,165)	—	(1,749)	—	—
Other income	5,711	26	12,133	131	3,447	90	—
Employee compensation and benefits	(3,419)	—	(6,663)	—	(2,321)	—	—
Allocated employee compensation and benefits from related party	(625)	(153)	(1,186)	(259)	(526)	(381)	(1,232)
Professional fees	(1,556)	(148)	(2,644)	(403)	(979)	(438)	(738)
Management fees—related party	(1,780)	—	(3,504)	—	(672)	—	—
Loan servicing expense	(3,185)	(1,759)	(5,078)	(3,938)	(591)	(8,383)	(9,451)
Operating expenses	(4,395)	(2,436)	(10,045)	(2,814)	(4,723)	(2,036)	(2,158)
Realized gain (loss)	2,821	3,812	5,994	9,568	2,758	12,237	40,144
Unrealized gain (loss)	1,290	(1,372)	1,786	(2,906)	(819)	(8,714)	5,874
Net income before income tax provisions	4,665	901	5,663	4,989	(2,208)	3,464	50,841
Provisions for income taxes	—	—	—	—	—	—	—

Net income (loss)	4,665	901	5,663	4,989	(2,208)	3,464	50,841
Less: Net income (loss) attributable to non-controlling interest	438	33	526	59	(376)	40	(49)

Net income (loss) attributable to Sutherland Asset Management Corporation	$4,227	$868	$5,137	$4,930	$(1,832)	$3,424	$50,890

Basic earnings per common share	$0.14	$0.08	$0.18	$0.51	$(0.09)	$0.25	$4.14
Basic weighted average shares outstanding	29,317,957	10,793,789	29,317,957	9,658,570	20,353,796	10,620,699	10,442,826
Dividends paid per share of common stock and OP unit; 29,317,957 shares of common stock and 3,375,381 OP units of record on June 5, 2014.	$0.16 (c)		$0.16 (c)

(a)
Non-investment Company Accounting applying other U.S. GAAP. See Note 2 to Consolidated Financial Statements.

(b)
Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946.

(c)
Our dividends per share of common stock and OP unit includes a dividend in respect of the period from January 1, 2014 to March 31, 2014 of $0.16 per share of common stock and OP unit paid on June 17, 2014 to holders of record as of the close of business on June 5, 2014.

	Operating Company Accounting(a)		Investment Company Accounting(b)
(In Thousands)	June 30, 2014	December 31, 2013	December 31, 2012
Total assets	$1,267,507	$621,659	$160,941
Total liabilities(c)	793,920	150,752	24,136
Stockholders' equity	$473,587	$470,907	$136,805

(a)
Non-investment Company Accounting applying other U.S. GAAP. See Note 2 to Consolidated Financial Statements.

(b)
Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946.

(c)
Total liabilities, includes total debt (comprised of borrowings under credit facilities, securitized debt obligations of consolidated VIEs, borrowings under repurchase agreements and long-term borrowings) which was $730,000, $117,570 and $0, as of June 30, 2014, December 31, 2013 and December 31, 2012, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are a real estate finance company that acquires, originates, manages, services and finances primarily SBC loans. SBC loans generally range in original principal amount of between $500,000 and $10 million and are used by small businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. We will also invest in SBC ABS, and other real estate-related investments. As of June 30, 2014, we held a diversified portfolio of assets with an aggregate UPB, of approximately $1.4 billion and a carrying value of approximately $1.0 billion. Our objective is to provide attractive risk-adjusted returns to our stockholders, primarily through dividends and secondarily through capital appreciation. In order to achieve this objective, we will continue to grow our investment portfolio by acquiring SBC loans and related investments and originating new SBC loans.

        We are externally managed and advised by Waterfall Asset Management, LLC, an SEC registered investment adviser, whose investment professionals source and evaluate our loan acquisitions and advise on our new loan origination strategies. We have historically acquired performing, sub-performing, and non-performing SBC loans and intend to continue to acquire these loans as part of our business strategy. We consider a loan to be performing if the borrower is current on 100% of the contractual payments due for principal and interest during the most recent quarter or if the borrower's contractual status is current and the borrower has made at least 66% of contractual payments due for principal and interest in the most recent quarter. We consider a loan to be sub-performing or non-performing if the borrower does not meet the criteria of a performing loan. Our acquired performing loans represented approximately 63.3% of the carrying value and 58.5% of the UPB of our total loan portfolio as of June 30, 2014. We typically acquire sub-performing and non-performing loans at a discount to their UPB when we believe that resolution of the loans will provide attractive risk-adjusted returns. Our acquired sub-performing and non-performing loans represented in the aggregate 10.8% of the carrying value and 22.4% of the UPB of our total loan portfolio as of June 30, 2014.

        Through ReadyCap we have originated more than $276.9 million in conventional loans in 16 states since ReadyCap's inception in September 2012. Our originated loans, all of which are currently classified as performing loans, represented approximately 25.9% of the carrying value and 19.1% of the UPB of our total loan portfolio as of June 30, 2014. We will continue expanding our national origination platform by entering new attractive markets in the United States. We will also originate SBC loans for real estate guaranteed under the SBA Section 7(a) Program through ReadyCap using our SBLC license and recent personnel hires. In the future, we may also originate SBC loans for real estate under the SBA 504 loan program, pursuant to which the SBA guarantees subordinated, long-term financing. ReadyCap employs 101 people focused on originating and servicing SBC loans, including SBA loan originations.

        Through CBCA, our wholly-owned brokerage and advisory subsidiary, we provide sales, leasing, transaction management and facilities management services in support of owners of smaller commercial properties. CBCA employs 65 people dedicated to these activities on our behalf, and we expect CBCA will emerge as an important source of SBC loan originations referrals for us over time.

        We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2013. As a REIT, we generally are not be subject to U.S. federal income tax on our net taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to be excluded from registration as an investment company under the 1940 Act.

Factors Impacting Our Operating Results

        We expect that our results of operations will be affected by a number of factors and will primarily depend on, among other things, the level of the interest income from our assets, the market value of our assets and the supply of, and demand for, SBC loans, MBS and other assets we may acquire in the future and the financing and other costs associated with our business. Our net investment income, which includes the amortization of purchase premiums and accretion of purchase discounts, varies primarily as a result of changes in market interest rates, the rate at which our distressed assets are liquidated and the prepayment speed of our performing assets. Interest rates and prepayment speeds vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. Our operating results may also be impacted by conditions in the financial markets, credit losses in excess of initial estimates or unanticipated credit events experienced by borrowers whose SBC loans are held directly by us or are included in our MBS. Our operating results will also be impacted by our available borrowing capacity.

        Changes in Market Interest Rates.    We own and expect to acquire or originate FRMs and ARMs, with maturities ranging from five to 30 years. Our loans typically have amortization periods of 15 to 30 years or balloon payments due in five to ten years. ARM loans generally have a fixed interest rate for a period of five, seven or ten years and then an adjustable interest rate equal to the sum of an index rate, such as LIBOR, plus a margin, while FRM loans bear interest that is fixed for the term of the loan. As of June 30, 2014, approximately 67.7% of the loans of our portfolio were ARMs and 32.3% were FRMs, based on UPB. The weighted average margin on ARMs was approximately 1.8% as of June 30, 2014. We utilize derivative financial and hedging instruments in an effort to hedge the interest rate risk associated with our ARMs.

        With respect to our business operations, increases in interest rates, in general, may over time cause:

  •
  the interest expense associated with our variable rate borrowings to increase;

  •
  the value of fixed rate SBC loans, MBS and other real estate related assets to decline;

  •
  coupons on variable rate SBC loans and MBS to reset to higher interest rates; and

  •
  prepayments on SBC loans and MBS to slow.

        Conversely, decreases in interest rates, in general, may over time cause:

  •
  the interest expense associated with variable rate borrowings to decrease;

  •
  the value of fixed rate SBC loans, MBS and other real estate related assets to increase;

  •
  coupons on variable rate SBC loans and MBS to reset to lower interest rates; and

  •
  prepayments on SBC loans and MBS to increase.

        Additionally, non-performing SBC loans are not as interest rate sensitive as performing loans, as earnings on non-performing loans are often generated from restructuring the assets through loss mitigation strategies and opportunistically disposing of them. Because non-performing SBC loans are short-term assets, the discount rates used for valuation are based on short-term market interest rates, which may not move in tandem with long-term market interest rates. A rising rate environment often means an improving economy, which might have a positive impact on commercial property values, resulting in increased gains on the disposition of these assets. While rising rates could make it more costly to refinance these assets, we expect that the impact of this would be mitigated by higher property values. Moreover, small business owners are generally less interest rate sensitive than large commercial property owners, and interest cost is a relatively small component of their operating expenses. An improving economy will likely spur increased property values and sales, thereby increasing the need for SBC financing.

        Changes in Fair Value of Our Assets.    Our originated loans are carried at fair value and future mortgage related assets may also be carried at fair value. Accordingly, changes in the fair value of our assets may impact the results of our operations for the period in which such change in value occurs. The expectation of changes in real estate prices is a major determinant of the value of SBC loans and ABS. This factor is beyond our control.

        Prepayment Speed.    Prepayment speeds on SBC loans and ABS vary according to interest rates, the type of investment, conditions in the financial markets, competition, foreclosures and other factors that cannot be predicted with any certainty. In general, when interest rates rise, it is relatively less attractive for borrowers to refinance their mortgage loans and, as a result, prepayment speeds tend to decrease. This can extend the period over which we earn interest income. When interest rates fall, prepayment speeds on SBC loans, and therefore, ABS tend to increase, thereby decreasing the period over which we earn interest income. Additionally, other factors such as the credit rating of the borrower, the rate of property value appreciation or depreciation, financial market conditions, foreclosures and lender competition, none of which can be predicted with any certainty, may affect prepayment speeds on SBC loans and ABS.

        Spreads on ABS.    Since the financial crisis that began in 2007, the spread between swap rates and ABS has been volatile. Spreads on these assets initially moved wider due to the difficult credit conditions and have only recovered a portion of that widening. As the prices of securitized assets declined, a number of investors and a number of structured investment vehicles faced margin calls from dealers and were forced to sell assets in order to reduce leverage. The price volatility of these assets also impacted lending terms in the repurchase market, as counterparties raised margin requirements to reflect the more difficult environment. The spread between the yield on our assets and our funding costs is an important factor in the performance of this aspect of our business. Wider spreads imply greater income on new asset purchases but may have a negative impact on our stated book value. Wider spreads generally negatively impact asset prices. In an environment where spreads are widening, counterparties may require additional collateral to secure borrowings which may require us to reduce leverage by selling assets. Conversely, tighter spreads imply lower income on new asset purchases but may have a positive impact on our stated book value. Tighter spreads generally have a positive impact on asset prices. In this case, we may be able to reduce the amount of collateral required to secure borrowings.

        SBC Loan and ABS Extension Risk.    Our Manager estimates the projected weighted-average life of our investments based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages and/or the speed at which we are able to liquidate an asset. If the timeline to resolve non-performing assets extends, this could have a negative impact on our results of operations, as carrying costs may therefore be higher than initially anticipated. This situation may also cause the fair market value of our investment to decline if real estate values decline over the extended period. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

        Credit Risk.    We are subject to credit risk in connection with our investments in SBC loans and ABS and other target assets we may acquire in the future. Increases in defaults and delinquencies will adversely impact our operating results, while declines in rates of default and delinquencies will improve our operating results from this aspect of our business. Default rates are influenced by a wide variety of factors, including, property performance, property management, supply and demand factors, construction trends, consumer behavior, regional economics, interest rates, the strength of the United States economy and other factors beyond our control. All loans are subject to the possibility of default. We seek to mitigate this risk by seeking to acquire assets at appropriate prices given anticipated and unanticipated losses and by deploying a value-driven approach to underwriting and diligence, consistent with our historical investment strategy, with a focus on projected cash flows and potential risks to cash flow. We further mitigate our risk of potential losses while managing and servicing our loans by performing various workout and loss mitigation strategies with delinquent borrowers. Nevertheless, unanticipated credit losses could occur which could adversely impact operating results.

        Size of Investment Portfolio.    The size of our investment portfolio, as measured by the aggregate principal balance of our SBC loans and ABS and the other assets we own, is also a key revenue driver. Generally, as the size of our investment portfolio grows, the amount of interest income and realized gains we receive increases. A larger investment portfolio, however, drives increased expenses, as we may incur additional interest expense to finance the purchase of our assets.

        Market Conditions.    With the onset of the global financial crisis, SBC origination volume fell approximately 42.5% from the 2006 peak through 2009 and the decline was accompanied by a reduction in the principal balance of outstanding SBC loans between 2008 and 2013. Based on data from Boxwood Means, while commercial property prices have almost fully recovered to their 2007 peak, SBC property prices have increased only 9.0% from the 2012 trough. We believe this trend suggests continued tight credit in SBC lending and supports our belief that credit spreads in the SBC Loan asset class should for the foreseeable future remain wider compared to large balance commercial mortgage loans. Since late 2008, we have seen substantial volumes of sub-performing and non-performing SBC loans available for purchase from U.S. banks at significant discounts to their UPBs. We believe that banks have been motivated to sell SBC loans in order to improve their regulatory capital ratios, reduce their troubled asset ratios, a key measure monitored by regulators, investors and other stakeholders in assessing bank safety and soundness, relieve the strain on their operations caused by managing distressed loan books and to demonstrate to regulators, investors and other stakeholders that they are addressing their distressed asset issues and the drag they place on operating performance through controlled sales of these assets over time. We believe that banks will continue to be motivated to divest their sub-performing and non-performing SBC loan assets to address these issues over the next several years. We believe that as the economic recovery continues the volume of short-term loan extensions and restructurings will be reduced, resulting in increased opportunities for us to originate first mortgage SBC loans in the market. We believe that the supply of new capital to meet this increasing demand will continue to be constrained by the historically low activity levels in the ABS market.

Critical Accounting Policies and Use of Estimates

Basis of Presentation

        Until September 30, 2013, the historical consolidated financial statements in this prospectus have been prepared in accordance with U.S. GAAP, utilizing the specialized accounting principles of ASC Topic 946.

        Based on our current business focus and the fact that the equity interests we hold in operating companies constituted an increasing amount of our total assets and operating results, we determined that we no longer met the requirements for investment company accounting. Our current business focus is to acquire and originate SBC loans as well as provide real estate brokerage and advisory services in the commercial real estate market. As a result, because our current focus is providing a fully integrated brokerage, advisory and origination business, we determined that we no longer qualify for investment company accounting and, as a result, operate as an operating company rather than an investment company effective October 1, 2013.

        As a result of the change from an investment company to an operating company for accounting purposes, references are made to both investment company accounting and operating company accounting throughout these consolidated financial statements. Investment company accounting applies to accounting in accordance with GAAP for investment companies in accordance with ASC 946.

Operating company accounting applies to accounting in accordance with GAAP other than for investment companies.

        The preparation of the consolidated financial statements requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. Our most critical accounting policies involve decisions and assessments that affect our reported assets and liabilities, as well as our reported revenues and expenses. Our critical accounting policies and accounting estimates may be expanded over time as we fully implement our strategy. Asset acquisition and disposition transactions are recorded on a trade date basis. Interest income and expenses, including accretion and amortization of discounts and premiums on SBC loans and ABS, are recorded on an accrual basis. Realized gains and losses are computed on a specific identification basis. Net change in unrealized appreciation (depreciation) on investments is recorded in earnings. Those accounting policies and estimates that we expect to be most critical to an investor's understanding of our financial results and condition are discussed below.

Securitization Trusts

        Prior to October 1, 2013 we were exempt from consolidating the securitizations under ASC 946: Financial Services—Investment Companies. Upon conversion to operating company accounting, under ASC 810: Consolidation, we are required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transaction and to which the underlying SBC loans in connection with the securitization were transferred.

        VIEs are defined as entities in which equity investors (i) do not have the characteristics of a controlling financial interest, and/or (ii) do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The entity that consolidates a VIE is known as its primary beneficiary, and is generally the entity with (i) the power to direct the activities that most significantly impact the VIE's economic performance, and (ii) the right to receive benefits from the VIE or the obligation to absorb losses of the VIE that could be significant to the VIE. For VIEs that do not have substantial ongoing activities, the power to direct the activities that most significantly impact the VIEs' economic performance may be determined by an entities' involvement with the design of the VIE.

        Our consolidated statements of financial condition present: (i) our direct assets and liabilities, and the assets and liabilities of consolidated securitization vehicles. Assets of all consolidated VIEs can only be used to satisfy the obligations of those VIEs, and the liabilities of consolidated VIEs are non-recourse to us. We will aggregate all the assets and liabilities of the consolidated securitization vehicles because we determined that these entities are substantively similar, and therefore, a further disaggregated presentation would not be more meaningful.

Fair Value Measurement

        Originated mortgage loans are accounted for under ASC 825, Financial Instruments. The originated mortgage loans as well as trading securities, derivative instruments and short term investments are recorded at fair value as determined by the Manager, with the assistance of valuations provided by servicer providers and other observable market prices. The fair values assigned to these investments are based upon available information including collateral values, unpaid principal balances, cash flow velocity, contractual status and anticipated disposition timelines. To the extent that exchange pricing, vendor marks or broker quotes are not readily available, we may use internal valuation models or other valuation methodologies that may be based on unobservable market inputs to fair value the investment. The fair values assigned to the investments may not reflect amounts that ultimately have or may be realized.

Interest Income Recognition

        The recognition of interest income on loans and securities varies depending on the characteristics of the assets we hold as follows.

        Mortgage loans, held-for-investment are accounted for under ASC 310-20, Receivables, Nonrefundable Fees and Other Costs, or ASC 310-20, or ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, or ASC 310-30.

        Mortgage loans purchased where we determine that there is no evidence of credit deterioration and that it is probable that all contractual loan payments are collectable are accounted for under ASC 310-20. We use the interest method to recognize, as a level-yield adjustment, the difference between the initial recorded investment in the loan and the principal amount of the loan. The calculation of the constant effective yield necessary to apply the interest method uses the payment terms required by the loan contract, and prepayments of principal are not anticipated to shorten the loan term.

        Mortgage loans purchased at a discount due to deteriorated credit quality at the time of purchase are accounted for under ASC 310-30. These loans are accounted for under ASC 310-30 if both of the following conditions are met as of the acquisition date: (i) there is evidence of deterioration in credit quality of the loan since its inception and (ii) it is probable that we will not collect all contractual cash flows on the loan.

        Interest income on non-performing loans is recognized using the effective interest method based on management's estimates of expected cash flows to be received. The effective interest rate on these loans is based on management's estimate for each loan of the projected cash flows, which are estimated based on our observation of current information and events and include assumptions related to fluctuations in prepayment speeds and carrying expenses.

Origination and Exit Fee Recognition

        Origination and exit fees related to our originated loan portfolio are recognized on a cash basis. The Company accounts for the income related to origination fees in the month the loan is originated and accounts for income related to exit fees in the month the loan is paid off.

Impairment

        When the present value of estimated future cash flows discounted at current effective yields is less than its amortized cost the loan is considered impaired. On at least a quarterly basis we will evaluate each of our loans for impairment. The determination as to whether impairment exists is subjective as such determinations are based on factual information available at the time of assessment as well as our estimate of future conditions including prepayment rates, default rates, loss severities, delinquency rates, percentage of non-performing loans, extent of credit support available, year of origination, loan-to-value ratios, geographic concentrations, as well as reports by credit rating agencies, such as Moody's Investor Services, Standard & Poor's Corporation, or S&P, or Fitch, general market assessments and dialogue with market participants. As a result, the determination of impairment, its timing and amount, are based on management estimates that may change materially over time. We will recognize an impairment through a charge to earnings equal to the entire difference between the loan's amortized cost and its fair value at the statement of financial condition date. Subsequent increases in present value of estimated cash flows will result in an adjustment to a loan's accretable yield by first reducing the loan's valuation allowance to zero. The remaining increase, if any, in the present value of the cash flows expected to be collected will be recognized prospectively as additional interest income over the remaining life of the loan.

        The determination of whether impairment exists is subject to management estimates based on consideration of both factual information available at the time of assessment as well as our estimates of the future performance and projected amount and timing of cash flows expected to be collected on the security. As a result, the timing and amount of impairment constitutes an accounting estimate that may change materially over time.

Derivative Financial Instruments

        We have developed risk management programs and processes, which include investments in derivative financial instruments designed to manage interest rate risk associated with our SBC loan origination activities.

        All derivative financial instruments are reported as either assets or liabilities in the consolidated balance sheet at fair value. The gains and losses associated with changes in the fair value of derivatives not designated as hedges are reported in current earnings. We do not enter into derivative instruments for speculative purposes.

Income Taxes

        We have elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2013. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. GAAP). So long as we qualify as a REIT, we will not be subject to U.S. federal income tax on our taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we have been organized and operated and intend to continue to operate in such a manner as to qualify for treatment as a REIT.

Accounting Standards Applicable To Emerging Growth Companies

        The JOBS Act contains provisions that relax certain requirements for "emerging growth companies," which includes us. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to (i) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act, (ii) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (iii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, or (iv) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise. We have irrevocably opted-out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not "emerging growth companies."

Recent Accounting Pronouncements

        In December 2011, FASB issued guidance in ASU 2011-11—Balance Sheet (Topic 210) Disclosures about Offsetting Assets and Liabilities, to enhance disclosures about financial instruments and derivative instruments that are either (1) offset or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset. Under the guidance, an entity is required to disclose quantitative information relating to recognized assets and liabilities that are offset or subject to an enforceable master netting arrangement or similar agreement, including the gross amounts of those recognized assets and liabilities, the amounts offset to determine the net amount presented in the statement of financial position and the net amount presented in the statement of financial position. With respect to amounts subject to an enforceable master netting arrangement or similar agreement which are not offset, disclosure is required of the amounts related to recognized financial instruments and other derivative instruments, the amount related to financial collateral (including cash collateral), and the overall net amount after considering amounts that have not been offset. The guidance is effective for annual reporting periods beginning on or after January 1, 2013 and interim periods within those annual periods and retrospective application is required. As the amendments are limited to disclosure only, the adoption of this guidance did not have a material impact on our consolidated financial statements.

        In January 2013, the FASB issued guidance in ASU 2013-01—Balance Sheet (Topic 210) Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, to clarify the scope of disclosures about offsetting assets and liabilities. The amendments clarify that the scope of guidance issued in December 2011 to enhance disclosures around financial instruments and derivative instruments that are either (1) offset, or (2) subject to a master netting arrangement or similar agreement, irrespective of whether they are offset, applies to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for interim and annual periods beginning on or after January 1, 2013. As the amendments are limited to disclosure only, the adoption of this guidance did not have a material impact on our consolidated financial statements.

        In February 2013, the FASB issued a guidance to clarify the scope of applicability of a particular disclosure to nonpublic entities that resulted from the issuance of ASU 2011-04—Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments clarify that the requirement to disclose "the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)" does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position, but for which fair value is disclosed. The amendments in this ASU affect nonpublic entities that have total assets of $100 million or more or that have one or more derivative instruments. The amendment is effective upon issuance. Adoption did not have material impact on our consolidated financial statements.

        In June 2013, the FASB issued guidance in ASU 2013-08—Financial Services—Investment Companies (Topic 946), Amendments to the Scope, Measurement, and Disclosure Requirements, to change the assessment of whether an entity is an investment company by developing a new two-tiered approach that requires an entity to possess certain fundamental characteristics while allowing judgment in assessing certain typical characteristics. The fundamental characteristics that an investment company is required to have include the following: (1) it obtains funds from one or more investors and provides the investor(s) with investment management services; (2) it commits to its investor(s) that its business purpose and only substantive activities are investing the funds solely for returns from capital appreciation, investment income or both; and (3) it does not obtain returns or benefits from an investee or its affiliates that are not normally attributable to ownership interests. The typical characteristics of an investment company that an entity should consider before concluding whether it is an investment company include the following: (1) it has more than one investment; (2) it has more than one investor; (3) it has investors that are not related parties of the parent or the investment manager; (4) it has ownership interests in the form of equity or partnership interests; and (5) it manages substantially all of its investments on a fair value basis. The new approach requires an entity to assess all of the characteristics of an investment company and consider its purpose and design to determine whether it is an investment company. The guidance includes disclosure requirements about an entity's status as an investment company and financial support provided or contractually required to be provided by an investment company to its investees. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2013 and earlier application is prohibited. We evaluated the impact of the new guidance on our consolidated financial statements and have concluded that the new guidance does not apply to REITs and is not intended to change current practice for real estate entities. Accordingly, we have determined that the new guidance is not expected to impact our consolidated financial statements.

        In July 2013, the FASB issued guidance in ASU 2013-11—Income Taxes (Topic 740), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, to eliminate the diversity in practice on the financial statement presentation of an unrecognized tax benefit when a net operating loss carry forward, a similar tax loss, or when a tax credit carry forward exists. Under the new guidance, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry forward, a similar tax loss, or a tax credit carry forward, except as follows. To the extent a net operating loss carry forward, a similar tax loss, or a tax credit carry forward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statement as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date (e.g., an entity should not evaluate whether the deferred tax asset expires before the statute of limitations on the tax position or whether the deferred tax asset may be used prior to the unrecognized tax benefit being settled). The guidance does not require new recurring disclosures. The guidance applies to all entities that have unrecognized tax benefits when a net operating loss carry forward, similar tax loss, or a tax credit carry forward exists at the reporting date. The guidance became effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments are to be applied prospectively to all unrecognized tax benefits that exist at the effective date, although retrospective application is permitted. The adoption of this guidance is not expected to impact our consolidated financial statements.

        In June 2014, the FASB issued ASU No. 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. ASU No. 2014-11 changes the accounting for repurchase-and resale-to-maturity agreements by requiring that such agreements be recognized as financing arrangements, and requires that a transfer of a financial asset and a repurchase agreement entered into contemporaneously be accounted for separately. ASU No. 2014-11 also requires additional disclosures about certain transferred financial assets accounted for as sales and certain securities financing transactions. The accounting changes and additional disclosures about certain transferred financial assets accounted for as sales are effective for the first interim and annual reporting periods beginning after December 15, 2014. The additional disclosures for securities financing transactions are required for annual reporting periods beginning after December 15, 2014 and for interim reporting periods beginning after March 15, 2015. Early adoption is not permitted. Adoption of ASU No. 2014-11 is not expected to materially affect the firm's financial condition, results of operations, or cash flows.

        In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period, or ASU 2014-12. ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. We are currently evaluating the impact of the adoption of ASU 2014-12.

        In August 2014, the FABS issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 will explicitly require management to assess an entity's ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier adoption is permitted. We are currently evaluating the impact of the adoption of ASU 2014-15.

Results of Operations

        We prepared the consolidated financial statements utilizing investment company accounting from our inception through September 30, 2013. In accordance with this specialized accounting guidance, we carried our investments at fair value, did not consolidate loan securitizations on our consolidated financial statements and recorded investments in subsidiary entities as investments or using the equity method of accounting. In connection with the REIT formation transactions and beginning on October 1, 2013, we converted from investment company to operating company accounting, and, accordingly, beginning with the three months ended December 31, 2013, no longer recognized interest income from the notes we held in our securitization trusts, but instead included both the interest income from the SBC loans held in such trusts and the associated interest expense on the notes issued by these trusts in our consolidated statement of operations.

        As a result of the change in accounting that occurred on October 1, 2013, we have not included a comparison of the financial performance of our company for the full year ended December 31, 2013 against the full calendar year ended December 31, 2012. However, we have included a comparative discussion of our financial performance for the nine months ended September 30, 2013 against the nine months ended September 30, 2012 and the 12 months ended December 31, 2012, which is the last comparative periods under which we reported our results of operations under investment company accounting. We have also included a separate discussion of our results of operations (but not in comparison to other periods) for the three months ended December 31, 2013, the three months ended June 30, 2014 and for the six months ended June 30, 2014.

        In addition to the change from investment company to operating company accounting, several other factors cause us to conclude that the results of operations for any of the periods set forth below are not comparable to our anticipated operating results following completion of this offering. As part of the REIT formation transactions, we became the sole general partner of, and commenced conducting substantially all of our business through, our operating partnership and its subsidiaries. Upon completion of the REIT formation transactions, we:

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  operated and paid distributions in a manner that will enable us to qualify as a REIT,

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  continued to ramp our origination business and transitioned our asset mix to include more performing SBC loans,

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  acquired and financed significant additional SBC loans, and

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  began to start to hold the SBC loan assets that we acquired for longer duration.

As described elsewhere in this prospectus, In October 2013, we entered into asset purchase agreements with CIT to purchase 4,194 performing, sub-performing and non-performing SBC loans with a combined UPB of $573.1 million and MSRs related to $744.8 million of loans as of June 30, 2014, for an aggregate purchase price of approximately $433.9 million. In June 2014, we closed the final phase of this acquisition. As such, a significant portion of these loans were not reflected in our results of operations set forth below to the same extent as they would have been if they were owned from the entire six months ended June 30, 2014.

Investment Activity for the Three Months Ended June 30, 2014

        Mortgage Loans, held-for-investment.    During the three months ended June 30, 2014, we acquired $541.1 million of mortgage loans, held-for-investment for a purchase price of $401.5 million. During the period, we received proceeds from liquidations and principal payments of mortgage loans, held-for-investment of $29.2 million and realized gains of $4.3 million.

        Mortgage Loans, held-for-sale, at fair value. ReadyCap originated $59.8 million in mortgage loans, held-for-sale, at fair value during the three months ended June 30, 2014 and had unrealized gains of $2.4 million for the three months ended June 30, 2014.

Investment Activity for the Six Months Ended June 30, 2014

        Mortgage Loans, held-for-investment.    During the six months ended June 30, 2014, we acquired $791.6 million of mortgage loans, held-for-investment for a purchase price of $541.6 million and originated $32.7 million of mortgage loans, held-for-investment at par. During the period, we received proceeds from liquidations and principal payments of mortgage loans, held-for-investment of $57.0 and realized gains of $7.1 million.

        Mortgage Loans, held-for-sale, at fair value. ReadyCap originated $126.3 million in mortgage loans, held-for-sale, at fair value during the six months ended June 30, 2014. Mortgage loans, held-for-sale, at fair value had unrealized gain of $3.2 million for the six months ended June 30, 2014.

Investment Activity for the Three Months Ended December 31, 2013

        Mortgage Loans, held-for-investment.    During the three months ended December 31, 2013, we acquired $101.9 million of mortgage loans, held-for-investment for a purchase price of $84.9 million. During the period, we received proceeds from liquidations and principal payments of mortgage loans, held-for-investment of $24.2 million and realized gains of $2.7 million.

        Mortgage Loans, held-for-sale, at fair value.    ReadyCap originated $39.4 million in mortgage loans, held-for-sale, at fair value during the three months ended December 31, 2013. Mortgage loans, held-for-sale, at fair value had unrealized loss of $0.5 million for the three months ended December 31, 2013.

Investment Activity for the Nine Months Ended September 30, 2013

        Commercial Loans.    During the nine months ended September 30, 2013, we acquired $120.5 million of SBC loans for a purchase price of $68.8 million. During the period, we received proceeds from liquidations of SBC loans of $56.1 million and realized gains of $14.5 million. As of September 30, 2013, unrealized gains on SBC loans were $2.4 million. The fair market value of our SBC loans at September 30, 2013 was $105.5 million. ReadyCap originated our first loan in April 2013 and since that date through September 30, 2013 has originated SBC loans with a combined principal balance of $64.5 million.

        Mortgage Backed Securities.    During the nine months ended September 30, 2013, we received proceeds from principal payments of $2.7 million and realized losses of $2.2 million. As of September 30, 2013, unrealized losses on our MBS were $6.5 million. The fair market value of our MBS at September 30, 2013 was $41.9 million.

        Equity Investments.    During the nine months ended September 30, 2013, we made equity investments totaling $87.1 million. Of this amount, $7.4 million represents the investment in common and preferred stock of two publicly-owned banks that executed a recapitalization transaction in which we purchased distressed SBC assets. We sold 100% of our common stock during the nine months ended September 30, 2013 for net proceeds of $8.2 million resulting in a net gain of $1.6 million. The remaining investment of $79.7 million represents investment into our operating subsidiaries which are classified as investments under investment company accounting.

Investment Activity for the Year Ended December 31, 2012

        Commercial Loans.    During the 12 months ended December 31, 2012, we acquired mortgage loans for a purchase price of $198.7 million. During the period, we received proceeds from liquidations and payment of principal of $199.8 million for realized gains of $47.7 million.

        Mortgage Backed Securities.    During the 12 months ended December 31, 2012, we received proceeds from payment of principal of $8.6 million for realized losses of $2.9 million.

        Equity Investments.    During the 12 months ended December 31, 2012, we made investments in subsidiaries of $6.8 million.

Three Months Ended June 30, 2014 and Six Months Ended June 30, 2014

        Interest Income.    Interest income was $13.8 million during the three months ended June 30, 2014, comprised of the accretion of mortgage loans, held-for-investment of $10.1 million, interest income of $3.2 million representing interest payments by borrowers on mortgage loans originated by ReadyCap and $0.5 million of interest income received on MBS. Interest income was $22.2 million during the six months ended June 30, 2014, comprised of the accretion of mortgage loans, held-for-investment of $16.0 million, interest income of $5.5 million representing interest payments by borrowers on mortgage loans originated by ReadyCap and $0.7 million of interest income received on MBS.

        Interest Expense.    Interest expense was $1.8 million during the three months ended June 30, 2014, comprised of $1.5 million of interest on borrowings under credit facilities, interest expense of $0.2 million representing interest paid on our securitized debt obligations on consolidated VIEs and interest expense of $0.1 million representing interest paid on borrowings under repurchase agreements. Interest expense was $3.2 million during the six months ended June 30, 2014, comprised of $2.0 million of interest on borrowings under credit facilities, interest expense of $1.1 million representing interest paid on our securitized debt obligations on consolidated VIEs and interest expense of $0.1 million representing interest paid on borrowings under repurchase agreements.

        Impairment Expense.    Impairment expense represents a decrease in the present value of future anticipated cash recoveries discounted at current effective yields on loans accounted for under ASC 310-30. During the three months ended June 30, 2014 we had $2.3 million of impairment expense. During the six months ended June 30, 2014 we had $4.2 million of impairment expense.

        Other Income.    Other income was $5.7 million during the three months ended June 30, 2014, comprised primarily of $3.7 million of commission income generated by our real estate brokerage and advisory business, $0.6 million of origination fees generated by ReadyCap and $1.4 million in miscellaneous recoveries. Other income was $12.1 million during the six months ended June 30, 2014, comprised primarily of $8.0 million of commission income generated by our real estate brokerage and advisory business, $2.2 million of origination fees generated by ReadyCap and $1.9 million in miscellaneous recoveries.

        Employee Compensation and Benefits.    Employee compensation and benefits includes the costs of dedicated employees directly employed by our wholly-owned subsidiaries, ReadyCap and CBCA.

Employee compensation and benefits for the three months ended June 30, 2014 was $3.4 million. Employee compensation and benefits for the six months ended June 30, 2014 was $6.7 million.

        Allocated Employee Compensation and Benefits from Related Party.    Allocated employee compensation and benefits from related party includes the costs of dedicated employees and the allocable share of compensation of other personnel responsible for internal monitoring, servicing and administrative services related to portfolio assets. Allocated employee compensation and benefits from related party for the three months ended June 30, 2014 was $0.6 million. Employee compensation and benefits for the six months ended June 30, 2014 was $1.2 million.

        Loan servicing expense.    Loan servicing expenses include base servicing fees paid to our primary servicers, accruals related to future payments due under our subservicing agreements and advances made to protect our lien on collateral. Total loan servicing expenses for the three months ended June 30, 2014 was $3.2 million comprised of $1.0 million of disposition fee expense related to subservicing agreements, $1.4 million in servicing fees and $0.9 million in advances net of loan servicing fees allocated to QPPs of $0.1 million. Total loan servicing expenses for the six months ended June 30, 2014 was $5.1 million comprised of $1.3 million of disposition fee expense related to subservicing agreements, $2.0 million in servicing fees and $1.9 million in advances net of loan servicing fees allocated to QPPs of $0.1 million.

        Professional Fees.    Professional fees represent legal, accounting and tax preparation costs. Professional fees were $1.6 million for the three months ended June 30, 2014. Professional fees were $2.6 million for the six months ended June 30, 2014.

        Management fee—related party.    Management fees were $1.8 million for the three months ended June 30, 2014. Management fees were $3.5 million for the six months ended June 30, 2014. See "Our Manager and the Management Agreement—Management Fees, Expense Reimbursements and Termination Fee—Base Management Fee and Incentive Distribution—Base Management Fee" for more information.

        Operating expenses.    Operating expenses were $4.4 million during the three months ended June 30, 2014, comprised primarily of $2.1 million of commission expense related to our real estate brokerage and advisory services, $0.3 million of technology expense, $0.5 million of marketing expense and $1.5 million of other administrative costs. Operating expenses were $10.0 million during the six months ended June 30, 2014, comprised primarily of $4.7 million of commission expense related to our real estate brokerage and advisory services, $0.9 million of technology expense, $0.9 million of marketing expense and $3.5 million of other administrative costs.

        Realized gain on mortgage backed securities, at fair value.    Realized gains on MBS, at fair value was $0.2 million of gain on $33.2 million of sales for the six months ended June 30, 2014.

        Realized gain on mortgage loans, held-for-investment.    Realized gains on mortgage loans, held-for-investment was $4.3 million on $29.2 million of sales for the three months ended June 30, 2014. Realized gains on mortgage loans, held-for-investment was $7.1 million on $57.0 million of sales for the six months ended June 30, 2014.

        Realized loss on derivative instruments, at fair value.    Realized loss on derivative instruments was $0.4 million related to interest payments on derivative contracts for the three months ended June 30, 2014. Realized loss on derivative instruments was $0.8 million related to interest payments on derivative contracts for the six months ended June 30, 2014.

        Realized gain on securitized debt obligations.    Realized gain on securitized debt obligations was $0.04 million related to $0.5 million of purchases for the three months ended June 30, 2014. Realized gain on securitized debt obligations was $0.6 million related to $8.5 million of purchases for the six months ended June 30, 2014.

        Realized loss on liability under participation agreements.    Realized loss on liability under participation agreements of $0.07 million for the three months ended June 30, 2014 was income due to QPP related to loan liquidations. Realized loss on liability under participation agreements of $0.2 million for the six months ended June 30, 2014 was income due to QPP related to loan liquidations.

        Unrealized loss on trading securities, at fair value.    Unrealized loss on trading securities of $0.1 million for the six months ended June 30, 2014 was due to change in the listed closing prices of the securities.

        Unrealized gain on mortgage loans, held-for-sale at fair value.    Unrealized gain on mortgage loans of $2.4 million for the three months ended June 30, 2014 was due to changes in market values as provided by third parties. Unrealized gain on mortgage loans of $3.2 million for the six months ended June 30, 2014 was due to changes in market values as provided by third parties.

        Unrealized gain on mortgage backed securities, at fair value.    Unrealized gain on MBS of $0.3 million for the three months ended June 30, 2014 was due to changes in market values as provided by third parties. Unrealized gain on MBS of $0.4 million for the six months ended June 30, 2014 was due to changes in market values as provided by third parties.

        Unrealized loss on derivative instruments, at fair value.    Unrealized loss on derivative instruments of $1.4 million for the three months ended June 30, 2014 was due to changes in market values as provided by third parties. Unrealized loss on derivative instruments of $1.6 million for the six months ended June 30, 2014 was due to changes in market values as provided by third parties.

Subsequent Events

        We declared a cash dividend in respect of the quarter ended June 30, 2014 of $0.20 per share of our common stock and OP unit which is payable on September 24, 2014 to stockholders and OP unit holders of record on September 10, 2014. As part of the dividend reinvestment offer described in greater detail under "Our History and Formation," on September 24, 2014, we issued a total of 115,631 shares of common stock and 23,664 OP units to our existing investors that elected to reinvest the second quarter cash dividend.

Three Months Ended December 31, 2013

        Interest Income.    Interest income was $6.2 million during the three months ended December 31, 2013, comprised of the accretion of mortgage loans accounted for under ASC 310-30 of $4.8 million (including $1.8 million in interest income of consolidated VIEs) and interest income of $1.4 million representing interest payments by borrowers on mortgage loans originated by ReadyCap.

        Interest Expense.    Interest expense was $2.2 million during the three months ended December 31, 2013, comprised of $0.5 million of interest on outstanding borrowings related to the Deutsche Bank facility used to fund ReadyCap loan originations and interest expense of $1.7 million representing interest paid on our securitized debt obligations on consolidated VIEs.

        Impairment Expense.    Impairment expense represents a decrease in the present value of future anticipated cash recoveries discounted at current effective yields on loans accounted for under ASC 310-30. During the three months ended December 31, 2013 we had $1.7 million of impairment expense.

        Other Income.    Other income was $3.4 million during the three months ended December 31, 2013, comprised primarily of $2.1 million of commission income generated by our real estate brokerage and advisory business.

        Employee Compensation and Benefits.    Employee compensation and benefits includes the costs of dedicated employees and the allocable share of compensation of other personnel responsible for internal monitoring, servicing and administrative services related to portfolio assets as well as employees directly employed by ReadyCap and CBCA. Employee compensation and benefits for the three months ended December 31, 2013 was $2.3 million.

        Disposition Fee Expense (Income).    We have entered into subservicing agreements with various loan servicers. The subservicing agreements include provisions which entitle the loan servicer to an incentive fee depending on the performance of the loan portfolio. The incentive fee is paid at the time the last loan liquidates within a given portfolio. The $0.09 million of disposition fee income during the three months ended December 31, 2013 represents a decrease in the accrual related to these agreements.

        Professional Fees.    Professional fees represent legal, accounting and tax preparation costs. Professional fees were $1.0 million for the three months ended December 31, 2013.

        Management fee—related party.    Management fees of $0.7 million are for the period November 26, 2013 through December 31, 2013. See "Our Manager and the Management Agreement—Management Fees, Expense Reimbursements and Termination Fee—Base Management Fee and Incentive Distribution—Base Management Fee" for more information.

        Operating expenses.    Operating expenses were $4.7 million during the three months ended December 31, 2013, comprised primarily of $2.3 million of commission expense related to our real estate brokerage and advisory services, $0.5 million in loan servicing expenses, $0.2 million of nonrecoverable advances, $0.4 million of tax expense and $1.1 million of other administrative costs.

        Realized gain trading securities.    Realized gains on trading securities was $0.06 million of gain on $1.9 million of sales for the three months ended December 31, 2013.

        Realized gain on mortgage loans, held-for-investment.    Realized gains on mortgage loans, held-for-investment was $2.8 million (including $1.3 million of realized gains from consolidated VIEs) on $24.2 million of sales for the three months ended December 31, 2013.

Nine months Ended September 30, 2013 Compared to Nine months Ended September 30, 2012 and 12 Months Ended December 31, 2012

Investment Income

        Interest Income.    Interest income represents interest earned on our SBC loans and MBS. We anticipate that the primary contributing elements of our interest income (some of which are beyond our control) will be the size of our SBC loan and MBS portfolio, the timing of purchases and prices paid for such assets, the level and changes of interest rates, prepayment speeds and the payment performance of borrowers. Interest income is subject to interest rate risk. See "—Quantitative and Qualitative Disclosures about Market Risk," for more information relating to interest rate risk and its impact on our operating results.

        Interest income decreased by $4.6 million to $11.1 million for the nine months ended September 30, 2013, compared to $15.7 million for the same period in 2012. This decrease was primarily the result of the inclusion in the nine months ended September 30, 2012 of interest income earned on a portfolio of loans which we purchased in January 2012, or the January 2012 Transaction.

        In anticipation of this purchase, we performed certain services and were entitled to receive financial benefits, including interest income, from May 2011 until the purchase of the assets was consummated, at which time such financial benefits were recorded.

        We earned interest income of $18.4 million for the 12 months ended December 31, 2012, comprised of $8.7 million of interest income on our SBC loans and $9.7 million of interest income on our MBS. The difference between this amount and the $11.1 million of interest income we earned in the first nine months of 2013 can be attributed to the factors noted above as well as the extra three months in the 2012 time period.

        Other Income.    Other income primarily consists of recoveries of advances of taxes, insurance premiums and other costs made by us when there are shortfalls in borrowers' escrow accounts. We recognized $0.09 million of other income for the nine months ended September 30, 2013 and no other income in 2012.

Operating Expenses

        Employee Compensation and Benefits.    Employee compensation and benefits represents the costs of dedicated employees and employee compensation allocated from the manager incurred for internal monitoring, servicing and administrative services related to portfolio assets. Risk management fund expenses were $0.4 million during the nine months ended September 30, 2013 and $0.4 million during the nine months ended September 30, 2012. Risk management fund expenses were $1.2 million during the 12 months ended December 31, 2012. The difference between this amount and the $0.4 million of risk management fund expenses we incurred in the first nine months of 2013 can be attributed to the extra three months in the 2012 time period as well as additional incentive compensation incurred in the three months ended December 31, 2012.

        Disposition Fee Expense.    We have entered into subservicing agreements with various loan servicers. The subservicing agreements include provisions which entitle the loan servicer to an incentive fee depending on the performance of the loan portfolio. The incentive fee is paid at the time the last loan liquidates within a given portfolio. During the nine months ended September 30, 2013 disposition fees were $7.3 million, which represents a $1.0 million increase from the disposition fee expenses incurred during the nine months ended September 30, 2012. During the 12 months ended December 31, 2012, disposition fees were $6.9 million. The difference between this amount and the $7.3 million of disposition fee expenses we incurred in the first nine months of 2013 can be attributed to the extra three months in the 2012 time period as well as an adjustment to the disposition fee accrual to account for changes in loan performance.

        Professional Fees.    Professional fees represent legal, accounting and tax preparation costs. Professional fees were $0.4 million during the nine months ended September 30, 2013 and $0.6 million for the nine months ended September 30, 2012. During the 12 months ended December 31, 2012, professional fees were $0.7 million. The difference between this amount and the $0.4 million of professional fees expenses we incurred in the first nine months of 2013 can be attributed to the extra three months in the 2012 time period.

        Operating Expenses and Incentive Fees.    Operating expenses decreased by $11.3 million to $3.9 million in the nine months ended September 30, 2013 compared to $15.2 million in nine months ended September 30, 2012. The decrease was primarily due to a decrease in incentive fee expense of $7.4 million due to a decrease in net income, a reduction in contingency reserves related to the January 2012 transaction of $2.8 million and a decrease in deferred securitization expense of $0.5 million due to the full amortization of the expense during the first half of 2013. Operating expenses were $12.3 million during the 12 months ended December 31, 2012 as compared to $3.9 million in the nine months ended

September 30, 2013. This $8.4 million reduction is primarily due to decreased incentive fee expense of $8.2 million due to a decrease in net income.

        Realized Gain on Investments.    Realized gain on investment decreased by $20.6 million to $14.0 million in the nine months ended September 30, 2013, compared to $34.6 million in the nine months ended September 30, 2012. The decrease was primarily the result of the inclusion in the nine months ended September 30, 2012 of the gains realized on the assets acquired in the January 2012 transaction. Net realized gain on investment was $44.8 million during the 12 months ended December 31, 2012 due to proceeds of $208.7 million on sales of SBC loans, ABS and equity and the gains realized on the assets acquired in the January 2012 transaction. The difference between this amount and the $14.0 million of realized gain in the first nine months of 2013 can be attributed to the extra three months in 2012 as well as the inclusion of the January 2012 transaction during the 12 months ended December 31, 2012.

        Realized Loss on Liability Under Participation Agreement.    Realized loss on liability under participation agreements decreased by $1.4 million in the nine months ended September 30, 2013 to a loss of $1.8 million, compared to the $3.2 million loss in the nine months ended September 30, 2012. This decrease is inversely correlated to the change in Realized gain on investment for the same periods as noted above. The decrease in realized gain on liabilities under participation agreements of $2.9 million for the nine months ended September 30, 2013, compared to the 12 months ended December 31, 2012 was due to the reasons noted above.

        Unrealized Gain (Loss) on Investments.    Prior to October 1, 2013 we elected to record the change in estimated fair value related to our investments in earnings by the fair value option. Net change in unrealized appreciation (depreciation) decreased by $24.9 million to unrealized depreciation of $8.7 million in the nine months ended September 30, 2013, compared to unrealized appreciation of $16.2 million in the nine months ended September 30, 2012. The decrease was primarily the result of updates to key valuation metrics including collateral and timelines, as well as a reversal of unrealized gains recognized in 2012 on liquidated assets due to the realization of such gains in 2013. Net change in unrealized gain was $7.8 million during the 12 months ended December 31, 2012 due to changes in key valuation metrics including collateral and timelines during the period, as well as a reversal of unrealized gains recognized in prior periods on liquidated assets. The difference between this amount and the $8.7 million of unrealized depreciation in the first nine months of 2013 can be attributed to the extra three months in the 2012 time period as well as changes in key valuation metrics including collateral and timelines during the period, as well as a reversal of unrealized gains recognized in prior periods on liquidated assets.

Liquidity and Capital Resources

        Liquidity is a measure of our ability to turn non-cash assets into cash and to meet potential cash requirements. We use significant cash to purchase SBC loans and other target assets, originate new SBC loans, pay dividends, repay principal and interest on our borrowings, fund our operations and meet other general business needs. Our primary sources of liquidity will include our existing cash balances, borrowings, including securitizations, resecuritizations, repurchase agreements, warehouse facilities, bank credit facilities (including term loans and revolving facilities), the net proceeds of this and future offerings of equity and debt securities and net cash provided by operating activities.

        Our Manager's extensive experience in sub-performing and non-performing loan acquisition, servicing and securitization strategies has enabled us to complete three securitizations of SBC loan assets since January 2011, issuing bonds with an aggregate face value of $204 million and allowing us to match fund the SBC loans pledged as collateral to secure these securitizations on a long-term non-recourse basis.

        As part of these transactions, we created three separate entities and issued to third party investors, tranches of investment grade debt through newly-formed wholly-owned subsidiaries. Two of these securitizations (SBC-1 and SBC-3) are trusts collateralized by non-performing SBC loans. The other securitization is a REMIC structure (SBC-2) and the debt obligations are collateralized by performing SBC loans. The assets pledged as collateral for these securitization structures were contributed from our portfolio of assets. By contributing these SBC assets to the various securitization structures, these transactions created capacity for us to fund other investments.

        The securitization structures issued investors tranches of notes of approximately $40.5 million, $97.7 million and $65.4 million for SBC-1, SBC-2 and SBC-3, respectively. We used the proceeds from the sale of the tranches issued to purchase SBC loans. These vehicles are VIEs for which we are the primary beneficiary and are consolidated in our financial statements.

        Our strategy is to continue to finance our assets through the securitization market and to access other forms of borrowings.

Deutsche Bank Credit Facility

        In September 2013, we closed on a rated credit facility with Deutsche Bank that allows for borrowings of up to $215 million. As of June 30, 2014, we had $164.5 million outstanding under this facility. The credit facility is structured as a securitization financing in which we and ReadyCap act as originator and seller. Under this facility, ReadyCap sells receivables related to mortgage loans to a special purpose vehicle that sells the receivables to a Delaware statutory trust. The Delaware statutory trust issues variable funding notes to Deutsche Bank to fund the acquisition of the receivables. The credit facility has a term of one year, subject to an additional extension period of six months provided that at least $65 million remains outstanding under the facility. In connection with the REIT formation transactions, we became the guarantor. The interest rates on the notes issued in the financing are: (i) before an extension option is exercised, 3-month LIBOR plus 3.25% on drawn amounts and (ii) on or after an extension option is exercised, 3-month LIBOR plus 3.75%. This agreement contains financial maintenance covenants, which include (i) a net asset value that does not decline more than 15% in a month, 25% in a quarter, 35% in a year or 50% from the highest net asset value; (ii) a minimum liquidity amount of $20 million and (iii) a maximum leverage ratio of 2:1 with respect to outstanding recourse debt and 9:1 with respect to outstanding non-recourse debt.

SBC Loan Repurchase Agreement and Securities Repurchase Agreements

        Our subsidiary, Waterfall Commercial Depositor closed on a master repurchase agreement in May 2014, or the Loan Repurchase Facility, pursuant to which Waterfall Commercial Depositor may sell, and later repurchase, a trust certificate, or the Trust Certificate, representing interests in mortgage loans in an aggregate principal amount of up to $200 million, $125 million of which is committed. As of June 30, 2014, we had $84.5 million outstanding under the Loan Repurchase Facility. The Loan Repurchase Facility is used to finance SBC loans, and the interest rate is LIBOR plus 3.50%. The Loan Repurchase Facility is committed for a period of 364 days, and Waterfall Commercial Depositor's obligations are fully guaranteed by us.

        The eligible assets for the Loan Repurchase Facility are loans secured by a first mortgage lien on commercial properties which, amongst other things, generally have an UPB less than $10 million. The principal amount paid by the bank for the Trust Certificate is based on a percentage of the lesser of the market value or the UPB of such mortgage loans backing the Trust Certificate. Waterfall Commercial Depositor is also required to pay the bank a commitment fee for the Loan Repurchase Facility, as well as certain other administrative costs and expenses. The Loan Repurchase Facility also includes financial maintenance covenants, which include (i) our operating partnership's net asset value not (A) declining more than 15% in any calendar month, (B) declining more than 25% in any calendar quarter, (C) declining more than 35% in any calendar year, or (D) declining more than 50% from our operating partnership's highest net asset value set forth in any audited financial statement provided to the bank; (ii) our operating partnership maintaining liquidity in an amount equal to at least 5% of its outstanding indebtedness; and (iii) the ratio of our operating partnership's total indebtedness (excluding non-recourse liabilities in connection with any securitization transaction) to its net asset value not exceeding 4:1 at any time.

        We have also entered into master repurchase agreements with four counterparties to fund our acquisitions of SBC ABS and short term investments, and, as of June 30, 2014, $121.2 million of borrowings were outstanding with two counterparties.

        At June 30, 2014, we had a total of $117.6 million in fair value of Trust Certificates and loans pledged against our borrowings under the Loan Repurchase Facility and $31.1 million in fair value of SBC ABS and $100.0 million of short term investments pledged against our securities repurchase agreement borrowings.

        Under the Loan Repurchase Facility and securities repurchase agreements, we may be required to pledge additional assets to our counterparties (lenders) in the event that the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral, which may take the form of additional assets or cash. Generally, the Loan Repurchase Facility and securities repurchase agreements contain a LIBOR-based financing rate, term and haircuts depending on the types of collateral and the counterparties involved. Further, at June 30, 2014, the haircut provisions associated with our repurchase agreements was between 25% and 40% for pledged Trust Certificates and was 32.0% and 0.5% for pledged SBC ABS and short term investments, respectively.

        If the estimated fair value of the assets increases due to changes in market interest rates or market factors, lenders may release collateral back to us. Margin calls may result from a decline in the value of the investments securing the Loan Repurchase Facility and securities repurchase agreements, prepayments on the loans securing such investments and from changes in the estimated fair value of such investments generally due to principal reduction of such investments from scheduled amortization and resulting from changes in market interest rates and other market factors. Counterparties also may choose to increase haircuts based on credit evaluations of our company and/or the performance of the assets in question. Historically, disruptions in the financial and credit markets have resulted in increased volatility in these levels, and this volatility could persist as market conditions continue to change. Should prepayment speeds on the mortgages underlying our investments or market interest rates suddenly increase, margin calls on the Loan Repurchase Facility and securities repurchase agreements could result, causing an adverse change in our liquidity position. To date, we have satisfied all of our margin calls and have never sold assets in response to any margin call under these borrowings.

        Our borrowings under repurchase agreements are renewable at the discretion of our lenders and, as such, our ability to roll-over such borrowings is not guaranteed. The terms of the repurchase transaction borrowings under our repurchase agreements generally conform to the terms in the standard master repurchase agreement as published by the Securities Industry and Financial Markets Association, as to repayment, margin requirements and the segregation of all assets we have initially sold under the repurchase transaction. In addition, each lender typically requires that we include supplemental terms and conditions to the standard master repurchase agreement. Typical supplemental terms and conditions, which differ by lender, may include changes to the margin maintenance requirements, required haircuts and purchase price maintenance requirements, requirements that all controversies related to the repurchase agreement be litigated in a particular jurisdiction, and cross default and setoff provisions.

        At June 30, 2014, we had a leverage ratio of 1.5x.

        We maintain certain assets, which, from time to time, may include cash, unpledged SBC loans, SBC ABS and short term investments (which may be subject to various haircuts if pledged as collateral to meet margin requirements) and collateral in excess of margin requirements held by our counterparties, or collectively, the Cushion, to meet routine margin calls and protect against unforeseen reductions in our borrowing capabilities. Our ability to meet future margin calls will be impacted by the Cushion, which varies based on the fair value of our investments, our cash position and margin requirements. Our cash position fluctuates based on the timing of our operating, investing and financing activities and is managed based on our anticipated cash needs. At June 30, 2014, we were in compliance with all debt covenants.

        At June 30, 2014, we had a total of $7.2 million of restricted cash pledged against our interest rate swaps and repurchase agreements.

JPMorgan Credit Facility

        We entered into a master loan and security agreement with JPMorgan in June 2014 providing for a credit facility of up to $250 million which we used to fund a portion of the final phase of the CIT loan acquisition. As of June 30, 2014, we had $226.4 million outstanding under this credit facility. The credit facility is structured as a secured loan facility in which ReadyCap and Sutherland Asset I, LLC, or Sutherland Asset I, act as borrowers. Under this facility, ReadyCap and Sutherland Asset I pledge loans guaranteed by the SBA under the SBA loan program, SBA 504 loans and other loans which are part of the CIT loan acquisition. We act as a guarantor under this facility. The credit facility has a term of 364 days and the interest rate will be 3-month LIBOR (reset daily), plus 4.00% per annum. The agreement contains financial maintenance covenants, which include (i) our net asset value not declining more than 15% in a month, 25% in a quarter, 35% in a year or 50% from our highest net asset value; (ii) a minimum cash liquidity amount of $20 million for our company; minimum cash liquidity amount plus undrawn but available capital commitments for our company equal to at least 5% of the sum of (a) any outstanding recourse indebtedness plus (b) the aggregate outstanding amount under this credit facility and (iv) a minimum tangible net worth of our company of $150 million.

Natixis Repurchase Agreement Term Sheet

        ReadyCap Lending also recently entered into a term sheet relating to an $80 million repurchase agreement financing with an affiliate of Natixis. We are a guarantor on the agreement. The spread on this repurchase financing is expected to be LIBOR plus 3.50%. The financing is expected to be for a term of 364 days, subject to an additional extension period of 364 days, subject to approval by Natixis. The eligible assets for this financing are first mortgage whole loans on multifamily, office, retail and industrial assets that meet specified conditions, including having (i) a term no greater than 30 years, a principal balance less than $10 million, (iii) an underlying LTV of no greater than 80%, and an underwritten debt service coverage ratio of no less than 1.05x. This facility is also expected to include financial maintenance covenants, which include a minimum net asset value for our company of $150 million. There can be no assurance that we will enter into this facility on these or comparable terms or at all.

Warehouse Credit Facility Term Sheet

        Our subsidiary, ReadyCap Lending, also recently entered into a term sheet for a $25 million senior secured warehouse credit facility to support the origination of new SBA loans. If this facility is completed, we expect it will provide us with two revolving credit facilities: (i) a 2-year, $7.5 million revolving credit facility at an interest rate equal to the Prime Rate (as defined in the documentation) and (ii) a 2-year, $2.5 million revolving credit facility at an interest rate equal to the Prime Rate (as defined in the documentation) minus 0.5%. Additionally, ReadyCap Lending may elect to exercise up to three $5.0 million increase options on terms mutually agreed by ReadyCap Lending and the lender.

Both we and the direct and indirect subsidiaries of ReadyCap Lending are guarantors on the credit facility. This facility is expected to contain financial maintenance covenants, which include (i) an interest coverage ratio, (ii) a maximum balance sheet leverage ratio of 3.0:1 and (iii) a minimum net asset value of 70% of net asset value at closing. There can be no assurance that we will enter into this facility on these or comparable terms or at all.

Six Months Ended June 30, 2014

Cash Flows from Operating Activities

        Our net cash used in operating activities was $12.7 million for the six months ended June 30, 2014. This was primarily the result of an increase in the outstanding receivables from the servicers of $27.5 million, an increase in other assets of $4.9 million, net of a decrease in accounts payable and other liabilities of $15.4 million and impairment of $4.2 million.

Cash Flows from Investing Activities

        Our net cash used in investing activities was $807.3 million, which was primarily the result of the purchase of $541.6 million of mortgage loans, $159.0 million in origination of mortgage loans, purchase of $100.0 million of short term investments, $36.6 million relating to the purchase of MSRs and $64.1 million relating to the purchase of MBS, net of mortgage loan sales of $57.0 million and the sale of MBS for $33.2 million.

Cash Flows from Financing Activities

        Our net cash provided by financing activities was $627.1 million, which was primarily the result of $423.9 million in proceeds from the credit facilities, $121.2 million from repurchase agreements and $93.6 million from long-term borrowings related to the guaranteed portions of SBA loans sold in the secondary market, on a non-recourse basis, net of principal payments made on credit facilities of $10.3 million.

Three Months Ended December 31, 2013

Cash Flows from Operating Activities

        Our net cash provided by operating activities was $2.6 million for the three months ended December 31, 2013. This was primarily the result of the collection of outstanding receivables from the servicers of $6.2 million net of an increase in receivable from third parties of $1.4 million and an increase in liabilities under subservicing agreements of $1.2 million.

Cash Flows from Investing Activities

        Our net cash used in investing activities was $97.7 million, which was primarily the result of the purchase of $84.9 million of mortgage loans and $39.4 million in origination of mortgage loans by ReadyCap, net of mortgage loan sales of $24.2 million.

Cash Flows from Financing Activities

        Our net cash provided by financing activities was $221.6 million, which was primarily the result of $203.9 million in proceeds from the 2013 private placement and $45.6 million in proceeds from the Deutsche Bank facility net of principal payments made on securitized debt obligations of $15.6 million.

Nine Months Ended September 30, 2013

Cash Flows from Operating Activities

        Our net cash used in operating activities was $2.7 million for the nine months ended September 30, 2013. The cash used in operating activities is primarily the result of a decrease in partner's capital resulting from operations and an increase in net purchases of new investments (net of proceeds from sales of investments).

Cash Flows from Financing Activities

        Our net cash provided by financing activities was $135.6 million for the nine months ended September 30, 2013. These contributions and withdrawals were primarily related to movements of funds between us and Waterfall Victoria Master Fund, Ltd.

Cash Flows from Investment Activities

        Under the accounting requirements for investment funds, the cash flows from the investment activities are included in the cash flows from operating activities above.

12 Months Ended December 31, 2012

Cash Flows from Operating Activities

        Our net cash provided by operating activities for the 12 months ended December 31, 2012 was $11.1 million. The cash provided by operating activities was primarily the result of a decrease in receivables from related parties of $4.9 million, an increase in liabilities under subservicing agreements of $6.9 million, and increase in incentive fee payable to related party of $8.0 million, net of a decrease in payable to related parties of $1.9 million.

Cash Flows from Financing Activities

        Our net cash used in financing activities was $71.4 million for the 12 months ended December 31, 2012. The cash used was primarily the result of capital withdrawals of $94.4 million net of capital contributions of $23.3 million.

Cash Flows from Investment Activities

        Our net cash provided by investing activities was $4.3 million for the 12 months ended December 31, 2012. This was primarily the result of proceeds from the sale of investments of $208.7 million and proceeds from liabilities under participation agreements of $11.8 million, net of purchase of investments of $205.5 million and payments of liabilities under participation agreements of $10.7 million.

Contractual Obligations

        The management agreement with our Manager provides for the payment of a base management fee to our Manager, the Incentive Distribution if our financial performance exceeds certain benchmarks, and the reimbursement of certain expenses. The base management fee and the Incentive Distribution are accrued and expensed during the period for which they are calculated and earned. For a more detailed discussion on the fees payable under the management agreement, see "Our Manager and the Management Agreement—Management Fees, Expense Reimbursements and Termination Fee."

        The following table provides a summary of our contractual obligations as of June 30, 2014. For each of the financing arrangements in the below table, interest is calculated based on the interest rate in effect at June 30, 2014 and includes all interest expense incurred and expected to be incurred in the future through the contractual maturity of the associated financing agreement.

	Payment due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Deutsche Bank Credit Facility	164,508	164,508	—	—	—
Interest on Deutsche Bank Credit Facility	1,395	1,395	—	—	—
JPM Credit Facility	226,368	226,368	—	—	—
Interest on JPM Credit Facility	10,491	10,491	—	—	—
SBC Loan repurchase facility	84,493	84,493	—	—	—
Interest on SBC loan repurchase facility	2,640	2,640	—	—	—
Short term investment repurchase agreements	99,500	99,500	—	—	—
Interest on short term investment repurchase agreements	5	5	—	—	—
SBC ABS repurchase agreements	21,713	21,713	—	—	—
Interest on SBC ABS repurchase agreements	36	36	—	—	—

Total	611,149	611,149	—	—	—

(1)
Interest is calculated based on the interest rate in effect at June 30, 2014 and includes all interest expense incurred and expected to be incurred in the future through the contractual maturity of the associated financing agreement.

Off-Balance Sheet Arrangements

        As of the date of this prospectus, we had no off-balance sheet arrangements except the $3.0 million of unfunded loan commitments related to mortgage loans, held for sale, discussed in Note 15 to the consolidated financial statements.

Inflation

        Virtually all of our assets and liabilities are and will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our consolidated financial statements are prepared in accordance with U.S. GAAP and our activities and balance sheet shall be measured with reference to historical cost and/or fair market value without considering inflation.

Quantitative and Qualitative Disclosures about Market Risk

        In the normal course of business, we enter into transactions in various financial instruments that expose us to various types of risk, both on and off balance sheet, which are associated with such financial instruments and markets for which we invest. These financial instruments expose us to varying degrees of market risk, credit risk, interest rate risk, liquidity risk, off balance sheet risk and prepayment risk.

        Market Risk.    Market risk is the potential adverse changes in the values of the financial instrument due to unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates, or market values of the underlying financial instruments. We attempt to mitigate our exposure to market risk by entering into offsetting transactions, which may include purchase or sale of interest bearing securities and equity securities.

        Credit Risk.    We are subject to credit risk in connection with our investments in SBC loans and SBC ABS and other target assets we may acquire in the future. The credit risk related to these investments pertains to the ability and willingness of the borrowers to pay, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan or security term. We believe that loan credit quality is primarily determined by the borrowers' credit profiles and loan characteristics. We seek to mitigate this risk by seeking to acquire assets at appropriate prices given anticipated and unanticipated losses and by deploying a value-driven approach to underwriting and diligence, consistent with our historical investment strategy, with a focus on projected cash flows and potential risks to cash flow. We further mitigate our risk of potential losses while managing and servicing our loans by performing various workout and loss mitigation strategies with delinquent borrowers. Nevertheless, unanticipated credit losses could occur which could adversely impact operating results.

        Interest Rate Risk.    Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

        Our operating results will depend, in part, on differences between the income from our investments and our financing costs. Our debt financing is based on a floating rate of interest calculated on a fixed spread over the relevant index, subject to a floor, as determined by the particular financing arrangement. The general impact of changing interest rates are discussed above under "—Factors Impacting Our Operating Results—Changes in Market Interest Rates." In the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in credit losses to us, which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. Furthermore, such defaults could have an adverse effect on the spread between our interest-earning assets and interest-bearing liabilities.

        Additionally, non-performing SBC loans are not as interest rate sensitive as performing loans, as earnings on non-performing loans are often generated from restructuring the assets through loss mitigation strategies and opportunistically disposing of them. Because non-performing SBC loans are short-term assets, the discount rates used for valuation are based on short-term market interest rates, which may not move in tandem with long-term market interest rates. A rising rate environment often means an improving economy, which might have a positive impact on commercial property values, resulting in increased gains on the disposition of these assets. While rising rates could make it more costly to refinance these assets, we expect that the impact of this would be mitigated by higher property values. Moreover, small business owners are generally less interest rate sensitive than large commercial property owners, and interest cost is a relatively small component of their operating expenses. An improving economy will likely spur increased property values and sales, thereby increasing the need for SBC financing.

        Liquidity Risk.    Liquidity risk arises in our investments and the general financing of our investing activities. It includes the risk of not being able to fund acquisition and origination activities at settlement dates and/or liquidate positions in a timely manner at a reasonable price, in addition to potential increase in collateral requirements during times of heightened market volatility. If we were forced to dispose of an illiquid investment at an inopportune time, we might be forced to do so at a substantial discount to the market value, resulting in a realized loss. We attempt to mitigate our liquidity risk by regularly monitoring the liquidity of our investments in SBC loans, ABS and other financial instruments. Factors such as our expected exit strategy for, the bid to offer spread of, and the number of broker dealers making an active market in a particular strategy and the availability of long-term funding, are considered in analyzing liquidity risk. To reduce any perceived disparity between the liquidity and the terms of the debt instruments in which we invest, we attempt to minimize our reliance on short-term financing arrangements. While we may finance certain investment in security positions using traditional margin arrangements and reverse repurchase agreements, other financial instruments such as collateralized debt obligations, and other longer term financing vehicles may be utilized to attempt to provide us with sources of long-term financing.

        Off Balance Sheet Risk.    Off balance sheet risk refers to situations where the maximum potential loss resulting from changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments may result in changes in the value of a particular financial instrument in excess of the reported amounts of such assets and liabilities currently reflected in the accompanying Consolidated Balance Sheets.

        Prepayment Risk.    As we receive prepayments of principal on our investments, premiums paid on such investments will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely, discounts on such investments are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

BUSINESS

General

        We are a real estate finance company that acquires, originates, manages, services and finances primarily SBC loans. SBC loans generally range in original principal amount of between $500,000 and $10 million and are used by small businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. We also invest in SBC ABS, and other real estate-related investments. As of June 30, 2014, we held a diversified portfolio of assets with an aggregate UPB, of approximately $1.4 billion and a carrying value of approximately $1.0 billion. Our objective is to provide attractive risk-adjusted returns to our stockholders, primarily through dividends and secondarily through capital appreciation. In order to achieve this objective, we will continue to grow our investment portfolio by acquiring SBC loans and related investments and originating new SBC loans.

        We are externally managed and advised by Waterfall Asset Management, LLC, an SEC registered investment adviser, whose investment professionals source and evaluate our loan acquisitions and advise on our new loan origination strategies. We have historically acquired performing, sub-performing, and non-performing SBC loans and intend to continue to acquire these loans as part of our business strategy. We consider a loan to be performing if the borrower is current on 100% of the contractual payments due for principal and interest during the most recent quarter or if the borrower's contractual status is current and the borrower has made at least 66% of contractual payments due for principal and interest in the most recent quarter. We consider a loan to be sub-performing or non-performing if the borrower does not meet the criteria of a performing loan. Our acquired performing loans represented approximately 63.3% of the carrying value and 58.5% of the UPB of our total loan portfolio as of June 30, 2014. We typically acquire sub-performing and non-performing loans at a discount to their UPB when we believe that resolution of the loans will provide attractive risk-adjusted returns. Our acquired sub-performing and non-performing loans represented in the aggregate 10.8% of the carrying value and 22.4% of the UPB of our total loan portfolio as of June 30, 2014.

        Through ReadyCap we have originated more than $276.9 million in conventional loans in 16 states since ReadyCap's inception in September 2012. Our originated loans, all of which are currently classified as performing loans, represented approximately 25.9% of the carrying value and 19.1% of the UPB of our total loan portfolio as of June 30, 2014. We will continue expanding our national origination platform by entering new attractive markets in the United States. We will also originate SBC loans for real estate guaranteed under the SBA Section 7(a) Program through ReadyCap using our SBLC license and recent personnel hires. In the future, we may also originate SBC loans for real estate under the SBA 504 loan program, pursuant to which the SBA guarantees subordinated, long-term financing. ReadyCap employs 101 people focused on originating and servicing SBC loans, including SBA loan originations.

        Through CBCA, our wholly-owned brokerage and advisory subsidiary, we provide sales, leasing, transaction management and facilities management services in support of owners of smaller commercial properties. CBCA employs 65 people dedicated to these activities on our behalf, and we expect CBCA will emerge as an important source of SBC loan originations referrals for us over time.

        The following table illustrates our investment and business activities and certain information with respect to our SBC loan portfolio as of June 30, 2014.

        We trace our history back to August 2007 when the Victoria Funds made their initial acquisition of an equity tranche of an SBC loan securitization. The Victoria Funds were formed and managed by our Manager to invest in a range of loans and ABS requiring active management to generate returns. Our business was operated as part of the Victoria Funds until November of 2011 at which time the Victoria Funds contributed substantially all of their SBC loans to our operating partnership in exchange for substantially all of its partnership units representing $371.5 million in assets and $262.2 million of equity capital. In November and December of 2013, we completed the 2013 private placement of shares of our common stock and OP units in our operating partnership, pursuant to which we raised approximately $226 million of equity capital. Concurrently with the closing of the 2013 private placement, we engaged in a series of transactions, which we refer to as the REIT formation transactions, in order to allow us to continue our business as a REIT for U.S. federal income tax purposes. As part of these transactions, we became a Maryland corporation, which was formed on November 5, 2013, and the sole general partner of, and commenced conducting substantially all of our businesses through, our operating partnership and its subsidiaries.

        We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2013. So long as we qualify as a REIT, we generally are not subject to U.S. federal income tax on our net taxable income to the extent that we annually distribute all of our net taxable income to stockholders. We are organized in an UpREIT format pursuant to which we serve as the general partner of, and conduct substantially all of our business through, Sutherland Partners, L.P., a Delaware limited partnership, which serves as our operating partnership subsidiary. We also intend to operate our business in a manner that will permit us to be excluded from registration as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

        For the quarter ended June 30, 2014, our investment portfolio generated $13.9 million of total interest income and $12.1 million of net interest income. The gross yield on our portfolio in the quarter was 12.4% and the net interest margin was 7.6%. In addition, we generated $2.8 million of realized gains and $1.3 million of unrealized gains. Our portfolio will generally be financed through securitizations and other borrowings, and as of June 30, 2014 we had leverage of 1.5x on a debt-to-equity basis. For the quarter ended June 30, 2014, we earned $4.7 million of net income, or $0.14 per share, representing return on equity of 4% annualized for the quarter. We declared a dividend of $0.20 per share, which represents our estimate of our net income during such quarter. As of September 30, 2014, our pipeline of new potential acquisition and origination opportunities represented $1.2 billion of UPB in potential assets. We believe our existing portfolio, our pipeline of potential investment opportunities and our growth strategies will allow us to generate meaningful investment income, and consequently dividend income, for our stockholders.

Our Manager, Waterfall Asset Management

        We are externally managed and advised by Waterfall Asset Management, LLC, an SEC registered investment adviser. Formed in 2005, our Manager specializes in acquiring, managing, servicing and financing SBC loans, as well as ABS, MBS, and residential mortgage loans. Our Manager has extensive experience in sub-performing and non-performing loan acquisition, resolution and financing strategies. As of June 30, 2014, our Manager had approximately $3.6 billion of net assets under management in structured credit and loan products, including our assets.

        Our Manager's investment committee is chaired by Thomas Capasse and Jack Ross, who serve as our Chief Executive Officer and President, respectively. Messrs. Capasse and Ross, who are co-founders of our Manager, each have over 25 years of experience in managing and financing a range of financial assets, including having executed the first public securitization of SBC loans in 1993 through a variety of credit and interest rate environments. Messrs. Capasse and Ross have worked together in the same organization for more than 16 years. They are supported by a team of 37 investment and other professionals with extensive experience in commercial mortgage credit underwriting, distressed asset acquisition and financing, SBC loan originations, commercial property valuation, capital deployment, financing strategies and legal and financial matters impacting our business.

        Since 2008 and through June 30, 2014, our Manager has reviewed more than 148,400 performing, sub-performing and non-performing SBC and SBA loans, bid on nearly 69,000 of these loans and acquired more than 6,400 SBC and SBA loans with aggregate UPB of approximately $1.9 billion and aggregate purchase price of $1.2 billion. Our Manager has also acquired more than $220 million in UPB of SBC ABS notes over this time period.

Market Opportunities

        According to the Federal Reserve, the U.S. commercial mortgage market including multifamily residences, and nonfarm, nonresidential mortgages totaled approximately $3.3 trillion as of June 2014. The commercial mortgage market is largely bifurcated by loan size between "large balance" loans and "small balance" loans. Large balance commercial loans typically include those loans with original principal balances of at least $20 million and are primarily financed by insurance companies and CMBS conduits. Small balance commercial loans typically include those loans with original principal amounts of between $500,000 and $10 million and are primarily financed by community and regional banks, specialty finance companies and loans guaranteed under the SBA loan programs.

        SBC loans are used by small businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. SBC loans represent a special category of commercial mortgage loans, sharing both commercial and residential mortgage loan characteristics. SBC loans are typically secured by first mortgages on commercial properties or other business assets, but because SBC loans are also often accompanied by personal guarantees, aspects of residential mortgage credit analysis are utilized in the underwriting process. Most SBC loans are fully amortizing on a schedule of up to 30 years.

        The real estate loan diagram presented below illustrates a summary of how our Manager categorizes SBC loans compared to other asset classes.

  Comparative summary

Asset class	Average Initial Principal Balance	Loan-to-value	Yield
Residential housing	~$175,000	~80%	~4.0%
Large Balance Commercial loans	at least $20 million	~65%	~4.0%
SBC loans	~$2.0 million	~60%	~7.0%
        The SBC loan origination market is highly fragmented, with few dedicated lenders. According to data from Boxwood Means, Inc., a real estate research and consulting firm, the top ten SBC lenders by volume accounted for approximately 18% of total SBC loan production in 2013. According to data from the SBA and Boxwood Means, Inc., as a result of the financial crisis SBC loan origination volume fell approximately 42.5% from the 2006 peak through its low in 2009. As illustrated by the following diagrams, this historical decline in originations resulted in a decline in the principal balance of outstanding SBC loans between 2008 and 2013. However, SBC loan origination volume has increased in each year from 2009 to 2013, and we expect that trend to continue which will benefit us as one of few dedicated SBC originators. Furthermore, we believe that as economic conditions continue to stabilize or strengthen, the volume of short-term loan extensions and restructurings of existing SBC loans will be reduced, resulting in increased opportunities for us to originate new SBC loans.

        As illustrated by the following diagram, while commercial property prices have almost fully recovered to their 2007 peak, SBC property prices have increased only 9.0% from the 2012 trough. We believe this trend suggests continued tight credit in SBC lending and supports our belief that credit spreads in the SBC Loan asset class should for the foreseeable future remain wider compared to large balance commercial mortgage loans. As a result, we believe that as the economy strengthens, we will see increased demand for loans directly from borrowers and this increased demand will provide us with attractive opportunities to originate loans.

SBA Overview

        The SBA was created out of the Small Business Act in 1953. The SBA's function is to protect the interests of small businesses. The SBA classifies a small business as a business that is organized for profit and is an independently owned and operating primarily within the United States with less than $15 million in tangible net worth and not more than $5 million in average after-tax net income. The SBA supports small businesses by administering several programs that provide loan guarantees against default on qualified loans made to eligible small businesses.

SBA Section 7(a) Program

        The SBA Section 7(a) Program is the SBA's primary program for providing financing for start-up and existing small businesses. The SBA typically guarantees 75% of qualified loans over $150,000. While the eligibility requirements of the SBA Section 7(a) Program vary depending on the industry of the borrower and other factors, the general eligibility requirements include the following: (i) gross sales of the borrower cannot exceed size standards set by the SBA (e.g., $30.0 million for limited service hospitality properties) or, alternatively, average net income cannot exceed $5.0 million for the most recent two fiscal years, (ii) liquid assets of the borrower and affiliates cannot exceed specified limits, (iii) tangible net worth of the borrower must be less than $15.0 million, (iv) the borrower must be a U.S. citizen or legal permanent resident and (v) the maximum aggregate SBA loan guarantees to a borrower cannot exceed $3.75 million. The table below provides information on the SBA Section 7(a)

Program's key features, including its eligible uses, maximum loan amount, loan maturity, interest rate, guarantee fee, yearly fee and personal guarantee.

Key Feature	Program Summary
Use of Proceeds	Fixed assets, working capital, financing of start-up or to purchase an existing business. Some debt payment allowed but lender's loan exposure may not be reduced with the proceeds.
Maximum Loan Amount	$5,000,000
Maturity	Five to seven years for working capital and up to 25 years for equipment and real estate. All other loan purposes have a maximum term of ten years.
Interest Rate
Negotiated between applicant and lender and is subject to maximums. The current maximums are Prime Rate plus 2.25% for maturities fewer than seven years and Prime Rate plus 2.75% for maturities of seven years for longer. Spreads on loans with an initial UPB below $50,000 have higher maximums.
Guaranty Fee
Based on the loan's maturity and the dollar amount guaranteed. The lender initially pays the guaranty fee and has the option to pass the expense on to the borrower at closing. A fee of 0.25% of the guaranteed portion of the loan is charged for loans with maturities of 12 months or less. For loans with maturities over 12 months, the fees are 2% for loans of $150,000 or less; 3% for loans of $150,001 to $700,000; 3.5% for loans over $700,000; and 3.75% for guaranteed portion over $1 million.
Yearly Fee	The on-going yearly fee due from lenders to SBA is 0.52% of the guaranteed portion of the outstanding balance on the 7(a) loan.
Personal Guarantee	Required from all owners of 20% or more of the equity of the business. Lenders can require personal guarantees of owners with less than 20% ownership.

Sources: SBA, Business Development Corporation, Office of the Comptroller of the Currency, Congressional Research Service

        We hold one of only 14 non-bank SBLC licenses to originate loans guaranteed under the SBA Section 7(a) Program. In order to operate as an SBLC, a licensee is required to maintain a minimum regulatory capital (as defined by SBA regulations) of the greater of (i) 10% of its outstanding loans receivable and other investments or (ii) $1.0 million, and is subject to certain other regulatory restrictions, such as change in control provisions.

        As illustrated below, an increase in loans approved under the SBA Section 7(a) Program has resulted in an increase in total SBA 7(a) loans outstanding.

Source: SBA.gov	Source: SBA.gov

        We believe investor demand for pass-through securities backed by the guaranteed portions of SBA Section 7(a) Program loans has been strong because the principal and interest payments are guaranteed by the full faith and credit of the United States Government. For this reason, we believe that SBA participating lenders that have sold the guaranteed portions of SBA Section 7(a) Program loans in recent years have been able to recognize attractive gains.

SBA 504 Program

        The SBA 504 program assists small businesses in obtaining subordinated, long-term financing by guaranteeing debentures available through CDCs to acquire land, building, machinery and equipment and to modernize, renovate or restore existing facilities. A typical finance structure for an SBA 504 program project includes a first mortgage covering 50% of the project cost from a private lender (which is not guaranteed by the SBA), a second mortgage obtained from a CDC covering up to 40% of the project cost and a contribution of at least 10% of the project cost by the principals of the small business being assisted. Although the total sizes of projects utilizing the SBA 504 program are unlimited, currently the maximum amount of subordinated debt in any individual project is generally $5 million (or $5.5 million for certain projects). Typical project costs range in size from $1 million to $6 million.

Market Opportunity for Loan Pool Acquisitions

        Sources for loan pool acquisitions include U.S commercial and saving banks, SBA lenders and other sources including securitization trusts. According to the FDIC, FDIC insured institutions held $8.1 trillion in outstanding loans of which 20.1% are commercial real estate loans. Of the outstanding commercial real estate loans, $32.0 billion are 30 days or more delinquent. Further, approximately $271.7 billion of commercial mortgage loans, including nonfarm, nonresidential loans and multifamily real estate loans are held by the 4,007 commercial banks and savings institutions with between $100 million and $1 billion of total assets. Given the size of these institutions, we believe these commercial mortgage loans are primarily SBC loans.

        Additionally, FDIC insured institutions hold $127.9 billion of loans which they categorize as high risk real estate loans. Our Manager believes that a substantial percentage of the high risk and non-performing real estate assets are commercial. Based on FDIC data, as of June 30, 2014 approximately $110.2 billion in loans and leases were held as available for sale by U.S. commercial and savings banks.

        According to the SBA, as of December 31, 2013, the total market size for SBA Section 7(a) Program loans and CDC/504 real estate and equipment loans was $63.7 billion and $26.9 billion, respectively. Based on our analysis, we estimate that 15% of the total SBA market is in default.

        As of June 30, 2014, CMBS had a total outstanding balance of $532.6 billion of which $40.9 billion or 7.7% is special serviced. Additionally, legacy SBC ABS had a total outstanding balance of $8.1 billion of which 6.2% were collateralized by non-performing SBC loans.

        Since late 2008, we have seen substantial volumes of SBC loans available for purchase from U.S. banks at significant discounts to their UPBs. We believe that banks have been motivated to and will continue to sell sub-performing and non-performing SBC loans to reduce their troubled asset holdings, a key measure monitored by regulators, investors and other stakeholders, in assessing bank safety and soundness, and to improve other regulatory capital ratios.

        In addition to dispositions by banks with a high percentage of non-performing assets-to-total asset ratios, other sellers of SBC loans include:

  •
  Special Servicers.  Special servicers of large balance CMBS and SBC ABS trusts have liquidated the large majority of loans under $10 million due to the high marginal cost of resolving SBC loans. As of June 30, 2014, $40.9 billion of CMBS were special serviced and 6.2% of the $8.1 billion legacy SBC ABS market were collateralized by non-performing commercial real estate loans.

  •
  The FDIC.  The FDIC as receiver for failed banks is an active seller of SBC loans both through direct loan sales and structured transaction sales (in which the FDIC provides leverage and retains equity in the securitization trust to which the SBC pool is transferred). From January 1, 2008 to June 30, 2014, the FDIC has sold a combined total of $5.7 billion in distressed SBC assets through both programs, according to data from the FDIC. We are certified as an eligible purchaser under both programs and our Manager has participated in 2 auctions.

  •
  SBA Loan Servicers.  Servicers of non-performing SBA loans may sell such loans to other licensed SBA lenders. As of June 30, 2014, non-performing SBA loans totaled an estimated 15% of the total of outstanding SBA loans based on data collected by our Manager. Competition for the purchase of non-performing SBA loans is limited by the licensing requirement and, according to the SBA, a majority of SBA lenders are banks which typically do not purchase non-performing assets. As an SBA licensed direct lender, ReadyCap provides us with an advantage in this market.

  •
  Specialty Finance Companies.  Specialty finance companies, such as non-bank finance companies, which include the 270 CDCs originating loans under the SBA 504 program and state economic development authorities, also may sell SBC loans.

        Competition for SBC loan asset acquisitions has been limited due to the special servicing expertise required to manage SBC loan assets, the small size of each loan, the uniqueness of the real properties that collateralize the loans, licensing requirements, the high volume of loans needed to build portfolios, and the need to utilize residential mortgage credit analysis in the underwriting process. These factors have limited institutional investor participation in SBC loan acquisitions, which has allowed us to acquire SBC loans with attractive risk-adjusted return profiles.

ReadyCap

        Through ReadyCap we have originated more than $276.9 million performing loans in 16 states since ReadyCap's inception in September 2012. As of June 30, 2014, our originated loans held in our loan portfolio had a UPB of $254.1 million and a fair value of approximately $258.9 million. The following table sets forth certain information as of June 30, 2014 related to our originated SBC loans:

						Weighted Average by UPB
Loan Type	Loan Type	Coupon Type	Collateral Type	Number of Loans	UPB (In Thousands)	Maturity in Years	Coupon	Fees(1)	Original LTV	DSCR(2)
Bridge	Sr. Mortgage	FRM	Industrial, Multifamily, Office, Self Storage	11	$64,032	2.06	8.29%	2.62%	64.00%	1.04
Investor	Sr. Mortgage	ARM	Mixed Use Residential, Multifamily, Retail	19	25,245	18.21	5.83%	0.77%	61.06%	1.93
Investor	Sr. Mortgage	FRM	Multifamily, Office, Retail	61	164,837	5.69	6.35%	0.73%	59.83%	1.64

Total	Sr. Mortgage	N/A	N/A	91	$254,115	6.02	6.78%	1.20%	60.1%	1.52

(1)
Consists of origination fees and exit fees.

(2)
Represents the loan's debt-service coverage ratio, which is the ratio of interest income available for debt servicing to interest and principal on the loan.

Our Loan Portfolio

        The table below presents a summary of the sourcing of our loan assets as of June 30, 2014.

Loan Type (In Thousands)	UPB	% of Total UPB	Carrying Amount	% of Total Carrying Amount	Fair Value	% of Total Fair Value
Loans Originated	$254,115	19.1%	$258,867	25.9%	$258,867	25.6%
Loans Acquired	1,073,801	80.9%	747,473	74.3%	750,654	74.4%

Total	$1,327,916	100.0%	$1,006,340	100.0%	$1,009,521	100.0%

        As of June 30, 2014, approximately 67.7% of the loans of our portfolio were ARMs and 32.3% were FRMs based on UPB. The weighted average margin on ARMs was approximately 1.8% as of June 30, 2014.

        The table presented below illustrates additional information related to our SBC loans and SBC ABS we have acquired as of June 30, 2014.

Investment Type (In Thousands)	Carrying Value	Gross Yield(1)	Debt Balance	Debt Cost(2)	Gross Return on Equity(3)
Mortgage loans, held-for-sale	$225,754	6.5%	$164,508	3.5%	14.4%
Loans, held-for-investment
Acquired loans	301,568	12.5	84,493	3.8	15.9
Acquired loans from CIT—conventional	93,305	11.3	60,590	4.5	24.0
Acquired loans from CIT—SBA	385,713	10.7	259,347	3.4	25.7
SBC ABS	31,470	5.7	21,213	1.9	13.6

Total	$1,037,810	10.2%	$590,151	3.5%	19.0%

(1)
With the exception of the acquired loans from CIT—SBA, the gross yields are based on annual interest income which reflects the contractual interest rates and our estimates of loan performance, including the amount, timing and present value of cash flows, prepayment rates and loss severities. The gross yield of the acquired loans from CIT—SBA is based on data provided by a third party that reflects the contractual interest rates and the third party's estimates of loan performance because the loans were acquired on June 27, 2014, and were only on our balance sheet for three days during the reporting period. Premiums and discounts associated with the loans at the time of purchase are amortized into interest income over the life of such loans using the effective yield method. Subsequent increases or decreases in the fair value of estimated cash flows will result in an adjustment to a loan's gross yield. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates—Interest Income Recognition." The actual interest income in the periods subsequent to June 30, 2014 will depend on a variety of factors that could impact loan performance, and accordingly, actual gross yield could vary significantly from the gross yields shown in the table.

(2)
We finance the assets included in the Investment Types through securitizations, re-securitizations, repurchase agreements, warehouse facilities and bank credit facilities. Interest expense is calculated based on the interest rate in effect at June 30, 2014. The cost and availability of our financing will depend on a variety of factors that could impact loan performance and ROE including those discussed under "Risk Factors—Our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing." Accordingly, actual gross ROE could vary significantly from the estimates shown in the table.

(3)
The gross ROE for each investment type is a percentage equal to the estimated annual net interest income of the loans over the net equity of the loans as of June 30, 2014. The estimated annual net interest income of the loans represents the estimated gross yields, based on the carrying values of the loans as of June 30, 2014, less the estimated interest expense as of such date, without giving effect to servicing or origination fees, operating expenses or losses.

Portfolio Diversification

        As illustrated by the following diagrams, as of June 30, 2014, our loan portfolio was diversified by property type and geography. No single property type represented more than 18% of the carrying value of our loan portfolio and no state represented more than 16% of the loan portfolio by carrying value.

Total Carrying Amount = $1,006.3 million

Credit Characteristics

        Our loans typically have the following credit characteristics:

        Credit Scores and Personal Guarantees.    We originate SBC loans to borrowers with strong credit histories. For originated loans, we require borrowers or guarantors to have minimum credit scores of 620 and target average credit scores of approximately 715. As of June 30, 2014, 36% of our originated loans were personally guaranteed by our borrowers. For acquired SBC loans, we target borrowers or guarantors with credit scores of at least 650. In cases where the credit score is not available, we rely on our risk-based pricing model, which could impact the price we are willing to pay for the loan.

        Loan to Value.    We target a weighted average LTV range for the origination portfolio at time of origination of 55% to 70%. Pools of SBC loans that we have reviewed typically have LTVs at time of origination ranging from 65% to 80% and we intend to price new acquisitions such that the acquisition LTV would fall within or below our targeted range. In addition, in purchasing sub-performing and non-performing SBC loans, we target loans at a ratio of purchase price to current collateral value generally estimated to be between 30% and 75%, which we believe provides both significant return potential while also protecting us against losses. As of June 30, 2014, the LTV of our originated loan portfolio was 60.1%.

        Term and Interest Rate.    We expect to acquire or originate FRMs and ARMs with maturities ranging from five to 30 years. The targeted loans will have amortization periods of 15 to 30 years or balloon payments due in five to ten years. ARM loans generally have a fixed interest rate for a period of five, seven or ten years and then an adjustable interest rate equal to the sum of an index rate, such as LIBOR, plus a margin, while FRM loans bear interest that is fixed for the term of the loan. As of June 30, 2014, approximately 67.7% of the loans of our portfolio were ARMs and 32.3% were FRMs, based on UPB. The weighted average margin on ARMs was approximately 1.8% and the weighted average coupon on FRMs was 6.7% as of June 30, 2014.

        Prepayment Provisions.    The SBC loans we originate contain prepayment penalty provisions. Prepayment penalties are most common in the SBC loan market and help protect the expected yield of the loan. When loans are prepaid, the investor loses the potential income that could have been earned from holding the loans through the contractual term, but offset that lost income with the prepayment penalty.

Our SBA Loans and SBA Mortgage Servicing Rights

        In October 2013, we entered into asset purchase agreements with CIT to purchase 4,194 performing, sub-performing and non-performing SBA loans with a combined UPB of $573.1 million and MSRs related to loans with a UPB of $744.8 million of loans as of June 30, 2014, for an aggregate purchase price of approximately $433.9 million. In October 2013, we closed the first phase of the transaction, involving 88 loans with an aggregate UPB of $82.5 million and in March 2014, we acquired an additional 152 loans with an aggregate UPB of $59.6 million. We completed the purchase in June 2014 of the remaining 3,957 loans with an aggregate UPB of $431.0 million as well as the purchase of the MSRs. Of these assets, 86.6% were performing SBA loans, 2.7% were sub-performing and non-performing SBA loans and 10.7% were other SBA assets, including real estate owned and MSRs.

        MSRs, which were part of the CIT loan acquisition, relate to the loans included in the transaction as well as other SBC loans. We earn an annual servicing fee of 2.6% of the outstanding UPB. We have engaged a sub-servicer to service the loans on our behalf while we integrate the acquired CIT platforms. To support the transition of the servicing function, we have entered into a transition services agreement with CIT pursuant to which CIT provides administrative, information technology, human resources and other support through December 31, 2014. An affiliate of ReadyCap has hired 58 former CIT employees to perform certain origination, loan management and other functions with respect to the acquired SBA loans, which enables us to perform servicing and asset management functions "in house" for certain SBC loans including SBA loans.

        The asset purchase agreements with CIT included representations and warranties made by CIT related to (i) ownership of the loans free and clear of any loan-related encumbrances, (ii) the validity of obligations of the parties to the transferred loan documents, (iii) the absence of breaches or defaults under the transferred loan documents, (iv) the perfection of valid liens on applicable real estate collateral, (v) the accuracy of the information set forth on the applicable data tapes, which includes the UPB as of the applicable cut-off dates, the interest rates payable, the portions covered by a SBA guaranty and the amounts of any unfunded lender commitments, if any, (vi) requirements in the transferred whole loan documents for valid insurance on the real estate collateral, (vii) the list of REO properties free and clear of any liens or claims with valid insurance policies on such properties, (viii) the condition and use of REO properties, (ix) the ownership of certain intellectual property used in connection with the loans, and (x) certain employment matters.

        We have agreed to assume certain liabilities in connection with the CIT loan acquisition, including those relating to the CIT loan assets and loan documentation relating to such assets and certain taxes related to such assets. We and CIT have agreed to indemnify each other for losses incurred, including those arising out of breaches of representations and warranties, subject to certain conditions and limitations, including a sunset on the representations and warranties, a $10 million deductible where the indemnifying party is only liable to pay for losses in excess of the deductible, and a cap on liability of $33 million, subject to certain exceptions.

        We completed the October 2013 and March 2014 portions of the CIT loan acquisition through existing cash balances and the proceeds from our 2013 private placement. In addition, we executed a master loan and security agreement with JPMorgan in June 2014 providing for a credit facility of up to $250 million which we used to finance, together with cash balances, the remaining portion of the transaction. For further details on the facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—JPMorgan Credit Facility."

Our Business Strengths and Competitive Advantages

        The following summarizes the key strengths and competitive advantages of our business:

Substantial Track Record with SBC Loans

        Since 2008 and through June 30, 2014, our Manager has reviewed more than 148,400 performing, sub-performing and non-performing SBC and SBA loans, priced nearly 69,000 of these loans and acquired more than 6,400 SBC and SBA loans with aggregate UPB of approximately $1.9 billion for an aggregate purchase price of approximately $1.2 billion. Of these acquired loans, we or the Victoria Funds acquired approximately 2,100 loans with aggregate UPB of approximately $1.2 billion for an aggregate purchase price of approximately $757.9 million between August 1, 2008 and June 30, 2014. As of June 30, 2014 we or the Victoria Funds have liquidated approximately 1,100 loans of these acquired loans, representing $400.4 million of initial aggregate purchase price, and the average hold period for our liquidated loans was approximately 18 months per loan. In total, we have received $520.9 million in gross proceeds, including principal and interest payments, for these liquidations as of June 30, 2014 (without giving effect to fees, including incentive fees, or expenses, including the cost of financing). The gross proceeds from these liquidations exceeded our initial purchase price by $120.5 million. The liquidation of these loans were executed or directed by our Manager, and occurred through multiple strategies, including payoffs in accordance with the terms of the loan, negotiated payoffs at a discount to par value of the loan, borrowers refinancing the loan with third-parties, sales of the loans, as well as modifications to the terms that resulted in payoffs at par or at a negotiated amount. See "Risk Factors—Risks Related to Our Business—The returns on our investments in SBC loans may not replicate our Manager's track record of investing in SBC loans."

        Through June 30, 2014, we have acquired, we acquired 11 equity tranches of SBC ABS representing $3.6 billion of UPB where, as directing certificate holder, we approved the loss mitigation of 581 SBC loans (including the purchase of non-performing loans from the trust). Additionally, since 2005, ABS funds managed by our Manager have purchased $223 million of SBC ABS notes through June 30, 2014. In total, our Manager has executed or approved more than 1,700 SBC loss mitigation actions over the last six years across its SBC loans and SBC ABS strategies. We believe our Manager's deep understanding of SBC loan market fundamentals, as well as its ability to analyze the individual mortgages that collateralize SBC loans, will enable our Manager to effectively acquire and originate assets for us that present attractive risk-adjusted return profiles and the potential for capital appreciation in a variety of market environments and circumstances.

Superior Acquisition Sourcing Capabilities

        Our Manager's significant network of SBC loan originators, banks, investment banks, law firms, investors and brokers supports our SBC loan acquisition and origination activities. Our Manager estimates that, as of June 30, 2014 75% of the transactions by UPB acquired and 73% of the number of transactions closed since it began its SBC loan strategy have been made through a negotiated transaction or in an auction process where our Manager competed with few, if any, other bidders. From time to time, we may opportunistically partner with acquiring banks or private equity firms in bank acquisitions and recapitalizations. We believe that our Manager's experience, reputation, SBA licensing and ability to underwrite and service SBC loans make us an attractive buyer for this asset class and that its network of relationships will continue to produce opportunities for us to acquire and originate SBC loans on attractive terms.

Robust and Growing Origination Platform

        In order to position our company to take advantage of the substantial market opportunity for newly-originated SBC loans, we formed CBCA in April of 2012 and ReadyCap in September of 2012. ReadyCap is a full service SBC loan originator and since formation, ReadyCap has originated 91 conventional SBC loans with a combined UPB of $276.9 million as of June 30, 2014. ReadyCap Commercial's staff of 43 employees includes professionals who have extensive experience in the conventional SBC loan origination business and full-time retail loan officers spread across the United States who interact directly with borrowers during the loan origination process. In March 2014, ReadyCap purchased one of only 14 non-bank SBLC licenses to originate loans guaranteed under the SBA Section 7(a) Program. Additionally, an affiliate of ReadyCap has hired 58 former CIT employees to perform certain origination, loan management and other functions with respect to SBA loans.

        CBCA is the holding company for SBC property brokerages operated as franchisees of Coldwell Banker Commercial Real Estate, a premiere SBC brand nationally with over $6.7 billion in closed transactions in 2013. We expect CBCA will emerge as an important source of SBC loan originations referrals for us over time. We believe that we are one of only a few fully integrated brokerage, advisory and origination businesses focused on SBC loans.

Differentiated Portfolio Supported by Flexible Balance Sheet

        As one of the primary participants in the unique and highly-fragmented SBC loan market, we have built a differentiated portfolio that distinguishes us from traditional competitors. As of June 30, 2014, we held a diversified portfolio of assets with an aggregate UPB of approximately $1.4 billion and a carrying value of approximately $1.0 billion. We believe our existing portfolio of acquired and originated loans is well-diversified across geographies and property types and exhibits an attractive risk-adjusted return profile. Our ability to maintain and grow our portfolio is supported by flexible, committed financing sources, including two credit facilities and master repurchase agreements with multiple counterparties. Our financial capabilities are further bolstered by our strong securitization capabilities and experience. We believe these financial resources allow us to seize upon favorable market opportunities as they arise, while still maintaining conservative leverage targets. Over time, we believe that utilizing our balance sheet strength to opportunistically deploy capital will help differentiate us from competitors. We believe that this portfolio will allow us to generate attractive risk-adjusted returns to our stockholders, primarily through dividends and secondarily through capital appreciation.

Rigorous Underwriting Process and Customized Servicing Platform

        Our rigorous and comprehensive underwriting process for both acquired and originated SBC loans encompasses individual property and borrower due diligence, taking into consideration several factors, such as rent rolls and other property operating data, property valuations, environmental reports, as well as personal credit reviews of borrowers and loan guarantors. We service our loan portfolio under a

"component servicing" model (which includes the use of primary servicing by nationally recognized servicers and sub-servicing by participants in our QPP, who specialize in assets for the particular region in which the asset sits), which allows for highly customized loss mitigation strategies for sub-performing, non-performing and performing loans. We expect and have reserved appropriately for some level of losses in association with our portfolio. We expect to experience losses of approximately 2.25 - 2.75% of our portfolio value on an annual basis going forward based on our Manager's analysis and experience. Non-performing and sub-performing SBC loans are serviced either through an approved SBC primary servicer providing both primary and special servicing or providing only primary servicing with special servicing contracted to smaller regionally focused SBC operators and servicers who gain eligibility to participate in our QPP. We believe that both our rigorous and comprehensive underwriting process and our customized servicing platform support our efforts to minimize credit losses and maximize the returns from our SBC loan assets.

Strong Securitization Capabilities

        Our Manager's extensive experience in securitization strategies for SBC loans dates to the first SBC ABS for performing loans and liquidating trusts for non-performing loans purchased from the Resolution Trust Corporation in 1993. In 2011, we were the first post-financial crisis issuer of SBC ABS and have since completed a total of three bond issues with an aggregate face value of $204 million backed by both non-performing and performing SBC assets.

Experienced Management Team with Strong Alignment of Interests

        Messrs. Capasse and Ross, who serve as our Chief Executive Officer and President, respectively, and chair our Manager's investment committee, have an established track record and broad experience in managing and financing financial assets through a variety of credit and interest rate environments (including having executed the first public securitization of SBC loans in 1993) and have worked together in the same organization for more than 16 years. They are supported by a team of 37 investment and other professionals who have extensive experience in commercial mortgage credit underwriting, distressed asset acquisition and financing, SBC loan originations, commercial property valuation, capital deployment, financing strategies and legal and financial matters impacting our business.

        We have taken steps to structure our relationship with our Manager so that our interests and those of our Manager are closely aligned. In addition to our Manager's incentive compensation structure, upon the completion of this offering, certain affiliates and personnel of our Manager will beneficially own            shares of common stock and OP units in our operating partnership. We believe this significant investment, as well as our Manager's incentive compensation structure, which includes an incentive distribution that requires payment of 50% of the total distribution in common stock or OP units, aligns our interests with those of our Manager, and creates incentives for our Manager to seek to maximize returns for our stockholders.

Our Investment Strategy

        Our investment strategy is focused on the SBC loan market, including performing, sub-performing and non-performing SBC loans, and to a lesser extent, SBC ABS and other real estate-related investments.

        We will rely on our Manager's expertise in identifying SBC loans for us to acquire and originate, including our originations through ReadyCap. Our Manager uses the data and analytics developed through its experience as an owner of SBC loans and in implementing more than 1,700 SBC loan loss mitigation actions since 2008 to support our origination activities and to develop our loan underwriting standards. Our Manager will make decisions based on a variety of factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of financing, borrowing costs and macroeconomic conditions, as well as maintaining our REIT qualification and our exclusion from registration as an investment company under the 1940 Act. Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different economic and capital market environments. As a result, we cannot predict the percentage of our equity that will be invested in any particular asset or strategy at any given time.

        Our acquisition strategy complements our origination strategy by increasing our market intelligence in potential origination geographies, providing additional data to support our underwriting criteria and offering securitization market insight for various product offerings. The proprietary database on the causes of borrower default, loss severity, and market information that we developed from our SBC loan acquisition experience has served as the basis for the development of ReadyCap's SBC loan origination program. Additionally, our origination strategy complements our acquisition strategy by providing additional captive refinancing options for our borrowers and further data to support our investment analysis while increasing our market presence with potential sellers of SBC assets.

        Acquisition Strategy.    Our Manager specializes in acquiring SBC loans that are sold by banks, including as part of bank recapitalizations or mergers, and from other financial institutions such as thrifts and non-bank lenders. Other sources of SBC loans include special servicers of large balance SBC ABS and CMBS trusts, the FDIC as receiver for failed banks, servicers of non-performing SBA Section 7(a) Program loans, and CDCs originating loans under the SBA 504 program, GSEs, and state economic development authorities. Over the last several years, our Manager has developed relationships with many of these entities, primarily banks and their advisors. In many cases, we are able to acquire SBC loans through negotiated transactions, at times acquiring banks or private equity firms in bank acquisitions and recapitalizations. We believe that our experience, reputation and ability to underwrite SBC loans make us an attractive buyer for this asset class, and that our network of relationships will continue to produce opportunities for us to acquire SBC loans on attractive terms.

        Origination Strategy.    We believe that we have significant opportunity to originate SBC loans at attractive risk-adjusted returns. We believe that many banks have restrictive credit guidelines for our target assets. In addition, large banks are not focused on the SBC market and smaller banks only lend in specific geographies. We see an opportunity to earn an attractive risk spread premium by lending to borrowers that do not fit the credit guidelines of many banks. We believe that increased demand, coupled with the fragmentation of the SBC lending market, provides us with attractive opportunities to originate loans to borrowers with strong credit profiles and real estate collateral that supports ultimate repayment of the loans.

        Through ReadyCap, we originate SBC loans generally ranging in initial principal amount of between $500,000 and $10 million. Our origination platform, which focuses on first mortgage loans, provides conventional SBC mortgage financing for SBC properties nationwide through the following loan programs:

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  First mortgage loans.  Loans for the acquisition or refinancing of stabilized properties secured by traditional commercial properties such as multi-family, office, retail, mixed use or warehouse properties, which are often guaranteed by the property owners. The loans are typically amortizing and have maturities of five to 20 years.

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  "Mini-perm" loans.  Loans for the acquisition of properties in need of minor expenditures for stabilization, secured by the underlying properties which may be guaranteed by the property owners. The loans are typically interest-only and have maturities of three to five years.

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  Bridge loans.  Loans for acquisition of properties requiring more substantial expenditures for stabilization, secured by traditional commercial properties such as multi-family, office, retail, mixed use or warehouse properties which may be guaranteed by the property owners. The loans are typically interest-only and have maturities of two to four years.

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  Mezzanine loans.  Loans for the acquisition, refinancing or capital expenditures of stabilized or non-stabilized properties secured by a pledge of the ownership interests of the entity owning the property. The loan maturity schedules typically match the terms of the first mortgage loan.

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  SBA loans.  Loans secured by real estate, machinery, equipment and inventory that are guaranteed under the SBA loan programs. SBA loans include personal guarantees of the borrower and are typically amortizing and have maturities of seven to 25 years.

        Additionally, ReadyCap has applied with a mortgage agency as an originator and servicer for high-quality multi-family loan products.

        We expect ReadyCap to continue to source originations through the following loan origination channels:

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  Direct and indirect lending relationships.  ReadyCap will generate origination loan leads directly through its extensive relationships with commercial real estate brokers, bank loan officers and mortgage brokers that refer leads to ReadyCap's loan officers. To a lesser extent, ReadyCap will also source loan leads through commercial real estate realtors, trusted advisors such as financial planners, lawyers, and CPAs and through direct-to-the-borrower transactions.

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  CBCA referrals.  We expect CBCA's advisory and brokerage clients, who typically have outstanding SBC loans, to be natural origination leads for ReadyCap. We expect the "one stop shopping" element of our platform will be both convenient and appealing to clients as they seek to refinance maturing SBC loans or seek to undertake an SBC loan borrowing for the first time.

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  Other direct origination sources.  From time to time, ReadyCap may enter into strategic alliances and other referral programs with servicers, sub-servicers, strategic partners and vendors targeted at the refinancing of SBC loans.

Our Pipeline

        We have a large and active pipeline of potential acquisition and origination opportunities that are in various stages of our investment process. We refer to assets as being part of our acquisition pipeline or our origination pipeline if: (i) an asset or portfolio opportunity has been presented to us and we have determined, after a preliminary analysis, that the assets fit within our investment strategy and exhibit the appropriate risk/reward characteristics and (ii) in the case of acquired loans, we have executed a NDA and commenced the due diligence process or we have executed more definitive documentation, such as a LOI and in the case of originated loans, we have issued a LOI, and the borrower has paid a deposit. See "Business—Investment Process—Step 2: Screening/Risk Management." As of September 30, 2014, our pipeline consisted of approximately $1.2 billion in potential assets ($1.1 billion of which was related to acquisitions, with $610.6 million relating to potential loan acquisitions for which we have entered into LOIs or for which we have agreed on pricing terms with the sellers, and $93.0 million of which was related to origination) as measured by the UPB of the loans. We operate in a competitive market for investment opportunities and competition may limit our ability to originate or acquire the potential investments in the pipeline. The consummation of any of the potential loans in the pipeline depends upon, among other things, one or more of the following: available capital and liquidity, satisfactory completion of our due diligence investigation and investment process, approval of our Manager's Investment Committee, market conditions, our agreement with the seller on the terms and structure of such potential loan, and the execution and delivery of satisfactory transaction documentation. Historically, we have acquired less than a majority of the assets in our pipeline at any one time and there can be no assurance the assets currently in our pipeline will be acquired or originated by us in the future.

Investment Guidelines

        Our board of directors has adopted the following investment guidelines:

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  our acquisitions and originations will be in the asset categories described under "—Our Investment Strategy;"

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  no investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

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  no investment shall be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the 1940 Act; and

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  until appropriate investments can be identified, we may invest the proceeds of any future offerings of our equity or debt securities in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT.

        These investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders. To the extent that our board of directors approves material changes to our investment guidelines, we will inform stockholders of such changes through disclosure in our periodic reports and other filings required under the Exchange Act. In addition, any change in our investment strategy that would modify or expand the types of assets in which we invest must be recommended by our Manager and approved by our board of directors. Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our equity that will be invested in any of our assets at any given time. We believe that the flexibility of our investment strategy, combined with our Manager's deep understanding of SBC loan market fundamentals and its ability to analyze the individual mortgages that collateralize SBC loans, will enable our Manager to effectively acquire and originate assets for us that present attractive risk-adjusted return profiles and the potential for capital appreciation in a variety of market environments and circumstances.

Investment Process

        Our investment strategy is implemented through a highly disciplined underwriting, investment and asset management process.

Step 1: Sourcing

        In continuing to build our SBC loan portfolio, our Manager incorporates its views on the economic environment and the outlook for the SBC loan market including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity. We have developed a significant network of SBC loan originators, banks, investment banks, law firms, investors and brokers that supports our acquisition and origination of SBC loans. In many cases, we are able to acquire SBC loans through a negotiated transaction or in an auction process where we compete with few, if any, other bidders. Some SBC acquisitions are conducted as part of bank recapitalizations where we have invested in bank shares. We believe that our experience, reputation and ability to underwrite and service SBC loans make us an attractive buyer for this asset class and that our network of relationships will continue to produce opportunities for us to acquire and originate SBC loans on attractive terms.

        We expect ReadyCap to continue to source originations through both its direct borrower and wholesale loan channels to both property investors in and small business occupants of SBC properties. ReadyCap generates origination loan leads directly through its extensive relationships with commercial real estate brokers, bank loan officers, mortgage brokers and SBA lenders and servicers that refer leads to ReadyCap's loan officers. To a lesser extent, ReadyCap also sources loan leads through direct-to-the-borrower transactions. Our Manager oversees ReadyCap's wholesale channel comprising both affinity and referral programs and bulk purchases of performing SBC loans. Affinity programs include strategic alliances with third parties or our affiliates, such as CBCA, whose advisory and brokerage clients seek acquisition financing or refinancing of existing properties. Referral programs may include targeted refinancing of SBC loans serviced by our Manager's strategic partners or vendors, such as SBC loans specially-serviced by Key Bank.

Step 2: Screening/Risk Management

        With respect to acquired loans, our Manager evaluates an SBC loan asset opportunity based on an initial credit analysis and its expected risk adjusted return relative to other comparable investment opportunities available to us. In addition, the asset will be screened by our Manager to determine its impact on maintaining our company's REIT qualification and our company's exclusion from registration under the 1940 Act. Prior to making an investment decision, our Manager determines whether a SBC loan asset will cause the portfolio to be too heavily weighted to any specific asset class or geographic location. The terms of any leverage available to us for use in funding an asset purchase are also taken into consideration as well as the hedging costs, net interest margins and the return on equity. Our Manager analyzes any risks posed by illiquidity or correlations with other SBC loans in the portfolio. As part of the risk management process our Manager uses detailed proprietary models, including loan level non-performing loan models, to evaluate collateral liquidation timelines and price changes by region, along with the impact of different loss mitigation plans. Our Manager performs an initial credit review of potential SBC loans and ABS to determine whether our Manager believes that it is beneficial to pursue the potential investment. If our Manager determines that the proposed SBC loan asset can meet the appropriate risk and return criteria as well as complement our existing investment portfolio, the asset will undergo a more thorough due diligence analysis and underwriting. Potential SBC loan assets are added to our pipeline based on (i) whether they fit within the investment strategy and (ii) whether they exhibit the appropriate risk/reward characteristics.

        With respect to originated loans, ReadyCap screens loans based on initial borrower and property information and submits letters of intent to borrowers with higher likelihoods of approval in the subsequent underwriting phase. ReadyCap uses a proprietary market score (including local market real estate and macro-economic factors, property cash flow metrics, property-type risks and other factors) to further screen and price loans on a risk-adjusted basis.

Step 3: Initial Due Diligence/Underwriting

        We believe our rigorous and comprehensive underwriting process helps us minimize losses. Our credit and underwriting philosophy for both acquired and originated SBC loans encompasses individual borrower and property diligence, taking into consideration several factors, including:

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  Complete review of seller's data files, including data integrity, compliance review and custodial file review;

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  Rent rolls and other property operating data;

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  Personal credit reports of the borrower and owner and/or operator;

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  Property valuation review;

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  Environmental review; and

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  Tax and title search.

        Based on the above factors, along with other appropriate factors, our Manager will calculate the level of risk associated with the SBC loans to be acquired or originated and include this risk appraisal in its initial determination of the acceptable purchase price.

        We seek to manage our credit risk through our loan level pre-origination and pre-acquisition due diligence and underwriting processes. We employ the same disciplined credit risk management techniques and underwriting policies whether we originate or acquire SBC loans. For originated SBC loans, we employ standard documentation requirements and require appraisals prepared by local independent third party appraisers selected by us. Our approach to credit risk management combines underwriting assumptions with direct knowledge of local market conditions and loan performance results. We generally seek to originate SBC loans to borrowers that have credit scores of at least 620 and target average credit scores of approximately 715 and have at least 20% equity in the properties securing the loans. If deemed necessary from a credit perspective, we obtain a personal guarantee from the borrower. In addition, we use various third party risk tools to identify and minimize potential fraud. Before acquiring loans, we will evaluate counterparty risk in each transaction. We will seek to have sellers provide representations and warranties on SBC loans we acquire, and if we are unable to obtain representations and warranties, we will factor the increased risk into the price we pay for such loans. We review and revise our underwriting policies from time to time as market conditions change. Loan performance feedback shapes our underwriting policies as we continually monitor our performance both at the portfolio and individual loan level.

Step 4: Investment Committee

        All of our SBC loan acquisitions and originations either require approval by our Manager's investment committee or must comply with a set of investment parameters defined by our Manager's investment committee, including ReadyCap's loan underwriting and pricing guidelines. Our Manager's investment committee meets regularly to evaluate potential investments and review our investment portfolio. Additionally, the members of our Manager's investment committee are available to guide our Manager's investment professionals and ReadyCap's senior loan professionals throughout their evaluation, underwriting and structuring of prospective acquisitions and originations. ReadyCap will underwrite and approve loans internally, subject to underwriting guidelines set by our Manager's investment committee with loans with balances in excess of $5 million requiring our Manager's approval. Generally, our Manager's investment professionals are responsible for presenting to our Manager's investment committee a memorandum on the investment opportunities that provides an in-depth overview of the collateral, due diligence conducted, key financial metrics and analyses, as well as investment considerations and risk mitigants.

Step 5: Final Due Diligence / Closing

        After a potential SBC loan asset acquisition is approved by our Manager's investment committee, we employ an extensive legal due diligence process in combination with our final credit review. As part of the closing process, we deploy members of our closing team, along with outside legal counsel as needed, to complete legal due diligence (including title and insurance review) and document each asset. We may, depending on the type of asset and as appropriate, engage third party advisors and/or consultants to conduct a review of the collateral. If a transaction changes materially from what was originally approved by our Manager's investment committee, the underwriting team will request a formal meeting of our Manager's investment committee to communicate the contemplated changes. Our Manager's investment committee has the right to approve the amended structure, to suggest alternative structures or not to approve the contemplated changes. For originated loans, ReadyCap performs collateral and borrower review as a basis for determining the final loan structure and closes loans internally. Our Manager supports ReadyCap through its capital markets functions associated with loan pricing, warehouse financing, hedging and securitization used to determine rates and loan terms across ReadyCap loan products.

Step 6: Asset Management, Loss Mitigation and Loan Modification

        Our Manager seeks to reduce downside risk related to unanticipated credit events through the use of active SBC loan surveillance to evaluate collateral pool performance and proactively manages positions consistent with our qualification as a REIT. Our Manager has access to an industry leading technology platform, including advanced software which provides real time status and loan level reporting.

        We service our loan portfolio under a "component servicing" model which allows for highly customized loss mitigation strategies for performing, sub-performing and non-performing loans.

        Performing investor SBC loans (either loans purchased with historical activity, i.e., not originated, purchased in the secondary market or ReadyCap originations) are serviced by Key Bank. Key Bank performs both primary and special servicing with all loss mitigation decisions directed by our Manager (which also maintains an option to purchase delinquent loans from the securitization trusts of performing loans which we securitize). Key Bank's loan servicing activities include collecting principal, interest and escrow account payments, if any, with respect to SBC loans, as well as managing loss mitigation, which may include collection activities, loan workouts, modifications and refinancings, foreclosures, short sales, sales of foreclosed real estate and financings to facilitate such sales. Servicing fee rates are based on the delinquency status and other characteristics of the mortgage loans serviced and total servicing compensation is established at levels that we believe is competitive with those charged by other primary servicers and specialty servicers.

        As a regulated SBLC, a subsidiary of ReadyCap originates and performs all primary and special servicing of both performing and non-performing SBA Section 7(a) Program loans subject to SBA regulations. In addition, our Manager may source, price, diligence and provide funding for bulk purchases of (or participation interests in) SBA Section 7(a) Program performing and non-performing loans from other licensed SBA Section 7(a) Program lenders. Since most SBA Section 7(a) Program lenders are banks with only 13 other non-bank lenders, we believe that competition for these bulk purchases will be limited.

        Acquired non-performing and sub-performing SBC loans are serviced either through an approved SBC primary servicer providing both primary and special servicing or providing only primary servicing with special servicing contracted to smaller regionally focused SBC operators and servicers who gain eligibility to participate as a QPP. QPPs typically have extensive SBC investment experience in local markets. We accredit QPPs through detailed on-site operational reviews and assessments. QPP participants also participate in due diligence, co-invest in the acquired portfolio and are compensated based on the investment returns earned on each portfolio. We believe the QPP model allows for highly customized loss mitigation in order to enhance returns.

        We seek to increase the value of non-performing and sub-performing loans through loan modifications, loss mitigation, restructuring and other special servicing activities that are performed by our participating special servicers. We seek to resolve payment issues with non-performing and sub-performing borrowers and, with appropriate consideration of the borrower's specific economic situation, property values and our objectives, modify loans to enable the borrower to continue to make payments and otherwise perform on the modified mortgage loan terms. Our participating special servicers employ a number of creative contact solutions including, loan refinancing offers, calling campaigns, skip tracing and database searches. The results of the initial communication with the borrower provides us with additional information on the borrower's financial condition, an understanding of the borrower's reason for delinquency, and additional information regarding the borrower's property's condition. Special servicers may also arrange meetings with borrowers or perform regular on-site property inspections. Based on this information, special servicers review appropriate loss mitigation and loan modification options. These include structured repayment plans, special forbearance of defaults, short sale or payoffs, deed in lieu of foreclosures, principal and/or interest payment deferments, partial claims, changing of interest rates, as well as other loan modifications through a variety of structures, including modification, consolidation and refinancing.

        Since we acquire non-performing and sub-performing SBC loans typically at a discount to the UPB, we may reduce the UPB of some of our loans in order to lower a borrower's LTV, which may possibly restore borrower equity and incentivize loan repayments. Special servicers initially seek to structure loan modification so that borrowers are afforded an opportunity to retain ownership of their property. However, in cases where our special servicer is unable to achieve a modification of a mortgage loan on terms acceptable to us, the mortgage loan will continue to be serviced, including, if applicable, through the default process which may include foreclosure or other disposition of the mortgage loan and/or the underlying property.

        We have developed servicing standards with our participating servicers that reflect a long-term, relationship-based approach designed to efficiently manage the loan collection process and provide early warnings of potential credit issues. We believe that both our rigorous and comprehensive underwriting process and our customized servicing platform support our efforts to minimize credit losses and maximize the returns from our SBC loan assets. As of June 30, 2014, we have approved six primary servicers and seven QPPs nationwide with Key Bank as our lead servicer acting as primary servicer on 90.2% of our SBC portfolio serviced by third parties. Key Bank is a rated national commercial mortgage servicer, which, in 2013, was the fourth largest primary commercial and multi-family servicer in the United States.

Our Portfolio Turnover Policy

        We will invest in our target assets with the intention of maximizing returns depending upon prevailing market conditions, credit performance, availability of leverage or factors regarding a particular asset or our capital position. In some instances, we acquire loans at discounts to their UPB. We will then seek to maximize the value of the mortgage loans we acquire through proprietary loan modification programs, dispositions, refinancings, special servicing and other initiatives. We expect to typically hold acquired loans for between six months and five years. We expect to hold newly originated loans to maturity, generally two to ten years; however, we expect to securitize the senior portion of these assets while retaining the subordinate securities in our portfolio. We may dispose of an asset earlier than anticipated or hold an asset longer than anticipated if we determine it to be economically advantageous to do so, subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exclusion from registration under the 1940 Act. The maturity, duration or credit rating of our assets will not be limited.

Our Financing Strategy

        We use prudent leverage to increase potential returns to our stockholders. We finance the loans we originate primarily through securitization transactions, as well though other borrowings. We also plan to sell the guaranteed portion of our SBA loan originations in the secondary market, on a non-recourse basis, and we may finance the unguaranteed portion of the SBA loans through securitization or other borrowings.

        Our Manager's extensive experience in sub-performing and non-performing loan acquisition, servicing and securitization strategies has enabled us to complete three securitizations of SBC loan assets since January 2011, issuing bonds with an aggregate face value of $204 million. SBC securitization structures are non-recourse and typically provide debt equal to 50% to 80% of the cost basis of the SBC assets. Non-performing SBC ABS involve liquidating trusts with liquidation proceeds used to repay senior debt. Performing SBC ABS involve longer-duration trusts with principal and interest collections allocated to senior debt and losses on liquidated loans to equity and subordinate tranches. Our strategy is to continue to finance our assets through the securitization market which will allow us to continue to match fund the SBC loans pledged as collateral to secure these securitizations on a long-term non-recourse basis.

        We anticipate using other borrowings as part of our financing strategy , including re-securitizations, repurchase agreements, warehouse facilities, bank credit facilities (including term loans and revolving facilities), and public and private equity and debt issuances.

        As of June 30, 2014, our committed and outstanding financing arrangements included:

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  two committed credit facilities and one master repurchase agreement to finance our SBC loans with $590.0 million aggregate maximum commitments and $475.4 million of borrowings outstanding;

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  $39.8 million of securitized debt obligations outstanding from two ABS which financed our whole loan acquisitions; and

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  master repurchase agreements to fund our acquisitions of SBC ABS and short term investments with four counterparties and $121.2 million of borrowings outstanding with two counterparties.

        We also have entered into term sheets for an $80 million master repurchase agreement to support the origination of new conventional SBC loans and a $25 million senior secured warehouse credit facility to support the origination of new SBA loans.

        Although we are not required to maintain any specific debt-to-equity leverage ratio, the amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our Manager's assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. We are currently targeting on a debt-to-equity basis, 3:1 to 4:1 leverage on performing SBC loans we purchase or originate and finance through non-recourse securitization structures and 1:1 to 3:1 leverage on non-performing SBC loans that we purchase. Our expected leverage ratios for our recourse debt are 1.5:1 to 3.0:1. We believe that these target leverage ratios are conservative for these asset classes and exemplify the conservative levels of borrowings we intend to use over time. We intend to use leverage for the primary purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future, and we may be subject to margin calls as a result of our financing activity.

Our Hedging Strategy

        Subject to maintaining our qualification as a REIT, we may use derivative financial instruments (or hedging instruments), including interest rate swap agreements, interest rate cap agreements, options on interest rate swaps, or swaptions, financial futures, structured credit indices, and options in an effort to hedge the interest rate and credit spread risk associated with the financing of our portfolio. Specifically, we attempt to hedge our exposure to potential interest rate mismatches between the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates, and we intend to hedge our SBC loan originations from the date the interest rate is locked until the loan is included in a securitization. In utilizing leverage and interest rate hedges, our objectives include, where desirable, locking in, on a long-term basis, a spread between the yield on our assets and the cost of our financing in an effort to improve returns to our stockholders. We will undertake to hedge our originated loan inventory pending securitization with respect to changes in securitization liability cost resulting from both changes in benchmark treasuries and credit spreads. Hedge instruments used for changes in treasuries include interest rate swaps, of which $93.9 million with a weighted average fixed rate of 2.0% were outstanding as of June 30, 2014, and, hedge instruments for changes in credit spreads include credit default swaps, of which $75.0 million were outstanding as of June 30, 2014. Hedges are periodically re-balanced to match expected duration of the securitization and are closed at securitization issuance with the resulting gain or loss allocated to the retained basis in the securitization with the objective of protecting the yield for the aforementioned changes in securitization liabilities.

Operating and Regulatory Structure

REIT Qualification

        We have elected to qualify as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2013. We believe that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. To qualify as a REIT, we must meet on a continuing basis, through our organization and actual investment and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our stock. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property. In addition, subject to maintaining our qualification as a REIT, a significant portion of our business may be conducted through, and a significant portion of our income may be earned with respect to, our TRSs, which are subject to corporate income tax. Any distributions paid by us generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain distributions received by individuals from taxable corporations, unless such distributions are attributable to dividends received by us from a TRS.

1940 Act Exception

        We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term "investment securities," among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

        We intend to conduct our operations so that we do not come within the definition of an investment company under Section 3(a)(1)(C) of the 1940 Act because fewer than 40% of our total assets on an unconsolidated basis will consist of "investment securities." The securities issued to us by any wholly-owned or majority-owned subsidiary that we may form in the future that is exempted from the definition of "investment company" by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. However, qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. See "Risk Factors—Risks Related to Our Organization and Structure—Maintenance of our 1940 Act exception imposes limits on our operations" and "Business—Operating and Regulatory Structure—1940 Act Exception." In addition, we believe that we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries.

        We believe that certain of our subsidiaries qualify to be excluded from the definition of investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." This exception generally requires that at least 55% of such subsidiaries' assets must be comprised of qualifying assets and at least 80% of their total assets must be comprised of qualifying assets and real estate related assets under the 1940 Act. We will treat as qualifying assets for this purpose SBC loans and other interests in real estate, in each case meeting certain other qualifications based upon SEC staff no-action letters. Although SEC staff no-action letters have not specifically addressed the categorization of these types of assets, we will also treat as qualifying assets for this purpose bridge loans wholly secured by first priority liens on real estate that provide interim financing to borrowers seeking short-term capital (with terms of generally up to three years), MBS representing ownership of an entire pool of mortgage loans, and real estate owned properties. We expect each of our subsidiaries relying on Section 3(c)(5)(C) may invest an additional 25% of its assets in either qualifying assets or in other types of mortgages, MBS, securities of REITs and other real estate-related assets. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC, or its staff, or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. However, neither the SEC nor its staff has published guidance with respect to the treatment of some of these assets under Section 3(c)(5)(C). To the extent that the SEC, or its staff, publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Although we intend to monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain an exclusion for these subsidiaries. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

        In 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the 1940 Act, including the nature of the assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to registered investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the SEC, or its staff, providing more specific or different guidance regarding this exclusion, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either to (i) change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (iii) register as an investment company, any of which would negatively affect the value of our shares of common stock, the sustainability of our business model, and our ability to make distributions which would have an adverse effect on our business and the value of our shares of common stock.

        Certain of our subsidiaries may rely on the exclusion from the definition of investment company provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority-owned subsidiaries that rely on Section 3(c)(5)(C). Little interpretive guidance has been issued by the SEC, or its staff, with respect to Section 3(c)(6) and any guidance published by the SEC, or its staff, could require us to adjust our strategy accordingly. Although little interpretive guidance has been issued with respect to Section 3(c)(6), we believe that our subsidiaries may rely on Section 3(c)(6) if, among other things, 55% of the assets of such subsidiaries consist of, and at least 55% of the income of such subsidiaries are derived from, qualifying real estate investment assets owned by wholly owned or majority-owned subsidiaries of such subsidiaries.

        Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in MBS that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and MBS, and real estate companies or in assets not related to real estate.

Licensing

        While we are not required to obtain licenses to purchase ABS, we may be required to be licensed to purchase SBC loans or to originate SBC loans in various jurisdictions in which we will conduct our business. As of June 30, 2014 we are licensed in those states where we have purchased or originated SBC loans in which a license is required to do so.

        In addition, ReadyCap holds one of 14 SBLC licenses, which allows us to originate and service loans guaranteed by the SBA under the SBA Section 7(a) Program. As part of the CIT Acquisition, we also acquired CIT's SBLC license which will require us to divest one of the two licenses under the SBA's ownership limitations (maximum of one license per originator).

Competition

        We compete with numerous regional and community banks, specialty finance companies, savings and loan associations and other entities, and we expect that others may be organized in the future. The effect of the existence of additional REITs and other institutions may be increased competition for the available supply of SBC assets suitable for purchase, which may cause the price for such assets to rise. Additionally, origination of SBC loans by our competitors may increase the availability of SBC loans which may result in a reduction of interest rates on SBC loans.

        In the face of this competition, we expect to have access to our Manager's professionals and their industry expertise, which may provide us with a competitive advantage in sourcing transactions and help us assess acquisition and origination risks and determine appropriate pricing for potential assets. Additionally, we believe that we are currently one of only a handful of active market participants in the secondary SBC loan market. Due to the special servicing expertise needed to effectively manage these assets, the small size of each loan, the uniqueness of the real properties that collateralize the loans and the need to bring residential mortgage credit analysis into the underwriting process, we expect competitive demand for these assets to remain constrained. We seek to manage credit risk through our loan-level pre-origination or pre-acquisition due diligence and underwriting processes, which as of June 30, 2014 has limited the amount of realized losses. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see "Risk Factors—New entrants in the market for SBC loan acquisitions and originations could adversely impact our ability to acquire and originate SBC loans at attractive prices and originate SBC loans at attractive risk-adjusted returns."

Staffing

        We are managed by our Manager pursuant to the management agreement between our Manager and us. Frederick Herbst, who is employed by our Manager and serves as our Chief Financial Officer, is dedicated exclusively to us, and two of our Manager's accounting professionals are also dedicated primarily to us. Our Manager or we may in the future hire additional personnel that may be dedicated to us. Our Manager is not, however, obligated under the management agreement to dedicate any of its personnel exclusively to us, nor is it or its personnel obligated to dedicate any specific portion of its or their time to our business. Accordingly, with the exception of our Chief Financial Officer, our executive officers are not required to devote any specific amount of time to our business. We are responsible for the costs of our own employees. However, with the exception of our ReadyCap and CBCA subsidiaries which will employ their own personnel, we do not expect to have our own employees. See "Our Manager and the Management Agreement—Management Agreement."

Legal Proceedings

        Neither we nor our Manager is currently subject to any legal proceedings which it considers to be material.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

        We are externally advised and managed by our Manager. All of our officers are employees of our Manager or its affiliates. The executive offices of our Manager are located at 1140 Avenue of the Americas—7th Floor, New York, New York 10036, and the telephone number of our Manager's executive offices is (212) 257-4600.

Executive Officers and Key Personnel of Manager

        The following table sets forth certain information with respect to each of the executive officers and certain other key personnel of our Manager:

Name	Age	Position Held with Our Manager
Thomas E. Capasse	57	Principal
Jack J. Ross	57	Principal
Thomas Buttacavoli	37	Managing Director and Portfolio Manager
Frederick C. Herbst	57	Managing Director

Biographical Information

        Set forth below is biographical information for the executive officers and other key personnel of our Manager.

        Thomas E. Capasse is a Principal and co-founder of our Manager. Mr. Capasse also serves as Chairman of our board of directors and Chief Executive Officer. Prior to founding our Manager, Mr. Capasse managed the principal finance groups at Greenwich Capital from 1995 until 1997, Nomura Securities from 1997 until 2001, and Macquarie Securities from 2001 until 2004. Mr. Capasse has significant and long standing experience in the securitization market as a founding member of Merrill Lynch's ABS Group (1983-1994) with a focus on MBS transactions (including the initial Subprime Mortgage and Manufactured Housing ABS) and experience in many other ABS sectors. Mr. Capasse began his career as a fixed income analyst at Dean Witter and Bank of Boston. Mr. Capasse received a Bachelor of Arts degree in Economics from Bowdoin College in 1979. Due to his important role in the evolution of the SBC loan sector over the last 25 years, we believe Mr. Capasse should serve on our Board.

        Jack J. Ross is a Principal and co-founder of our Manager. Mr. Ross also serves as our President and as a Director of our company. Prior to founding our Manager in January 2005, Mr. Ross was the founder of Licent Capital, a specialty broker/dealer for intellectual property securitization. From 1987 until 1999, Mr. Ross was employed by Merrill Lynch where he managed the real estate finance and ABS groups. Mr. Ross began his career at Drexel Burnham Lambert where he worked on several of the early ABS transactions and at Laventhol & Horwath where he served as a senior auditor. Mr. Ross received a Masters of Business Administration degree in Finance with distinction from the University of Pennsylvania's Wharton School of Business in 1984 and a Bachelor of Science degree in Accounting, cum laude, from the State University of New York at Buffalo in 1978. We believe Mr. Ross should serve on our Board due to his established track record and broad experience in managing and financing SBC assets.

        Thomas Buttacavoli is a Managing Director of our Manager, the Portfolio Manager of our SBC loan portfolio, serves as Chief Investment Officer of our company and was the first employee of our Manager. Prior to joining our Manager in 2005, Mr. Buttacavoli was a Structured Finance Analyst specializing in intellectual property securitization at Licent Capital. Prior to joining Licent Capital, he was a Strategic Planning Analyst at BNY Capital Markets. Mr. Buttacavoli started his career as a

Financial Analyst within Merrill Lynch's Partnership Finance Group. Mr. Buttacavoli received a Bachelor of Arts degree in Finance and Accounting from New York University's Stern School of Business in 1999.

        Frederick C. Herbst, serves as the Managing Director of our Manager and as Chief Financial Officer of our company. Prior to 2009, Mr. Herbst was Chief Financial Officer of Clayton Holdings, Inc., a publicly-traded provider of analytics and due diligence services to participants in the mortgage industry. Prior to Clayton Holdings, he was Chief Financial Officer of Arbor Realty Trust, Inc., a publicly-traded real estate investment trust, from 2003 until 2005, and of Arbor Commercial Mortgage, LLC from 1999 until 2005. Prior to joining Arbor, Mr. Herbst was Chief Financial Officer of The Hurst Companies, Inc., Controller with The Long Island Savings Bank, FSB, Vice President-Finance with Eastern States Bankcard Association and a Senior Manager with Ernst & Young. Mr. Herbst received a Bachelor of Arts degree in Accounting from Wittenberg University in 1979. Mr. Herbst became a Certified Public Accountant in 1983.

Investment Committee

        Our Manager has an Investment Committee that will oversee our asset acquisition and financing strategies as well as compliance with our investment guidelines. In addition, ReadyCap loan originations in excess of $5 million require the approval of the Investment Committee. The Investment Committee will be comprised of Messrs. Thomas Capasse, Jack Ross and Thomas Buttacavoli. For biographical information on the members of the Investment Committee, see "—Biographical Information" above. The Investment Committee will meet as frequently as it believes is necessary.

Management Agreement

        We have entered into a management agreement with our Manager dated November 26, 2013, pursuant to which it provides for the day-to-day management of our operations.

        The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our Manager's role as manager is under the supervision and direction of our board of directors. Our Manager is responsible for (i) the selection, purchase and sale of our portfolio of assets, (ii) our financing activities, and (iii) providing us with advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

  (i)
  serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our acquisitions of assets, financing activities and operations, any modification to which will be approved by a majority of our independent directors;

  (ii)
  investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of assets consistent with the investment guidelines;

  (iii)
  with respect to prospective purchases, sales or exchanges of assets, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

  (iv)
  advising us on, negotiating and entering into, on our behalf, securitizations, resecuritizations, repurchase agreements, warehouse facilities, bank credit facilities (including term loans and revolving facilities), credit finance agreements, interest rate swap agreements and other hedging instruments, and all other agreements and engagements required for us to conduct our business;

  (v)
  engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to our assets;

  (vi)
  coordinating and managing operations of any co-investment interests or joint venture held by us and conducting all matters with the co-investment partners or joint venture;

  (vii)
  providing executive and administrative personnel, office space and office services required in rendering services to us;

  (viii)
  administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

  (ix)
  communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

  (x)
  counseling us in connection with policy decisions to be made by our board of directors;

  (xi)
  evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with the investment guidelines;

  (xii)
  counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

  (xiii)
  counseling us regarding the maintenance of our exclusion from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause us to maintain such exclusion from such status;

  (xiv)
  assisting us in developing criteria for asset purchase commitments that are specifically tailored to our objectives and strategies and making available to us its knowledge and experience with respect to MBS, mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets;

  (xv)
  furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

  (xvi)
  monitoring the operating performance of our assets and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

  (xvii)
  deploying and redeploying any moneys and securities of ours (including acquiring short-term investments pending the acquisition of other assets, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

  (xviii)
  assisting us in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

  (xix)
  assisting us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

  (xx)
  assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by stock exchange requirements;

  (xxi)
  assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Internal Revenue Code applicable to REITs;

  (xxii)
  placing, or facilitating the placement of, all orders pursuant to our Manager's investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

  (xxiii)
  handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on our behalf in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

  (xxiv)
  using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

  (xxv)
  representing and making recommendations to us in connection with the purchase and finance of, and commitment to purchase and finance, MBS, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

  (xxvi)
  performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

  (xxvii)
  using commercially reasonable efforts to cause us to comply with all applicable laws.

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager are not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager's personnel relating to the terms and conditions of their employment by our Manager. Our Manager is not liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (for example, a transaction was effected in violation of our investment guidelines) or in the trade process (for example, a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager does carry errors and omissions and other customary insurance.

        Pursuant to the terms of our management agreement, our Manager is required to provide us with our management team, including a Chief Executive Officer and Chief Financial Officer along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager will initially be dedicated exclusively to us, other than our Chief Financial Officer. Two of our Manager's accounting professionals will also be dedicated primarily to us.

        The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on the third anniversary of the closing of the 2013 private placement and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager's performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of a majority of the outstanding shares of our common stock (other than shares held by members of our senior management team and affiliates of our Manager), based upon (i) unsatisfactory performance that is materially detrimental to us or (ii) our determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the average annual base management fee earned by our Manager during the prior 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

        We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

  •
  our Manager's continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

  •
  our Manager's fraud, misappropriation of funds, or embezzlement against us;

  •
  our Manager's gross negligence of its duties under the management agreement;

  •
  the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

  •
  our Manager is convicted (including a plea of nolo contendere) of a felony; and

  •
  the dissolution of our Manager.

        Our Manager may generally only assign the management agreement or any of its duties thereunder with the written approval of a majority of our independent directors. Our Manager, however, may assign the management agreement or any of its duties thereunder to any of its affiliates without the approval of our independent directors if such assignment does not require our approval under the Investment Advisers Act of 1940.

        Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew the management agreement following the initial term by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days' written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

Management Fees, Expense Reimbursements and Termination Fee

        We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our Manager to conduct our day-to-day operations. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month.

Base Management Fee and Incentive Distribution

Base Management Fee

        We pay our Manager a base management fee in an amount calculated and payable quarterly in arrears equal to (i) 1.50% per annum of our stockholders' equity, as defined in the management agreement, up to $500 million; and (ii) 1.00% per annum of our stockholders' equity in excess of $500 million.

        For purposes of calculating the base management fee, our stockholders' equity means the net asset value of our operating partnership at the completion of the 2013 private placement and the REIT formation transactions plus the sum of the net proceeds from all issuances of our capital stock and our Operating Partnership's equity securities (exclusive of Operating Partnership equity securities held by us or our controlled subsidiaries) following the completion of the 2013 private placement (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay to repurchase common stock following the closing of the 2013 private placement, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount is adjusted to exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. For purposes of calculating Stockholders' Equity, outstanding OP units (other than OP units held by us) are treated as outstanding shares of our capital stock. The definition of Stockholders' Equity for purposes of determining the base management fee that we will pay our Manager is different than the determination of stockholders' equity under U.S. GAAP. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

        The base management fee of our Manager shall be calculated within 30 days after the end of each fiscal quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the base management fee for such quarter.

Incentive Distribution

        Under the partnership agreement of our operating partnership, our Manager, the holder of the Class A Special Unit in our operating partnership, will be entitled to receive an incentive allocation and distribution, or Incentive Distribution, distributed quarterly in arrears in an amount not less than zero equal to the difference between (i) the product of (A) 15% and (B) the difference between (x) Core Earnings (as defined below) of our operating partnership, on a rolling four-quarter basis and before the Incentive Distribution for the current quarter, and (y) the product of (1) the weighted average of the issue price per share of common stock or OP unit (without double counting) in all of their offerings multiplied by the weighted average number of shares of common stock outstanding (including any restricted shares of common stock and any other shares of common stock underlying awards granted under our 2013 equity incentive plan) and OP units (without double counting) in such quarter and (2) 8%, and (ii) the sum of any Incentive Distribution paid to our Manager with respect to the first three quarters of such previous four quarters; provided, however, that no Incentive Distribution is payable with respect to any calendar quarter unless cumulative Core Earnings is greater than zero for the most recently completed 12 calendar quarters, or the number of completed calendar quarters since the closing date of the 2013 private placement, whichever is less. In addition, for purposes of the calculating the Incentive Distribution, all of the shares of common stock and OP units issued as part of the REIT formation transactions shall be deemed to be issued at the price per share paid in the 2013 Private Placement.

        Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss), excluding non-cash equity compensation expense, the expenses incurred in connection with our formation and the 2013 private placement, including the initial purchase and placement discounts and commissions, the Incentive Distribution, real estate depreciation and amortization (to the extent that we foreclose on any properties underlying our assets) and any unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount is adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.

        We believe that Core Earnings more appropriately reflects our Manager's performance than U.S. GAAP net income, will be utilized by the investment community to assess our Manager's performance and will more closely align our Manager's incentives with the interests of our stockholders.

        For purposes of calculating the Incentive Distribution prior to the completion of a 12-month period following the 2013 private placement, Core Earnings are calculated on an annualized basis. Core Earnings for the initial quarter are calculated on an annualized basis.

        The Incentive Distribution shall be calculated within 30 days after the end of each quarter and such calculation shall promptly be delivered to us. We are obligated to pay the Incentive Distribution 50% in cash and 50% in either common stock or OP units, as determined by our company in our discretion, within five business days after delivery to us of the written statement from the holder of the Class A Special Unit setting forth the computation of the Incentive Distribution for such quarter. Subject to certain exceptions, our Manager may not sell or otherwise dispose of any portion of the Incentive Distribution issued to it in common stock or OP units until after the three-year anniversary of the date that such shares of common stock or OP units were issued to our Manager. The price of shares of our common stock for purposes of determining the number of shares payable as part of the Incentive Distribution is the closing price of such shares on the last trading day prior to the approval by our board of directors of the Incentive Distribution.

        For examples of the calculation of the Incentive Distribution, see Appendix 1 to this prospectus.

Reimbursement of Expenses

        We pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include:

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  expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our assets;

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  costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager's personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis;

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  the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

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  costs associated with the establishment and maintenance of any of our securitizations, resecuritizations, repurchase agreements, warehouse facilities, bank credit facilities (including term loans and revolving facilities) or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our organizational expenses and securities offerings;

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  expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, and the costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

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  costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

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  expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an asset or establishment and maintenance of any of our securitizations, resecuritizations, repurchase agreements, warehouse facilities and bank credit facilities (including term loans and revolving facilities);

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  costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

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  compensation and expenses of our custodian and transfer agent, if any;

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  the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

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  all taxes and license fees;

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  all insurance costs incurred in connection with the operation of our business;

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  costs and expenses incurred in contracting with third parties, including affiliates of our Manager, for the servicing and special servicing of our assets;

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  all other costs and expenses relating to our business operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of assets, including appraisal, reporting, audit and legal fees;

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  expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for us or our assets separate from the office or offices of our Manager;

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  expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

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  any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

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  expenses incurred in connection with obtaining and maintaining "errors and omissions" insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of our Manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

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  all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

        Because our Manager's personnel may perform certain legal, accounting, due diligence, asset monitoring and servicing tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks. Any such costs and reimbursements sought must be in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis. We will not otherwise reimburse our Manager or its affiliates for the salaries and other compensation of its personnel, except for (i) the allocable share of the compensation of our Chief Financial Officer based on the percentage of his time spent managing our affairs, which will be all of our Chief Financial Officer's compensation so long as he is exclusively dedicated to our affairs, and (ii) the allocable share of the compensation of other personnel hired by our Manager who are dedicated primarily to us based on the percentage of time spent managing our affairs. Two of our Manager's accounting professionals are also dedicated primarily to us. In addition, our Manager or we may in the future hire additional personnel that may be dedicated to us. Our Manager is not, however, obligated under the management agreement to dedicate any of its personnel exclusively to us, nor is it or its personnel obligated to dedicate any specific portion of its or their time to our business. We will also be responsible for the costs of our own employees. However, with the exception of our ReadyCap and CBCA subsidiaries which will employ their own personnel, we do not expect to have our own employees.

        In addition, we are required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Termination Fee

        A termination fee will be payable in the event that the management agreement is terminated without cause upon the affirmative vote of at least two-thirds of our independent directors or the holders of a majority of our outstanding common stock (other than shares held by members of our senior management team and affiliates of our Manager), based upon unsatisfactory performance by our Manager that is materially detrimental to us or a determination that the compensation payable to our manager under the management agreement is not fair, unless our Manager agrees to compensation that at least two-thirds of our independent directors determine is fair. The termination fee will be equal to three times the average annual base management fee earned by our Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        We may in the future become self-managed, and we may do so in a variety of ways, including by (i) effectively terminating the management agreement in connection with a transaction that results in us acquiring or otherwise assuming control of our Manager, or (ii) actually terminating the management agreement in connection with a transaction that results in us hiring substantially all of the management team of the Manager. We refer to these two events as an internalization. In the case of any internalization transaction, we expect that we would be required to pay consideration to compensate the Manager for the internalization in an amount that we will negotiate with our Manager in good faith and which will require approval of at least a majority of our independent directors. It is possible that such consideration could exceed the amount of the termination fee that would be due to the Manager if the conditions for terminating the management agreement without cause are satisfied and we elected to terminate the management agreement.

Repurchase of the Class A Special Unit

        If the management agreement is terminated under circumstances in which we are obligated to make a termination payment to our Manager, our operating partnership shall repurchase, concurrently with such termination, the Class A Special Unit for an amount equal to three times the average annual amount of the Incentive Distribution paid or payable in respect of the Class A Special Unit during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

Grants of Equity Compensation to our Manager, its Personnel and its Affiliates

        Under our 2013 equity incentive plan, our board of directors is authorized to approve grants of equity-based awards to our Manager, its personnel and its affiliates. Our 2013 equity incentive plan provides for grants of equity-based awards up to an aggregate of 5% of the shares of our common stock issued and outstanding from time to time on a fully diluted basis. These equity based awards under our 2013 equity incentive plan create incentives to improve long-term stock price performance and focus on long-term business objectives, create substantial retention incentives for award recipients and enhance our ability to pay compensation based on our overall performance as well as specific performance metrics, each of which further align the interests of our Manager and its officers and employees with our stockholders. Upon completion of this offering, we will grant                shares of our restricted common stock to our officers and directors and the officers and employees of our Manager or its affiliates under our 2013 equity incentive plan, which will be subject to certain vesting requirements.

MANAGEMENT

Our Directors and Officers

        We currently have five directors. In connection with the closing of this offering, our board expects to determine that a majority of its members are "independent," as determined by the requirements of the NYSE. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15.

        The following sets forth certain information with respect to our directors and officers.

Name	Age	Position with the Company
Thomas E. Capasse	57	Chairman of the Board of Directors and Chief Executive Officer
Jack J. Ross	57	President and Director
Frederick C. Herbst	57	Chief Financial Officer
Thomas Buttacavoli	37	Chief Investment Officer
Frank P. Filipps	66	Director
Todd M. Sinai	44	Director
J. Mitchell Reese	55	Director

Biographical Information

Directors and Officers

        For biographical information on Messrs. Capasse, Ross, Herbst and Buttacavoli, see "Our Manager and the Management Agreement—Executive Officers and Key Personnel of Our Manager—Biographical Information." Additional biographical information of Key Personnel of our company is outlined below.

        Frank P. Filipps is one of our directors appointed upon the completion of the 2013 private placement and REIT formation transactions. Mr. Filipps has served since 1995 as a director and chairman of the audit committee of Impac Mortgage Holdings, Inc. (NYSE: IMH), has served since March 2002 as a director of Primus Guaranty Limited (NYSE: PRS), has served since 2010 has a director, member of the audit committee and chairman of the compensation committee of Fortegra Financial (NYSE: FRF), and has served since February 2013 as a director of Orchid Island Capital Corp (NYSE: ORC). From April 2005 to July 2008, Mr. Filipps was Chairman and Chief Executive Officer of Clayton Holdings, Inc. From 1995 to 2005, Mr. Filipps was Chairman, Chief Executive Officer and a Director of Radian Group Inc. Mr. Filipps began his career at Radian in 1992 as Senior Vice President and Chief Financial Officer. In 1994, he was promoted to Executive Vice President and Chief Operating Officer and in 1995 he was named President, Chief Executive Officer and Director. From 1975 to 1992, Mr. Filipps was at American International Group where he served in a number of executive, financial and investment management positions. Mr. Filipps holds a Master of Business Administration degree in corporate finance and international business from the Stern School of Business at New York University and a Bachelor of Arts degree in Economics from Rutgers University in 1969. Due to his experience on the boards of financial and real estate related public companies, and his experience in finance and management, we believe Mr. Filipps should serve as a member of our Board.

        J. Mitchell Reese is one of our directors appointed upon the completion of the 2013 private placement and REIT formation transactions. Mr. Reese has been the Managing Member of Cintra Capital LLC since June 2001. Prior to founding Cintra, he was a managing director of The Carlyle Group, a private equity firm that manages over $176 billion, where he headed the firm's U.S. venture capital fund. Previously, Mr. Reese was a managing director of Morgan Keegan & Company, where he served on the board of directors and was head of the Mergers and Acquisitions Group, co-head of Investment Banking, and president of the firm's Merchant Banking subsidiary. He served as a Director of Oxford Finance Corporation, a specialty finance company, from 2002 to 2004. He graduated cum laude with a Bachelor of Arts from Harvard College in 1982 and received an M.B.A. from Harvard Business School in 1986. We believe that Mr. Reese should be a member of our Board due to his financial acumen, industry and transactional experience as well as his experience serving on other boards of directors.

        Todd M. Sinai is one of our directors appointed upon the completion of the 2013 private placement and REIT formation transactions. Dr. Sinai is a Professor of Real Estate and Business Economics and Public Policy at The University of Pennsylvania—The Wharton School, where he has been a member of the faculty since 1997. Dr. Sinai has particular expertise in commercial real estate and real estate investment trusts, real estate and public economics, risk and pricing in real estate markets, taxation of real estate and capital gains. Dr. Sinai received a Ph.D. in Economics from the Massachusetts Institute of Technology in 1997 and a Bachelor of Arts degree in Economics and Mathematics from Yale University in 1992. Due to Mr. Sinai's expertise in the real estate industry and economics, we believe he should serve as a member of our Board.

Executive and Director Compensation

Compensation of Directors

        We pay a $50,000 annual director's fee to each of our independent directors. We also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

        Our independent directors will also be eligible to receive restricted common stock, options and other stock-based awards under our 2013 equity incentive plan.

        We pay director's fees only to those directors who are independent under the NYSE listing standards.

Executive Compensation

        Because our management agreement provides that our Manager is responsible for managing our affairs, our officers, who are employees of our Manager, do not receive cash compensation from us for serving as our officers. In their capacities as officers or personnel of our Manager or its affiliates, they will devote such portion of their time to our affairs as is necessary to enable us to effectively operate our business. However, we will pay (i) the allocable share of the compensation of our Chief Financial Officer based on the percentage of his time spent managing our affairs, which will be all of our Chief Financial Officer's compensation so long as he is exclusively dedicated to our affairs, and (ii) the allocable share of the compensation of other personnel hired by our Manager who are dedicated primarily to us based on the percentage of time spent managing our affairs. Two of our Manager's accounting professionals are dedicated primarily to us. In addition, our Manager or we may in the future hire additional personnel that may be dedicated to us.

        Except for certain equity grants, our Manager compensates each of our officers. We pay our Manager a management fee and our Manager uses the proceeds from the management fee in part to pay compensation to its officers and personnel. We have adopted a 2013 equity incentive plan under which we may provide incentive compensation to our officers, our directors, our Manager's personnel and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See "—2013 Equity Incentive Plan" for detailed description of our 2013 equity incentive plan.

Corporate Governance—Board of Directors and Committees

        We expect that our Board will determine that a majority of its members are "independent," as determined by the requirements of the NYSE. Our directors keep informed about our business by attendance at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non independent directors.

        Our board of directors established an audit committee, a compensation committee and a nominating and corporate governance committee and adopted charters for each of these committees. Each of these committees has three directors and will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Audit Committee

        The audit committee is comprised of Messrs. Filipps, Sinai and Reese each of whom is an independent director and "financially literate" under the rules of the NYSE. The audit committee is responsible for engaging an independent registered public accounting firm, preparing audit committee reports, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

        The compensation committee is comprised of Messrs. Filipps, Sinai and Reese. The principal functions of the compensation committee is to (i) evaluate the performance of our officers, (ii) review the compensation payable to our officers, (iii) evaluate the performance of our Manager, (iv) review the compensation and fees payable to our Manager under the management agreement, (v) prepare compensation committee reports and (vi) administer our 2013 equity incentive plan.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee is comprised of Messrs. Filipps, Sinai and Reese. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the board of directors qualified candidates for election as directors and approves and recommends to the full board of directors the appointment of each of our officers.

        The nominating and corporate governance committee also periodically prepares and submits to the board of directors for adoption the committee's selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board of directors and our corporate governance and annually recommends to the board of directors nominees for each committee of the board of directors. In addition, the committee annually facilitates the assessment of the board of directors' performance as a whole and of the individual directors and reports thereon to the board of directors.

Code of Business Conduct and Ethics

        Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager's officers, directors and personnel when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Conflicts of Interest

        We are dependent on our Manager for our day-to-day management. Frederick Herbst, who is employed by our Manager, serves as our Chief Financial Officer and is also dedicated exclusively to us, and two of our Manager's accounting professionals will also be dedicated primarily to us. Our Manager is not, however, obligated under the management agreement to dedicate any of its personnel exclusively to us, nor is it or its personnel obligated to dedicate any specific portion of its or their time to our business. We are also responsible for the costs of our own employees. However, with the exception of our ReadyCap and CBCA subsidiaries which will employ their own personnel, we do not expect to have our own employees. Each of our officers and non-independent directors is also an employee of our Manager or one of its affiliates, and most of them have responsibilities and commitments in addition to their responsibilities to us. Our management agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated on an arm's-length basis with unaffiliated third parties. In addition, the ability of our Manager and its officers and personnel to engage in other business activities, including the management of other entities and separate accounts, may reduce the time our Manager and its officers and personnel spend managing us.

        Our Manager manages a series of funds and a limited number of separate accounts, which focus on a range of ABS and other credit strategies. With the exception of the Olympic Fund discussed below, none of these other funds or separate accounts have SBC loans as their primary business strategy.

        To address certain potential conflicts arising from our relationship with our Manager or its affiliates, our Manager has agreed that, for so long as our management agreement is in effect, neither it nor any of its affiliates will (i) sponsor or manage any additional investment vehicle where we do not participate as an investor whose primary investment strategy will involve SBC mortgage loans, unless our Manager obtains the prior approval of a majority of our board of directors (including a majority of our independent directors) or (ii) acquire a portfolio of assets, a majority of which (by value or UPB) are SBC mortgage loans on behalf of another investment vehicle (other than acquisitions of SBC ABS), unless we are first offered the investment opportunity and a majority of our board of directors (including a majority of our independent directors) decide not to acquire such assets.

        In March 2014, due to the size of SBC mortgage loan opportunities, which exceeded our financing capacity at that time, our Manager sponsored the Olympic Fund. The Olympic Fund was established to invest in assets that may not be qualifying assets for REIT purposes or to invest in SBC loan assets that we decline to purchase for any reason. The Olympic Fund purchased SBC mortgage loans with approximately $62.9 million in UPB over four transactions from March 31, 2014 through June 30, 2014. These opportunities were first presented to us and a majority of our board of directors (including a majority of our independent directors) decided not to acquire such assets and consented to the formation of the Olympic Fund. Our Manager will continue to seek the consent of our board of directors (including a majority of our independent directors) before allocating asset opportunities to the Olympic Fund, and we anticipate that as our debt and equity financing sources continue to grow, our Manager will only allocate asset opportunities to the Olympic Fund that are not qualifying REIT assets.

        The above agreement does not cover SBC ABS acquired in the market and non-real estate secured loans and we may compete with other existing clients of our Manager and its affiliates, including the Olympic Fund, other funds managed by our Manager which focus on a range of ABS and other credit strategies and separately managed accounts and future clients of our Manager and its affiliates in acquiring SBC ABS, non-real estate secured loans and portfolios of assets less than a majority of which (by value or UPB) are SBC loans, and in acquiring other target assets that do not involve SBC loans. As of June 30, 2014, the Olympic Fund, these other funds and the separately managed accounts had funds available for investment of $19.6 million, $286.5 million and $164.5 million, respectively.

        In situations in which such competition exists, our Manager will apply its allocation policy that is intended to enable us and such other clients to share in opportunities that may be suitable for us and such other clients, fairly and equitably over time, taking into account factors such as investment guidelines, diversification requirements, size and risk tolerance, legal and regulatory restrictions, availability of cash for investment and liquidity needs, eligibility requirements of the different investment entities and the existence of any express agreement relating to the sequential rotation of asset opportunities. Our Manager's allocation policy also includes other procedures intended to prevent any client from receiving favorable treatment in accessing mutually suitable opportunities in preference to any other client. To the extent our Manager's or our business evolves in such a way as to give rise to conflicts not currently addressed by our Manager's allocation policy, our Manager may need to refine its allocation policy to handle such situation. Our independent directors will review our Manager's compliance with its allocation policy.

        In addition, to avoid any actual or perceived conflicts of interest with our Manager, prior to an acquisition of any security structured or issued by an entity managed by our Manager or its affiliates, or a purchase or sale of any asset from or to an entity managed by our Manager or its affiliates, such transaction must be approved by a majority of our independent directors. Our independent directors may amend this approval policy at any time without stockholder consent. We do not expect these transactions to represent a material amount of our total transactions.

        We have agreed to pay our Manager a base management fee that is not tied to our performance and the Incentive Distribution that is based entirely on our performance. This compensation-based arrangement may cause our Manager to acquire assets with higher yield potential, which are generally riskier or more speculative. The base management fee component may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us. The performance-based Incentive Distribution may cause our Manager to place undue emphasis on the maximization of net income, including through the use of leverage, at the expense of other criteria, such as preservation of capital, to achieve higher Incentive Distributions. This could result in increased risk to the value of our portfolio of assets.

        We do not have a policy that expressly prohibits our directors, officers, securityholders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual conflict of interest with us.

2013 Equity Incentive Plan

        We have adopted a 2013 equity incentive plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. The 2013 equity incentive plan will be administered by the compensation committee as appointed by our board of directors. The 2013 equity incentive plan will permit the granting of stock options, restricted shares of common stock, phantom shares, dividend equivalent rights, limited partner profit interests, or LTIP units, and other restricted limited partnership units issued by our operating partnership and other equity-based awards.

Administration

        The board, or a committee appointed by our board of directors to administer the 2013 equity incentive plan, has the full authority to administer and interpret the 2013 equity incentive plan, to authorize the granting of awards, to determine the eligibility directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2013 equity incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2013 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2013 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. References below to the committee include a reference to the board of directors for those periods in which the board of directors is acting.

Available shares

        Our 2013 equity incentive plan provides for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards up to an aggregate of 5% of the shares of our common stock issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and LTIP units, into shares of common stock). If an option or other award granted under the 2013 equity incentive plan expires or terminates, the shares subject to any portion of the award that forfeits, expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2013 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. No award may be granted under our 2013 equity incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of our common stock. Upon completion of this offering, we will grant                         shares of our restricted common stock to our officers and directors and the officers and employees of our Manager or its affiliates under our 2013 equity incentive plan, which will be subject to certain vesting requirements.

Awards under the plan

        Stock Options.    The terms of specific options, including whether options shall constitute "incentive stock options" for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the committee. The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the committee.

        Restricted Shares of Common Stock.    A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as the committee may impose at the date of grant. Grants of restricted shares of common stock will be subject to vesting schedules as determined by the committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the committee may determine. A participant granted restricted shares of common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of common stock. Although dividends may be paid on restricted shares of common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, holders of restricted shares of common stock are prohibited from selling such shares until they vest.

        Phantom Shares.    Phantom shares, when issued, will reduce the number of shares available for grant under the 2013 equity incentive plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant, in accordance with procedures established by the committee, or us, as may be provided by the committee at grant). The committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of phantom share installments over a period not to exceed ten years.

        Dividend Equivalents.    A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

        Restricted Limited Partnership Units.    A restricted limited partnership unit represents an OP unit or may include LTIP units that are structured as profits interests in the operating partnership, providing distributions to the holder of the award based on the achievement of specified levels of profitability by the operating partnership or the achievement of certain goals or events. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, the operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of the operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units.

Our board of directors, or the compensation committee, as applicable, will establish all other limitations and conditions of awards of restricted OP units as it deems appropriate.

        Other Share-Based Awards.    The 2013 equity incentive plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock and share appreciation rights), subject to terms and conditions established at the time of grant.

        We intend to file with the SEC a Registration Statement on Form S-8 covering the shares of our common stock issuable under our 2013 equity incentive plan.

Change in Control

        Upon a change in control (as defined in the 2013 equity incentive plan), the committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments).

        Our board of directors may amend, suspend, alter or discontinue the 2013 equity incentive plan but cannot take any action that would impair the rights of a participant without such participant's consent. To the extent necessary and desirable, the board of directors must obtain approval of our stockholders for any amendment that would:

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  other than through adjustment as provided in the 2013 equity incentive plan, increase the total number of shares of common stock reserved for issuance under the 2013 equity incentive plan; or

  •
  change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2013 equity incentive plan.

        The committee or our board of directors may amend the terms of any award granted under the 2013 equity incentive plan, prospectively or retroactively, except that no amendment may adversely affect the rights of any participant with respect to awards previously granted unless such amendments are in connection with compliance with applicable laws without his or her consent.

Limitation of Liability and Indemnification

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision, which eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

        Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer of our company and (ii) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, member, manager, partner or trustee, and who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service in any such capacity from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of such service. The rights to indemnification and advance of expenses provided by our charter and bylaws vest immediately upon election of a director or officer. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and to any employee or agent of our company or of any predecessor.

        The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation or in a proceeding in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        In addition, we have entered into indemnification agreements with each of our directors and executive officers, that provide for indemnification to the maximum extent permitted by Maryland law. See "Certain Provisions of the Maryland General Corporation Law and our Charter and Bylaws—Indemnification and Limitation of Directors' and Officers' Liability."

OUR HISTORY AND FORMATION

REIT Formation Transactions

        We trace our history back to August 2007 when the Victoria Funds made their initial acquisition of an equity tranche of an SBC loan securitization. The Victoria Funds were formed and managed by our Manager to invest in a range of loans and ABS requiring active management to generate returns. Our business was operated as part of the Victoria Funds until November of 2011 at which time the Victoria Funds contributed substantially all of their SBC loans to our operating partnership in exchange for substantially all of its OP units. In November and December of 2013, we completed the 2013 private placement of shares of our common stock and OP units in our operating partnership, pursuant to which we raised approximately $226.0 million. Concurrently with the closing of the 2013 private placement, we engaged in a series of transactions, which we refer to as the REIT formation transactions, in order to allow us to continue our business as a REIT for U.S. federal income tax purposes. As part of these transactions, we became the sole general partner of our operating partnership and contributed the net proceeds from the 2013 private placement of shares of our common stock to our operating partnership in exchange for a number of OP units equal to the number of shares of common stock sold in the 2013 private placement. Our purpose in continuing our business as a REIT was to broaden our financial flexibility and access to capital so we can support the growth of our business over time.

        The significant elements of the REIT formation transactions included: (i) the formation of our company on November 5, 2013, (ii) the withdrawal of the existing general partner of our operating partnership, (iii) the amendment of the partnership agreement of our operating partnership to give effect to the terms and provisions described herein under "The Operating Partnership Agreement," (iv) the repurchase of an estimated $12.8 million of OP units held by the Victoria Funds, the net proceeds from which were used to fund redemption payments by the Victoria Funds to third party investors, (v) the distribution to U.S. taxable and tax-exempt investors of interests in the REIT Holding Company, which holds 15,834,126 shares of our common stock, and interests in Sutherland OP Holdings I, Ltd., or OP Holding Company I, which holds an estimated 1,287,635 OP units in our operating partnership, and (vi) the distribution to non-U.S. investors of ownership interests in Sutherland OP Holdings II, Ltd., or OP Holding Company II, which holds 1,777,487 OP units. The interests in either the REIT Holding Company, OP Holding Company I or OP Holding Company II, as applicable, were allocated among existing investors in the Victoria Funds in accordance with their relative net asset values in the Victoria Funds and other feeder vehicles as of September 30, 2013. The investors in the Victoria Funds owned the same indirect percentages in our operating partnership prior to and immediately after the distributions referred to in items (v) and (vi) above.

CIT Loan Acquisition

        As described elsewhere in this prospectus, in October 2013, we entered into asset purchase agreements with CIT to purchase 4,194 performing, sub-performing and non-performing SBC loans with a combined UPB of $573.1 million and MSRs related to $744.8 million of loans as of June 30, 2014, for an aggregate purchase price of approximately $433.9 million. In June 2014, we closed the final phase of this acquisition.

        MSRs, which were part of the CIT loan acquisition, relate to the loans included in the transaction as well as other SBC loans. We earn an annual servicing fee of 2.6% of the outstanding UPB. We have engaged a sub-servicer to service the loans on our behalf while we integrate the acquired CIT platforms. To support the transition of the servicing function, we have entered into a transition services agreement with CIT pursuant to which CIT provides administrative, information technology, human resources and other support through December 31, 2014. An affiliate of ReadyCap has hired 58 additional former CIT employees to perform certain origination, loan management and other functions with respect to the acquired SBA loans, which, we believe, will enable us to perform servicing and asset management functions "in house" over time.

Dividend Track Record and Dividend Reinvestment Offer

        We declared a cash dividend in respect of the quarter ended March 31, 2014 of $0.16 per share of our common stock and OP unit. We also declared a cash dividend in respect of the quarter ended June 30, 2014 of $0.20 per share of our common stock and OP unit. We offered holders of common stock and OP unit holders the opportunity, or the Dividend Reinvestment Offer, to reinvest the first quarter and second quarter cash dividends into newly issued shares of common stock or OP units, respectively, at the issuance price of $15.00 per share of common stock or per OP unit, which was the issuance price in our 2013 private placement. The Dividend Reinvestment Offer was also made to investors that hold shares of common stock indirectly through ownership of an equal number of units of limited partner interests in the REIT Holding Company, and that hold OP units indirectly through an equal number of shares in OP Holding Company I or OP Holding Company II. In the case of our investors that hold shares and OP units through a holding company, we issued the additional shares and OP units to the applicable holding company, which issued an equal number of its securities to such investors. As part of the Dividend Reinvestment Offer, on June 17, 2014, we issued a total of 125,893 shares of common stock and 19,944 OP units to our existing investors in connection with the first quarter dividend and on September 24, 2014, we issued a total of 115,631 shares of common stock and 23,664 OP units to our existing investors in connection with the second quarter dividend.

        These investors are subject to the Registration Rights Agreement in respect of their shares of common stock or OP units held by the respective holding company. See "Stock Eligible For Future Sale—Registration Rights Agreement."

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

        We entered into a management agreement with our Manager effective upon the closing of the 2013 private placement, pursuant to which our Manager implements our business strategy and performs certain services for us, subject to oversight by our board of directors. Our Manager is responsible for, among other duties: (i) performing all of our day-to-day functions, (ii) determining investment criteria in conjunction with our board of directors, (iii) sourcing, analyzing and executing asset acquisitions, sales, originations and financings, (iv) performing asset management duties, and (v) performing financial and accounting functions. The initial term of the management agreement is for three years commencing on the closing of the 2013 private placement, with automatic one-year renewal terms starting on the third anniversary of the closing of the 2013 private placement. We are also obligated to reimburse certain expenses incurred by our Manager. Our Manager is entitled to receive from us a base management fee and the Incentive Distribution. See "Our Manager and the Management Agreement—Management Agreement" and "Our Manager and the Management Agreement—Management Fees, Expense Reimbursements and Termination Fee."

        Our officers and non-independent directors are also employees of our Manager or its affiliates. As a result, the management agreement between us and our Manager was negotiated between related parties, and its terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated with unaffiliated third parties. See "Our Management—Conflicts of Interest."

Indemnification and Limitation of Directors' and Officers' Liability

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision, which eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

        We have entered into indemnification agreements with each of our directors and executive officers, that provide for indemnification to the maximum extent permitted by Maryland law. For more information, see "Our Management—Limitation of Liability and Indemnification."

        In addition, our charter authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify and advance expenses to each of our directors or officers who is made a party to or witness in a proceeding by reason of his or her service in those or certain other capacities. For more information, see "Certain Provisions of the Maryland General Corporation Law and our Charter and Bylaws—Indemnification and Limitation of Directors' and Officers' Liability."

 PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the ownership of shares of our common stock after this offering by:

  •
  each of our directors;

  •
  each of our executive officers;

  •
  holders of more than 5% of our capital stock; and

  •
  all of our directors and executive officers as a group.

        Each listed person's beneficial ownership includes:

  •
  all shares the investor actually owns beneficially or of record;

  •
  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund);

  •
  all shares the investor has the right to acquire within 60 days; and

  •
  all OP units the investor has the right to acquire within 60 days.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 1140 Avenue of the Americas—7th Floor, New York, New York 10036.

Name and Address	Number of Shares Beneficially Owned(1)(2)	Percentage of All Shares(1)(2)
Thomas E. Capasse(3)	305,398		*
Jack J. Ross(4)	289,463		*
Frederick C. Herbst(5)	27,632		*
Frank P. Filipps	—
Todd M. Sinai	—
J. Mitchell Reese	—
All directors and executive officers as a group (6 persons)	598,448		%
5% or Greater Beneficial Owners
Sutherland REIT Holdings, LP(6)	15,834,126		%
Sutherland OP Holdings I, Ltd.(7)	1,287,635		%
Sutherland OP Holdings II, Ltd.(8)	1,777,487		%

(1)
Assumes a total of                shares of our common stock and OP units are outstanding immediately after the closing of this offering, comprised of                 shares of common stock and                OP units. Does not reflect (i)                 shares of common stock reserved for issuance upon exercise of the underwriters' over-allotment option in full and (ii) OP units held by our Company.

(2)
Share amounts for individuals, directors, and officers as a group assume that all OP units held by the person are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating Percentage of All Shares assumes that none of the OP units held by other persons are exchanged for shares of our common stock.

(3)
Includes (i) shares owned by the REIT Holding Company based on the Mr. Capasse's percentage ownership in the REIT Holding Company and (ii) 17,000 shares of common stock out of the 66,667 total shares of common stock purchased by our Manager in our 2013 private placement based on Mr. Capasse's percentage ownership in our Manager. Mr. Capasse disclaims beneficial ownership of the shares owned by the REIT Holding Company as well as the shares purchased by our Manager, except to the extent of his economic interest therein.

(4)
Includes (i) shares owned by the REIT Holding Company based on the percentage ownership in the REIT Holding Company held by Mr. Ross and family trusts and (ii) 17,000 shares of common stock out of the 66,667 total shares of common stock purchased by our Manager in our 2013 private placement based on Mr. Ross's percentage ownership in our Manager. Mr. Ross disclaims beneficial ownership of the shares owned by the REIT Holding Company as well as the shares purchased by our Manager, except to the extent of his or the family trust's economic interest therein.

(5)
Includes shares owned by the REIT Holding Company based on Mr. Herbst's percentage ownership in the REIT Holding Company. Mr. Herbst disclaims beneficial ownership of the shares owned by the REIT Holding Company, except to the extent of his economic interest therein.

(6)
Upon completion of the REIT formation transactions, the partnership interests in the REIT Holding Company were beneficially owned by existing U.S. taxable and tax-exempt investors, who previously invested in our operating partnership indirectly through the Victoria Funds or other feeder vehicles. See "Our History and Formation." Our Manager serves as the general partner of the REIT Holding Company and may be deemed to be the beneficial owner of the shares of common stock that are held by the REIT Holding Company. However, our Manager does not have an economic interest in these shares and expects to distribute such shares to the beneficial owners of the REIT Holding Company upon their request in accordance with the REIT Holding Company's partnership agreement. Accordingly, our Manager disclaims beneficial ownership of the shares of common stock held by the REIT Holding Company.

(7)
Upon completion of the REIT formation transactions, the shares in OP Holding Company I were beneficially owned by existing tax-exempt investors, who previously invested in our operating partnership indirectly through the Victoria Funds or other feeder vehicles. See "Our History and Formation." Our Manager serves as the investment manager of OP Holding Company I and may be deemed to be the beneficial owner of the shares of common stock that may be issued to the OP Holding Company I upon exchange of the OP units held by OP Holding Company I. However, our Manager does not have an economic interest in these OP units or shares of common stock and expects to distribute such OP units or shares of common stock to the beneficial owners of OP Holding Company I upon their request in accordance with OP Holding Company I's organizational documents. Accordingly, our Manager disclaims beneficial ownership of the OP units and shares of common stock held by OP Holding Company I.

(8)
Upon completion of the REIT formation transactions, the shares in OP Holding Company II were beneficially owned by existing non-U.S. investors, who previously invested in our operating partnership indirectly through the Victoria Funds or other feeder vehicles. See "Our History and Formation." Our Manager serves as the investment manager of OP Holding Company II and may be deemed to be the beneficial owner of the shares of common stock that may be issued to OP Holding Company II upon exchange of the OP units held by OP Holding Company II. However, our Manager does not have an economic interest in these OP units or shares of common stock and expects to distribute such OP units or shares of common stock to the beneficial owners of OP Holding Company II upon their request in accordance with the OP Holding Company II's organizational documents. Accordingly, our Manager disclaims beneficial ownership of the OP units and shares of common stock held by OP Holding Company II.

 SELLING STOCKHOLDERS

        On November 26, 2013 and December 19, 2013, we completed the 2013 private placement of 14,506,048 shares of our common stock and 562,890 OP units in our operating partnership. Concurrently with the completion of the 2013 private placement, we engaged in the REIT formation transactions in order to allow us to continue our business as a REIT for federal income tax purposes. As part of the REIT formation transactions, U.S. taxable and tax-exempt investors in the Victoria Funds received distributions of interests in the REIT Holding Company, which holds 15,834,126 shares of our common stock and distributions of interests in OP Holding Company I, which holds 1,287,635 OP units in our operating partnership, and non-U.S. investors in the Victoria Funds received distributions of ownership interests in OP Holding Company II, which holds 1,777,487 OP units.

        We declared a cash dividend in respect of the quarter ended March 31, 2014 of $0.16 per share of our common stock and OP unit. We also declared a cash dividend in respect of the quarter ended June 30, 2014 of $0.20 per share of our common stock and OP unit. As part of the Dividend Reinvestment Offer described in greater detail under "Our History and Formation," on June 17, 2014, we issued a total of 125,893 shares of common stock and 19,944 OP units to our existing investors that elected to reinvest the first quarter cash dividend and on September 24, 2014, we issued a total of 115,631 shares of common stock and 23,664 OP units to our existing investors in connection with the second quarter dividend.

        Each stockholder that sells shares of common stock pursuant to this prospectus may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of our common stock may be deemed to be underwriting commissions or discounts under the Securities Act.

        The following table and related footnotes set forth certain information regarding the selling stockholders which acquired shares of common stock and OP units in the 2013 private placement, the REIT formation transactions and the Dividend Reinvestment Offer. The number of shares in the column "Number of Shares of Common Stock Offered Hereby" represents all of the shares that each selling stockholder is offering under this prospectus. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. To our knowledge, each of the selling stockholders has sole voting and investment power as to the shares shown, except as disclosed in this prospectus or to the extent this power may be shared with a spouse. Except as noted in this prospectus, none of the selling stockholders is a director, officer or employee of ours or an affiliate of such person.

Selling Stockholder	Number of Shares Beneficially Owned	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Owned After the Offering	Percentage of All Shares

*
Less than 1%

 DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to our charter and bylaws. For a more complete understanding of our capital stock, we encourage you to read carefully this entire prospectus, as well as our charter and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

        Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our entire board of directors and without common stockholder approval. 29,434,178 shares of common stock are issued and outstanding, and 125 shares of our Series A Preferred Stock (as defined below) are issued and outstanding. We intend to redeem all of the outstanding shares of our Series A Preferred Stock for an aggregate redemption price of $137,500 plus any accrued and unpaid dividends shortly after the completion of this offering so that there will be no shares of our preferred stock issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations solely by reason of their status as stockholders.

Shares of Common Stock

        All of the shares of common stock offered by this prospectus will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of outstanding shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

        Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock generally can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no pre-emptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with or convert into another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation's charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend such provisions, which must be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the amendment) may be approved by a majority of all of the votes entitled to be cast on the matter.

Preferred Stock

        Our charter authorizes our board of directors to classify any unissued shares of our preferred stock and to reclassify any previously classified but unissued shares of preferred stock into other classes or series of stock. Before the issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of stock, the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series.

Series A Preferred Stock

        As of the date of this prospectus, we had outstanding 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share, or Series A Preferred Stock. The holders of the Series A Preferred Stock are entitled to receive cumulative cash dividends at the rate of 12.5% per annum of the liquidation preference. At our election, the Series A Preferred Stock is redeemable, in whole or in part, for an amount equal to its liquidation preference, plus any accrued and unpaid dividends, plus a redemption premium of $100 per share of Series A Preferred Stock if redeemed before December 31, 2015. The Series A Preferred Stock is not convertible into shares of any other class or series of stock. The Series A Preferred Stock is entitled to a liquidation preference of $1,000 per share plus all accrued and unpaid dividends thereon and any redemption premium then in effect. Holders of Series A Preferred Stock generally have no voting rights, including in the election of directors, other than with respect to any reclassification of Series A Preferred Stock, the authorization or issuance of parity or senior securities and certain amendments to our charter, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, that materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or increase the number of shares of Series A Preferred Stock. After we repurchase our Series A Preferred Stock, which we intend to do shortly after the completion of this offering, for an aggregate redemption price of $137,500, plus any accrued and unpaid dividends, no shares of our preferred stock will be outstanding.

Power to Reclassify Our Unissued Shares of Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorizes us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the terms of any class or series of our stock or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

        We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our common stockholders, unless such approval is required by the terms of any class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT under the Internal Revenue Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See "U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT."

        Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock, or the aggregate outstanding shares of all classes and series of our capital stock. We refer to these limits collectively as the "ownership limit." An individual or entity that becomes subject to the ownership limit or any of the other restrictions on ownership and transfer of our stock described below is referred to as a "prohibited owner" if, had the violative transfer or other event been effective, the individual or entity would have been a beneficial or constructive owner or, if appropriate, a record owner of shares of our stock in violation of the ownership limit or other restriction.

        The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the aggregate outstanding shares of all classes and series of our capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.

        Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive all or any component of the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder's ownership in excess of the ownership limit would not result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition of its waiver or grant of excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors in order to determine or ensure our qualification as a REIT. As part of the REIT formation transactions, we granted waivers from this ownership limit to the REIT Holding Company and certain existing indirect investors in our operating partnership. See "Our History and Formation."

        In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit or any component thereof unless, after giving effect to such increase, we would be "closely held" under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year), or we would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock, preferred stock of any class or series, or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such individual's or entity's percentage ownership of our common stock, preferred stock of any class or series, or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock, preferred stock of any class or series, of any other class or series, as applicable, in excess of such percentage ownership of our common stock, preferred stock or stock of all classes and series will be in violation of the ownership limit.

        Our charter further prohibits:

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  any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

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  any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our stock, or who would have owned shares of our stock transferred to a trust as described below, must immediately give us written notice of the event, or in the case of an attempted or proposed transaction, must give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our stock as described above is no longer required in order for us to qualify as a REIT.

        If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors or in our being "closely held" under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause or is the subject of such violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being "closely held" under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be void.

        Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price on the NYSE (or other applicable exchange) on the day of the event that resulted in the transfer of such shares of stock to the trust) and (ii) the market price per share on the date we accept, or our designee accepts, the offer. We may reduce this amount, however, by the amount of any dividends or other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and pay any dividends or other distributions held by the trustee with respect to such shares of stock to the charitable beneficiary.

        If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last sales price reported on the NYSE (or other applicable exchange) on the day of the event that resulted in the transfer of such shares of stock to the trust and (ii) the net sale price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividends or other distributions that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be immediately paid to the beneficiary of the trust, together with any other amounts held by the trustee for the beneficiary of the trust. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand, for distribution to the charitable beneficiary. The prohibited owner has no rights in the shares held by the trustee.

        The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust.

        Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole discretion:

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  to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

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  to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

        However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

        In addition, if our board of directors determines that a proposed transfer or other event would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

        Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the stockholder's name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder's beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide to us in writing such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

        These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

STOCK ELIGIBLE FOR FUTURE SALE

        Upon the closing of this offering, we will have                        shares of common stock and                        OP units outstanding, which are exchangeable on a one-for-one basis into shares of our common stock. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See "Risk Factors—Risks Related to Owning Our Common Stock."

        For a description of certain restrictions on ownership and transfer of shares of our common stock, see "Description of Capital Stock—Restrictions on Ownership and Transfer."

Issuance of Shares of Common Stock

        Our 2013 equity incentive plan provides for grants of equity-based awards up to an aggregate of 5% of the shares of our common stock issued and outstanding from time to time on a fully diluted basis. Upon completion of this offering, we will grant            shares of our restricted common stock to our officers and directors and the officers and employees of our Manager or its affiliates under our 2013 equity incentive plan, which will be subject to certain vesting requirements.

Sales of Restricted Securities

        We issued 14,506,048 shares of our common stock and 562,890 OP units in our 2013 private placement. Concurrently with the closing of our 2013 private placement, we engaged in the REIT formation transactions and issued 14,686,016 shares of our common stock and a total of 2,792,547 OP units to our existing investors which hold such shares and OP units through holding companies, as described under "Our History and Formation." We declared a cash dividend in respect of the quarter ended March 31, 2014 of $0.16 per share of our common stock and OP unit. We also declared a cash dividend in respect of the quarter ended June 30, 2014 of $0.20 per share of our common stock and OP unit. As part of the Dividend Reinvestment Offer described in greater detail under "Our History and Formation," on June 17, 2014, we issued a total of 125,893 shares of common stock and 19,944 OP units to our existing investors that elected to reinvest the first quarter cash dividend and on September 24, 2014, we issued a total of 115,631 shares of common stock and 23,664 OP units to our existing investors that elected to reinvest the second quarter cash dividend. The shares outstanding prior to this offering are subject to the resale limitations of the Registration Rights Agreement as described below under "—Registration Rights Agreement." In addition, shares held by our directors and officers are subject to the lock-up agreements described below under "—Lock-Up Agreements." Shares of our common stock that are not sold pursuant to a registered offering, are eligible for resale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144, Regulation S or another exemption from registration under the Securities Act.

        As a result of the lock-up agreements and the Registration Rights Agreement, shares of our common stock (excluding the shares to be sold in this offering) that will be available for sale in the public market shortly after this offering, assuming registration of such shares under the Securities Act or when permitted under Rule 144, Regulation S or another exemption from registration under the Securities Act, are as follows:

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              shares subject to the lock-up agreements will not be eligible for sale for                        days from the date of this prospectus, subject to certain exceptions.

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              shares subject to the Registration Rights Agreement will not be eligible for sale for at least 60 following the closing of this offering.

Lock-up Agreements

        We and each of our directors and executive officers have agreed not to sell or otherwise transfer or dispose of any common stock or OP units for a period of 180 days after the effective date of this prospectus, subject to certain exceptions and extensions.

Registration Rights Agreement

        Pursuant to the Registration Rights Agreement, dated November 26, 2013, by and between our company, the Manager, the management holders (as defined therein), the other holders of registrable securities named therein and FBR Capital Markets & Co., or the Registration Rights Agreement, the holders of our currently outstanding shares (including the shares issuable upon exchange of the OP units), have the following registration rights.

        On or before May 19, 2014, we were required to file with the SEC, at our expense, a shelf registration statement providing for the resale of any registrable shares from time to time by the holders of such shares. We confidentially submitted a prospectus which is part of a shelf registration statement in satisfaction of our initial filing obligation under the Registration Rights Agreement.

        We will use our commercially reasonable efforts to cause the resale shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and, subject to certain blackout periods, to continuously maintain the effectiveness of the resale shelf registration statement under the Securities Act until the first to occur of:

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  the date on which the common stock covered by the resale shelf registration statement have been resold in accordance with the resale shelf registration statement;

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  the date on which the common stock covered by the resale shelf registration statement either have been transferred pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act or are eligible for resale, without any volume or manner-of-sale restrictions or compliance by us with any current public information requirements, pursuant to Rule 144 (subject to the conditions that such shares have been transferred to an unrestricted CUSIP and have been listed on the NYSE, The NASDAQ or a similar national securities exchange); and

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  the date on which the common stock covered by the resale shelf registration statement have been sold to us or cease to be outstanding.

        All holders of the registrable shares and each of their respective direct and indirect transferees may elect to participate in this offering, subject to:

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  execution of a customary underwriting agreement; completion and execution of any agreements and other documents, reasonably required under the terms of such underwriting agreement; and provision to us of such information as we may reasonably request in writing for inclusion in the initial public offering registration statement;

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  compliance with the Registration Rights Agreement;

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  cutback rights on the part of the underwriters; and

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  other conditions and limitations that may be imposed by the underwriters.

        The preceding summary of certain provisions of the Registration Rights Agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement, the form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Rule 144

        The shares of common stock issued in our 2013 private placement, the REIT formation transactions and the Dividend Reinvestment Offer any additional shares of common stock that may be issued upon exchange of OP units are or will be, when issued "restricted" securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Regulation S

        Regulation S generally permits offers and sales of securities to non-U.S. persons that occur outside the United States within the meaning of and in accordance with regulation S under the Securities Act. To qualify as a non-U.S. person under Regulation S, the proposed transferee must (a) have his, her or its principal address outside the United States, (b) be located outside the United States at the time any offer to buy the shares was made to the proposed transferee and at the time that the buy order was originated by the proposed transferee, and (c) not be a "U.S. person" (as defined in Rule 902(k) under the Securities Act). In general, the shares we issued in our 2013 private placement pursuant to Regulation S will be freely tradable one year from the date on which they were issued.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

        The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL and to our charter and bylaws. For a more complete understanding of our capital stock, we encourage you to read carefully this entire prospectus, as well as our charter and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our Board of Directors

        Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. Our charter provides that, at such time as we become eligible to be subject to certain elective provisions of the MGCL (which we expect will be upon completion of this offering) and subject to the terms of any class or series of preferred stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors. Any individual elected by our board of directors to fill such vacancy will serve for the remainder of the term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

        At each annual meeting of our stockholders, our stockholders will elect each of our directors to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, subject to any applicable rights of holders of any other class or series of our stock, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting.

Removal of Directors

        Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast on the election of directors.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation's board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

        Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and (i) any other person, provided, that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), and (ii) our operating partnership and its affiliates and associates. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute.

        The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

        The MGCL provides that a holder of "control shares" of a Maryland corporation acquired in a "control share acquisition" has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. "Control shares" are issued and outstanding voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A "control share acquisition" means the acquisition, directly or indirectly of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an "acquiring person statement" as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights unless the corporation's charter or bylaws provide otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

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  a classified board of directors;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the directors;

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  a requirement that a vacancy on the board of directors be filled only by the remaining directors in office and (if the board of directors is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

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  a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

        Our charter contains an election to be subject to the section of subtitle 8 that provides that, except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by the remaining directors and (if our board of directors is classified in the future) for the remainder of the full term of the directorship in which the vacancy occurred. We expect this election will become effective upon the completion of this offering. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board of directors, with or without cause, (ii) vest in the board of directors the exclusive power to fix the number of directorships and (iii) require, unless called by our Chairman of the board of directors, our Chief Executive Officer, our President or the board of directors, the written request of stockholders entitled to cast a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

        Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our Chief Executive Officer, our President or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Amendment to Our Charter and Bylaws

        Except for amendments to the provisions of our charter relating to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

        Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

        The dissolution of our company must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (i) by or at the direction of our board of directors or (ii) provided that the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

        Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board of directors or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors' and Officers' Liability

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to us and our stockholders to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, we may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        We have entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

        Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT.

 THE OPERATING PARTNERSHIP AGREEMENT

        The following is a summary of material provisions in the partnership agreement of our Operating Partnership, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        We conduct substantially all of our business through Sutherland Partners, L.P., a Delaware limited partnership, that was formed on October 25, 2011, which we refer to as our operating partnership. We are the general partner of our operating partnership.

        Although all of our assets are currently held through the operating partnership, we may in the future elect for various reasons to hold certain of our assets directly rather than through our operating partnership.

        Our operating partnership is structured to make distributions with respect to OP units that will be equivalent to the distributions made to our common stockholders. Finally, our operating partnership is structured to permit limited partners in the operating partnership, through the exercise of their redemption rights upon completion of an initial public offering of our shares of common stock, to exchange their OP units for shares of our common stock on a one-for-one basis (in a taxable transaction) and, if our shares are then listed, achieve liquidity for their investment.

Management

        We are the sole general partner of the operating partnership and are liable for its obligations. As the sole general partner, we have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions, including a merger of our operating partnership or a sale of substantially all of its assets. The OP units have no voting rights. Our operating partnership is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. As the sole general partner of the operating partnership, our consent is required for any amendment to the partnership agreement of our operating partnership. Additionally, without the consent of the limited partners, we may amend the partnership agreement of our operating partnership, including to implement mergers involving our operating partnership or sales of all or substantially all of its assets. Through the exercise of these powers, we would be authorized, without the consent of limited partners, to implement a transaction such as a merger involving our operating partnership that could result in the conversion of outstanding OP units into cash, shares of our common stock or other securities. The partnership agreement of our operating partnership only requires that, in such circumstances, limited partners receive cash, shares of our common stock or other securities having a fair market value equal to the highest amount of consideration paid in respect of each share of our common stock in such transaction and the holder of the Class A Special Unit shall receive in such transaction an amount of cash, shares of our common stock or other securities having a fair market value equal to Class A Special Unit Value, which is equal to the fair market value of the Class A Special Unit as determined in accordance with the procedures outlined in the partnership agreement of our operating partnership. The limited partners have no power to remove the general partner without the general partner's consent.

Capital Contributions

        If our operating partnership requires additional funds at any time in excess of capital contributions made by us, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and our stockholders.

Operations

        The partnership agreement of our operating partnership provides that our operating partnership is to be operated in a manner that will (i) enable us to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes, (ii) avoid any U.S. federal income or excise tax liability and (iii) ensure that our operating partnership will not be classified as a "publicly traded partnership" taxable as a corporation for purposes of Section 7704 of the Internal Revenue Code.

        The partnership agreement of our operating partnership provides that our operating partnership will distribute cash flow from operations to the partners of our operating partnership in accordance with its relative percentage interests on at least a quarterly basis in amounts determined by us as the general partner such that a holder of one OP unit will receive the same amount of annual cash flow distributions from our operating partnership as the amount of annual distributions paid to the holder of one share of our common stock.

        Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.

Reimbursement of Expenses

        We will not receive any compensation for our services as general partner of our operating partnership. In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and holding our assets, our operating partnership will pay all of our administrative costs and expenses and such expenses will be treated as expenses of our operating partnership. Such expenses will include:

  •
  all expenses relating to our formation and continuity of existence;

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  all expenses relating to any offerings and registrations of securities;

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  all expenses associated with our preparation and filing of any periodic reports under federal, state or local laws or regulations;

  •
  all expenses associated with our compliance with applicable laws, rules and regulations; and

  •
  all other operating or administrative costs of ours incurred in the ordinary course of its business.

        See also "Our Manager and the Management Agreement—Management Fees, Expense Reimbursements and Termination Fee."

Redemption of OP Units

        Subject to certain limitations and exceptions as described in the partnership agreement, limited partners in the operating partnership will have the right to cause the operating partnership to redeem all or a portion of their OP units for cash in an amount equal to the fair market value of an equivalent number of shares of our common stock, subject to certain adjustments as described in the partnership agreement. The fair market value of the common stock for this purpose will be equal to the average of the closing trading price of a share of our common stock on a U.S. national securities exchange for the ten trading days before the day on which the redemption notice is given to our operating partnership. If a holder of OP units has tendered its OP units for redemption, we, as the general partner, in our sole and absolute discretion, may elect to assume and satisfy our operating partnership's obligation and acquire some or all of the tendered OP units in exchange for shares of our common stock, on a one-for-one basis, subject to certain adjustments as described in the partnership agreement, in lieu of our operating partnership paying cash for such tendered OP units. We anticipate that, rather than pay cash, we will normally elect to issue common stock in exchange for OP units offered for redemption. Redemption rights of OP unit holders may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (i) result in any person owning shares in excess of our ownership limits, (ii) result in shares being owned by fewer than 100 persons, (iii) result in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code; (iv) result in us otherwise failing to qualify as a REIT or (v) would result in the assets of the Company to be considered "plan assets" for purposes of ERISA and the DOL Plan Asset Regulations.

Mandatory Redemption Rights

        We (and our operating partnership) do not have a mandatory redemption policy. However, as described above under "—General," as the sole general partner of our operating partnership, we may, without the consent of the limited partners, amend the partnership agreement of our operating partnership in any respect, implement mergers involving our operating partnership or sales of all or substantially all of its assets. Through the exercise of these powers, we would be authorized, without the consent of limited partners, to implement a transaction such as a merger involving our operating partnership, that could result in the mandatory conversion of outstanding OP units into cash, shares of our common stock or other securities. The partnership agreement of our operating partnership only requires that, in such circumstances, limited partners receive cash, shares of our common stock or other securities having a fair market value equal to the highest amount of consideration paid in respect of each share of common stock in such transaction and the holder of the Class A Special Unit shall receive in such transaction an amount of cash, shares of common stock or other securities having a fair market value equal to Class A Special Unit Value, which is equal to the fair market value of the Class A Special Unit as determined in accordance with the procedures outlined in the partnership agreement of our operating partnership.

Distributions

        To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we and our operating partnership's current policy is to pay quarterly distributions which, on an annual basis, will equal all or substantially all of our net taxable income. Any distributions we and our operating partnership make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see "Distribution Policy."

        Under the partnership agreement of our operating partnership, our Manager, the holder of the Class A Special Unit in our operating partnership, will be entitled to receive an incentive allocation and distribution, or Incentive Distribution, distributed quarterly in arrears in an amount not less than zero equal to the difference between (i) the product of (A) 15% and (B) the difference between (x) Core Earnings (as defined below) of our operating partnership, on a rolling four-quarter basis and before the Incentive Distribution for the current quarter, and (y) the product of (1) the weighted average of the issue price per share of common stock or OP unit (without double counting) in all of our offerings multiplied by the weighted average number of shares of common stock outstanding (including any restricted shares of common stock and any other shares of common stock underlying awards granted under our 2013 equity incentive plan) and OP units (without double counting) in such quarter and (2) 8%, and (ii) the sum of any Incentive Distribution paid to our Manager with respect to the first three quarters of such previous four quarters; provided, however, that no Incentive Distribution is payable with respect to any calendar quarter unless cumulative Core Earnings is greater than zero for the most recently completed 12 calendar quarters, or the number of completed calendar quarters since the closing date of the 2013 private placement, whichever is less. For purposes of calculating the Incentive Distribution prior to the completion of a 12-month period following the 2013 private placement, Core Earnings will be calculated on an annualized basis. Core Earnings for the initial quarter was calculated from the settlement date of the 2013 private placement on an annualized basis. In addition, for purposes of the calculating the Incentive Distribution, all of the shares of common stock and OP units issued as part of the REIT formation transactions shall be deemed to be issued at the price per share paid in the 2013 private placement. Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss), excluding non-cash equity compensation expense, the expenses incurred in connection with our formation and the 2013 private placement, including the initial purchase and placement discounts and commissions, the Incentive Distribution, real estate depreciation and amortization (to the extent that we foreclose on any properties underlying our assets) and any unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors. The Class A Special Unit is not convertible into other limited partner interests or exchangeable for shares of our common stock.

        For examples of the calculation of the Incentive Distribution, see Appendix 1 to this prospectus.

        If the management agreement is terminated under circumstances under which we are obligated to make a termination payment to our Manager, the operating partnership shall repurchase, concurrently with such termination, the Class A Special Unit for an amount equal to three times the average annual base management fee earned by our Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, except upon an internalization. If the management agreement is terminated under circumstances under which we are not obligated to make a termination payment to our Manager, then our operating partnership shall repurchase the Class A Special Unit for $100.00.

Allocations of Net Income and Net Loss

        Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement of our operating partnership, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement of our operating partnership, and, subject to compliance with the provisions of Section 704(b) of the Internal Revenue Code and corresponding Treasury Regulations, net income and net loss are first allocated to the holder of the Class A Special Unit up to the distributions payable to such unit with respect to the current and prior periods, and thereafter to the holders of OP units holding the same class or series of OP units in accordance with their respective percentage interests in such class or series at the end of each fiscal year. Except as otherwise required by the partnership agreement of our operating partnership or the Internal Revenue Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership for U.S. federal income tax purposes in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement of our operating partnership. In addition, under Section 704(c) of the Internal Revenue Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. Our operating partnership will allocate tax items to the holder of the Class A Special Unit and the holders of OP units taking into consideration the requirements of Section 704(c). See "U.S. Federal Income Tax Considerations."

Transferability of Interests

        We will not be able to (i) voluntarily withdraw as the general partner of our operating partnership, or (ii) transfer our general partner interest in our operating partnership (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction. Any limited partners will not be able to transfer their OP units, in whole or in part, without our written consent as the general partner of the partnership except where the limited partner becomes incapacitated.

Amendments

        The partnership agreement of our operating partnership may be amended only with our consent, provided that any amendment, including by merger consolidation or otherwise, that would adversely affect the rights and interests of the Class A Special Unit Holder may be made only with the prior written consent of the Class A Special Unit Holder. The partnership agreement provides that the rights and interests of the Class Special Unit Holder shall not be deemed to be adversely affected by the issuance of partnership units as authorized under the partnership agreement.

Fiduciary Responsibilities

        Our directors and officers have duties under Maryland law to manage us in a manner consistent with our best interests. At the same time, the general partner of our operating partnership has fiduciary duties under Delaware law to manage our operating partnership in a manner beneficial to our operating partnership and its OP unit holders. Our duties, as the general partner of our operating partnership, to our operating partnership and its OP unit holders, therefore, may come into conflict with the duties of our directors and officers to us. While our directors will have a duty to act in the best interests of the REIT, they will be under no fiduciary obligation to give priority to the OP unit holders of our operating partnership or to our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.

Indemnification and Limitation of Liability

        The partnership agreement expressly limits our liability by providing that neither we, as the general partner of our operating partnership, nor any of our directors or officers, will be liable or accountable in damages to our operating partnership, the OP unit holders or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, and our officers, directors, employees, agents and designees to the fullest extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, except (i) for willful misconduct or a knowing violation of the law, (ii) for any transaction for which the indemnified party received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Our operating partnership also must pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification.

Term

        Our operating partnership will continue perpetually, unless earlier terminated in the following circumstances:

  •
  a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

  •
  an election to dissolve our operating partnership made by the general partner in its sole and absolute discretion;

  •
  entry of a decree of judicial dissolution of our operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

  •
  the sale or other disposition of all or substantially all of the assets of our operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of our operating partnership;

  •
  the redemption (or acquisition by the general partner) of all OP units other than OP units held by the general partner; or

  •
  the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Tax Matters

        Our partnership agreement will provide that we, as the sole general partner of our operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of our operating partnership.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to "we," "us" or "our company" means only Sutherland Asset Management Corporation and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of our subsidiaries and other lower-tier and affiliated entities, including our operating partnership will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

  •
  U.S. expatriates;

  •
  persons who mark-to-market our common stock;

  •
  subchapter S corporations;

  •
  U.S. stockholders (as defined below) who are U.S. persons (as defined below) whose functional currency is not the U.S. dollar;

  •
  financial institutions;

  •
  insurance companies;

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  broker-dealers;

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  regulated investment companies;

  •
  trusts and estates;

  •
  persons who hold our common stock on behalf of another person as nominees;

  •
  holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

  •
  persons holding our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

  •
  persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

  •
  persons holding our common stock through a partnership or similar pass-through entity;

  •
  persons holding a 10% or more (by vote or value) beneficial interest in our company;

  •
  tax exempt organizations, except to the extent discussed below in "—Taxation of Our Company—Taxation of Tax Exempt U.S. Stockholder;" and

  •
  non-U.S. persons (as defined below), except to the extent discussed below in "—Taxation of Our Company—Taxation of Non-U.S. Stockholder."

        This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

        For the purposes of this summary, a U.S. person is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

  •
  a citizen or resident of the U.S.;

  •
  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

        For the purposes of this summary, a U.S. stockholder is a beneficial owner of our common stock who is a U.S. person. A tax exempt organization is a U.S. person who is exempt from U.S. federal income tax under Section 401(a) or 501(a) of the Internal Revenue Code.

        For the purposes of this summary, a non-U.S. person is a beneficial owner of our common stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes, and a non-U.S. stockholder is a holder of our common stock who is a non-U.S. person.

        THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of Our Company

        We have elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 2013. We believe that we have been organized and have operated in a manner that has enabled us to qualify as a REIT, and we intend to continue to operate, in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code.

        The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We will receive an opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2013, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our proposed method of operation, as represented by our management and our Manager in their certificate of representations supporting the opinion, will enable us continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that it will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by us and our management regarding our organization, assets, past, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we make certain investments, such as investments in mortgage loan securitizations, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized and have operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of shares of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Clifford Chance US LLP's opinion does not foreclose the possibility that we may have to utilize one or more REIT savings provisions discussed below, which could require the payment of an excise or penalty tax (which could be significant in amount) in order to maintain REIT qualification.

        Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, our compliance with which has not been reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which entities have not been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

        As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under "—Requirements for Qualification as a REIT." While we believe we have operated as and intend to continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

        U.S. stockholders (as defined above) who are individuals are generally taxed on corporate dividends at a maximum rate of 20% (the same as long term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends.

        With limited exceptions, however, dividends received by individual U.S. stockholders from our company or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are as high as 39.6%.

        Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See "—Taxation of Taxable U.S. Stockholders."

        Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

  •
  We will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains.

  •
  We may be subject to the "alternative minimum tax" on our items of tax preference, if any.

  •
  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Annual Distribution Requirements—Prohibited Transactions" and "—Annual Distribution Requirements—Foreclosure Property" below.

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as "foreclosure property," we may thereby avoid (i) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (ii) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

  •
  If we derive "excess inclusion income" from an interest in certain mortgage loan securitization structures (i.e., from a taxable mortgage pool or a residual interest in a REMIC), we could be subject to corporation level U.S. federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax exempt shareholders known as "disqualified organizations" that are not subject to unrelated business taxable income. Similar rules will apply if we own an equity interest in a taxable mortgage pool through a subsidiary REIT of our operating partnership. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax directly, but will indirectly bear such tax economically as the shareholder of such TRS. See "—Annual Distribution Requirements—Excess Inclusion Income" below.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (i) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (ii) a fraction intended to reflect profitability.

  •
  If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently

    35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

  •
  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

  •
  If we fail to distribute during each calendar year at least the sum of (i) 85% our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which income tax is paid at the corporate level.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in "—Requirements for Qualification as a REIT."

  •
  A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and ReadyCap Holdings, Silverthread, SAMC 2013, SAMC 2014, and any other TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

  •
  If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten year period following their acquisition from the C corporation. The results described in this paragraph assume that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

  •
  We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and would be allowed a credit for its proportionate share of the tax that we paid, and an adjustment would be made to increase the stockholder's basis in our common stock by the difference between (i) the amounts of capital gain that we designated and that the shareholder included in their taxable income, minus (ii) the tax that we paid with respect to that income.

  •
  We will have subsidiaries or own interests in other lower-tier entities, such as ReadyCap Holdings, Silverthread, SAMC 2013, and SAMC 2014, that are subchapter C corporations, the earnings of which will be subject to U.S. federal corporate income tax.

        In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (i)
  that is managed by one or more trustees or directors;

  (ii)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (iii)
  that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

  (iv)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

  (v)
  the beneficial ownership of which is held by 100 or more persons;

  (vi)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified entities);

  (vii)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

  (viii)
  that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;

  (ix)
  that uses the calendar year for U.S. federal income tax purposes; and

  (x)
  that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that conditions (i) through (iv) must be met during the entire taxable year, and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (v) and (vi) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. We believe that, we have outstanding common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (v) and (vi). In addition, our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (v) and (vi) above.

        To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of stock, in which the record holders are to disclose the actual owners of the shares (that is, the persons required to include in gross income the dividends paid by our company). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by our company to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (vi) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

        With respect to condition (viii), we believe that we will not have any non-REIT earnings and profits. With respect to condition (ix), we have adopted December 31 as our taxable year end and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

        In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, such as our operating partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

        As discussed in greater detail in "—Tax Aspects of Investments in Partnerships" below, an investment in a partnership involves special tax considerations. For example, it is possible that the IRS could treat a subsidiary partnership of ours as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of our assets and items of gross income would change, possibly causing us to fail the requirements to qualify as a REIT. See "—Tax Aspects of Investments in Partnerships—Entity Classification" and "—Failure to Qualify" below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. In certain circumstances, these rules could adversely affect us. See "—Tax Aspects of Investments in Partnerships—Tax Allocations With Respect to Partnership Properties" below.

Disregarded Subsidiaries

        If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of our company), the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See "—Asset Tests" and "—Gross Income Tests."

Taxable REIT Subsidiaries

        A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

        We have elected, together with each of ReadyCap Holdings, Silverthread, SAMC 2013, and SAMC 2014, for each of ReadyCap Holdings, Silverthread, SAMC 2013, and SAMC 2014 to be treated as a TRS, and we may make TRS elections with respect to certain other entities we may form in the future.

        A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent REIT's compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying fee or hedging income or inventory sales, or transactions subject to the penalty tax on "prohibited transactions" described below). If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See "—Taxation of Taxable U.S. Stockholders" and "—Annual Distribution Requirements."

        Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that the excess of such payments over the TRS's interest income exceeds, generally, 50% of the TRS's adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). Since this limitation generally only applies to interest expense to the extent it exceeds a TRS's interest income, the limitation may not have a significant impact on TRSs that primarily hold debt investments. In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to continue to scrutinize all of our transactions with any of our subsidiaries that are treated as TRSs in an effort to ensure that we will not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

        We intend to hold a significant amount of assets in our TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets. In general, we intend that SBC loans that we originate or buy with an intention of selling in a manner that might expose us to a 100% tax on certain "prohibited transactions" will be originated or sold by a TRS. The TRS through which any such sales are made may be treated as a dealer for U.S. federal income tax purposes. As a dealer, the TRS would in general mark all the loans it holds, other than loans that are not held by primarily for sale to customers in the ordinary course of the TRS's trade or business, on the last day of each taxable year to their market value, and would recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. In addition, such TRS may elect to be subject to the mark-to-market regime described above in the event that the TRS is properly classified as a "trader" as opposed to a "dealer" for U.S. federal income tax purposes.

Taxable Mortgage Pools

        An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Internal Revenue Code if:

  •
  substantially all of its assets consist of debt obligations or interests in debt obligations;

  •
  more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

  •
  the entity has issued debt obligations that have two or more maturities; and

  •
  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool. We may enter into transactions that could result in us, our operating partnership or a portion of our assets being treated as a "taxable mortgage pool" for U.S. federal income tax purposes. Specifically, we may securitize SBC loans that we acquire and certain securitizations may result in us owning interests in a taxable mortgage pool. We would be precluded from holding equity interests in such a securitization through our operating partnership at any time that our operating partnership is treated as a partnership for U.S. federal income tax purposes. Accordingly, we would likely enter into such a transaction through a qualified REIT subsidiary of a subsidiary REIT of our operating partnership, and will be precluded from selling to outside investors equity interests in such a securitization or from selling any debt securities issued in connection with such a securitization that might be considered to be equity interests for U.S. federal income tax purposes.

        A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, including a subsidiary REIT formed by our operating partnership, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's stockholders. See "—Annual Distribution Requirements—Excess Inclusion Income."

        If such a subsidiary REIT of our operating partnership owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to corporate income tax. In addition, this characterization would alter the REIT income and asset test calculations of such a subsidiary REIT and could adversely affect such REIT's compliance with those requirements, which, in turn, could affect our compliance with the REIT requirements. We do not expect that we, or any subsidiary REIT owned by our operating partnership, would form any subsidiary that would become a taxable mortgage pool, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT. Our operating partnership currently holds interests in certain existing securitizations that were structured so as to not be treated as taxable mortgage pools. If the IRS were to successfully assert that any such securitization is a taxable mortgage pool, the assets held in the securitization would be subject to U.S. federal corporate income tax, and we could fail to qualify as a REIT.

Subsidiary REITs

        Our operating partnership may establish one or more subsidiary REITs to hold certain assets and conduct certain activities. Any such subsidiary REIT will be treated as a separate entity for U.S. federal income tax purposes, and we will not be treated as owning the assets of such subsidiary REIT or recognizing the income recognized by such subsidiary REIT. Any such subsidiary REIT will generally be subject to U.S. federal income tax in the same manner as us and will be subject to the same gross income tests, asset tests and other REIT qualification requirements and considerations as are applicable to us.

        The stock of any such subsidiary REIT will be a qualifying asset to us for the purpose of the 75% asset test so long as such subsidiary REIT continues to qualify as a REIT for U.S. federal income tax purposes. See "—Asset Tests." Any dividends received by our operating partnership from such subsidiary REIT will be qualifying income to us for purposes of both the 75% and 95% gross income tests. See "—Gross Income Tests—Dividend Income." We may capitalize a subsidiary REIT with debt in addition to equity. Such debt will generally not be a qualifying asset for purposes of the 75% asset test. See "—Asset Tests." Interest paid to us on such debt will generally be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. See "—Gross Income Tests—Interest Income."

Gross Income Tests

        In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from and gains from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of MBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. We intend to monitor the amount of our non-qualifying income and manage our portfolio of assets to comply with the gross income tests, but we cannot assure you that we will be successful in the effort.

        For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

        The interest apportionment rules under Treasury Regulation Section 1.856-5(c) provide that, if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest "principal amount" of the loan during the year. The IRS has issued the Distressed Debt Revenue Procedures. The Distressed Debt Revenue Procedures interpret the "principal amount" of the loan to be the face amount of the loan, despite the Internal Revenue Code requiring taxpayers to treat gain attributable to any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest.

        We expect that certain mortgage loans that we acquire will be secured by both real property and other property. Accordingly, to the extent the face amount of such a loan exceeds the value of the real property securing such loan, the interest apportionment rules described above may apply to certain of our loan assets. Thus, depending upon the value of the real property securing our mortgage loans and their face amount, and the other sources of our gross income generally, we may fail to meet the 75% REIT gross income test. In addition, although we will endeavor to accurately determine the values of the real property securing our loans at the time we acquire or commit to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to us at such time. If the IRS were to successfully challenge our valuations of such assets and such revaluations resulted in a higher portion of our interest income being apportioned to property other than real property, we could fail to meet the 75% REIT gross income test. If we do not meet this test, we could potentially lose our REIT qualification or be required to pay a penalty tax to the IRS.

        In addition, if we modify a distressed debt investment of ours by an agreement with the borrower, and if the modification is treated as a "significant modification" under the applicable Treasury regulations, the modified debt will be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may generally be required to reapportion the interest income to the real property security based on the value of the real property at the time of the modification, which may have reduced considerably. In the Distressed Debt Revenue Procedures, the IRS provided a safe harbor under which a REIT is not required to reapportion the interest income on a mortgage loan upon a modification of the loan if the modification was occasioned by a default or would present a substantially reduced risk of default, and certain other requirements are met. The Distressed Debt Revenue Procedures may therefore allow us to modify certain of our distressed debt investments without adversely affecting the qualification of interest income from such debt investments for purposes of the 75% gross income test. However, we may enter into modifications of distressed debt investments that do not qualify for the safe harbor provided in the Distressed Debt Revenue Procedures, which could adversely affect our ability to satisfy the 75% gross income test.

        We believe that most interest, OID, and market discount income that we receive from debt instruments generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent that we own other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own and that is secured by both real and personal property may exceed the value of the real property securing the loan. In that case, as discussed above, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

Phantom Income

        Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain of our assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, which we refer to as "phantom income," and we may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

        We have and may continue to acquire debt instruments, including SBC Loans and MBS, in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as "market discount" for U.S. federal income tax purposes. We expect to accrue market discount on a constant yield to maturity of the debt instrument, based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal on the debt instrument is received, unless we elect to include accrued market discount in incomes as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument would ultimately be collected in full. If we collect less on the debt instrument than our purchase price plus any market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in subsequent years. In certain cases, we may be able to cease accruing interest income with respect to a debt instrument, to the extent there is reasonable doubt as to our ability to collect such interest income. However, if we recognize insufficient interest income, and the IRS were to successfully assert that we did not accrue the appropriate amount of income with respect to such a debt instrument in a given taxable year, we may be required to increase our taxable income with respect to such year, which could cause us to be required to pay a deficiency dividend or a tax on undistributed income, or fail to qualify as a REIT.

        Some of the MBS and other debt instruments that we purchase will likely have been issued with OID. We will be required to accrue OID based on a constant yield method and income will accrue on the debt instruments based on the assumption that all future payments on such debt instruments will be made. If such debt instruments turn out not to be fully collectible, an offsetting loss will only become available in a later year when uncollectiblity is provable. Moreover, such loss will likely be treated as a capital loss in the hands of our operating partnership, and the utility of that deduction would therefore depend on our having capital gain in that later year or thereafter. In addition, we may also acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are "significant modifications" under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds our cost of purchasing it prior to modification. To the extent that such modifications are made with respect to a debt instrument held by a TRS treated as a dealer for U.S. federal income tax purposes, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt obligation to its fair market value as if the debt obligation were sold. In that case, such TRS would recognize a loss at the end of the taxable year in which the modification were made to the extent the fair market value of such debt obligation were less than its principal amount after the modification. We may also be required under the terms of the indebtedness that we incur to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

        Due to each of these potential differences between income recognition or expense deduction and related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this "phantom income" is recognized. See "—Annual Distribution Requirements."

Dividend Income

        We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT is qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Hedging Transactions

        We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, swaptions, financial futures, and options. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (i) in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT, but there can be no assurance that we will be successful in this regard.

Rents from Real Property

        To the extent that we own real property or interests therein, rents we receive qualify as "rents from real property" in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

        In addition, in order for rents received by us to qualify as "rents from real property," the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by our company. Moreover, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

        Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (i) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (ii) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Failure to Satisfy the Gross Income Tests

        We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

        We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. Government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of MBS and mortgage loans. Regular or residual interests in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer's securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our gross assets.

        The 5% and 10% asset tests do not apply to stock and securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Internal Revenue Code, including any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (i) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership.

        For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled taxable REIT subsidiaries" as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

        After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which the identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, it is permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps, including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which the identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

        We believe that the SBC loans and MBS that we own generally are qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-real estate ABS or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations or other fixed-income securities that are not secured by mortgages on real property, those securities will generally not be qualifying assets for purposes of the 75% asset test.

        A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. In the event that we invest in a mortgage loan that is fully secured by both real property and other property, the Distressed Debt Revenue Procedures may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. Pursuant to Revenue Procedure 2014-51, the IRS has announced that it will not challenge a REIT's treatment of a loan as a real estate asset if the REIT treats the loan as a real estate asset in an amount equal to the lesser of (1) the value of the loan or (2) the greater of (i) the current value of the real property securing the loan or (ii) the value of the real property securing the loan at the relevant testing date (generally, the date the REIT commits to make the loan or to purchase the loan, as the case may be). This safe harbor, if it applied to us, would help us comply with the REIT asset tests following the acquisition of distressed debt if the value of the real property securing the loan were to subsequently decline.

        In addition, if we modify a distressed debt investment of ours by an agreement with the borrower, and if the modification is treated as a "significant modification" under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may generally be required to redetermine the portion of the loan that is treated as a real estate asset for purposes of the REIT asset tests. In the Distressed Debt Revenue Procedures, the IRS has provided a safe harbor under which a REIT is not required to redetermine the value of real property securing a mortgage loan for purposes of the REIT asset tests in the event of a significant modification of the loan if the modification meets certain requirements. See "—Income Tests—Interest Income." However, we may enter into modifications of distressed debt investments that do not qualify for the safe harbor provided in the Distressed Debt Revenue Procedures, which could adversely affect our ability to satisfy the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in mortgage loans cause a violation of the REIT asset tests.

        A significant portion of our assets may be held from time to time in TRSs. Our TRSs may need to make dividend distributions to us at times when it may not be preferable to do so in order to satisfy the requirement that securities issued by TRSs do not exceed 25% of the value of our assets. We may, in turn, distribute all or a portion of such dividends to our shareholders at times when we might not otherwise wish to declare and pay such dividends. See "—Annual Distribution Requirements." Distributions from a TRS will generally not constitute qualifying income for purposes of the 75% gross income test. As a result, it is possible that we may wish to cause a TRS to distribute a dividend in order to reduce the value of our TRS securities below 25% of our assets, but be unable to do so without violating the 75% gross income test. Although there are other measures we can take in such circumstances in order to remain in compliance with the requirements for qualification as a REIT, there can be no assurance that we will be able to comply with both of these tests in all market conditions.

        We believe that our holdings of loans and other securities will be structured in a manner that will comply with the foregoing REIT asset requirements and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets. We may not obtain independent appraisals to support our conclusions concerning the values of our assets, and the values of some of our assets may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making estimates as to the value of our assets, there can be no assurance that the IRS will not disagree with the determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and could fail to qualify as a REIT. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to acquire equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

        In addition, we intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such repurchase agreement and the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

  (a)
  the sum of:

  •
  90% of our "REIT taxable income" (computed without regard to the deduction for dividends paid and our net capital gains); and

  •
  90% of our net income (after tax), if any, from foreclosure property (as described below); minus

  (b)
  the sum of specified items of non-cash income that exceeds a percentage of our income.

        These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

        If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

        In addition, if we were to recognize "built-in gain" (as defined below) on the disposition of any assets acquired from a C corporation in a transaction in which our basis in the assets was determined by reference to the C corporation's basis (for instance, if the assets were acquired in a tax-free reorganization or contribution), we would be required to distribute at least 90% of the built-in gain net of the tax we would pay on such gain. See "—Tax on Built-In Gains" below.

        It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including receipt of distributions from our subsidiaries and (ii) the inclusion of items in income by us for U.S. federal income tax purposes prior to receipt of such income in cash. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes, market discount bonds such that we will be required to include in our income a portion of income each year that such instrument is held before we receive any corresponding cash. Similarly, if we engage in modifications of distressed debt investments that are treated as "significant modifications," the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower for U.S. federal income tax purposes, which could cause us to recognize gain without any corresponding receipt of cash. See "—Gross Income Tests—Phantom Income" above. In the event that such timing differences occur, to meet our distribution requirements it might be necessary to arrange for short-term, or possibly long-term, borrowings, use cash reserves, liquidate non-cash assets at rates or times that we regard as unfavorable or pay dividends in the form of taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources, including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the value of our common stock.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

        If we acquire appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, and if we subsequently dispose of any such assets during the ten year period following the acquisition of the assets from the C corporation, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to us over the basis of such assets on such date, which we refer to as built-in gains. Similarly, to the extent that any C corporation holds an interest in an entity treated as a partnership for U.S. federal income tax purposes (either directly or through one or more other entities treated as partnerships for U.S. federal income tax purposes) and we acquire appreciated assets from such partnership in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the partnership, the underlying C corporation's proportionate share of such assets will be treated as contributed by a C corporation and therefore will be subject to the tax on built-in gains. However, the built-in gains tax will not apply if the C corporation elects to be subject to an immediate tax when the asset is acquired by us.

        As part of our formation, certain persons who are treated as C corporations for U.S. federal income tax purposes may have contributed assets to us in exchange for stock. We believe that any person who contributed assets to us in exchange for stock in connection with our formation and who was treated as a C corporation for U.S. federal income tax purposes (including any person treated as a partnership for U.S. federal income tax purposes with one or more direct or indirect C corporation partners) contributed assets with a de minimis amount of built-in gains. As a result, although it is possible that a portion of the assets contributed to us in connection with our formation may be subject to the built-in gains tax, we expect that the built-in gains resulting from such assets should generally be de minimis.

Recordkeeping Requirements

        We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess Inclusion Income

        If we, our operating partnership or a subsidiary REIT owned by our operating partnership, acquire a residual interest in a REMIC, we may realize excess inclusion income. In addition, if we, our operating partnership or a subsidiary REIT owned by our operating partnership is deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See "—Effect of Subsidiary Entities—Taxable Mortgage Pools." We may securitize SBC loans that we acquire and certain securitizations may result in us owning interests in a taxable mortgage pool. We would be precluded from holding equity interests in such a securitization through our operating partnership. Accordingly, we would likely form such securitizations as qualified REIT subsidiaries of a subsidiary REIT of our operating partnership, and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes. We are taxed at the highest corporate income tax rate on a portion of the income, referred to as "excess inclusion income," arising from a taxable mortgage pool that is allocable to the percentage of our shares held in record name by "disqualified organizations," which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. To the extent that common stock owned by "disqualified organizations" is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the "disqualified organizations." Disqualified organizations may own our stock. Because this tax would be imposed on our company, all of our investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of our company or a portion of our assets as a taxable mortgage pool. A RIC or other pass-through entity owning our common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

        In addition, if we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, the stockholder's allocable share of our excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a significant portion of our income may be considered excess inclusion income. Finally, if a subsidiary REIT of our operating partnership through which we hold taxable mortgage pool securitizations were to fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated corporate tax return.

Prohibited Transactions

        Net income we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. If we were to sell a mortgage loan to a third party, depending on the circumstances of the sale, it is possible that the sale could be treated as a prohibited transaction. As a result, no assurance can be given that any securities or loans that we may dispose of will not be treated as property held for sale to customers. The Internal Revenue Code provides certain safe harbors under which disposition of assets are not treated as prohibited transactions. However, there can be no assurance that any disposition of our assets would comply with these safe-harbor provisions. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we receive any such income, we intend to elect to treat the related property as foreclosure property. Property is not eligible for the election to be treated as foreclosure property if the loan with respect to which the default occurs or is imminent is acquired by a REIT with an intent to foreclose, or when the REIT knows or has reason to know that default would occur. We may acquire distressed debt instruments. If we acquire a distressed debt instrument when we know or have reason to know that a default may occur, we likely would not be permitted to make a foreclosure property election with such property.

Tax Aspects of Investments in Partnerships

General

        We hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our operating partnership and potentially equity interests in lower-tier partnerships. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

        The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income.

        Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a "publicly traded partnership" and it does not receive at least 90% of its gross income from certain specified sources of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." Although the OP units are not traded on an established securities market, there is a significant risk that after a public offering of our shares of common stock the right of a holder of OP units to redeem the units for our common stock could cause the OP units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership. Although our operating partnership may, depending on the number of parties in our operating partnership and the percentage of interests in our operating partnership transferred during a taxable year, qualify for one of these safe harbors, we cannot provide any assurance that our operating partnership will, in each of its taxable years, qualify for one of these safe harbors. If our operating partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consisted of "qualifying income" under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership even if it were a publicly traded partnership. The income requirements applicable to us to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

        If our operating partnership were taxable as a corporation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in "—Requirements for Qualification as a REIT," "—Asset Tests" and "—Gross Income Tests" above, and in turn could prevent us from qualifying as a REIT. See "—Failure to Qualify," below, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations With Respect to Partnership Properties

        The partnership agreement of our operating partnership generally provides that, after allocations to the holder of the Class A Special Unit, items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partnership with respect to such item. Our operating partnership's allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under such section.

        Under Section 704(b), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value (or the book value) of the contributed property and the adjusted tax basis of such property at the time of the contribution (or a book-tax difference). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

        The partnership agreement requires that allocations with respect to any property contributed to our operating partnership in exchange for OP units in a tax-deferred transaction be made in a manner consistent with Section 704(c) of the Internal Revenue Code. As a result, any gain recognized on the sale of any such properties would generally be allocated to the partner who contributed the property to our operating partnership to the extent of the book-tax difference at the time of such contribution. As a result, in the event that any such properties are sold, the partner who contributed such assets to our operating partnership or, in certain cases, a successor to such partner, which may include us, could be allocated gain in excess of its corresponding book gain (or taxable loss that is less than such person's corresponding economic or book loss), with a corresponding benefit to the partners who did not contribute such assets to our operating partnership. These provisions will also apply to revaluations of our operating partnership's assets in connection with our operating partnership's issuance of additional OP units. The application of Section 704(c) of the Internal Revenue Code to a partnership such as our operating partnership that holds numerous loan securities can be complex and may require the adoption of certain conventions or methods that could be subject to challenge by the IRS. If any taxable income or loss of our operating partnership were subject to reallocation, such a reallocation could adversely impact our ability to qualify as a REIT or require us to pay a deficiency dividend in order to maintain our qualification as a REIT.

        Prior to the REIT formation transactions, certain predecessors to our interest in our operating partnership were treated as contributing assets to our operating partnership in exchange for OP units for U.S. federal income tax purposes, and therefore we are subject to the allocation provisions described above to the extent of any book-tax difference in our assets at the time of such contribution. These allocation provisions could result in us having taxable income that is in excess of our economic or book income as well as our cash distributions from our operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in a greater portion of our distributions being treated as taxable dividend income.

Failure to Qualify

        In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of U.S. stockholders (as defined above) who are individuals at a maximum rate of 20%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

        This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

        Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations. As discussed above, if we realize excess inclusion income and allocate it to a taxable U.S. stockholder, this income cannot be offset by net operating losses of such stockholder.

        In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held our stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

        Distributions from us in excess of our current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder's shares of our common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder's shares of our common stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

        With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

  (i)
  the qualified dividend income received by us during such taxable year from non REIT C corporations (including ReadyCap Holdings, Silverthread, SAMC 2013, SAMC 2014, and any other TRS in which we may own an interest);

  (ii)
  the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

  (iii)
  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non REIT C corporation over the U.S. federal income tax paid by us with respect to such built in gain.

        Generally, dividends that we receive will be treated as qualified dividend income for purposes of (i) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), ReadyCap Holdings, Silverthread, SAMC 2013, SAMC 2014, and any other TRS we may form, or a "qualified foreign corporation" and specified holding period requirements and other requirements are met.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "—Taxation of Our Company" and "—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock

        In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder's adjusted tax basis will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 20%, if such shares were held for more than 12 months, and will be taxed at ordinary income rates (up to 39.6% if such shares were held for 12 months or less). Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT's "unrecaptured Section 1250 gain."

        Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

        Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, qualified dividend income or capital gains from the disposition of stock as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax on Unearned Income

        Recently enacted legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Taxation of Tax Exempt U.S. Stockholders

        U.S. tax exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that regular distributions from a REIT to a tax exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax exempt U.S. stockholder has not held our common stock as "debt financed property" within the meaning of the Internal Revenue Code (that is, where the acquisition or holding of the property is financed through a borrowing by the tax exempt stockholder), (ii) our common stock is not otherwise used in an unrelated trade or business and (iii) we do not hold an asset that gives rise to "excess inclusion income," (see "—Annual Distribution Requirements—Excess Inclusion Income") distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax exempt U.S. stockholder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered "excess inclusion income" and, accordingly, it is possible that a portion of our dividends received by a tax-exempt stockholder may be treated as UBTI.

        Tax exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

        In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Internal Revenue Code, (ii) is tax exempt under Section 501(a) of the Internal Revenue Code, and (iii) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if it is a "pension-held REIT." We will not be a pension-held REIT unless (A) either (x) one pension trust owns more than 25% of the value of our stock, or (y) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (B) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions relating to the ownership and transfer of our stock should generally prevent a U.S. tax exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

        Tax exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

        The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation. Non-U.S. Stockholders should consult their tax advisors concerning the U.S. federal estate tax consequences of ownership of our common stock.

        For most non-U.S. persons, an investment in a REIT that invests principally in mortgage loans and MBS is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most non-U.S. persons to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Internal Revenue Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

Ordinary Dividends

        The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that could result in a portion of our dividends being considered excess inclusion income, and accordingly, a portion of our dividend income may not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

        In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder's investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation. In addition, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

Non-Dividend Distributions

        Unless (i) our common stock constitutes a U.S. real property interest, or USRPI, or (ii) either (A) the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current or accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder's adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (such as, an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

Capital Gain Dividends

        Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of such dividend. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under "—Ordinary Dividends." Also, the branch profits tax will not apply to such a distribution. Our common stock will not be regularly traded on an established securities market in the United States immediately following this offering.

        A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (i) the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year).

Dispositions of Our Common Stock

        Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that 50% or more of our assets will consist of interests in real property located in the U.S.

        Even if our shares of common stock otherwise would be a USRPI under the foregoing test, our shares of common stock will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of the REIT's shares of common stock or the period of the REIT's existence), less than 50% in value of its outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders. We may be a domestically controlled REIT, in which case the sale of our common stock would not be subject to taxation under FIRPTA. However, because our stock is expected to be widely held, we cannot assure investors that we will be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder's sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (i) our common stock owned is of a class that is "regularly traded," as defined by the applicable Treasury Regulation, on an established securities market, and (ii) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period. Our common stock will not be regularly traded on an established securities market in the United States immediately following this offering.

        If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual's net capital gain.

Backup Withholding and Information Reporting

        We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

        We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Accounts

        Federal legislation may, pursuant to recently finalized Treasury Regulations, impose withholding taxes on U.S. source payments made after June 30, 2014 to "foreign financial institutions" and certain other non-U.S. entities and on disposition proceeds of U.S. securities realized after December 31, 2016. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined in above) who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity is not a financial institution and either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements or in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement the legislation, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding this legislation.

Tax Shelter Regulations

        In certain circumstances, a holder of common stock who disposes of an interest in a transaction resulting in the recognition by such common stock of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (or a reportable transaction) in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (or the Tax Shelter Regulations). Holders should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of common stock.

State, Local and Foreign Taxes

        We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Legislative or Other Actions Affecting REITs

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

 ERISA CONSIDERATIONS

        A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan's particular circumstances before authorizing an investment of a portion of such plan's assets in the shares of common stock. Accordingly, among other things, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

        The DOL has issued final regulations (as modified by Section 3(42) of ERISA, the DOL Regulations) as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the plan's assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

        The DOL Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to this offering as a result of events beyond the issuer's control. We expect the common stock to be "widely held" upon completion of this offering.

        The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common stock to be "freely transferable." The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

        Assuming that the common stock will be "widely held" and "freely transferable," we believe that our common stock will qualify as publicly offered securities for purposes of the DOL Regulations and that our assets should not be deemed to be "plan assets" of any plan that invests in our common stock. However, no assurance can be given that this will be the case.

UNDERWRITING

        We and the selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and FBR Capital Markets & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
FBR Capital Markets & Co.
Citigroup Global Markets Inc.
JMP Securities LLC
Keefe, Bruyette & Woods, Inc.

Total

        The underwriters are committed to purchase all shares of common stock offered by us and the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

        The underwriters have an over-allotment option to buy up to            additional shares of common stock from us and the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise their over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Paid by Us		Paid by Selling Stockholders
	Without over-allotment option exercise	With full over-allotment option exercise	Without over-allotment option exercise	With full over-allotment option exercise
Per Share	$	$	$	$
Total	$	$	$	$

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and FBR Capital Markets & Co. for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder and any shares of our common stock issued under our existing management incentive plans, or issued as part of a dividend reinvestment.

        Our officers and directors and our Manager have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities for a period of 180 days after the date of this prospectus, may not, subject to certain exceptions, without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and FBR Capital Markets & Co., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, except that they may be named as a selling stockholder in the shelf registration statement we are required to file pursuant to the Registration Rights Agreement (but may not sell any shares thereunder). In addition, all of our existing stockholders have agreed pursuant to the Registration Rights Agreement to a substantially similar lock-up agreement for a period of 60 days after the date of this prospectus.

        We and our operating partnership agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        We will apply to have our common stock approved for listing on the NYSE under the symbol "SLD".

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") was implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

  •
  in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression "EU Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may in the future receive customary fees and commissions. Citibank, N.A., an affiliate of Citigroup Global Markets Inc., and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, are the lenders under our Loan Repurchase Facility and credit facility, respectively, and may receive a portion of the proceeds from this offering in connection with the repayment of the such financing arrangements. See "Use of Proceeds." In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

 LEGAL MATTERS

        Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled "U.S. Federal Income Tax Considerations" is based on the opinion of Clifford Chance US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

 EXPERTS

        The consolidated financial statements of Sutherland Asset Management Corporation and its subsidiaries included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the change in basis of accounting from investment company to operating company). Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1 800 SEC 0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

APPENDIX I

        The following examples illustrate how we would calculate our quarterly incentive distribution in accordance with the Management Agreement with our Manager. These examples are purely for illustrative purposes and the figures used are not necessarily indicative of the performance of our strategy. We can offer no assurance that our Manager will replicate the performance set forth in these examples.

        Under the partnership agreement of our operating partnership, our Manager, the holder of the Class A Special Unit in our operating partnership, will be entitled to receive an incentive allocation and distribution, or Incentive Distribution, distributed quarterly in arrears in an amount not less than zero equal to the difference between (i) the product of (A) 15% and (B) the difference between (x) Core Earnings (as defined below) of our operating partnership, on a rolling four-quarter basis and before the Incentive Distribution for the current quarter, and (y) the product of (1) the weighted average of the issue price per share of common stock or OP unit (without double counting) in all of their offerings multiplied by the weighted average number of shares of common stock outstanding (including any restricted shares of common stock and any other shares of common stock underlying awards granted under our 2013 equity incentive plan) and OP units (without double counting) in such quarter and (2) 8%, and (ii) the sum of any Incentive Distribution paid to our Manager with respect to the first three quarters of such previous four quarters; provided, however, that no Incentive Distribution is payable with respect to any calendar quarter unless cumulative Core Earnings is greater than zero for the most recently completed 12 calendar quarters, or the number of completed calendar quarters since the closing date of the 2013 private placement, whichever is less.

Assumptions

A.
Operations commence January 1, 2014.

B.
Weighted average of the issue price per share of all offerings equals $15.00.

C.
Weighted average shares of common stock outstanding in all quarters equals 32,693,338 (which includes 3,375,381 shares of our common stock issuable upon exchange of OP units).

D.
Incentive distributions are paid in cash.

Example 1

Incentive Fee Calculation		Quarter 1	Quarter 2	Quarter 3	Quarter 4	Quarter 5	Quarter 6	Quarter 7	Quarter 8
		(in Thousands, Except Share Data)
1.	Core Earnings for the Quarter	$10,000	$10,000	$10,000	$10,000	$15,000	$15,000	$15,000	$15,000
2.	Weighted average shares of common stock outstanding	32,693,338	32,693,338	32,693,338	32,693,338	32,693,338	32,693,338	32,693,338	32,693,338
3.	Weighted average issue price ($15.00 per share) multiplied by weighted average shares of common stock outstanding	$490,400	$490,400	$490,400	$490,400	$490,400	$490,400	$490,400	$490,400
4.	8% of weighted average issue price multiplied by weighted average shares of common stock outstanding	$39,232	$39,232	$39,232	$39,232	$39,232	$39,232	$39,232	$39,232
5.	Current and prior three quarters' Core Earnings from item 1 above	$10,000	$20,000	$30,000	$40,000	$45,000	$50,000	$55,000	$60,000
6.	Excess of Core Earnings on a rolling four-quarter basis over item 4 hurdle above	$(29,232)	$(19,232)	$(9,232)	$768	$5,768	$10,768	$15,768	$20,768
7.	Does result in item 6 above exceeding 0	No	No	No	Yes	Yes	Yes	Yes	Yes
8.	Cumulative incentive distribution calculated as 15% multiplied by item 6 above, but not less than 0	$—	$—	$—	$115	$865	$1,615	$2,365	$3,115
9.	Cumulative incentive distribution from prior quarters in item 8 above	$—	$—	$—	$—	$115	$865	$1,615	$2,365
10.	Quarterly incentive distribution to Manager	$—	$—	$—	$115	$750	$750	$750	$750

Example 2

Incentive Fee Calculation		Quarter 1	Quarter 2	Quarter 3	Quarter 4	Quarter 5	Quarter 6	Quarter 7	Quarter 8
		(in Thousands, Except Share Data)
1.	Core Earnings for the Quarter	$6,000	$7,000	$8,000	$9,000	$10,000	$11,000	$12,000	$13,000
2.	Weighted average common shares outstanding	32,693,338	32,693,338	32,693,338	32,693,338	32,693,338	32,693,338	32,693,338	32,693,338
3.	Weighted average issue price ($15.00 per share) multiplied by weighted average common shares outstanding	$490,400	$490,400	$490,400	$490,400	$490,400	$490,400	$490,400	$490,400
4.	8% of weighted average issue price multiplied by weighted average common shares outstanding	$39,232	$39,232	$39,232	$39,232	$39,232	$39,232	$39,232	$39,232
5.	Current and prior three quarters' Core Earnings from item 1 above	$6,000	$13,000	$21,000	$30,000	$34,000	$38,000	$42,000	$46,000
6.	Excess of Core Earnings on a rolling four-quarter basis over amount calculated Core Earning less item 5 above	$(33,232)	$(26,232)	$(18,232)	$(9,232)	$(5,232)	$(1,232)	$2,768	$6,768
7.	Does result in item 6 above exceeding 0	No	No	No	No	No	No	Yes	Yes
8.	Cumulative incentive distribution calculated as 15% multiplied by item 6 above, but not less than 0	$—	$—	$—	$—	$—	$—	$415	$1,015
9.	Cumulative incentive distribution from prior quarters in item 8 above	$—	$—	$—	$—	$—	$—	$—	$415
10.	Quarterly incentive distribution to Manager	$—	$—	$—	$—	$—	$—	$415	$600

Example 3

Incentive Fee Calculation		Quarter 1	Quarter 2	Quarter 3	Quarter 4	Quarter 5	Quarter 6	Quarter 7	Quarter 8
		(in Thousands, Except Share Data)
1.	Core Earnings for the Quarter	$10,000	$10,000	$(10,000)	$(10,000)	$15,000	$15,000	$15,000	$15,000
2.	Weighted average common shares outstanding	32,693,338	32,693,338	32,693,338	32,693,338	32,693,338	32,693,338	32,693,338	32,693,338
3.	Weighted average issue price ($15.00 per share) multiplied by weighted average common shares outstanding	$490,400	$490,400	$490,400	$490,400	$490,400	$490,400	$490,400	$490,400
4.	8% of weighted average issue price multiplied by weighted average common shares outstanding	$39,232	$39,232	$39,232	$39,232	$39,232	$39,232	$39,232	$39,232
5.	Current and prior three quarters' Core Earnings from item 1 above	$10,000	$20,000	$10,000	$—	$5,000	$10,000	$35,000	$60,000
6.	Excess of Core Earnings on a rolling four-quarter basis over amount calculated Core Earning less item 5 above	$(29,232)	$(19,232)	$(29,232)	$(39,232)	$(34,232)	$(29,232)	$(4,232)	$20,768
7.	Does result in item 6 above exceeding 0	No	No	No	No	No	No	No	Yes
8.	Cumulative incentive distribution calculated as 15% multiplied by item in 6, but not less than 0	$—	$—	$—	$—	$—	$—	$—	$3,115
9.	Cumulative incentive distribution from prior quarters in item 8	$—	$—	$—	$—	$—	$—	$—	$—
10.	Quarterly incentive distribution to Manager	$—	$—	$—	$—	$—	$—	$—	$3,115

INDEX TO FINANCIAL STATEMENTS
SUTHERLAND ASSET MANAGEMENT CORPORATION

SUTHERLAND ASSET MANAGEMENT CORPORATION

        Unaudited Consolidated Financial Statements as of June 30, 2014 and December 31, 2013 and for the periods January 1, 2014 through June 30, 2014 and January 1, 2013 through June 30, 2013.

SUTHERLAND ASSET MANAGEMENT CORPORATION

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In Thousands)	June 30, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$25,824	$218,770
Restricted cash	7,172	3,084
Trading securities, at fair value	347	416
Short term investments	100,310	374
Mortgage loans, held-for-sale, at fair value	225,754	105,053
Loans, held-for-investment (net of allowances for credit losses of $1,027 at June 30, 2014 and $0 at December 31, 2013)	705,363	176,099
Mortgage backed securities, at fair value	31,470	—
Real estate acquired in settlement of loans	4,630	1,320
Derivative instruments, at fair value	1,129	1,261
Intangible assets—mortgage servicing rights	36,575	—
Assets of consolidated VIEs
Loans, held-for-investment	75,223	88,393
Real estate acquired in settlement of loans	2,901	5,232
Due from servicers	2,128	1,826
Deferred financing costs	6,123	7,877
Due from servicers	32,793	5,331
Other assets	7,559	2,629
Receivable from related parties	460	845
Receivable from third parties	7	1,410
Goodwill	1,739	1,739

Total Assets	$1,267,507	$621,659
Liabilities:
Borrowings under credit facilities	475,369	61,821
Securitized debt obligations of consolidated VIEs	39,849	55,749
Borrowings under repurchase agreements	121,213	—
Long-term borrowings	93,569	—
Repair and denial reserve	13,500	—
Liability under subservicing agreements	12,845	13,009
Liability under participation agreements	8,414	8,761
Accounts payable and other accrued liabilities	21,193	5,789
Accrued salaries, wages and commissions	3,087	3,043
Payable to related parties	3,666	2,047
Derivative instruments, at fair value	1,215	313
Cash held as collateral	—	220

Total Liabilities	$793,920	$150,752
Stockholders' Equity
Common stock, $0.01 par value per share, 450,000,000 shares authorized, 29,317,957 shares issued and outstanding	293	292
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, 125 shares issued and outstanding	125	—
Additional paid-in capital	425,659	422,520
Retained earnings (deficit)	(1,366)	(1,832)

Total Sutherland Asset Management Corporation equity	424,711	420,980
Non-controlling interests	48,876	49,927

Total Stockholders' Equity	$473,587	$470,907

Total Liability and Stockholders' Equity	$1,267,507	$621,659

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Investment Company Accounting(a)	Operating Company Accounting(b)	Investment Company Accounting(a)	Operating Company Accounting(b)
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2013	2014	2013	2014
Interest income
Loans, held-for-investment	$—	$10,148	$—	$16,001
Mortgage loans, held-for-sale, at fair value	829	3,228	2,388	5,549
Mortgage backed securities, at fair value	2,102	488	3,222	722

Total interest income	2,931	13,864	5,610	22,272
Interest expense
Securitized debt obligations	—	(212)	—	(1,128)
Short term investments	—	(15)	—	(31)
Borrowings under repurchase agreements	—	(113)	—	(113)
Borrowings under credit facilities	—	(1,460)	—	(1,965)

Total interest expense	—	(1,800)	—	(3,237)
Net interest income	2,931	12,064	5,610	19,035
Other income (expense)
Impairment expense	—	(2,261)	—	(4,165)
Other income	26	5,711	131	12,133
Employee compensation and benefits	—	(3,419)	—	(6,663)
Allocated employee compensation and benefits from related party	(153)	(625)	(259)	(1,186)
Professional fees	(148)	(1,556)	(403)	(2,644)
Management fees—related party	—	(1,780)	—	(3,504)
Loan servicing expense	(1,759)	(3,185)	(3,938)	(5,078)
Operating expenses	(2,436)	(4,395)	(2,814)	(10,045)

Total other income (expense)	(4,470)	(11,510)	(7,238)	(21,152)
Realized gain (loss)
Realized gain on investments	4,311	—	10,575	—
Realized gain on loans, held-for-investment	—	4,315	—	7,119
Realized gain on mortgage backed securities, at fair value	—	—	—	251
Realized gain (loss) on real estate acquired in settlement of loans	—	(1,030)	—	(1,026)
Realized loss on derivative instruments, at fair value	—	(443)	—	(755)
Realized gain from securitized debt obligations	—	48	—	613
Realized loss on liability under participation agreements	(499)	(69)	(1,007)	(208)

Total realized gain (loss)	3,812	2,821	9,568	5,994
Unrealized gain (loss)
Unrealized loss on investments	(1,071)	—	(2,756)	—
Unrealized loss on trading securities, at fair value	—	—	—	(69)
Unrealized loss on short term investments	—	(42)	—	(64)
Unrealized gain on mortgage loans, held-for-sale, at fair value	—	2,396	—	3,161
Unrealized gain on mortgage backed securities, at fair value	—	320	—	400
Unrealized loss on derivative instruments, at fair value	—	(1,384)	—	(1,642)
Unrealized loss on liability under participation agreements	(301)	—	(150)	—

Total unrealized gain	(1,372)	1,290	(2,906)	1,786

Net income before income tax provisions	901	4,665	4,989	5,663
Provisions for income taxes	—	—	—	—

Net income	901	4,665	4,989	5,663
Less: Net income attributable to non-controlling interest	33	438	59	526

Net income attributable to Sutherland Asset Management Corporation	$868	$4,227	$4,930	$5,137

Basic and diluted earnings per common share	$0.08	$0.14	$0.51	$0.18
Basic weighted average shares outstanding	10,793,789	29,317,957	9,658,570	29,317,957

(a)
Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946

(b)
Non-investment Company Accounting applying other U.S. GAAP

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Investment Company Accounting(a)
(In Thousands)	Controlling Interest	Non-Controlling Interest	Total
Balance at January 1, 2013	$136,631	$174	$136,805
Net income	4,062	26	4,088
Capital contributions	23,373	—	23,373
Capital withdrawals	(835)	(58)	(893)

Balance at March 31, 2013	$163,231	$142	$163,373

Net Income	868	33	901
Capital contributions	44,379	—	44,379
Capital withdrawals	(629)	—	(629)

Balance at June 30, 2013	$207,849	$175	$208,024

	Operating Company Accounting(b)
	Preferred Stock		Common Stock
					Additional Paid-In Capital	Retained Earnings (Deficit)	Non-controlling Interests
(In thousands, except share data)	Shares	Par Value	Share	Par Value				Total
Balance at January 1, 2014	—	$—	29,192,064	$292	$422,520	$(1,832)	$49,927	$470,907
Issuance of Preferred Stock, net of offering costs	125	125	—	—	(17)	—	—	108
Transfer of Additional Paid-In Capital	—	—	—	—	1,269	—	(1,269)	—
Net income	—	—	—	—	—	910	88	998

Balance at March 31, 2014	125	$125	29,192,064	$292	$423,772	$(922)	$48,746	$472,013

Net income	—	—	—	—	—	4,227	438	4,665
Dividend declared on common stock	—	—	—	—	—	(4,671)	—	(4,671)
Dividend reinvestment in common stock	—	—	125,893	1	1,887	—	—	1,888
Dividend declared on operating partnership units	—	—	—	—	—	—	(537)	(537)
Dividend reinvestment in operating partnership units	—	—	—	—	—	—	229	229

Balance at June 30, 2014	125	$125	29,317,957	$293	$425,659	$(1,366)	$48,876	$473,587

(a)
Investment Company Account applying specialized industry-specific accounting guidance contained in ASC Topic 946.

(b)
Non-investment Company Accounting applying other U.S. GAAP.

See Notes to Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

	Investment Company Accounting (a)	Operating Company Accounting (b)	Investment Company Accounting (a)	Operating Company Accounting (b)
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2013	2014	2013	2014
Cash Flows From Operating Activities:
Net income	$901	$4,665	$4,989	$5,663
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Impairment expense on loans, held-for-investment	—	2,261	—	4,165
Realized gain on investments	(4,311)	—	(10,575)	—
Realized gain on loans, held-for-investment	—	(4,315)	—	(7,119)
Realized gain on mortgage backed securities, at fair value	—	—	—	(251)
Realized loss (gain) on real estate acquired in settlement of loans	—	1,030	—	1,026
Realized gain from securitized debt obligations	—	(48)	—	(613)
Realized loss on derivative instruments, at fair value	—	443	—	755
Realized loss on liability under participation agreements	499	69	1,007	208
Unrealized loss on investments	1,071	—	2,756	—
Unrealized loss on trading securities, at fair value	—	—	—	69
Unrealized loss on short term investments	—	42	—	64
Unrealized gain on mortgage loans, held-for-sale, at fair value	—	(2,396)	—	(3,161)
Unrealized gain on mortgage backed securities, at fair value	—	(320)	—	(400)
Unrealized loss on derivative instruments, at fair value	—	1,384	—	1,642
Unrealized loss on liability under participation agreements	301	—	150	—
Net changes in operating assets and liabilities, net:
Due from servicers	1,755	(20,277)	(4,389)	(27,462)
Assets of consolidated VIEs, due from servicers	—	(2,130)	—	(302)
Other assets	256	(1,698)	453	(4,930)
Receivable from related parties	65	2,585	(762)	385
Receivable from third parties	—	(7)	—	1,403
Liability under subservicing agreements	3,148	868	4,503	(164)
Accounts payable and other accrued liabilities	1,401	15,396	(6,711)	15,404
Accrued salaries, wages and commissions	198	1,902	198	44
Payable to related parties	(420)	(2,635)	71	1,619

Net cash provided by (used in) operating activities	4,864	(3,181)	(8,310)	(11,955)

Cash Flow From Investing Activities:
Purchase of investments(c)	(75,412)	—	(116,207)	—
Purchase of short term investments	—	(100,000)	—	(100,000)
Purchase of loans, held-for-investment	—	(401,466)	—	(541,557)
Origination of mortgage loans, held-for-sale, at fair value	—	(59,809)	—	(126,282)
Origination of loans, held-for-investment	—	—	—	(32,675)
Purchase of mortgage backed securities, at fair value	—	(1,915)	—	(64,059)
Purchase of securitized debt obligations of consolidated VIEs	—	(539)	—	(8,451)
Purchase of real estate	—	(476)	—	(1,294)
Purchase of intangible assets—mortgage servicing rights	—	(36,575)	—	(36,575)
Principal payments on securitized debt obligations of consolidated VIEs	—	(2,177)	—	(6,837)
Principal payments on mortgage loans, held-for-sale, at fair value	—	719	—	8,742
Payment of liabilities under participation agreements(c)	(947)	(924)	(755)	(1,878)
Proceeds from sale of investments(c)	30,161	—	55,787	—
Proceeds from disposition of loans, held-for-investment	—	29,187	—	57,002
Proceeds from disposition of mortgage backed securities, at fair value	—	—	—	33,240

SUTHERLAND ASSET MANAGEMENT CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

	Investment Company Accounting (a)	Operating Company Accounting (b)	Investment Company Accounting (a)	Operating Company Accounting (b)
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2013	2014	2013	2014
Sale of real estate acquired in settlement of loans, of consolidated VIEs	—	1,125	—	1,916
Proceeds from liabilities under participation agreements	—	1,541	—	1,541
Accretion of principal	—	1,075	—	219
Increase in loan loss reserves	—	1,027	—	1,027
Increase in repair and denial reserve	—	13,500	—	13,500
Net settlement of derivative instruments	—	(785)	—	(1,363)
Net increase in restricted cash	—	(2,477)	—	(4,088)
Net increase in cash held as collateral	—	—	—	(220)

Net cash used in investing activities	(46,198)	(558,969)	(61,175)	(808,092)

Cash Flows From Financing Activities:
Proceeds from borrowings under credit facilities	—	356,132	—	423,887
Payment of borrowings under credit facilities	—	(1,705)	—	(10,339)
Payment of deferred financing costs	—	1,806	—	1,754
Proceeds from reverse repurchase agreements	—	99,501	—	121,213
Proceeds from issuance of long-term borrowings	—	93,569	—	93,569
Proceeds from preferred stock offering	—	—	—	108
Dividend payments	—	(3,091)	—	(3,091)
Contributions	44,379	—	67,752	—
Withdrawals	(629)	—	(1,522)	—

Net cash provided by financing activities	43,750	546,212	66,230	627,101

Net increase (decrease) in cash and cash equivalents	2,416	(15,938)	(3,255)	(192,946)
Cash and cash equivalents at beginning of period	20,643	41,762	26,314	218,770

Cash and cash equivalents at end of period	$23,059	$25,824	$23,059	$25,824

(a)
Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946

(b)
Non-investment Company Accounting applying other U.S. GAAP

(c)
For the purpose of financial statement presentation, this item is shown under the cash flows from investing section. Under investment company accounting there items would be shown under cash flows from operating activities section.

Supplemental Disclosure of Operating Cash Flow Information
Cash paid for interest	$—	$1,199	$—	$2,675
Cash paid for taxes	$45	$31	$45	$663

Supplemental Disclosure of Non Cash Flows Information
Dividend reinvestment in common stock	$1,888
Dividend reinvestment in operating partnership units	$229

See Notes to Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization

        Sutherland Asset Management Corporation (the "Company" and together with its subsidiaries "we," "us" and "our") is a Maryland corporation formed on November 5, 2013. The Company is externally managed and advised by Waterfall Asset Management, LLC ("Waterfall" or the "Manager"), an investment advisor registered with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended (the "Advisors Act").

        In November and December of 2013, we engaged in a series of Real Estate Investment Trust ("REIT") formation transactions that included a private placement (the "2013 private placement") of 14,506,048 shares of common stock of the Company and 562,890 partnership units ("OP units") in Sutherland Partners, LP (the "Operating Partnership"). As part of these REIT formation transactions, the Company contributed the net proceeds from the sale of the 14,506,048 shares of common stock to the Operating Partnership in exchange for an equivalent number of OP units, and became the sole general partner of the Operating Partnership. The Company's operations commenced upon completion of the private placement and related formation transactions on November 26, 2013.

        The Operating Partnership holds substantially all of our assets and conducts substantially all of our business. As of June 30, 2014, the Company owned approximately 89.7% of the OP units of the Operating Partnership. The Company, as sole general partner of the Operating Partnership, has responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, have no authority to transact business for, or participate in the management activities of the Operating Partnership. Therefore, the Company consolidates the Operating Partnership.

        The REIT formation transactions were comprised of the REIT reorganization, followed immediately by the 2013 private placement. The REIT reorganization did not involve an "acquirer" or the transfer of control, as the investors in the Operating Partnership maintained the same economic ownership throughout the REIT reorganization. Therefore, the REIT formation transactions did not result in any change in basis of the Operating Partnership's assets or liabilities. Rather, the REIT formation transactions were accounted for as a recapitalization of the Operating Partnership resulting in the portion of operating results included in the unaudited consolidated statement of income and the portion of the unaudited consolidated statement of cash flows that occurred prior to the reorganization reflecting those of the Operating Partnership, the Company's accounting predecessor; and the portion of the operating results included in the unaudited consolidated statement of income and the portion of the unaudited consolidated statement of cash flows that occurred after the REIT formation transactions representing those of the Company.

        The Company, together with its consolidated subsidiaries and VIEs, is a specialty finance company which acquires, originates, manages and finances small balance commercial ("SBC") loans, Small Business Administration ("SBA") loans and to a lesser extent, mortgage backed securities ("MBS") collateralized primarily by SBC loans, or other real estate-related investments.

        SBC loans represent a special category of commercial mortgage loans, sharing both commercial and residential loan characteristics. SBC loans are secured by first mortgages on commercial properties, but because SBC loans are also often accompanied by collateralization of personal assets, aspects of residential mortgage credit analysis are utilized in the underwriting process.

        The Company operates in four reportable segments: investment activities, new SBC loan originations, SBA loan origination and servicing, and real estate brokerage and advisory services.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Organization (Continued)

        The investment activities segment represents the Company's investments in distressed SBC loans, real estate acquired in settlement of loans ("REO"), mortgage backed securities and equity securities traded on public exchanges. Management seeks to maximize the value of the distressed SBC loans acquired by the Company through proprietary loan modification programs, special servicing and other initiatives focused on keeping borrowers in their properties. Where this is not possible, such as in the case of many nonperforming mortgage loans, the Company seeks to effect property resolution in a timely, orderly and economically efficient manner, including through the use of resolution alternatives to foreclosure.

        The new SBC loan originations segment is operated through a wholly-owned subsidiary, ReadyCap Commercial, LLC, a wholly owned subsidiary of ReadyCap Holdings, LLC (collectively, "ReadyCap"). ReadyCap originates SBC loans through multiple loan origination channels. These loans may be financed though warehouse lines and securitization transactions. The warehouse line is a line of credit issued to ReadyCap to facilitate ReadyCap's mortgage originations.

        The SBA loan origination and servicing segment is operated through ReadyCap Lending, LLC ("Lending"), a wholly owned subsidiary of ReadyCap Commercial, LLC. Lending originates and services of loans guaranteed by the U.S. Small Business Administration ("SBA") under the SBA loan program. Lending holds a SBA license as a Small Business Lending Company.

        The real estate brokerage and advisory services segment is operated through a wholly-owned subsidiary, Silverthread Falls, LLC, doing business as Coldwell Banker Commercial Alliance, a wholly owned subsidiary of Silverthread Falls Holdings, LLC (collectively, "Silverthread" or "CBCA"). In addition to providing such services, CBCA may refer potential loan originations to ReadyCap.

        The Company intends to elect and qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), commencing with its taxable year ended December 31, 2013. To maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income in the form of qualifying distributions to shareholders.

Note 2—Basis of Presentation

        The unaudited consolidated financial statements presented herein are as of June 30, 2014 and December 31, 2013 and for the periods January 1, 2014 through June 30, 2014 and January 1, 2013 through June 30, 2013. These unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP")—as prescribed by the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC").

        The accompanying unaudited Consolidated Financial Statements do not include all information and footnotes required by generally accepted accounting principles in the United States of America ("GAAP") for complete financial statements. These interim unaudited Consolidated Financial Statements and related Notes should be read in conjunction with the Consolidated Financial Statements and related Notes included in the Company's Annual Financial Statements for the year ended December 31, 2013.

        The consolidated statements of income, consolidated statement of changes in equity and the consolidated statement of cash flows for the period January 1, 2013 through June 30, 2013 reflect the financial position and activities of our Operating Partnership.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Basis of Presentation (Continued)

Withdrawal of the Company's Election to be treated as an Investment Company

        Until September 30, 2013, the Operating Partnership was an investment company in accordance with the investment company definition criteria stipulated in the FASB ASC 946 ("ASC 946"), Financial Services—Investment Companies (Topic 946). Under GAAP, investment companies generally measure their investments at fair value, including controlling financial interests in investees that are not investment companies.

        The Company's current business focus has changed from investing for capital appreciation to investing for capital appreciation and providing fully integrated brokerage, advisory and origination business. Additionally, the Company's equity interests in operating companies constituted an increasing amount of its total assets and operating results. As a result, the Company determined that it no longer qualifies as an investment company and, as a result, operates as an operating company rather than an investment company effective October 1, 2013.

        As a result of the change in operations from an investment company to an operating company, references are made to both Investment Company Accounting and Operating Company Accounting throughout these unaudited consolidated financial statements. Investment Company Accounting as it is referred to, is defined as accounting in accordance with GAAP for investment companies in accordance with ASC 946. Operating Company Accounting, as it is referred to, is defined as accounting in accordance with GAAP other than for investment companies.

        As an operating company, the Company is required to consolidate the Operating Partnership and its subsidiaries, Sutherland Asset I, LLC, SAMC REO 2013-01, LLC, Waterfall Victoria JemCap, LLC, Sutherland Asset II, LLC, ReadyCap, Silverthread, WAM Sarasota Hanger, LLC and Waterfall Commercial Depositor, LLC (collectively, the "Operating Subsidiaries"). Under Investment Company Accounting, the fair value of the Operating Subsidiaries entities was included in the Company's portfolio investments and the operating results of the Operating Subsidiaries were not consolidated with those of the Company. The assets, liabilities, results of operations and cash flows of the Operating Subsidiaries have been included in the Company's consolidated financial statements effective October 1, 2013.

        The change from an investment company accounting to operating company accounting did not have a material effect on the Company's net loss from operations, net loss or related per share amounts for the three months ended December 31, 2013. However, the amounts and classification of the Consolidated Balance Sheet, Statements of Income, and Statements of Cash Flows had the following changes as described below.

Conversion from Investment Company Presentation to Operating Company Presentation

ASC Topic 250, Accounting Changes and Error Corrections

        The Company was required to make the accounting change at the time that it no longer met the requirements of ASC 946. The Company has applied the change as of October 1, 2013, which is the first date that the Company determined it was no longer appropriate for the Company to use Investment Company Accounting.

        The Company's change in financial statement presentation from fair value Investment Company Accounting to Operating Company Accounting has been accounted for as the initial adoption of or

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Basis of Presentation (Continued)

modification of an accounting principle resulting from a change in events or transactions as contemplated by FASB ASC 250-10-45-1. The Company's change to Operating Company Accounting is clearly different in substance from that previously occurring under Investment Company Accounting. This is not considered to be a change in accounting principle. In accordance with this view, the Company applied the adoption of accounting as an operating company prospectively beginning October 1, 2013.

ASC Topic 946, Investment Companies

        The initial determination of whether the Operating Partnership was an investment company within the scope of ASC 946 was made upon formation of the Operating Partnership. Reconsideration of the provisions of ASC 946 by the Operating Partnership during 2013 resulted in the determination that continuation of Investment Company Accounting was no longer appropriate. ASC 946-10-15-5 dictates companies that no longer meet the conditions of an investment company should discontinue application of Topic 946 and report the change in status prospectively by accounting for its investments in conformity with applicable GAAP other than Investment Company Accounting, beginning as of the date of the change using fair value in conformity with Investment Company Accounting at the date of the change as the carrying amount of investments at the date of the change. In accordance with this guidance, the Company reported a change in status and began reporting as an operating company as of October 1, 2013. In addition, the fair value of the Company's investments in the Operating Subsidiaries as of September 30, 2013 became its cost basis under Operating Company Accounting beginning on October 1, 2013. Prior to October 1, 2013 changes in fair value of Operating Subsidiaries were accounted for on the Market valuation adjustments line of the consolidated statements of income. The effects of the change in cost basis are shown below:

(In Thousands)	Market valuation adjustments resulting from step up in carrying value related to changes in accounting methodology, net	Step up in carrying value related to changes in accounting methodology, net
Consolidation of VIEs	$(19,562)	$19,562
Change in basis of loans, held-for-investment	(15,428)	15,428

Total	$(34,990)	$34,990

Basis of Presentation of Consolidated Financial Statements

        The Company made the following adjustments in order to present two years of consolidated financial statements together for which the years include two different methods of accounting. Changes made to the accompanying consolidated balance sheets include the following:

  •
  The consolidated balance sheet is presented as of December 31, 2013 as a consolidated balance sheet presentation in accordance with Operating Company Accounting.

  •
  Investments in the Operating Subsidiaries, presented as equity investments under Investment Company Accounting, are eliminated and the balance sheets of the Operating Subsidiaries are

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Basis of Presentation (Continued)

    consolidated with the Company as of October 1, 2013 pursuant to Operating Company Accounting. The effects of the consolidation on the consolidated balance sheets as of October 1, 2013 are shown below:

(In Thousands)	Investment Company Accounting	Operating Company Accounting
Assets
Equity in investments(a)	$77,936	$—
Cash and cash equivalents	—	23,088
Restricted cash	—	3,050
Short term investments	—	356
Mortgage loans, held-for-sale, at fair value(b)	—	66,441
Derivative instruments, at fair value	—	1,702
Deferred financing costs	—	750
Due from servicers	—	199
Other assets	—	2,025

Total Assets	77,936	97,611
Liabilities
Borrowings under credit facilities(c)	—	16,278
Accounts payable and other accrued liabilities	—	1,609
Accrued salaries, wages and commissions	—	926
Derivative instruments, at fair value	—	642
Cash held as collateral	—	220

Total Liabilities	—	19,675
Stockholders' Equity
Total Sutherland Asset Management Corporation Stockholders' equity	77,923	77,923
Non-controlling interests	13	13

Total Stockholders' Equity	$77,936	$77,936

Total Liabilities and Stockholders' Equity	$77,936	$97,611

(a)
The "Equity Investments" totalling $77.9 million shown in the "Investment Company Accounting" column in the table above reflect the estimated fair value of the Company's investments in ReadyCap and CBCA as of October 1, 2013. Effective October 1, 2013, these investments are eliminated and now shown as consolidated subsidiaries in the Company's consolidated financial statements under Operating Company Accounting.

(b)
Mortgage loans, held-for-sale, at fair value of $66.4 million represent loans originated by ReadyCap as of October 1, 2013. These loans were consolidated into the consolidated balance sheets at fair value.

(c)
Borrowings under credit facilities of $16.3 million were consolidated into the consolidated balance sheets as a result of the consolidation of ReadyCap's borrowings as of October 1, 2013.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Basis of Presentation (Continued)

  •
  Investments in the VIEs, presented as Mortgage backed securities, at fair value under Investment Company Accounting, are eliminated and the balance sheets of the VIEs are consolidated with the Company as of October 1, 2013 pursuant to Operating Company Accounting. The effects of the consolidation on the consolidated balance sheets as of October 1, 2013 are shown below:

(In Thousands)	Investment Company Accounting	Operating Company Accounting
Assets
Mortgage backed securities, at fair value	$41,877	$—
Loans, held-for-investment	—	100,380
Real estate acquired in the settlement of loans	—	5,296
Due from servicers	—	7,487

Total Assets	41,877	113,163
Liabilities
Securitized debt obligations of consolidated VIEs	—	71,286

Total Liabilities	—	71,286
Stockholders' Equity
Total Sutherland Asset Management Corporation Stockholders' equity	41,877	41,877
Non-controlling interests	—	—

Total Stockholders' Equity	$41,877	$41,877

Total Liabilities and Stockholders' Equity	$41,877	$113,163

  •
  Acquired mortgage loans are presented as held-for-investment in accordance with ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality ("ASC 310-30").

  •
  Originated mortgage loans are presented under fair value accounting in accordance with ASC 820: Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements.

        Changes made to the accompanying consolidated statements of income include the following:

  •
  The consolidated statement of income was reformatted for the six months ended June 30, 2013 to conform to an operating company presentation. Certain balances are not applicable to an investment company and are not included prior to the date of change of October 1, 2013.

  •
  The Operating Subsidiaries' results of operations are consolidated with those of the Company for the six months ended June 30, 2014. Intercompany transactions are eliminated in consolidation for the six months ended June 30, 2014.

Other changes to the consolidated financial statements include the following:

  •
  The consolidated statement of changes in partners' capital is included for the six months ended June 30, 2013.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies

Use of Estimates

        The preparation of the Company's unaudited consolidated financial statements in conformity with GAAP require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Consolidation

        The accompanying unaudited consolidated financial statements of the Company include the accounts and results of operations of the Operating Partnership and other consolidated subsidiaries and VIEs in which we are the primary beneficiary. Consolidated financial statements are in accordance with ASC 810, Consolidations. Intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

        The Company has accounted for cash in accordance with ASC 305, Cash and Cash Equivalents. The Company defines cash and cash equivalents as cash, demand deposits, and short-term, highly liquid investments with original maturities of 90 days or less when purchased to be cash equivalents. Cash and cash equivalents are exposed to concentrations of credit risk. We deposit our cash with an institution which we believe to have highly valuable and defensible business franchises, strong financial fundamentals and predictable and stable operating environments. As of June 30, 2014 and December 31, 2013, the Company had $0.3 million and $176.0 million in money market mutual funds, respectively. The investment in money market mutual funds is categorized as a Level I input of the fair value hierarchy.

        At June 30, 2014 and December 31, 2013, substantially all of the Company's cash and cash equivalents not held in money market funds were comprised of cash balances with banks that are in excess of the Federal Deposit Insurance Corporation insurance limits.

Restricted Cash

        Restricted cash represents cash held by the Company's counterparties as collateral against its derivative, reverse repurchase agreements and warehouse line agreements. Restricted cash is not available for general corporate purposes, but may be applied against amounts due to counterparties under existing swaps and repurchase agreement borrowings, or returned to the Company when the collateral requirements are exceeded or at the maturity of the swap or repurchase agreement. Cash is returned to the Company when our collateral requirements are exceeded or at the maturity or termination of the derivative, reverse repurchase agreements and warehouse line agreements.

Trading securities, at fair value

        The Company owns securities traded on major U.S. Exchanges. Investments are valued at the closing exchange price at month end.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

Short term investments

        The Company accounts for short term investments under ASC 320, Investments-Debt and Equity Securities. Short term investments consist of U.S. Treasury Bills with maturities of less than a year and are accounted for as trading securities. The Company holds short term investments at fair value. Interest received and accrued in connection with short term investments is recorded as interest income on the consolidated statements of income. Interest paid and accrued in connection with short term investments is recorded as interest expense on the consolidated statements of income. Changes in the fair value of short term investments are recorded as unrealized gain (loss) on short term investments on the consolidated statements of income.

Mortgage Loans, held-for-sale, at fair value

        Mortgage loans, held-for-sale, at fair value are loans originated by ReadyCap. The Company has elected the fair value option because of the intent to sell to third parties or transfer to securitizations in the near term. Interest is recognized as interest income on the consolidated statements of income when earned and deemed collectible. Changes in fair value are recurring and are reported as unrealized gain (loss) on mortgage loans, held-for-sale, at fair value on the consolidated statements of income.

Loans, held-for-investment

        Loans, held-for-investment are accounted for under ASC 310-20, Receivables, Nonrefundable Fees and Other Costs ("ASC 310-20") or ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality ("ASC 310-30").

        Mortgage loans purchased where the Company determines that there is no evidence of credit deterioration and that it is probable that all contractual loan payments are collectable are accounted for under ASC 310-20. The Company uses the interest method to recognize, as a level-yield adjustment, the difference between the initial recorded investment in the loan and the principal amount of the loan. The calculation of the constant effective yield necessary to apply the interest method uses the payment terms required by the loan contract, and prepayments of principal are not anticipated to shorten the loan term.

        For loans, held-for-investment accounted for under ASC 310-20 revenue recognition is suspended when any loans are placed on nonaccrual status. Generally, all classes of loans are placed on nonaccrual status when principal or interest has been delinquent for 90 days or when full collection is determined not to be probable. Revenue accrued, but not collected, at the date finance receivables and loans are placed on nonaccrual status is reversed and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured.

        Mortgage loans purchased at a discount due to deteriorated credit quality at the time of purchase are accounted for under ASC 310-30. These loans are accounted for under ASC 310-30 if both of the following conditions are met as of the acquisition date: (i) there is evidence of deterioration in credit

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

quality of the loan since its inception and (ii) it is probable that we will not collect all contractual cash flows on the loan.

        Interest income on non-performing loans is recognized using the effective interest method based on management's estimates of expected cash flows to be received. The effective interest rate on these loans is based on management's estimate for each loan of the projected cash flows, which are estimated based on our observation of current information and events and include assumptions related to fluctuations in prepayment speeds and the timing and amount of credit losses.

        Quarterly, we review and, if appropriate, make adjustments to our cash flow projections based on input and analysis received from external sources, internal models, and our judgment about prepayment rates, the timing and amount of credit losses, and other factors. Changes in the amount and/or timing of cash flows from those originally projected, or from those estimated at the last evaluation, are considered to be either positive changes or adverse changes. For loans accounted for under ASC 310-30, only positive changes are reflected prospectively in the constant effective yield percentage used to record interest income. Adverse changes in cash flows expected to be collected are generally treated as an impairment with no change in the constant effective yield percentage used to record interest income.

        On at least a quarterly basis all loans, held-for-investment are evaluated for impairment. Non-performing loans within the scope of ASC 310-30 are considered impaired when the following two conditions exist: (i) the present value of future estimated cash flows is less than the carrying amount, and (ii) there has been an adverse change in cash flows expected to be collected from the previous period (i.e., adverse changes in either the amount or timing of cash flows from those previously expected). The estimate of the amount and timing of cash flows for our non-performing loans is based on historical information available and expected future performance of the mortgage loans, including timing of expected future cash flows, prepayment speed, default rates, loss severities, delinquency rates, percentage of non-performing loans, extent of credit support available, Fair Isaac Corporation ("FICO") scores at loan origination, year of origination, loan-to-value ratios, geographic concentrations, as well as reports by credit rating agencies, such as Moody's, Standard & Poor's Corporation ("S&P"), or Fitch, general market assessments and dialogue with market participants. As a result, substantial judgment is used in the analysis to determine the expected cash flows for non-performing loans.

        The determination of whether impairment exists is subject to management estimates based on consideration of factual information available at the time of assessment as well as management's estimates of the future performance and projected amount and timing of cash flows expected to be collected on the loan.

        The impairment loss is recorded as a charge to earnings. In determining the impairment for these loans, the present value of the remaining cash flows expected to be collected at the current financial reporting date is compared to the carrying value of the loan. The discount rate used to calculate the present value of expected future cash flows is the current yield used for income recognition purposes as determined under ASC 310-30 for purposes of recognizing interest income.

        Following the recognition of impairment through earnings, a new amortized cost basis is established for the loan and subsequent recoveries in fair value may not be adjusted through earnings. However, to the extent that there are subsequent increases in cash flows expected to be collected, the

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

impairment previously recorded through earnings may be accreted back through interest income following the guidance in ASC 310-30.

Mortgage backed securities, at fair value

        The Company accounts for mortgage backed securities, at fair value under ASC 320, Investments-Debt and Equity Securities. Our MBS portfolio is comprised of asset backed securities collateralized by interest in or obligations backed by pools of SBC loans.

        Purchase and sales of MBS are recorded on the trade date. Our MBS securities pledged as collateral against borrowings under repurchase agreements are included in mortgage backed securities, at fair value on our consolidated balance sheets.

        Our MBS are designated available-for-sale. To date, we have elected the fair value option for all of our MBS at the time of purchase and, as a result, recorded the change in estimated fair value of such assets in earnings as unrealized gains (losses) on mortgage backed securities, at fair value. MBS are recorded at fair value as determined by market prices provided independent broker dealers or other independent valuation service provider. The fair values assigned to these investments are based upon available information and may not reflect amounts that ultimately have or may be realized. We generally intend to hold our investment in MBS to generate interest income; however, we have and may continue to sell certain of our investment securities as part of the overall management of our assets and liabilities and operating our business. Please refer to Note 4 for more information on fair value measurements.

Real estate acquired in settlement of loans

        Real estate acquired in settlement of loans is accounted for under ASC 360, Property, Plant and Equipment ("ASC 360"). The Company acquires substantially all its real estate through the foreclosure of mortgage loans that have become delinquent with limited other recourse. The Company's intentions are to sell the real estate within a short holding period. Real estate is carried at the carrying value at the time the Company receives title and is subsequently held at the lower of its carrying amount or fair value less cost to sell. Each investment in real estate property is tested for impairment on a quarterly basis.

Derivative instruments, at fair value

        Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we utilize derivative financial instruments, currently comprised of credit default swaps and interest rate swaps, as part of our risk management. The Company accounts for derivative instruments under ASC 815, Derivatives and Hedges.

        All derivatives are reported as either assets or liabilities on the consolidated balance sheet at estimated fair value. The Company has not elected hedge accounting for these derivative instruments and, as a result, changes in the fair value for these derivatives are recorded in earnings. The fair value adjustments, along with the related interest income or interest expense, are reported as gain/(loss) on derivative instruments, net.

        Although permitted under certain circumstances, the Company does not offset cash collateral receivable or payables against our net derivative positions. As of June 30, 2014 and December 31, 2013,

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

the cash collateral receivable held for derivative instruments is $1.0 million and $2.1 million, respectively, and is included in restricted cash on the consolidated balance sheets.

Intangible Assets—Mortgage Servicing Rights

        Intangible assets are accounted for under ASC 350, Intangibles—Goodwill and Other. The Company's identifiable intangible assets include mortgage servicing rights ("MSR") for our Lending operations. We capitalize the value expected to be realized from performing specified mortgage servicing activities for others as MSR when the expected future cash flows from servicing are projected to be more than adequate compensation for such activities. These capitalized servicing rights are purchased or retained upon sale or securitization of mortgage loans. This asset is amortized in proportion to and over the period of estimated servicing income, and is tested for potential impairment whenever events or changes in circumstances suggest that's its carrying value may not be recoverable.

        For purposes of testing our mortgage servicing rights for impairment, we first determine whether facts and circumstances exist that would suggest the carrying value of the intangible is not recoverable. If so, we then compare the fair value of the servicing intangible with its carrying value. The estimated fair value of the intangible is determined using discounted cash flow modelling techniques which require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted loan defeasance rates, delinquency rates and anticipated maturity defaults. If the carrying value of the intangible asset exceeds its fair value, the intangible is considered impaired and an impairment loss is recognized in earnings for the amount by which carrying value exceeds fair value.

        We measure all mortgage servicing rights at fair value. We define our servicing rights based on both the availability of market inputs and the manner in which we manage the risks of our servicing assets and liabilities. We leverage all available relevant market data to determine the fair value of our recognized servicing assets and liabilities. Since quoted market prices for MSRs are not readily available, we estimate the fair value of MSRs by determining the present value of future expected cash flows using modelling techniques that incorporate management's best estimates of key variables including expected cash flows, prepayment speeds, and return requirements commensurate with the risks involved. Cash flow assumptions are modelled using our internally forecasted revenue and expenses, and where possible, the reasonableness of assumptions is periodically validated through comparisons to market data. Prepayment speed estimates are determined from historical prepayment rates on similar assets or obtained from third-party data. Return requirement assumptions are determined using data obtained from market participants, where available, or based on current relevant interest rates plus a risk-adjusted spread. We also consider other factors that can impact the value of the MSRs, such as surety provider termination clauses and servicer terminations that could result if we failed to materially comply with the covenants or conditions of our servicing agreements and did not remedy the failure. Since many factors can affect the estimate of the fair value of MSRs, we regularly evaluate the major assumptions and modelling techniques used in our estimate and review these assumptions against market comparables, if available. We monitor the actual performance of our MSRs by regularly comparing actual cash flow, credit, and prepayment experience to modelled estimates.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

Deferred financing costs

        Costs incurred in connection with our borrowings under credit facilities are accounted for under ASC 340, Other Assets and Deferred Costs. Deferred costs are capitalized and amortized using the effective interest method over the respective financing term with such amortization reflected on our consolidated statements of income as a component of interest expense. Our deferred financing costs may include legal, accounting and other related fees. These deferred charges are included on our consolidated balance sheets as a component of deferred financing costs. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking debt facilities, which do not close, are expensed in the period in which it is determined that the financing will not close.

Due from Servicers

        The loan servicing activities of the Company are performed primarily by third party servicers. At June 30, 2014 and December 31, 2013, the Company's servicers hold substantially all of the cash owned by the Company related to June 2014 and December 2013 loan servicing activities, respectively. Amount includes principal and interest payments made by borrowers, net of advances and servicing fees. Cash is generally received within thirty days of recording the receivable. At June 30, 2014 and December 31, 2013, the due from servicers balance in the amount of $34.9 million and $7.2 million, represent funds received by loan servicers from loan activities that have not yet been paid to the Company.

        The Company is subject to credit risk to the extent any servicer with whom the Company conducts business is unable to deliver cash balances or process loan-related transactions on the Company's behalf. The Company monitors the financial condition of the servicers with whom the Company conducts business and believes the likelihood of loss under the aforementioned circumstances is remote.

Goodwill

        Goodwill is accounted for in accordance with ASC Topic 350, Intangibles—Goodwill and Other, which provides, among other things, that goodwill is not amortized but is reviewed for impairment at least annually. The Company recorded goodwill in connection with the acquisition of certain operating subsidiaries. For purposes of goodwill impairment testing, each of the operating subsidiaries is deemed to be a reporting unit. On June 30, 2014 the Company performed a qualitative assessment of various factors pertaining to these reporting entities and determined that is was not more likely than not that the fair value of the reporting unit was less than the carrying value; therefore, further impairment testing was not deemed to be necessary.

Borrowings under credit facilities

        The Company accounts for borrowings under credit facilities under ASC 470, Debt. The Company partially finances its' loans, held-for-investment and mortgage loans, held-for-sale, at fair value through credit agreements with various counterparties. These borrowings are collateralized by loans, held-for-investment and mortgage loans, held-for-sale, at fair value and have maturity dates within a year from the consolidated balance sheet date. If the fair value (as determined by the applicable counterparty) of the collateral securing these borrowings decreases, we may be subject to margin calls

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

during the period the borrowings are outstanding. In instances where we do not satisfy the margin calls within the required time frame, the counterparty may retain the collateral and pursue collection of any outstanding debt amount from us. Interest paid and accrued in connection with this credit facility is recorded as interest expense on the unaudited consolidated statements of income.

Securitized debt obligations of consolidated VIEs

        In 2011, we engaged in three securitization transactions which effective October 1, 2013 the Company accounts for under ASC 810. The Company is required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transaction and to which the underlying mortgage loans in connection with the securitization were transferred. The consolidation of the securitization transactions includes the sales of senior securities to third parties which are shown as securitized debt obligations of consolidated VIEs on the unaudited consolidated balance sheets.

Borrowing under repurchase agreements

        Borrowings under repurchase agreements are accounted for under ASC 860, Transfers and Servicing. Investment securities financed under repurchase agreements are treated as collateralized borrowings, unless they meet sale treatment or are deemed to be linked transactions. Through June 30, 2014, none of our repurchase agreements had been accounted for as components of linked transactions. All securities financed through a repurchase agreement have remained on our consolidated balance sheets as an asset and cash received from the lender was recorded on our unaudited consolidated balance sheets as a liability. Interest paid and accrued in connection with our repurchase agreements is recorded as interest expense on the unaudited consolidated statements of income.

Long-term borrowings

        Certain partial loan sales do not qualify for sale accounting under ASC 860, Transfers and Servicing because these sales do not meet the definition of a "participating interest," as defined in the guidance, in order for sale treatment to be allowed. Participations or other partial loan sales which do not meet the definition of a participating interest remain as an investment on the consolidated balance sheets and the portion sold is recorded as long-term borrowings in the liabilities section of the unaudited consolidated balance sheets. For these partial loan sales, the interest earned on the entire loan balance is recorded as interest income and the interest earned by the buyer in the partial loan sale is recorded within interest expenses in the accompanying unaudited consolidated statements of income.

Repair and denial reserve

        The repair and denial reserve represents the potential liability to the SBA in the event that we are required to make whole the SBA for reimbursement of the guaranteed portion of SBA loans sold to third parties. We may be responsible for the guaranteed portion of SBA loans sold if there are lien and collateral issues, unauthorized use of proceeds, liquidation deficiencies, undocumented servicing actions or denial of SBA eligibility.

Liability under participation agreements

        The Company has entered into participation agreements with loan sub-servicers ("Participant Holders") entitling the Participant Holders to an economic interest in a defined population of

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

investments ("participating assets") based on the amount of co-investment made by Participant Holders. The Manager believes the participation agreements align the economic interests of the Company with the Participant Holders servicing the loans. The Company's obligation resulting from the Participant Holders' economic interest in the participating assets, and any corresponding unremitted cash flows arising from principal and interest payments related to the participating assets, are recorded under liability under participation agreements in the consolidated balance sheets. Effective October 1, 2013, the liability under the participation agreements is recorded at the Participant Holders' portion of the carrying value of the participating assets.

Liability under subservicing agreements

        The Manager has entered into subservicing agreements with various loan servicers. The subservicing agreements include provisions which entitle the loan servicer to an incentive fee depending on the performance of the loan portfolio. The incentive fee is paid at the time the last loan liquidates within a given portfolio. The expected incentive fee expense to be paid to the loan servicer is included under loan servicing expense in the consolidated statements of income and the related liability is recorded under liability under subservicing agreements on the consolidated balance sheets.

Allowance for loans loss

        The allowance for loan loss is intended to provide for credit losses inherent in the mortgage loan, held-for-investment portfolios and is reviewed quarterly for adequacy considering credit quality indicators, including expected and historical losses, collateral values and economic conditions.

Variable Interest Entities

        VIEs are defined as entities in which equity investors (i) do not have the characteristics of a controlling financial interest, and/or (ii) do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The entity that consolidates a VIE is known as its primary beneficiary and is generally the entity with (i) the power to direct the activities that most significantly impact the VIE's economic performance and (ii) the right to receive benefits from the VIE or the obligation to absorb losses of the VIE that could be significant to the VIE. For VIEs that do not have substantial on-going activities, the power to direct the activities that most significantly impact the VIE's economic performance may be determined by an entity's involvement with the design of the VIE.

        In 2011, we engaged in three securitization transactions. Prior to October 1, 2013 the Operating Partnership was exempt from consolidating the securitizations under ASC 946. Upon conversion to an operating company on October 1, 2013, under ASC 810: Consolidation, the Operating Partnership was required to consolidate, as a VIE, the trusts that were created to facilitate the transaction and to which the underlying mortgage loans in connection with the securitization were transferred. In determining the accounting treatment to be applied to these securitization transactions, the Company evaluated whether the entity used to facilitate the transaction was a VIE and, if so, whether it should be consolidated. The Company consolidates a VIE when it is determined to be the primary beneficiary of such VIE. The Company is required to re-evaluate whether to consolidate a VIE each reporting period, based upon the facts and circumstances pertaining to the VIE during such period. Based on this evaluation, we concluded that each of the trusts was a VIE which should be consolidated.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

Noncontrolling Interest

        Noncontrolling interest presented on the consolidated balance sheets and the consolidated statements of income represent direct investment in the Operating Partnership in the amounts by Sutherland OP Holdings I, Ltd. and Sutherland OP Holdings II, Ltd., respectively. It additionally includes Operating Partnership units sold to third parties and third party investment into consolidated subsidiaries.

Fair Value Option

        The guidance in FASB ASC Topic 825, Financial Instruments, provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in our consolidated balance sheets from those instruments using another accounting method.

        We have elected the fair value option for eligible financial assets and liabilities of our consolidated VIEs, loans held-for-sale originated by ReadyCap, mortgage backed securities, and trading securities. The fair value elections for mortgage loans held-for-sale originated by ReadyCap and mortgage backed securities were made due to the short-term nature of these instruments. The fair value elections for investments in trading securities were made because the shares are listed on an exchange, which allows us to determine the fair value using a quoted price from an active market.

Business Combinations

        Under FASB ASC Topic 805, Business Combinations, the acquirer in a business combination must recognize, with certain exceptions, the fair values of assets acquired, liabilities assumed, and non-controlling interests when the acquisition constitutes a change in control of the acquired entity. As goodwill is calculated as a residual, all goodwill of the acquired business, not just the acquirer's share, is recognized under this "full goodwill" approach.

Earnings per Share

        Basic earnings per share is computed using the weighted-average number of shares of common stock outstanding during the period and other securities that participate in dividends, such as our Operating Partnership units to arrive at total common dividends based on their respective weighted-average shares outstanding for the period. The Company's basic and diluted earnings per share are the same, as there were no dilutive securities outstanding for any of the periods presented.

Income Taxes

        GAAP establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity's financial statements or tax returns. We assess the recoverability of

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

deferred tax assets through evaluation of carryback availability, projected taxable income and other factors as applicable. Significant judgment is required in assessing the future tax consequences of events that have been recognized in our consolidated financial statements or tax returns as well as the recoverability of amounts we record, including deferred tax assets.

        We provide for exposure in connection with uncertain tax positions which requires significant judgment by management including determination, based on the weight of the tax law and available evidence, that it is more-likely-than-not that a tax result will be realized. Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense on our consolidated statements of income. As of June 30, 2014 and December 31, 2013, we accrued no taxes, interest or penalties related to uncertain tax positions. In addition, we do not anticipate a change in this position in the next 12 months.

Offering Costs

        Direct costs of obtaining capital through issuance of stock are deducted from the related proceeds and the net amount of the offering is recorded as contributed stockholders' equity. Direct costs may include but are not limited to accounting fees, legal fees, underwriting fees and other professional fees.

Revenue Recognition

        Revenue is accounted for under ASC 605, Revenue Recognition, which provides among other things that revenue be recognized when there is persuasive evidence an arrangement exists, delivery and services have been rendered, price is fixed and determinable and collectability is reasonably assured.

Interest Income

        Interest income on performing loans and financial instruments is accrued based on the outstanding principal amount and contractual terms of the instrument. Discounts or premiums associated with the purchase of non-performing loans and investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected maturity date of the investment. On at least a quarterly basis, we review and, if appropriate, make adjustments to our cash flow projections. For loans and MBS in which we expect to collect all contractual amounts due, we do not adjust the projected cash flows to reflect anticipated credit losses.

        For non-performing loans which have been purchased at a discount to par value, we do not expect to collect all amounts contractually due at the time we acquired the loans. Accordingly, we expect that a portion of the purchase discount will not be recognized as interest income, and is instead viewed as a non-accretable yield. The amount considered as non-accretable yield may change over time based on the actual performance of these loans, their underlying collateral, actual and projected cash flows from such collateral, economic conditions and other factors. If the performance of a credit deteriorated loan is more favorable than forecasted, we will generally accrete more credit discount into interest income than initially or previously expected.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

Realized Gains (Losses)

        Upon the sale of loans or securities, the excess (or deficiency) of net proceeds over the net carrying value of such loans or securities is recognized as a realized gain/loss.

Derivative Instruments

        Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We regularly enter into derivative contracts that are intended to economically hedge certain of our risks, even though the transactions may not qualify for, or we may not elect to pursue, hedge accounting. In such cases, changes in the fair value of the derivatives are recorded in earnings.

Note 4—Fair Value Measurements

        The Company adopted the provisions of FASB ASC 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820 established a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments measured and reported at fair value are classified and disclosed into one of the following categories based on the inputs as follows:

          Level 1—quoted prices (unadjusted) in active markets for identical investments that the Company has the ability to access.

          Level 2—Pricing inputs are other than quoted prices in active markets, including, but not limited to, quoted prices for similar assets and liabilities in markets that are active, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the assets or liabilities (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates) or other market corroborated inputs.

          Level 3—Significant unobservable inputs are based on the best information available in the circumstances, to the extent observable inputs are not available, including the Company's own assumptions used in determining the fair value of investments. Fair value for these investments are determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

  market conditions, trading values on public exchanges for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

        The Company has elected the fair value option for $225.7 million and $105.1 million of commercial mortgages originated during the six months ended June 30, 2014 and year ended December 31, 2013, respectively.

        The following table presents the Company's financial instruments carried at estimated fair value as of June 30, 2014:

(In Thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash held in money market funds	$332	$—	$—	$332
Trading securities, at fair value	347	—	—	347
Short term investments	—	100,310	—	100,310
Mortgage loans, held-for-sale, at fair value	—	—	225,754	225,754
Mortgage backed securities, at fair value	—	—	31,470	31,470
Intangible assets—mortgage servicing rights	—	—	36,575	36,575
Derivative instruments, at fair value	—	1,129	—	1,129

Total assets	$679	$101,439	$293,799	$395,917

Liabilities:
Derivative instruments, at fair value	$—	$1,215	$—	$1,215

Total liabilities	$—	$1,215	$—	$1,215

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

        The following table presents the Company's financial instruments carried at estimated fair value as of December 31, 2013:

(In Thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash held in money market funds	$175,954	$—	$—	$175,954
Trading securities, at fair value	416	—	—	416
Short term investments	—	374	—	374
Mortgage loans, held-for-sale, at fair value	—	—	105,053	105,053
Derivative instruments, at fair value	—	1,261	—	1,261

Total assets	$176,370	$1,635	$105,053	$283,058

Liabilities:
Derivative instruments, at fair value	$—	$313	$—	$313

Total liabilities	$—	$313	$—	$313

        The following table presents a summary of changes in the fair value of mortgage loans, held-for-sale, at fair value for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2013	2014	2013	2014
Beginning Balance	$2,600	$164,270	$—	$105,053
Accreted discount (amortized premium)	—	—	—	—
Transfers from Level 3	—	—	—	—
Transfers to Level 3	—	—	—	—
Realized gains (losses), net	—	—	—	—
Unrealized appreciation (depreciation), net	27	2,396	27	3,161
Purchases/Originations	20,988	59,807	23,588	126,282
Sales/Principal Payments	(31)	(719)	(31)	(8,742)

Total liabilities	$23,584	$225,754	$23,584	$225,754

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

        The following table presents a summary of changes in the fair value of mortgage backed securities, at fair value for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2013	2014	2013	2014
Beginning Balance	$—	$29,235	$—	$—
Accreted discount (amortized premium)	—	—	—	—
Transfers from Level 3	—	—	—	—
Transfers to Level 3	—	—	—	—
Realized gains (losses), net	—	—	—	251
Unrealized appreciation (depreciation), net	—	320	—	400
Purchases/Originations	—	1,915	—	64,059
Sales/Principal Payments	—	—	—	(33,240)

Total liabilities	$—	$31,470	$—	$31,470

        The following table presents a summary of changes in the fair value of intangible assets—mortgage servicing rights for the period presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2013	2014	2013	2014
Beginning Balance	$—	$—	$—	$—
Accreted discount (amortized premium)	—	—	—	—
Transfers from Level 3	—	—	—	—
Transfers to Level 3	—	—	—	—
Realized gains (losses), net	—	—	—	—
Unrealized appreciation (depreciation), net	—	—	—	—
Purchases/Origination	—	36,575	—	36,575
Sales/Principal Payments	—	—	—	—

Total liabilities	$—	$36,575	$—	$36,575

        The Company's policy is to recognize transfers in and transfers out as of the beginning of the period of the event or the change in circumstances that caused the transfer. Transfers between Level 2 and Level 3 generally relate to whether there were changes in the significant relevant observable and unobservable inputs that are available for the fair value measurements of such financial instruments. There were no transfers to or from Level III for the consolidated income statement periods presented.

Valuation Process for Fair Value Measurement

        The Company establishes valuation processes and procedures designed so that fair value measurements are appropriate and reliable, that they are based on observable inputs where possible, and that valuation approaches are consistently applied and the assumptions and inputs are reasonable. The Company has also established processes to provide that the valuation methodologies, techniques and approaches for investments that are categorized within Level 3 of the fair value hierarchy are fair,

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

consistent and verifiable. The Company's processes provide a framework that ensures the oversight of the Company's fair value methodologies, techniques, validation procedures, and results.

        The Company designates a valuation committee (the "Committee") to oversee the entire valuation process of the Company's Level 3 investments. The Committee is comprised of various personnel that are responsible for developing the Company's written valuation policies, processes and procedures, conducting periodic reviews of the valuation policies, and performing validation procedures on the overall fairness and consistent application of the valuation policies and processes and that the assumptions and inputs used in valuation are reasonable.

        The validation procedures overseen by the Committee are also intended to provide that the values received from external third-party pricing sources are consistent with the Company's Valuation Policy and are carried at fair value. The Company will use an external pricing provided by a third-party source. To the extent that there are no exchange pricing, vendor marks or broker quotes readily available, the Company may use an internal valuation model or other valuation methodology that may be based on unobservable market inputs to fair value the investment.

        The values provided by this third party pricing service are calculated based on key inputs provided by the Company including collateral values, unpaid principal balances, cash flow velocity, contractual status and anticipated disposition timelines. In addition, the Company performs an internal valuation used to assess and review the reasonableness and validity of the fair values provided by a third party. The Company also performs analytical procedures which include automated checks consisting of prior-period variance analysis, comparisons of actual prices to internally calculate expected prices based on observable market changes, analysis of changes in pricing ranges, and relative value and yield comparisons using the Company's proprietary valuation models.

        Upon completion of the review process described above, the Company may provide additional quantitative and qualitative data to the third party pricing service to consider in valuing certain financial assets and liabilities, as applicable. Such data may include deal specific information not included in the data tape provided to the third party, outliers when compared to the unpaid principal balance and collateral value and knowledge of any impending liquidation of an investment. If deemed necessary by the third party, the investments are re-valued by the third party to account for the updated information.

        The following table summarizes the valuation techniques and significant unobservable inputs used for the Company's investments that are categorized within Level 3 of the fair value hierarchy as of June 30, 2014:

(In Thousands, except price)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price(a)
Mortgage loans, held-for-sale, at fair value	$225,754	Single External Source	Discounted Cash Flow	$96.05 - 105.00	$102.07
Mortgage backed securities, at fair value	31,470	External Source	Broker Quotes	23.25 - 100.00	91.39
Intangible assets—mortgage servicing rights	$36,575	Transaction Price	N/A	N/A	N/A

(a)
Prices are weighted based on the fair value of the investments included in the range for each class

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

        The following table summarizes the valuation techniques and significant unobservable inputs used for the Company's investments that are categorized within Level 3 of the fair value hierarchy as of December 31, 2013:

(In Thousands, except price)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price (a)
Mortgage loans, held-for-sale, at fair value	$105,053	Single External Source	Discounted Cash Flow	$97.00 - 105.00	$101.39

(a)
Prices are weighted based on the fair value of the investments included in the range for each class

Financial instruments not carried at fair value

        The following table presents the carrying value and estimated fair value of our financial instruments that are not carried at fair value on the consolidated balance sheets:

	December 31, 2013		June 30, 2014
(In Thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Loans, held-for-investment	$264,492	$271,515	$780,586	$783,767
Real estate acquired in settlement of loans	6,552	7,366	7,531	7,584
Intangible assets—mortgage servicing rights	—	—	36,575	36,575

Total assets	$271,044	$278,881	$824,692	$827,926

Liabilities:
Borrowings under credit facilities	$61,821	$61,821	$475,369	$475,369
Securitized debt obligations	55,749	56,279	39,849	40,240
Long-term borrowings	—	—	93,569	93,569
Liabilities under participation agreements	8,761	8,989	8,414	8,665

Total liabilities	$126,331	$127,559	$617,201	$617,843

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

        The following table summarizes the valuation techniques and significant unobservable inputs used for the Company's investments that are categorized within Level 3 of the fair value hierarchy, but not held at fair value as of June 30, 2014:

(In Thousands)	Fair Value	Predominant Valuation Technique	Type	Price Range		Weighted Average Price(a)
Assets
Loans, held-for-investment	$364,941	Single external source	Discounted cash flow		$0.00 - 190.10	$81.90
Loans, held-for-investment	418,826	Transaction price	N/A		0.00 - 257.60	83.89
Real estate acquired in settlement of loans	7,103	Single external source	Discounted cash flow		N/A	N/A
Real estate acquired in settlement of loans	480	Transaction price	N/A		N/A	N/A
Liabilities
Liabilities under participation agreements	$8,665	Single external source	Discounted cash flow	$	N/A	N/A
Securitized debt obligations, of consolidated VIEs	39,610	Broker quote	Average broker quote		80.00 - 106.96	100.02
Securitized debt obligations, of consolidated VIEs	630	Single external source	Price yield model		100.84	100.84
Borrowings under credit facilities	475,369	Transaction price	N/A		100.00	100.00
Intangible assets—mortgage servicing right	36,575	Transaction price	N/A		N/A	N/A
Long-term borrowings	93,569	Transaction price	N/A		82.10 - 99.30	87.74

(a)
Prices are weighted based on the fair value of the investments and liabilities included in the range for each class

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

        The following table summarizes the valuation techniques and significant unobservable inputs used for the Company's investments that are categorized within Level 3 of the fair value hierarchy, but not held at fair value as of December 31, 2013:

(In Thousands)	Fair Value	Predominant Valuation Technique	Type	Price Range		Weighted Average Price(a)
Assets
Loans, held-for-investment	$188,186	Single external source	Discounted cash flow		$0.00 - 185.85	$75.05
Loans, held-for-investment	83,329	Transaction price	N/A		16.37 - 100.00	83.18
Real estate acquired in settlement of loans	6,914	Single external source	Discounted cash flow		15.35 - 159.20	53.35
Real estate acquired in settlement of loans	452	Transaction price	N/A		48.14	48.14
Liabilities
Liabilities under participation agreements	$8,989	Single external source	Discounted cash flow	$	N/A	N/A
Securitized debt obligations, of consolidated VIEs	9,956	Single external source	Price yield model		66.66 - 100.84	70.82
Securitized debt obligations, of consolidated VIEs	46,323	Broker quote	Average broker quote		80.00 - 106.96	100.02
Borrowings under credit facilities	61,821	Transaction price	N/A		100.00	100.00

(a)
Prices are weighted based on the fair value of the investments and liabilities included in the range for each class

Note 5—Recently Issued Accounting Pronouncements

        In December 2011, FASB issued guidance in ASU 2011-11—Balance Sheet (Topic 210) Disclosures about Offsetting Assets and Liabilities, to enhance disclosures about financial instruments and derivative instruments that are either (1) offset or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset. Under the guidance, an entity is required to disclose quantitative information relating to recognized assets and liabilities that are offset or subject to an enforceable master netting arrangement or similar agreement, including the gross amounts of those recognized assets and liabilities, the amounts offset to determine the net amount presented in the statement of financial position and the net amount presented in the statement of financial position. With respect to amounts subject to an enforceable master netting arrangement or similar agreement which are not offset, disclosure is required of the amounts related to recognized financial instruments and other derivative instruments, the amount related to financial collateral (including cash collateral), and the overall net amount after considering amounts that have not been offset. The guidance is effective for annual reporting periods beginning on or after January 1, 2013 and interim periods within those annual periods and retrospective application is required. As the amendments are limited to disclosure only, the adoption of this guidance did not have a material impact on our consolidated financial statements.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Recently Issued Accounting Pronouncements (Continued)

        In January 2013, the FASB issued guidance in ASU 2013-01—Balance Sheet (Topic 210) Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, to clarify the scope of disclosures about offsetting assets and liabilities. The amendments clarify that the scope of guidance issued in December 2011 to enhance disclosures around financial instruments and derivative instruments that are either (1) offset, or (2) subject to a master netting arrangement or similar agreement, irrespective of whether they are offset, applies to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for interim and annual periods beginning on or after January 1, 2013. As the amendments are limited to disclosure only, the adoption of this guidance did not have a material impact on our consolidated financial statements.

        In February 2013, the FASB issued a guidance to clarify the scope of applicability of a particular disclosure to nonpublic entities that resulted from the issuance of ASU 2011-04—Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments clarify that the requirement to disclose "the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)" does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position, but for which fair value is disclosed. The amendments in this ASU affect nonpublic entities that have total assets of $100 million or more or that have one or more derivative instruments. The amendment is effective upon issuance. Adoption did not have material impact on the Company's consolidated financial statements.

        In June 2013, the FASB issued guidance in ASU 2013-08—Financial Services—Investment Companies (Topic 946), Amendments to the Scope, Measurement, and Disclosure Requirements, to change the assessment of whether an entity is an investment company by developing a new two-tiered approach that requires an entity to possess certain fundamental characteristics while allowing judgment in assessing certain typical characteristics. The fundamental characteristics that an investment company is required to have include the following: (1) it obtains funds from one or more investors and provides the investor(s) with investment management services; (2) it commits to its investor(s) that its business purpose and only substantive activities are investing the funds solely for returns from capital appreciation, investment income or both; and (3) it does not obtain returns or benefits from an investee or its affiliates that are not normally attributable to ownership interests. The typical characteristics of an investment company that an entity should consider before concluding whether it is an investment company include the following: (1) it has more than one investment; (2) it has more than one investor; (3) it has investors that are not related parties of the parent or the investment manager; (4) it has ownership interests in the form of equity or partnership interests; and (5) it manages substantially all of its investments on a fair value basis. The new approach requires an entity to assess all of the characteristics of an investment company and consider its purpose and design to determine whether it is an investment company. The guidance includes disclosure requirements about an entity's status as an investment company and financial support provided or contractually required to be provided by an investment company to its investees. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2013 and earlier application is prohibited. The Company has evaluated the impact of the new guidance on its consolidated financial statements and has concluded that the new guidance does not apply to real estate investment trusts and

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Recently Issued Accounting Pronouncements (Continued)

is not intended to change current practice for real estate entities. Accordingly, the Company has determined that the new guidance is not expected to impact its consolidated financial statements.

        In July 2013, the FASB issued guidance in ASU 2013-11—Income Taxes (Topic 740), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, to eliminate the diversity in practice on the financial statement presentation of an unrecognized tax benefit when a net operating loss carry forward, a similar tax loss, or when a tax credit carry forward exists. Under the new guidance, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry forward, a similar tax loss, or a tax credit carry forward, except as follows. To the extent a net operating loss carry forward, a similar tax loss, or a tax credit carry forward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statement as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date (e.g., an entity should not evaluate whether the deferred tax asset expires before the statute of limitations on the tax position or whether the deferred tax asset may be used prior to the unrecognized tax benefit being settled). The guidance does not require new recurring disclosures. The guidance applies to all entities that have unrecognized tax benefits when a net operating loss carry forward, similar tax loss, or a tax credit carry forward exists at the reporting date. The guidance became effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments are to be applied prospectively to all unrecognized tax benefits that exist at the effective date, although retrospective application is permitted. The adoption of this guidance is not expected to impact our consolidated financial statements.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The standard clarifies the required factors that an entity must consider when recognizing revenue and also requires additional disclosures. ASU 2014-09 is effective for the Company beginning January 1, 2017. Early adoption is not permitted. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is evaluating the impact ASU 2014-09 will have on the Company's Condensed Consolidated Financial Statements.

        In June 2014, the FASB issued ASU No. 2014-11, "Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures." ASU No. 2014-11 changes the accounting for repurchase- and resale-to-maturity agreements by requiring that such agreements be recognized as financing arrangements, and requires that a transfer of a financial asset and a repurchase agreement entered into contemporaneously be accounted for separately. ASU No. 2014-11 also requires additional disclosures about certain transferred financial assets accounted for as sales and certain securities financing transactions. The accounting changes and additional disclosures about certain transferred financial assets accounted for as sales are effective for the first interim and annual reporting periods beginning after December 15, 2014. The additional disclosures for securities

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Recently Issued Accounting Pronouncements (Continued)

financing transactions are required for annual reporting periods beginning after December 15, 2014 and for interim reporting periods beginning after March 15, 2015. Early adoption is not permitted. Adoption of ASU No. 2014-11 is not expected to materially affect the firm's financial condition, results of operations, or cash flows.

        In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period ("ASU 2014-12"). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered.. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. We are currently evaluating the impact of the adoption of ASU 2014-12.

        In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"). ASU 2014-15 will explicitly require management to assess an entity's ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier adoption is permitted. We are currently evaluating the impact of the adoption of ASU 2014-15.

Note 6—Business Combinations

        During the six months ended June 30, 2013, the Company entered into an asset purchase agreement through a subsidiary pursuant to which the subsidiary acquired the assets of the acquired entities for an aggregate purchase price of $0.1 million, all of which was allocated to goodwill. This acquisition has not been presented on a pro forma basis because it is not deemed to be material.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Loans

        The Company acquires mortgage loans and SBA loans from third parties as well as originates mortgage loans through ReadyCap. During the period January 1, 2014 through June 30, 2014 the Company acquired and originated $502.3 million and $159.0 million in unpaid principal balance, respectively. The following table summarizes the classification and unpaid principal balance of loans at the Company's reporting segments.

June 30, 2014 (In Thousands)	Operating Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$575,222	$—	$531,411	$1,106,633
Held-for-sale, at fair value	—	221,283	—	221,283

Total loans	$575,222	$221,283	$531,411	$1,327,916

December 31, 2013 (In Thousands)	Operating Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$350,947	$—	$—	$350,947
Held-for-sale, at fair value	—	103,617	—	103,617

Total loans	$350,947	$103,617	$—	$454,564

        The following tables summarize the classification and carrying value of loans at the Company's reporting segments.

June 30, 2014 (In Thousands)	Operating Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$394,873	$—	$385,713	$780,586
Held-for-sale, at fair value	—	225,754	—	225,754

Total loans	$394,873	$225,754	$385,713	$1,006,340

December 31, 2013 (In Thousands)	Operating Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$264,492	$—	$—	$264,492
Held-for-sale, at fair value	—	105,053	—	105,053

Total loans	$264,492	$105,053	$—	$369,545

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Loans (Continued)

Loan characteristics

        The following table displays the geographic concentration of the Company's loans secured by real estate recorded on our consolidated balance sheets.

	June 30, 2014		December 31, 2013
Geographic Concentration (In Thousands)	Held-for- investment	Held-for-sale, at fair value	Held-for- investment	Held-for-sale, at fair value
New York	10.4%	3.4%	33.4%	1.9%
Florida	19.5	4.8	16.5	8.6
California	7.4	35.4	10.6	17.5
New Jersey	3.4	0.8	4.2	—
Connecticut	1.9	—	3.0	—
Tennessee	1.3	—	4.1	—
Texas	12.2	16.2	2.7	32.4
Massachusetts	1.7	—	2.7	—
Georgia	3.1	4.0	3.1	2.5
Arizona	4.2	3.8	2.7	—
Illinois	1.7	3.7	0.6	7.4
North Carolina	3.4	8.7	2.2	6.5
Colorado	2.7	0.4	0.7	0.9
Virginia	2.3	2.9	0.8	—
Oregon	2.0	5.6	2.0	7.4
Washington	2.1	—	1.2	—
Ohio	1.6	—	0.1	—
Other	19.1	10.3	9.4	14.9

Total	100.0%	100.0%	100.0%	100.0%

        The following table displays the collateral type concentration of the Company's loans recorded on our consolidated balance sheets.

	June 30, 2014		December 31, 2013
Collateral Type (In Thousands)	Held-for- investment	Held-for-sale, at fair value	Held-for- investment	Held-for-sale, at fair value
Mixed use	4.1%	5.7%	21.0%	6.5%
Office	12.5	19.7	15.4	15.6
Multi-family	7.9	35.2	13.7	43.2
Industrial	3.1	16.4	4.2	10.1
Retail	11.0	20.1	9.2	20.8
Land	1.4	—	7.4	—
Hotel	0.9	—	6.9	—
Health care	10.8	—	0.2	—
Service provider	20.6	—	—	—
Deficiency judgment	6.3	—	—	—
Other	21.4	2.9	22.0	3.8

Total	100.0%	100.0%	100.0%	100.0%

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Loans (Continued)

        The following table displays delinquency information on loans, held-for-investment as of June 30, 2014:

Loan Balance	Number of Loans	Interest Rate	Maturity Date	Current Unpaid Principal Balance(a)	30-89 Days Delinquent(a)	90+ Days Delinquent(a)
Fixed-rate:
0 - 500k	444	0.00 - 24.00%	10/15/08 - 02/01/39	$66,247	$8,780	$25,373
500k-1mm	55	3.25 - 9.50	10/18/04 - 05/01/38	38,736	3,666	16,835
1mm-1.5mm	10	3.99 - 18.00	06/15/11 08/01/22	12,411	1,395	2,327
1.5mm-2mm	9	3.25 - 7.56	06/15/13 - 11/01/37	17,640	—	5,147
2mm-2.5mm	5	4.00 - 6.75	05/17/13 - 11/01/29	11,133	—	11,133
>2.5mm	13	3.25 - 24.00	02/08/12 - 09/10/21	86,911	7,700	25,626

Total fixed-rate	536			$233,078	$21,541	$86,441

Adjustable rate:
0 - 500k	4,037	0.00 - 10.50%	04/27/04 - 03/01/41	$413,595	$16,074	$70,688
500k-1mm	172	3.13 - 9.13	09/19/09 - 03/01/47	120,843	7,256	13,696
1mm-1.5mm	64	3.17 - 8.21	06/29/09 - 09/01/38	76,381	—	6,932
1.5mm-2mm	51	2.62 - 7.38	07/28/09 - 03/01/38	89,252	—	14,877
2mm-2.5mm	12	4.25 - 6.00	12/31/13 - 04/15/39	26,191	—	—
> 2.5mm	33	1.49 - 12.00	06/30/09 - 11/18/38	147,293	9,481	62,857

Total adjustable rate	4,369			$873,555	$32,811	$169,050

(a)
In thousands

The following table displays delinquency information on mortgage loans, held-for-sale, at fair value as of June 30, 2014:

Loan Balancee	Number of Loans	Interest Rate	Maturity Date	Current Unpaid Principal Balance(a)	30-89 Days Delinquent(a)	90+ Days Delinquent(a)
Fixed-rate
0 - 500k	1	5.33%	12/01/18	$454	$—	$—
500k-1mm	14	5.33 - 6.68	12/01/18 - 07/01/24	11,167	—	—
1mm-1.5mm	10	5.48 - 8.74	04/01/15 - 06/01/24	12,590	—	—
1.5mm-2mm	10	5.72 - 8.33	11/01/15 - 07/01/24	17,498	—	—
2mm-2.5mm	8	5.69 - 7.84	12/01/17 - 07/01/24	18,457	—	—
> 2.5mm	27	5.37 - 10.00	08/01/15 - 06/01/24	135,871	—	—

Total fixed-rate	70			$196,037	$—	$—

Adjustable rate:
0 - 500k	6	5.48 - 6.98%	04/01/43 - 06/01/43	$2,445	$—	$—
500k-1mm	4	5.48 - 6.46	08/01/23 - 06/01/43	2,228	—	—
1mm-1.5mm	1	5.80	10/01/23	1,190	—	—
1.5mm-2mm	4	5.25 - 5.66	07/01/23 - 11/01/23	6,526	—	—
2mm-2.5mm	1	6.98	06/01/43	2,012	—	—
> 2.5mm	3	5.26 - 6.49	12/01/23 - 06/01/38	10,845	—	—

Total adjustable rate	19			$25,246	$—	$—

(a)
In thousands

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Loans (Continued)

        The following table displays delinquency information on loans, held-for-investment as of December 31, 2013:

Loan Balance	Number of Loans	Interest Rate	Maturity Date	Current Unpaid Principal Balance(a)	30-89 Days Delinquent(a)	90+ Days Delinquent(a)
Fixed-rate:
0 - 500k	258	0.00 - 11.8%	05/01/10 - 02/01/39	$50,209	$4,106	$23,862
500k - 1mm	43	3.25 - 9.50	10/01/07 - 05/01/38	28,723	—	15,486
1mm - 1.5mm	10	3.25 - 7.95	02/08/12 - 08/01/22	12,570	1,147	4,888
1.5mm - 2mm	9	5.00 - 8.50	04/03/14 - 11/01/37	15,890	—	5,098
2mm - 2.5mm	3	4.00 - 5.48	05/17/13 - 01/31/14	6,617	—	2,038
> 2.5mm	5	3.25 - 12.0	02/08/12 - 07/26/16	19,723	6,414	3,500

Total fixed-rate	328			$133,732	$11,667	$54,872

Adjustable rate:
0 - 500k	252	2.00 - 9.99%	09/11/10 - 03/01/41	$72,378	2,284	24,479
500k - 1mm	78	3.25 - 8.75	10/29/09 - 03/01/47	51,411	2,821	8,162
1mm - 1.5mm	21	3.17 - 8.21	12/01/12 - 12/01/38	25,404	—	2,243
1.5mm - 2mm	7	3.25 - 7.38	01/06/13 - 03/01/38	12,478	—	2,000
2mm - 2.5mm	6	4.25 - 5.97	12/31/13 - 11/01/34	13,205	—	2,333
> 2.5mm	9	3.25 - 12.0	08/01/09 - 11/01/34	42,339	—	21,629

Total adjustable rate	373			$217,215	$5,105	$60,846

(a)
In thousands

        The following table displays delinquency information on mortgage loans, held-for-sale, at fair value as of December 31, 2013:

Loan Balance	Number of Loans	Interest Rate	Maturity Date	Current Unpaid Principal Balance(a)	30-89 Days Delinquent(a)	90+ Days Delinquent(a)
Fixed-rate:
0 - 500k	1	5.33%	12/01/18	$454	$—	$—
500k - 1mm	7	5.33 - 6.62	12/01/18 - 01/01/24	5,936	—	—
1mm - 1.5mm	5	5.93 - 8.74	04/01/15 - 11/01/15	6,414	—	—
1.5mm - 2mm	4	5.72 - 8.20	01/01/14 - 10/01/23	6,913	—	—
2mm - 2.5mm	3	5.79 - 7.84	11/01/15 - 10/01/23	7,009	—	—
> 2.5mm	10	5.48 - 8.00	04/01/15 - 07/01/22	51,453	—	—

Total fixed-rate	30			$79,179	$—	$—

Adjustable rate:
0 - 500k	6	5.48 - 6.98%	04/01/43 - 06/01/43	$2,462	$—	$—
500k - 1mm	4	5.48 - 6.46	08/01/23 - 06/01/43	2,243	—	—
1mm - 1.5mm	1	5.80	10/01/23	1,198	—	—
1.5mm - 2mm	4	5.25 - 5.66	07/01/23 - 11/01/23	6,576	—	—
2mm - 2.5mm	1	6.98	06/01/43	2,022	—	—
> 2.5mm	10	5.26 - 6.49	12/01/23 - 06/01/38	10,937	—	—

Total adjustable rate	26			$25,438	$—	$—

(a)
In thousands

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Loans (Continued)

        The Company monitors the credit quality of loans, held-for-investment on an ongoing basis. The Company considers the loan-to-value ratio of our mortgage loans to be a general indicator of credit performance. The following table presents quantitative information on the credit quality of loans, held-for-investment as of the consolidated balance sheet dates:

Loan-to-Value (In Thousands)(a)	June 30, 2014	December 31, 2013
0.0 - 20.0%	$23,465	$7,849
20.1 - 40.0%	58,957	10,108
40.1 - 60.0%	145,038	57,462
60.1 - 80.0%	188,894	104,718
80.1 - 100.0%	141,828	59,894
Greater than 100.0%	222,403	24,461

Total	$780,586	$264,492

(a)
Loan-to-value is calculated as carry amount as a percentage of current collateral value

        The following table presents quantitative information on the credit quality of mortgage loans, held-for-sale, at fair value as of the consolidated balance sheet dates:

Loan-to-Value (In Thousands)(a)	June 30, 2014	December 31, 2013
0.0 - 20.0%	$4,959	$—
20.1 - 40.0%	29,460	5,468
40.1 - 60.0%	85,126	45,848
60.1 - 80.0%	103,207	51,380
80.1 - 100.0%	2,789	2,136
Greater that 100.0%	213	221

Total	$225,754	$105,053

(a)
Loan-to-value is calculated as carry amount as a percentage of current collateral value

Loans, held-for-investment

        The following table details the carrying value for loans, held-for-investment at the consolidated balance sheet dates.

(In Thousands)	June 30, 2014	December 31, 2013
Unpaid principal balance	$1,106,633	$350,947
Non-accretable discount	(145,184)	(45,061)
Accretable yield	(174,388)	(39,645)

Recorded investment	787,061	266,241
Impairment	(5,448)	(1,749)
Allowances for loan losses	(1,027)	—

Carrying value	$780,586	$264,492

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Loans (Continued)

        The following table details the accretable yield of mortgage loans, held-for investment.

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2013	2014	2013	2014
Beginning accretable yield	$—	$(69,838)	$—	$(39,645)
Purchases	—	(104,803)	—	(133,404)
Sales	—	3,385	—	6,896
Accretion	—	(871)	—	(4,070)
Impairment	—	(2,261)	—	(4,165)

Ending accretable yield	$—	$(174,388)	$—	$(174,388)

        We evaluate each loan classified as held-for-investment for impairment at least quarterly. Impairment occurs when it is deemed probable that we will not be able to collect all amounts due according to the contractual terms of the loan. If a loan is considered to be impaired, we record an allowance to reduce the carrying value of the loan to the present value of expected future cash flows discounted at the loan's contractual effective rate or the fair value of the collateral, if repayment is expected solely from the collateral.

        The following table presents additional information on loans, held-for-investment that have been evaluated for impairment:

(In Thousands)	Total Recorded Investment in Impaired Loans	Unpaid Principal Balance of Impaired Loans	Recorded Investment for Which There Is A Related Allowance for Credit Losses	Recorded Investment for Which There Is No Related Allowance for Credit Losses
December 31, 2013	$37,210	$53,754	$—	$37,210
June 30, 2014	184,930	227,312	—	184,930

        As of June 30, 2014 and December 31, 2013, the Company's average carrying amount of impaired loans was $419,655 and 351,037 respectively. For the period January 1, 2014 through June 30, 2014, the Company recorded $7.7 million of interest income on impaired loans.

Mortgage loans, held-for-sale, at fair value

        On the Company's consolidated balance sheet as of June 30, 2014, mortgage loans, held-for-sale, at fair value were originated by ReadyCap. We elected the fair value option, in accordance with ASC 825 for our originated mortgage loans that are held-for-sale due to our intent to sell or securitize the loans in the near term. At June 30, 2014 there were 89 mortgage loans, with an aggregate outstanding principal balance $221.3 million and an aggregate fair value of $225.8 million. During the three months ended June 30, 2014 and the six months ended June 30, 2014, the Company recorded $2.4 million and $3.2 million, respectively, of positive valuation adjustments on mortgage loans for which we elected the fair value option. These valuation adjustments are included in Unrealized gain on mortgage loans, held-for-sale, at fair value on the consolidated statements of income.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Real Estate Acquired in Settlement of Loans

        The Company acquires real estate through the foreclosure of its mortgage loans. The Company's real estate properties are held in the Company's consolidated taxable REIT subsidiaries, SAMC REO 2013-01, LLC and ReadyCap Lending, LLC, as well as the Company's securitization transactions. The following tables summarize the carrying amount of the Company's real estate holdings as of the consolidated balance sheet dates:

June 30, 2014 (In Thousands)	SAMC REO 2013-01, LLC	WVMT 2011- SBC1(a)	WVMT 2011- SBC2(b)	WVMT 2011- SBC3(c)	ReadyCap Lending, LLC	Total
Florida	$1,927	$—	$—	$63	$15	$2,005
Georgia	694	—	—	270	24	988
Massachusetts	—	194	—	—	—	194
Michigan	—	—	—	—	47	47
Missouri	—	—	—	—	28	28
North Carolina	—	—	—	—	18	18
New Jersey	—	488	—	1,497	—	1,985
New York	—	—	—	144	—	144
Oregon	—	—	—	—	322	322
Rhode Island	—	192	—	51	—	243
Tennessee	582	—	—	—		582
Texas	947	—	—	—	27	974
Virginia	—	—	—	—	1	1

Total	$4,150	$874	$—	$2,025	$482	$7,531

(a)
Waterfall Victoria Mortgage Trust 2011-SBC1 is a grantor trust securitization completed by the Company in 2011

(b)
Waterfall Victoria Mortgage Trust 2011-SBC2 is a REMIC securitization completed by the Company in 2011

(c)
Waterfall Victoria Mortgage Trust 2011-SBC3 is a grantor trust securitization completed by the Company in 2011

        The Company also holds real estate in Alabama, Arizona, Illinois, Indiana, Minnesota, Mississippi, Ohio and South Carolina but ascribes no value.

December 31, 2013 (In Thousands)	SAMC REO 2013-01, LLC	WVMT 2011- SBC1(a)	WVMT 2011- SBC2(b)	WVMT 2011- SBC3(c)	ReadyCap Lending, LLC	Total
Alabama	$454	$—	$—	$—	$—	$454
California	—	257	166	—	—	423
Connecticut	—	—	—	88	—	88
Florida	—	—	—	284	—	284
Georgia	866	—	—	270	—	1,136
Illinois	—	225	—	—	—	225
Massachusetts	—	194	—	—	—	194
New Jersey	—	488	251	1,686	—	2,425
New York	—	—	—	367	—	367
North Carolina	—	—	—	770	—	770
Rhode Island	—	186	—	—	—	186

Total	$1,320	$1,350	$417	$3,465	$—	$6,552

(a)
Waterfall Victoria Mortgage Trust 2011-SBC1 is a grantor trust securitization completed by the Company in 2011

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Real Estate Acquired in Settlement of Loans (Continued)

(b)
Waterfall Victoria Mortgage Trust 2011-SBC2 is a REMIC securitization completed by the Company in 2011

(c)
Waterfall Victoria Mortgage Trust 2011-SBC3 is a grantor trust securitization completed by the Company in 2011

Note 9—Mortgage Backed Securities

        The following table presents certain information about the Company's MBS portfolio as of June 30, 2014. The Company did not have MBS as of December 31, 2013.

(In Thousands)	Weighted Average Maturity (a)	Weighted Average Interest Rate(a)	Principal Balance	Amortized Cost	Estimated Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
MBS
Commercial Loans	03/2038	5.7%	$37,926	$30,735	$31,135	$400	$—
Tax Liens	09/2023	7.5	335	335	335	—	—

Total			$38,261	$31,070	$31,470	$400	$—

(a)
Weighted based on current principal balance

        The following table presents certain information about the maturity of the Company's MBS portfolio as of June 30, 2014.

(In Thousands)	Weighted Average Interest Rate(a)	Principal Balance	Amortized Cost	Estimated Fair Value
Within one year	—%	$—	$—	$—
After one year through five years	—	—	—	—
After five years through ten years	—	—	—	—
After ten years	5.8	38,261	31,070	31,470

Total	5.8%	$38,261	$31,070	$31,470

(a)
Weighted based on current principal balance

Note 10—Borrowings Under Credit Facilities

        As of June 30, 2014 the Company had credit facilities with three counterparties and had outstanding borrowings of $475.4 million. As of December 31, 2013 the Company had credit facilities with one counterparty and had outstanding borrowings of $61.8 million. The following table presents certain characteristics of our credit facilities:

						Carrying Value at
					Pledged Asset Carrying Value(a)
(In Thousands)	Eligible Assets	Maturity	Pricing	Maximum Facility Size		June 30, 2014	December 31, 2013
Lender 1	Specifically Identified Assets	Sept 2014	LIBOR +3.25%	$215,000	$214,820	$164,508	$61,821
Lender 2	Specifically Identified Assets	May 2015	LIBOR +3.5%	125,000	117,566	84,493	—
Lender 3	Specifically Identified Assets	June 2015	LIBOR +4.0%	250,000	344,566	226,368	—

Total				$590,000	$676,952	$475,369	$61,821

(a)
As of June 30, 2014.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Borrowings Under Credit Facilities (Continued)

        The following tables present the carrying value of the Company's collateral pledged with respect to our borrowings under credit facilities outstanding with Lender 1.

Lender 1—June 30, 2014 (In Thousands for Total Current Principal Balance and Carrying Value)	Number of Loans	Weighted Average Rate	Weighted Average Remaining Term	Total Current Principal Balance	Carrying Value
0 - 500k	4	5.44%	272	$1,713	$1,715
500k - 1mm	19	6.25	153	13,802	13,995
1mm - 1.5mm	11	6.52	91	13,780	13,917
1.5mm - 2mm	12	6.06	88	20,067	20,524
2mm - 2.5mm	8	6.14	120	17,517	17,825
Greater than 2.5mm	30	6.52	65	143,821	146,844

Total	84	6.30%	107	$210,700	$214,821

Lender 1—December 31, 2013 (In Thousands for Total Current Principal Balance and Carrying Value)	Number of Loans	Weighted Average Rate	Weighted Average Remaining Term	Total Current Principal Balance	Carrying Value
0 - 500k	6	5.50%	302	$2,698	$2,700
500k - 1mm	10	6.06	142	7,465	7,512
1mm - 1.5mm	6	6.97	64	7,611	7,636
1.5mm - 2mm	—	—	—	—	—
2mm - 2.5mm	10	6.25	112	19,203	19,596
Greater than 2.5mm	11	6.77	85	55,215	56,854

Total	43	6.59%	100	$92,192	$94,298

Lender 2—June 30, 2014 (In Thousands for Total Current Principal Balance and Carrying Value)	Number of Loans	Weighted Average Rate	Weighted Average Remaining Term	Total Current Principal Balance	Carrying Value
0 - 500k	103	6.59%	92	$32,572	$25,968
500k - 1mm	38	5.41	79	33,449	26,137
1mm - 1.5mm	9	5.73	26	13,400	11,177
1.5mm - 2mm	9	5.00	71	17,900	15,745
2mm - 2.5mm	1	6.13	0	2,167	2,096
Greater than 2.5mm	7	4.77	11	46,596	36,443

Total	167	6.29%	80	$146,084	$117,566

Lender 3—June 30, 2014 (In Thousands for Total Current Principal Balance and Carrying Value)	Number of Loans	Weighted Average Rate	Weighted Average Remaining Term	Total Current Principal Balance	Carrying Value
0 - 500k	3,176	5.24%	109	$305,932	$189,421
500k - 1mm	67	5.34	223	56,541	45,241
1mm - 1.5mm	22	5.63	217	29,873	26,305
1.5mm - 2mm	11	5.65	209	20,777	19,444
2mm - 2.5mm	5	5.68	255	10,928	11,462
Greater than 2.5mm	16	5.60	272	52,399	52,693

Total	3,297	5.26%	113	$476,450	$344,566

        The agreements governing the Company's borrowing under credit facilities require the Company to maintain certain financial and debt covenants. The Company is in compliance with all debt and financial covenants as of June 30, 2014 and December 31, 2013.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Goodwill and Intangible Assets

Goodwill

        Goodwill at the consolidated balance sheet dates represents the excess consideration transferred over the fair value of net asset acquired by CBCA. The goodwill recognized is attributable to the value embedded in the existing platforms of companies acquired by CBCA including a national network of real estate brokers. As discussed in Note 2, goodwill is tested for impairment at least annually. Based on our qualitative assessment during the second quarter 2014, we determined that it is not more likely than not that the fair value of the CBCA acquisitions to which the goodwill is attributed is less than its carrying value including goodwill. Therefore, we concluded goodwill was not impaired.

Intangible assets—mortgage servicing rights

        The Company identified mortgage servicing rights in connection with an asset purchase in June 2014, based upon the expected future cash flows of the associated servicing contracts. All of our servicing fees are specified by these Pooling and Servicing Agreements. The Company performs servicing activities for others which primarily include collecting principal, interest and other payments from borrowers, remitting the corresponding payments to investors and monitoring delinquencies. For the period January 1, 2014 through June 30, 2014 and for the period April 1, 2014 through June 30, 2014 the Company earned servicing fees of $0.1 million. The Company did not have any earned servicing fees for the periods January 1, 2013 through June 30, 2013 and April 1, 2013 through June 30, 2013.

        The following table presents information about the Company's intangible assets—mortgage servicing rights for the period January 1, 2014 through June 30, 2014:

(In Thousands)	January 1, 2014 through June 30, 2014
Gross carrying amount at January 1, 2014	$—
Amortization/accumulated amortization	—
Purchases	—
Amortization/accumulated amortization	—
Impairment	—

Net carrying value at March 31, 2014	$—
Purchases	36,575
Amortization/accumulated amortization	—
Impairment	—

Net carrying value at June 30, 2014	$36,575

        The estimated future amortization expense for the intangible assets—mortgage servicing rights is expected to be as follows:

(In Thousands)	Estimated Amortization Amount
2014	$2,693
2015	5,696
2016	4,709
2017	3,848
2018	3,188
2019	2,765
Thereafter	13,676

Total	$36,575

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Offsetting Assets and Liabilities

        In order to better define its contractual rights and to secure rights that will help the Company mitigate its counterparty risk, the Company may enter into an International Swaps and Derivatives Association ("ISDA") Master Agreement with multiple derivative counterparties. An ISDA Master Agreement, published by ISDA Master Agreement is a bilateral trading agreement between two parties that allow both parties to enter into over-the-counter ("OTC"), derivative contracts. The ISDA Master Agreement contains a Schedule to the Master Agreement and a Credit Support Annex, which governs the maintenance, reporting, collateral management and default process (netting provisions in the event of a default and/or a termination event). Under an ISDA Master Agreement, the Company may, under certain circumstances, offset with the counterparty certain derivative financial instruments' payables and/or receivables with collateral held and/or posted and create one single net payment. The provisions of the ISDA Master Agreement typically permit a single net payment in the event of default including the bankruptcy or insolvency of the counterparty. However, bankruptcy or insolvency laws of a particular jurisdiction may impose restrictions on or prohibitions against the right of offset in bankruptcy, insolvency or other events. In addition, certain ISDA Master Agreements allow counterparties to terminate derivative contracts prior to maturity in the event the Company's stockholders' equity decline by a stated percentage or the Company fails to meet the terms of its ISDA Master Agreements, which would cause the Company to accelerate payment of any net liability owed to the counterparty. As of June 30, 2014 and for the period then ended, the Company was in good standing on all of its ISDA Master Agreements or similar arrangements with its counterparties.

        For derivatives traded under an ISDA Master Agreement, the collateral requirements are listed under the Credit Support Annex, which is the sum of the mark to market for each derivative contract, the independent amount due to the derivative counterparty and any thresholds, if any. Collateral may be in the form of Cash or any eligible securities, as defined in the respective ISDA agreements. Cash collateral pledged to and by the Company with the counterparty, if any, is reported separately on the consolidated balance sheets as restricted cash. All margin call amounts must be made before the notification time and must exceed a minimum transfer amount threshold before a transfer is required. All margin calls must be responded to and completed by the close of business on the same day of the margin call, unless otherwise specified. Any margin calls after the notification time must be completed by the next business day. Typically, the Company and its counterparties are not permitted to sell, rehyphothecate or use the collateral posted. To the extent amounts due to the Company from its counterparties are not fully collateralized, the Company bears exposure and the risk of loss from a defaulting counterparty. The Company attempts to mitigate counterparty risk by establishing ISDA Agreements with only high grade counterparties that have the financial health to honor their obligations and diversification, entering into agreements with multiple counterparties.

        In accordance with ASU 2013-01, the Company is required to disclose the impact of offsetting of assets and liabilities represented in the consolidated balance sheets to enable users of the consolidated financial statements to evaluate the effect or potential effect of netting arrangements on its financial position for recognized assets and liabilities. These recognized assets and liabilities are financial instruments and derivative instruments that are either subject to enforceable master netting arrangements or ISDA Master Agreements or meet the following right of setoff criteria: (a) the amounts owed by the Company to another party are determinable, (b) the Company has the right to set off the amounts owed with the amounts owed by the counterparty, (c) the Company intends to set off, and (d) the Company's right of setoff is enforceable at law. As of December 31, 2013 and June 30,

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Offsetting Assets and Liabilities (Continued)

2014, the Company has elected to offset assets and liabilities associated with its OTC derivative contracts in the consolidated balances sheets.

        The following table provides disclosure regarding the effect of offsetting of the Company's recognized assets and liabilities presented in the consolidated balance sheet as of June 30, 2014:

		Gross Amounts Offset in the Consolidated Balance Sheets	Assets Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
	Gross Amounts of Recognized Assets
(In Thousands)				Financial Instruments	Cash Collateral Received	Net Amount
Credit Default Swaps	$1,129	$—	$1,129	$—	$—	$1,129
U.S. Treasury Bond	5,256	4,946	310	—	—	310

Total	$6,385	$4,946	$1,439	$—	$—	$1,439

		Gross Amounts Offset in the Consolidated Balance Sheets	Liabilities Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
	Gross Amounts of Recognized Liabilities
(In Thousands)				Financial Instruments	Cash Collateral Paid	Net Amount
Interest Rate Swaps	$1,228	$13	$1,215	$—	$1,215	$—
Borrowings under repurchase agreements	121,213	—	121,213	121,213	—	—
Borrowings Under Credit Facilities	475,369	—	475,369	474,369	1,000	—

Total	$597,810	$13	$597,797	$595,852	$2,215	$—

        The following table provides disclosure regarding the effect of offsetting of the Company's recognized assets and liabilities presented in the consolidated balance sheet as of December 31, 2013:

		Gross Amounts Offset in the Consolidated Balance Sheets		Gross Amounts Not Offset in the Consolidated Balance Sheets
			Assets Presented in the Consolidated Balance Sheets
	Gross Amounts of Recognized Assets
(In Thousands)				Financial Instruments	Cash Collateral Received	Net Amount
Credit Default Swaps	$1,261	$—	$1,261	$—	$220	$1,041
U.S. Treasury Bond	5,265	4,891	374	—	—	374

Total	$6,526	$4,891	$1,635	$—	$220	$1,415

		Gross Amounts Offset in the Consolidated Balance Sheets	Liabilities Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets
	Gross Amounts of Recognized Liabilities
(In Thousands)				Financial Instruments	Cash Collateral Paid	Net Amount
Interest Rate Swaps	$384	$71	$313	$—	$313	$—
Borrowings Under Credit Facilities	61,821	—	61,821	60,821	1,000	—

Total	$62,205	$71	$62,134	$60,821	$1,313	$—

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Derivative Instruments

        The Company is exposed to changing interest rates and market conditions, which affects cash flows associated with borrowings. The Company enters into derivative instruments, which through June 30, 2014 were comprised of Interest Rate Swaps and Credit Default Swaps to mitigate exposure to changes in interest rates. Interest Rate Swaps involve the receipt of variable-rate interest amounts from a counterparty in exchange for us making payments based on a fixed interest rate over the life of the Swap contract. Credit Default Swaps are executed in order to mitigate the risk of deterioration in the current credit health of the commercial mortgage market.

        The Company uses derivative instruments to manage interest rate risk and conditions in the commercial mortgage market and, as such, views them as economic hedges. The Company has not elected hedge accounting for these derivative instruments and, as a result, the fair value adjustments on such instruments are recorded in earnings. The fair value adjustments for these derivatives, along with the related interest income, interest expense and gains/(losses) on termination of such instruments, are reported as a net realized loss on derivative instruments, at fair value on the consolidated statements of income.

        The following tables summarize the Company's use of derivatives and their effect on the consolidated financial statements. Notional amounts included in the table are the average notional amounts on the consolidated balance sheet dates. We believe these are the most relevant measure of volume or derivative activity as they best represent the Company's exposure to underlying instruments.

        The following table summarized the Company's derivatives as of June 30, 2014 and for the period January 1, 2014 through June 30, 2014:

(In Thousands)	Primary Underlying Risk	Average Notional Amount	Asset Derivatives Fair Value	Liability Derivatives Fair Value	Net Realized Gain (Loss)	Net Change in Unrealized Gain (Loss)
Credit Default Swaps	Credit Risk	$37,500	$1,129	$—	$(141)	$(740)
Interest Rate Swaps	Interest rate risk	5,214	—	(1,214)	(614)	(902)

Total		$42,714	$1,129	$(1,214)	$(755)	$(1,642)

        The following table summarized the Company's derivatives as of December 31, 2013 and for the period January 1, 2013 through June 30, 2013:

(In Thousands)	Primary Underlying Risk	Average Notional Amount	Asset Derivatives Fair Value	Liability Derivatives Fair Value	Net Realized Gain (Loss)	Net Change in Unrealized Gain (Loss)
Credit Default Swaps	Credit Risk	$25,000	$1,261	$—	$—	$—
Interest Rate Swaps	Interest rate risk	4,531	—	(313)	—	—

Total		$29,531	$1,261	$(313)	$—	$—

Note 14—Borrowings Under Repurchase Agreements

        As of June 30, 2014 the Company had master repurchase agreements with four counterparties and had outstanding borrowings of $121.2 million with two counterparties. The Company did not have borrowings under repurchase agreements on December 31, 2013. Our repurchase agreements bear interest at a contractually agreed-upon rate and typically have initial terms of one month at inception,

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Borrowings Under Repurchase Agreements (Continued)

but in some cases may have initial terms that are shorter or longer. The following table presents certain characteristics of our repurchase agreements at June 30, 2014:

(In Thousands)	Repurchase Agreement Borrowings	Weighted Average Borrowing Rate	Weighted Average Remaining Maturity (days)
Securities financed:
CMBS	$21,173	1.90%	7
U.S. Treasury	99,500	0.25	28

Total securities financed	$120,673	0.54%	24

        The following table presents repricing information about our borrowings under repurchase agreements at June 30, 2014:

June 30, 2014
Time Until Contractual Maturity (In Thousands)	Balance	Weighted Average Interest Rate
Within 30 days	$120,673	0.55%
Over 30 days to 60 days	—	—
Over 60 days to 90 days	—	—
Over 90 days to 120 days	—	—
Over 120 days to 360 days	—	—
Over 360 days	—	—

Total	$120,673	0.55%

        The following table presents the fair value of collateral positions the Company pledged and collateral the Company held, with respect to the Company's borrowings under repurchase agreements at June 30, 2014:

(In Thousands)	Assets Pledged at Fair Value	Amortized Cost	Accrued Interest	Fair Value of Assets Pledged and Accrued Interest
Collateral pledged:
CMBS	$31,130	$29,155	$150	$31,280
U.S. Treasury	100,000	100,000	—	100,000

Total collateral pledged	$131,130	$129,155	$150	$131,280

Note 15—Related Party Transactions

        In connection with the Company's offering of common stock through a private placement in November 2013, the Company entered into a management agreement with the Manager (or, Management Agreement), which describes the services to be provided to us by the Manager and

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Related Party Transactions (Continued)

compensation for such services. The Manager is responsible for managing the Company's day-to-day operations, subject to the direction and oversight of the Company's board of directors.

        Pursuant to the terms of the Management Agreement, our Manager is paid a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of the Company's stockholders' equity (as defined in the Management Agreement) up to $500 million and 1.00% per annum of stockholders' equity in excess of $500 million. For the periods from January 1, 2014 through June 30, 2014 and April 1, 2014 through June 30, 2014, the management fee was $3.5 million and $1.8 million, respectively, $1.8 million of which was unpaid as of June 30, 2014. In addition, the Manager is entitled to an incentive fee in an amount equal to the product of (i) 15% and (ii) the excess of (a) Core Earnings (as defined in the Management Agreement) on a rolling four-quarter basis (or the period since November 26, 2013, whichever is shorter) over (b) an amount equal to 8.00% per annum multiplied by the weighted average of the issue price per share of the common stock or OP units multiplied by the weighted average number of shares of common stock outstanding, provided that Core Earnings over the prior twelve calendar quarters (or the period since November 26, 2013, whichever is shorter) is greater than zero. Core Earnings is generally equal to our net income (loss) prepared in accordance with GAAP, excluding (i) certain non-cash items and (ii) expenses incurred in connection with the private offering of common shares. There was no incentive fee earned for the periods from January 1, 2014 through June 30, 2014 and April 1, 2014 through June 30, 2014.

        The initial term of the Management Agreement expires on November 26, 2016 and is automatically renewed for one-year terms on each anniversary thereafter. Following the initial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors or the holders of a majority of the outstanding common stock (excluding shares held by employees and affiliates of the Manager), based upon (1) unsatisfactory performance by our Manager that is materially detrimental to the Company or (2) a determination that the management fee payable to the Manager is not fair, subject to the Manager's right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of our independent directors. The Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        Prior to November 26, 2013, the Manager was paid a quarterly fixed fee in arrears in an amount equal to 0.5% of the value of net assets of the Domestic Feeder Fund, adjusted for subscriptions and redemption made during the quarter. The Manager, in its sole discretions, may, in effect, waive or reduce this fee to be paid by any investor. This fee was charged at the Sutherland Fund, LP ("Domestic Feeder"), and the Company's domestic feeder fund prior to the completion of the Company's common stock private placement.

        In addition to the management fees and profit allocation described above, the Company is also responsible for reimbursing the Manager for certain expenses paid by our Manager on behalf of Company and for certain services provided by the Manager to the Company. For the periods April 1, 2014 through June 30, 2014 and January 1, 2014 through June 30, 2014 the Manager had $0.2 million and $0.4 million, respectively in reimbursable expenses, $0.2 million of which remained payable by the Company as of June 30, 2014. Expenses incurred by the Manager and reimbursed by us are typically included in salaries and benefits or general and administrative expense on the consolidated statements of income.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks

        In the normal course of business, the Company enters into transactions in various financial instruments that expose us to various types of risk, both on and off balance sheet, which are associated with such financial instruments and markets for which the Company invest. These financial instruments expose us to varying degrees of market risk, credit risk, interest rate risk, liquidity risk, off balance sheet risk and prepayment risk.

        Market Risk—Market risk is the potential adverse changes in the values of the financial instrument due to unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates, or market values of the underlying financial instruments. We attempt to mitigate our exposure to market risk by entering into offsetting transactions, which may include purchase or sale of interest-bearing securities and equity securities.

        Credit Risk—The Company is subject to credit risk in connection with our investments in SBC loans and SBC ABS and other target assets we may acquire in the future. The credit risk related to these investments pertains to the ability and willingness of the borrowers to pay, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan or security term. We believe that loan credit quality is primarily determined by the borrowers' credit profiles and loan characteristics. We seek to mitigate this risk by seeking to acquire assets at appropriate prices given anticipated and unanticipated losses and by deploying a value-driven approach to underwriting and diligence, consistent with our historical investment strategy, with a focus on projected cash flows and potential risks to cash flow. We further mitigate our risk of potential losses while managing and servicing our loans by performing various workout and loss mitigation strategies with delinquent borrowers. Nevertheless, unanticipated credit losses could occur which could adversely impact operating results.

        Liquidity Risk—Liquidity risk arises in our investments and the general financing of our investing activities. It includes the risk of not being able to fund acquisition and origination activities at settlement dates and/or liquidate positions in a timely manner at a reasonable price, in addition to potential increase in collateral requirements during times of heightened market volatility. If we were forced to dispose of an illiquid investment at an inopportune time, we might be forced to do so at a substantial discount to the market value, resulting in a realized loss. We attempt to mitigate our liquidity risk by regularly monitoring the liquidity of our investments in SBC loans, ABS and other financial instruments. Factors such as our expected exit strategy for, the bid to offer spread of, and the number of broker dealers making an active market in a particular strategy and the availability of long-term funding, are considered in analyzing liquidity risk. To reduce any perceived disparity between the liquidity and the terms of the debt instruments in which we invest, we attempt to minimize our reliance on short-term financing arrangements. While we may finance certain investment in security positions using traditional margin arrangements and reverse repurchase agreements, other financial instruments such as collateralized debt obligations, and other longer term financing vehicles may be utilized to attempt to provide us with sources of long-term financing.

        Off-Balance Sheet Risk—Off balance sheet risk refers to situations where the maximum potential loss resulting from changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments may result in changes in the value of a particular financial instrument in excess of the reported amounts of such assets and liabilities currently reflected in the accompanying Consolidated Balance Sheets.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks (Continued)

        Interest Rate—Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

        Our operating results will depend, in part, on differences between the income from our investments and our financing costs. Our debt financing is based on a floating rate of interest calculated on a fixed spread over the relevant index, subject to a floor, as determined by the particular financing arrangement. In the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in credit losses to us, which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. Furthermore, such defaults could have an adverse effect on the spread between our interest-earning assets and interest-bearing liabilities.

        Additionally, non-performing SBC loans are not as interest rate sensitive as performing loans, as earnings on non-performing loans are often generated from restructuring the assets through loss mitigation strategies and opportunistically disposing of them. Because non-performing SBC loans are short-term assets, the discount rates used for valuation are based on short-term market interest rates, which may not move in tandem with long-term market interest rates. A rising rate environment often means an improving economy, which might have a positive impact on commercial property values, resulting in increased gains on the disposition of these assets.

        While rising rates could make it more costly to refinance these assets, we expect that the impact of this would be mitigated by higher property values. Moreover, small business owners are generally less interest rate sensitive than large commercial property owners, and interest cost is a relatively small component of their operating expenses. An improving economy will likely spur increased property values and sales, thereby increasing the need for SBC financing.

        Prepayment Risk—As we receive prepayments of principal on our investments, premiums paid on such investments will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely, discounts on such investments are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

Note 17—Commitments, Contingencies and Indemnifications

        The Company may be subject to litigation and administrative proceedings arising in the ordinary course of its business. The Company does not believe that such matters will have a material adverse impact on the Company's financial position, results of operations, or cash flows.

        The Company has entered into agreements, which provide for indemnifications against losses, costs, claims, and liabilities arising from the performance of individual obligations under such agreements. The Company has had no prior claims or payments pursuant to these agreements. The Company's individual maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on history and experience, the Company expects the risk of loss to be remote.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Commitments, Contingencies and Indemnifications (Continued)

        As of June 30, 2014 and December 31, 2013, the Company had $12.9 million and $3.0 million of unfunded loan commitments related to mortgage loans, held-for-sale, respectively.

Note 18—Income Taxes

        We will elect to be taxed as a Real Estate Investment Trust, on our first income tax return for the year ended December 31, 2013. Our qualification as a REIT depends on our ability to meet various requirements imposed by the Internal Revenue Code, which relate to our organizational structure, diversity of stock ownership and certain requirements with regard to the nature of our assets and the sources of our income. As a REIT, we generally must distribute annually at least 90% of our net taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal income tax not to apply to our earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. Even if we qualify as a REIT, we may be subject to certain U.S. federal income and excise taxes and state and local taxes on our income and assets. If we fail to maintain our qualification as a REIT for any taxable year, we may be subject to material penalties as well as federal, state and local income tax on our taxable income at regular corporate rates and we would not be able to qualify as a REIT for the subsequent four taxable years. As of June 30, 2014, we are in compliance with all REIT requirements.

        We wholly own three Taxable REIT Subsidiaries ("TRS"). A TRS is a taxable corporation and pays federal, state and local income tax on its net taxable income.

        Our income tax provision consists of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2013	2014	2013	2014
Current
Federal income tax	$—	$—	$—	$—
State and local income tax	—	—	—	—

Net current tax provision	—	—	—	—
Deferred
Federal income tax	501	(497)	1,205	(257)
State and local income tax	100	(90)	241	(51)
Valuation allowance	(601)	587	(1,446)	308

Net deferred tax provision	—	—	—	—

Total income tax provision	$—	$—	$—	$—

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Income Taxes (Continued)

        The difference between the federal statutory tax and the effective tax is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2013	2014	2013	2014
U.S. statutory tax	$315	$1,633	$1,746	$1,982
State and local income tax	63	326	349	396
Income attributable to REIT	—	(1,427)	—	(2,097)
Income attributable to passthru entities	(965)	—	(3,516)	—
Income attributable to noncontrolling interest	(14)	64	(25)	27
Valuation allowance	601	(596)	1,446	(308)

Effective income tax	$—	$—	$—	$—

        Our major tax jurisdictions where we file income tax returns include Federal, New York State and New York City. The statute of limitations for the Company for the tax year 2013 expires in 2017. The TRS's major tax jurisdictions are Federal, New York State, New York City and California. The statute of limitations is currently open for the years 2010 through 2013.

Note 19—Other Asset and Other Liabilities

        The following table details the Company's other assets and other liabilities as of the consolidated balance sheet dates.

(In Thousands)	June 30, 2014	December 31, 2013
Other assets:
Sales commissions receivable	$3,128	$1,466
SBA license	2,079	—
Prepaid technology expense	675	—
Fixed assets	249	167
Prepaid insurance expense	212	—
Security deposits	104	—
Other	1,114	996

Total other assets	$7,561	$2,629

Other liabilities:
Servicing principal and interest payable	$10,589	$—
Unapplied cash	5,055	—
Accrued acquisition costs	1,239	—
Accrued professional fees	1,033	536
Accounts payable on liabilities under participation agreements	764	1,159
Interest payable	762	—
Accrued offering costs	189	1,360
Cash held on deposit	157	—
Other	1,405	2,734

Total other liabilities	$21,193	$5,789

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20—Other Income and Operating Expenses

        The following table details the Company's other income and operating expenses for the consolidated statements of income periods.

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2013	2014	2013	2014
Other income
Commission income	$—	$3,668	$—	$8,007
Origination income	—	638	—	2,186
Property management income	—	363	—	734
Other	26	1,042	131	1,206

Total other income	$26	$5,711	$131	$12,133

Operating expenses
Commission expense	$(38)	$(2,082)	$(38)	$(4,695)
Origination costs	—	(191)	—	(444)
Marketing expense	—	(468)	—	(857)
Rent expense	—	(293)	—	(580)
Office expense	(3)	(328)	(3)	(573)
Fees on borrowing under credit facilities	—	(201)	—	(398)
Technology expense	(33)	(320)	(33)	(870)
Insurance expense	—	(147)	—	(272)
Research expense	(31)	(116)	(31)	(204)
Recruiting and training expense	—	(183)	—	(150)
Securitization expenses	(532)	—	(532)	—
Other	(1,799)	(56)	(2,177)	(1,002)

Total other expenses	$(2,436)	$(4,395)	$(2,814)	$(10,045)

Note 21—Use of Special Purpose Entities

        Special purpose entities (or, SPEs) are entities designed to fulfil a specific limited need of the entity that organizes it. SPEs are often used to facilitate transactions that involve securitizing financial assets. The objective of such transactions may include obtaining non-recourse financing, obtaining liquidity or refinancing the underlying securitized financial assets on more favorable terms than available on such assets on an un-securitized basis. Securitization involves transferring assets to an SPE to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through the SPE's issuance of debt or equity instruments. Investors in an SPE usually have recourse only to the assets in the SPE and, depending on the overall structure of the transaction, may benefit from various forms of credit enhancement, such as over-collateralization in the form of excess assets in the SPE, priority with respect to receipt of cash flows relative to holders of other debt or equity instruments issued by the SPE, or a line of credit or other form of liquidity agreement that is designed with the objective of ensuring that investors receive principal and/or interest cash flow on the investment in accordance with the terms of their investment agreement.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21—Use of Special Purpose Entities (Continued)

Securitization transactions

        In 2011, the Company engaged in three securitization transactions. Prior to October 1, 2013 the Operating Partnership was exempt from consolidating the securitizations under ASC 946: Financial Services—Investment Companies. Upon the change to operating company accounting, under ASC 810: Consolidation, the Operating Partnership is required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transaction and to which the underlying mortgage loans in connection with the securitization were transferred. (See Note 2 for a discussion of our accounting policies applied to the consolidation of the VIE and transfer of the financial assets in connection with the securitization.).

        The mortgage loans in the securitization trust are comprised of performing, sub-performing and non-performing SBC loans.

        On a quarterly basis, subsequent to October 1, 2013, the Company completes an analysis to determine whether the VIE should be consolidated. As part of this analysis, the Company's involvement in the creation of the VIE, including the design and purpose of the VIE and whether such involvement reflects a controlling financial interest that results in the Company being deemed the primary beneficiary of the VIE is considered. In determining whether the Company would be considered the primary beneficiary, the following factors are considered: (i) whether the Company has both the power to direct the activities that most significantly impact the economic performance of the VIE; and (ii) whether the Company has the right to receive benefits or the obligation absorb losses of the entity that could be potentially significant to the VIE. Based on the Company's evaluation of these factors, including the Company's involvement in the design of the VIE, it was determined that the Company is required to consolidate the VIE created to facilitate the securitization transaction effective October 1, 2013.

        For financial statement reporting purposes, since the underlying trust is consolidated, the securitization is effectively viewed as a financing of the mortgage loans that were securitized to enable the senior security to be created and sold to a third-party investor. As such, the senior security is presented on the consolidated balance sheet as securitized debt obligations of consolidated VIEs. The third-party beneficial interest holders in the VIE have no recourse against the Company, except that the Company has an obligation to repurchase assets from the VIE in the event that certain representations and warranties in relation to the mortgage loans sold to the VIE are breached. In the absence of such a breach, the Company has no obligation to provide any other explicit or implicit support to any VIE. As previously stated, the Company is not obligated to provide, nor has the Company provided, any financial support to these consolidated securitization vehicles.

        As of June 30, 2014, the carrying value of the Company's securitized assets was $75.1 million and $2.9 million, and is presented on the consolidated balance sheet as loans, held-for-investment and real estate acquired in settlement of loans, respectively. As of December 31, 2013, the carrying value of the Company's securitized assets was $88.4 million and $5.2 million, and is presented on the consolidated balance sheet as loans, held-for-investment and real estate acquired in settlement of loans, respectively.

        The securitization trust receives principal and interest on the underlying mortgage loans and distributes those payments to the certificate holders. The assets and other instruments held by the securitization trust are restricted in that they can only be used to fulfil the obligations of the securitization trust. The risks associated with the Company's involvement with the VIE is limited to the risks and rights as a certificate holder of the securities retained by the Company.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21—Use of Special Purpose Entities (Continued)

        The activities of the trust are substantially set forth in the securitization transaction documents, primarily the mortgage loan trust agreement, the trust agreement, the indenture and the securitization servicing agreement (collectively, the "Securitization Agreements"). Neither the trust nor any other entity may sell or replace any assets of the trust except in connection with: (i) certain loan defects or breaches of certain representations and warranties which have a material adverse effect on the value of the related assets; (ii) loan defaults; (iii) certain trust events of default or (iv) an optional termination of the trust, each as specifically permitted under the Securitization Agreements.

Securitized debt

        The consolidation of the securitization transactions includes the sales of senior securities to third parties which are shown as securitized debt obligations securitized debt obligations of consolidated VIEs on the consolidated balance sheets. The following table presents additional information on the Company's securitized debt obligations:

	June 30, 2014		December 31, 2013
(In Thousands)	Current Principal Balance	Weighted Average Interest Rate	Current Principal Balance	Weighted Average Interest Rate
Waterfall Victoria Mortgage Trust 2011-SBC1	$624	7.0%	$1,195	7.0%
Waterfall Victoria Mortgage Trust 2011-SBC2	39,224	5.2	46,780	5.1
Waterfall Victoria Mortgage Trust 2011-SBC3	—	—	14,678	6.5

Total	$39,848	5.2%	$62,653	5.5%

        Repayment of our securitized debt will be dependent upon the cash flows generated by the mortgage loans in the securitization trust that collateralize such debt. The actual cash flows from the securitized mortgage loans are comprised of coupon interest, scheduled principal payments, prepayments and liquidations of the underlying mortgage loans. The actual term of the securitized debt may differ significantly from our estimate given that actual interest collections, mortgage prepayments and/or losses on liquidation of mortgages may differ significantly from those expected.

        Costs incurred in connection with the securitization transactions are capitalized and amortized over the anticipated life of the securitized debt.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21—Use of Special Purpose Entities (Continued)

VIE impact on consolidated financial statements

        The following table reflects the assets and liabilities recorded on the consolidated balance sheets:

(In Thousands)	June 30, 2014	December 31, 2013
Assets:
Loans, held-for-investment	$72,640	$88,393

Real estate acquired in settlement of loans	3,695	5,232
Due from servicers	2,128	1,826

Total assets	$78,463	$95,451

Liabilities:
Securitized debt obligations of consolidated VIEs	$39,849	$55,749

Total liabilities	$39,849	$55,749

        The following table reflects the income and expense amounts recorded on our consolidated statements of income related to our consolidated VIE's for the periods the Company operated under operating company accounting.

(In Thousands)	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
Income
Interest income, loans, held-for-investment	$1,748	$3,496
Realized gain on loans, held-for-investment	536	1,317
Realized gain on securitized debt obligations	48	613

Total income	$2,332	$5,426
Expense
Interest expense securitized debt obligations of consolidated VIEs	$(212)	$(1,128)
Impairment expense	(708)	(1,833)
Loan servicing expense	(352)	(477)
Realized loss, real estate acquired in settlement of loans	(1,001)	(957)

Total expense	$(2,273)	$(4,395)

Net income	$59	$1,031

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22—Stockholders' Equity

Offering of common stock

        The following table presents information with respect to shares of our common stock issued through the 2013 private placement in November 2013:

Share Issue Date (In Thousands, except share data)	Number of Shares	Par Value per Share		Per Value of Shares Issued	Additional Paid-in- Capital	Non- Controlling Interest	Net Proceeds
November 26, 2013—144a Offering	13,649,719		$.01	$136	$189,540	$8,318	$197,994
November 26, 2013—Capital Contribution	14,926,850.01			149	223,754	51,187	275,090
November 26, 2013—Redemption of liquidating accounts	(240,834)		.01	(2)	(3,610)	(9,202)	(12,814)
December 19, 2013—144a Offering	856,329.01			9	12,836	—	12,845

Total	29,192,064	$		$292	$422,520	$50,303	$473,115

Offering of preferred stock

        The following table presents information with respect to shares of our preferred stock issued through our Private Offering in January 2014:

Share Issue Date (In Thousands, except share data)	Number of Shares	Par Value per Share	Per Value of Shares Issued	Additional Paid-in- Capital	Non- Controlling Interest	Net Proceeds
January 30, 2014—Preferred Offering	125	$.01	$1.25	$(17,000)	$—	$108,000

Total	125		$1.25	$(17,000)	$—	$108,000

Common stock dividends

        The following table presents cash dividends declared by our board of directors on our common stock from our inception on November 26, 2013 through June 30, 2014:

Declaration Date	Record Date	Payment Date	Dividend per Share
May 23, 2014	June 5, 2014	June 17, 2014	$0.16

Stock incentive plan

        In connection with the November 26, 2013 common stock offering, the equity incentive plan was established. Pursuant to this plan, the board of directors is authorized to approve grants of equity-based awards to the Manager, its personnel and its affiliates. The equity incentive plan provides for grants of equity-based awards up to an aggregate of 5% of the shares of the Company's common stock issued and outstanding from time to time on a fully diluted basis. No awards were issued in connection with the Private Offering or Preferred Offering and no awards will be granted prior to an initial public offering or listing of the Company's common shares.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 23—Earnings per Common Share

        The following table provides a reconciliation of both net income and the number of common shares used in the computation of basic income per share.

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2013	2014	2013	2014
Basic earnings per common share:
Net income	$901	$4,665	$4,989	$4,921
Less:
Dividends and undistributed earnings allocated to participating securities	—	—	—	—
Non-controlling interest	33	438	59	526

Net income (loss) allocated to common shareholders	$868	$4,227	$4,930	$5,137

Basic weighted average common shares outstanding	10,793,789	29,317,957	9,658,570	29,317,957

Basic earnings (loss) per common share	$0.08	$0.14	$0.51	$0.18

Note 24—Segment Reporting

        The Company operates in four reportable segments: investment activities, new loan origination, SBA loan origination and servicing and real estate brokerage and advisory services.

        The Company seeks to maximize the value of the distressed mortgage loans acquired by the Company through loan modification programs, special servicing and other initiatives focused on keeping borrowers in their properties. Where this is not possible, such as in the case of many nonperforming mortgage loans, the Company seeks to effect property resolution in a timely, orderly and economically efficient manner, including through the use of resolution alternatives to foreclosure.

        The new loan origination segment is operated by a wholly-owned subsidiary, ReadyCap. ReadyCap originates SBC loans through multiple loan origination channels. These loans are financed though warehouse lines and securitization transactions.

        The SBA loan origination and servicing segment is operated by a wholly-owned subsidiary, Lending. Lending originates and services SBA loans guaranteed by the SBA under the SBA loan program. Lending holds a SBA license as a Small Business Lending Company.

        The real estate brokerage and advisory services segment is operated by a wholly-owned subsidiary, CBCA. In addition to providing such services, CBCA may refer potential loan originations to ReadyCap.

        The Company uses net income as the basis of measurement for its reportable segments.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 24—Segment Reporting (Continued)

        Financial highlights (unaudited) for the period April 1, 2014 through June 30, 2014 are summarized in the below table.

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Real Estate Brokerage and Advisory Services	Consolidated
Interest income
Loans, held-for-investment	$10,080	$—	$68	$—	$10,148
Mortgage loans, held-for-sale, at fair value	—	3,228	—	—	3,228
Mortgage backed securities, at fair value	488	—	—	—	488

Total interest income	10,568	3,228	68	—	13,864
Interest expense
Securitized debt obligations	(212)	—	—	—	(212)
Short term investments	—	(15)	—	—	(15)
Borrowings under repurchase agreements	(113)	—	—	—	(113)
Borrowings under credit facilities	(149)	(1,202)	(109)	—	(1,460)

Total interest expense	(474)	(1,217)	(109)	—	(1,800)

Net interest income	10,094	2,011	(41)	—	12,064
Other income (expense)
Impairment expense	(2,261)	—	—	—	(2,261)
Other income	144	612	857	4,098	5,711
Employee compensation and benefits	—	(2,122)	(120)	(1,177)	(3,419)
Allocated employee compensation and benefits from related party	(625)	—	—	—	(625)
Professional fees	(787)	—	(610)	(159)	(1,556)
Management fees—related party	(1,780)	—	—	—	(1,780)
Loan servicing expense	(3,121)	(64)	—	—	(3,185)
Operating expenses	(310)	(268)	(539)	(3,278)	(4,395)

Total other income (expense)	(8,740)	(1,842)	(412)	(516)	(11,510)
Realized gain (loss)
Realized gain on investments	—	—	—	—	—
Realized gain on loans, held-for-investment	2,057	—	1,769	—	3,826
Realized gain on mortgage backed securities, at fair value	—	—	—	—	—
Realized gain on real estate acquired in settlement of loans	(541)	—	—	—	(541)
Realized loss on derivative instruments, at fair value	—	(443)	—	—	(443)
Realized gain on securitized debt obligations	48	—	—	—	48
Realized loss on liability under participation agreements	(69)	—	—	—	(69)

Total realized gain (loss)	1,495	(443)	1,769	—	2,821
Unrealized gain (loss)
Unrealized loss on investments	—	—	—	—	—
Unrealized loss on trading securities, at fair value	—	—	—	—	—
Unrealized loss on short term investments	—	(42)	—	—	(42)
Unrealized gain on mortgage loans, held-for-sale, at fair value	—	2,396	—	—	2,396
Unrealized gain on mortgage backed securities, at fair value	320	—	—	—	320
Unrealized loss on derivative instruments, at fair value	—	(1,384)	—	—	(1,384)
Unrealized loss on liability under participation agreements	—	—	—	—	—

Total unrealized gain (loss)	320	970	—	—	1,290

Net income before income tax provisions	3,169	696	1,316	(516)	4,665
Provisions for income taxes	—	—	—	—	—

Net income	3,169	696	1,316	(516)	4,665
Less: Net income attributable to non-controlling interest	476	—	—	(38)	438

Net income attributable to Sutherland Asset Management Corporation	$2,693	$696	$1,316	$(478)	$4,227

Total Assets	$557,723	$251,156	$452,189	$6,439	$1,267,507

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 24—Segment Reporting (Continued)

        Financial highlights (unaudited) for the period January 1, 2014 through June 30, 2014 are summarized in the below table.

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Real Estate Brokerage and Advisory Services	Consolidated
Interest income
Loans, held-for-investment	$15,993	$—	$68	$—	$16,001
Mortgage loans, held-for-sale, at fair value	—	5,549	—	—	5,549
Mortgage backed securities, at fair value	722	—	—	—	722

Total interest income	16,655	5,549	68	—	22,272
Interest expense
Securitized debt obligations	(1,128)	—	—	—	(1,128)
Short term investments	—	(31)	—	—	(31)
Borrowings under repurchase agreements	(113)	—	—	—	(113)
Borrowings under credit facilities	(149)	(1,707)	(109)	—	(1,965)

Total interest expense	(1,390)	(1,738)	(109)	—	(3,237)

Net interest income	15,265	3,811	(41)	—	19,035
Other income (expense)
Impairment expense	(4,165)	—	—	—	(4,165)
Other income	176	2,161	857	8,939	12,133
Employee compensation and benefits	—	(4,233)	(120)	(2,310)	(6,663)
Allocated employee compensation and benefits from related party	(1,186)	—	—	—	(1,186)
Professional fees	(1,359)	(237)	(800)	(248)	(2,644)
Management fees—related party	(3,504)	—	—	—	(3,504)
Loan servicing expense	(4,977)	(101)	—	—	(5,078)
Operating expenses	(583)	(1,715)	(539)	(7,208)	(10,045)

Total other income (expense)	(15,598)	(4,125)	(602)	(827)	(21,152)
Realized gain (loss)
Realized gain on investments	—	—	—	—	—
Realized gain on loans, held-for-investment	4,861	—	1,769	—	6,630
Realized gain on mortgage backed securities, at fair value	251	—	—	—	251
Realized gain on real estate acquired in settlement of loans	(537)	—	—	—	(537)
Realized loss on derivative instruments, at fair value	—	(755)	—	—	(755)
Realized gain on securitized debt obligations	613	—	—	—	613
Realized loss on liability under participation agreements	(208)	—	—	—	(208)

Total realized gain (loss)	4,980	(755)	1,769	—	5,994

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 24—Segment Reporting (Continued)

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Real Estate Brokerage and Advisory Services	Consolidated
Unrealized gain (loss)
Unrealized loss on investments	—	—	—	—	—
Unrealized loss on trading securities, at fair value	(69)	—	—	—	(69)
Unrealized loss on short term investments	—	(64)	—	—	(64)
Unrealized gain on mortgage loans, held-for-sale, at fair value	—	3,161	—	—	3,161
Unrealized gain on mortgage backed securities, at fair value	400	—	—	—	400
Unrealized loss on derivative instruments, at fair value	—	(1,642)	—	—	(1,642)
Unrealized loss on liability under participation agreements	—	—	—	—	—

Total unrealized gain (loss)	331	1,455	—	—	1,786

Net income before income tax provisions	4,978	386	1,126	(827)	5,663
Provisions for income taxes	—	—	—	—	—

Net income	4,978	386	1,126	(827)	5,663
Less: Net income attributable to non-controlling interest	591	—	—	(65)	526

Net income attributable to Sutherland Asset Management Corporation	$4,387	$386	$1,126	$(762)	$5,137

Total Assets	$557,723	$251,156	$452,189	$6,439	$1,267,507

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 24—Segment Reporting (Continued)

        Financial highlights (unaudited) for the period April 1, 2013 through June 30, 2013 are summarized in the below table.

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Real Estate Brokerage and Advisory Services	Consolidated
Interest income
Loans, held-for-investment	$—	$—	$—	$—	$—
Mortgage loans, held-for-sale, at fair value	829	295	—	—	1,124
Mortgage backed securities, at fair value	2,102	—	—	—	2,102

Total interest income	2,931	295	—	—	3,226
Interest expense
Securitized debt obligations	—	—	—	—	—
Short term investments	—	—	—	—	—
Borrowings under repurchase agreements	—	—	—	—	—
Borrowings under credit facilities	—	—	—	—	—

Total interest expense	—	—	—	—	—

Net interest income	2,931	295	—	—	3,226
Other income (expense)
Impairment expense	—	—	—	—	—
Other income	26	378	—	2,139	2,543
Employee compensation and benefits	—	(1,568)	—	(631)	(2,199)
Allocated employee compensation and benefits from related party	(153)	—	—	—	(153)
Professional fees	(148)	(221)	—	(27)	(396)
Management fees—related party	—	—	—	—	—
Loan servicing expense	(1,759)	(188)	—	—	(1,947)
Operating expenses	(2,436)	(193)	—	(2,066)	(4,695)

Total other income (expense)	(4,470)	(1,792)	—	(585)	(6,847)
Realized gain (loss)
Realized gain on investments	4,311	67	—	—	4,378
Realized gain on loans, held-for-investment	—	—	—	—	—
Realized gain on mortgage backed securities, at fair value	—	—	—	—	—
Realized gain on real estate acquired in settlement of loans	—	—	—	—	—
Realized loss on derivative instruments, at fair value	—	—	—	—	—
Realized gain on securitized debt obligations	—	—	—	—	—
Realized loss on liability under participation agreements	(499)	—	—	—	(499)

Total realized gain (loss)	3,812	67	—	—	3,879

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 24—Segment Reporting (Continued)

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Real Estate Brokerage and Advisory Services	Consolidated
Unrealized gain (loss)
Unrealized loss on investments	930	14	—	—	944
Unrealized loss on trading securities, at fair value	—	—	—	—	—
Unrealized loss on short term investments	—	—	—	—	—
Unrealized gain on mortgage loans, held-for-sale, at fair value	—	—	—	—	—
Unrealized gain on mortgage backed securities, at fair value	—	—	—	—	—
Unrealized loss on derivative instruments, at fair value	—	—	—	—	—
Unrealized loss on liability under participation agreements	(301)	—	—	—	(301)

Total unrealized gain (loss)	629	14	—	—	643

Net income before income tax provisions	2,902	(1,416)	—	(585)	901
Provisions for income taxes	—	—	—	—	—

Net income	2,902	(1,416)	—	(585)	901
Less: Net income attributable to non-controlling interest	33	—	—	—	33

Net income attributable to Sutherland Asset Management Corporation	$2,869	$(1,416)	$—	$(585)	$868

Total Assets	$197,914	$31,710	$—	$1,443	$231,037

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 24—Segment Reporting (Continued)

        Financial highlights (unaudited) for the period January 1, 2013 through June 30, 2013 are summarized in the below table.

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Real Estate Brokerage and Advisory Services	Consolidated
Interest income
Loans, held-for-investment	$—	$—	$—	$—	$—
Mortgage loans, held-for-sale, at fair value	2,388	303	—	—	2,691
Mortgage backed securities, at fair value	3,222	—	—	—	3,222

Total interest income	5,610	303	—	—	5,913
Interest expense
Securitized debt obligations	—	—	—	—	—
Short term investments	—	—	—	—	—
Borrowings under repurchase agreements	—	—	—	—	—
Borrowings under credit facilities	—	—	—	—	—

Total interest expense	—	—	—	—	—

Net interest income	5,610	303	—	—	5,913
Other income (expense)
Impairment expense	—	—	—	—	—
Other income	131	447	—	2,948	3,526
Employee compensation and benefits	—	(2,590)	—	(1,053)	(3,643)
Allocated employee compensation and benefits from related party	(259)	—	—	—	(259)
Professional fees	(403)	(387)	—	(36)	(826)
Management fees—related party	—	—	—	—	—
Loan servicing expense	(3,938)	(188)	—	—	(4,126)
Operating expenses	(2,814)	(472)	—	(2,999)	(6,284)

Total other income (expense)	(7,283)	(3,190)	—	(1,140)	(11,612)
Realized gain (loss)
Realized gain on investments	10,575	67	—	—	10,642
Realized gain on loans, held-for-investment	—	—	—	—	—
Realized gain on mortgage backed securities, at fair value	—	—	—	—	—
Realized gain on real estate acquired in settlement of loans	—	—	—	—	—
Realized loss on derivative instruments, at fair value	—	—	—	—	—
Realized gain on securitized debt obligations	—	—	—	—	—
Realized loss on liability under participation agreements	(1,007)	—	—	—	(1,007)

Total realized gain (loss)	9,568	67	—	—	9,635

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 24—Segment Reporting (Continued)

(In Thousands)	Investment Activities	New Loan Origination	SBA Loan Origination and Servicing	Real Estate Brokerage and Advisory Services	Consolidated
Unrealized gain (loss)
Unrealized loss on investments	1,190	13	—	—	1,203
Unrealized loss on trading securities, at fair value	—	—	—	—	—
Unrealized loss on short term investments	—	—	—	—	—
Unrealized gain on mortgage loans, held-for-sale, at fair value	—	—	—	—	—
Unrealized gain on mortgage backed securities, at fair value	—	—	—	—	—
Unrealized loss on derivative instruments, at fair value	—	—	—	—	—
Unrealized loss on liability under participation agreements	(150)	—	—	—	(150)

Total unrealized gain (loss)	1,040	13	—	—	1,053

Net income before income tax provisions	8,935	(2,806)	—	(1,140)	4,989
Provisions for income taxes	—	—	—	—	—

Net income	8,935	(2,806)	—	(1,140)	4,989
Less: Net income attributable to non-controlling interest	59	—	—	0	59

Net income attributable to Sutherland Asset Management Corporation	$8,876	$(2,806)	$—	$(1,140)	$4,930

Total Assets	$197,914	$31,710	$—	$1,443	$231,037

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 25—Financial Highlights

        Financial highlights of the Company for the period April 1, 2013 through June 30, 2013, are as follows:

Limited Partners
Total return
Total return before incentive fee	2.60%
Incentive fee	—

Total return after incentive fee	2.60%

Ratio to average Limited Partners' capital (a)
Operating expenses before interest expense	(7.40)%
Interest Expense	—

Total operating expenses including interest expense	(7.40)
Incentive fee	—

Total operating expenses and incentive fee	(7.40)%

Net investment income	7.10%

(a)
Ratio to average Limited Partners' Capital have been annualized

        Financial highlights of the Company for the period January 1, 2013 through June 30, 2013, are as follows:

Limited Partners
Total return
Total return before incentive fee	2.85%
Incentive fee	—

Total return after incentive fee	2.85%

Ratio to average Limited Partners' capital (a)
Operating expenses before interest expense	(8.57)%
Interest Expense	—

Total operating expenses including interest expense	(8.57)
Incentive fee	—

Total operating expenses and incentive fee	(8.57)%

Net investment income	6.63%

(b)
Ratio to average Limited Partners' Capital have been annualized

Note 26—Subsequent Events

        On September 24, 2014 the Company paid a dividend of $0.20 per share for shareholders of record on September 10, 2014.

        The Company has evaluated all subsequent events or transactions for potential recognition or disclosure through September 25, 2014, the date on which these unaudited consolidated financial statements were available to be issued, and has determined that there were no additional subsequent events requiring adjustments to or in the consolidated financial statements.

SUTHERLAND ASSET MANAGEMENT CORPORATION

        Consolidated Financial Statements as of December 31, 2013 and December 31, 2012 and for the periods October 1, 2013 through December 31, 2013, January 1, 2013 through September 30, 2013 and January 1, 2012 through December 31, 2012

SUTHERLAND ASSET MANAGEMENT CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have audited the accompanying consolidated balance sheets of Sutherland Asset Management Corporation and Subsidiaries, the successor entity to Sutherland Partners, L.P., formerly known as Sutherland Master Fund LP, (the "Company") as of December 31, 2013 and 2012, including the consolidated schedule of investments as of December 31, 2012, and the related consolidated statements of income, changes in equity, and cash flows for the nine months ended September 30, 2013, the three months ended December 31, 2013 and the year ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sutherland Asset Management Corporation and Subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for the nine months ended September 30, 2013, the three months ended December 31, 2013 and the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

        As more fully discussed in Note 2 to the consolidated financial statements, effective October 1, 2013, the Company determined that it no longer qualifies to be treated as an investment company, and accordingly changed its basis of accounting from investment company accounting to operating company accounting.

/s/ Deloitte & Touche LLP

May 9, 2014

                      Member of Deloitte Touche Tohmatsu Limited

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)	Operating Company Accounting (a)	Investment Company Accounting (b)
	December 31, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$218,770	$26,314
Restricted cash	3,084	—
Trading securities, at fair value	416	3,000
Short term investments	374	—
Equity investments	—	1,291
Mortgage loans, held-for-sale, at fair value	105,053	73,168
Mortgage backed securities, at fair value	—	53,214
Mortgage loans, held-for-investment	176,099	—
Real estate acquired in settlement of loans	1,320	—
Derivative instruments, at fair value	1,261	—
Assets of consolidated VIEs	—
Mortgage loans, held-for-investment	88,393	—
Real estate acquired in settlement of loans	5,232	—
Due from servicers	1,826	—
Deferred financing costs	7,877	—
Due from servicers	5,331	3,004
Other assets	2,629	627
Receivable from related parties	845	323
Receivable from third parties	1,410	—
Goodwill	1,739	—

Total Assets	$621,659	$160,941

Liabilities:
Borrowings under credit facilities	61,821	—
Securitized debt obligations of consolidated VIEs	55,749	—
Liability under subservicing agreements	13,009	6,961
Liability under participation agreements	8,761	7,960
Incentive fee payable to related party	—	7,999
Accounts payable and other accrued liabilities	6,428	1,169
Accrued salaries, wages, and commissions	2,404	—
Payable to related parties	2,047	47
Derivative instruments, at fair value	313	—
Cash held as collateral	220	—

Total Liabilities	$150,752	$24,136

Stockholders' Equity
Common stock, $0.01 par value per share, 450,000,000 shares authorized, 29,192,064 shares issued and outstanding	292	—
Additional paid-in capital	422,520	—
Partners' capital	—	136,631
Retained earnings (deficit)	(1,832)	—

Total Sutherland Asset Management Corporation equity	420,980	136,631
Non-controlling interests	49,927	174

Total Stockholders' Equity	$470,907	$136,805

Total Liabilities and Stockholders' Equity	$621,659	$160,941

(a)
Non-investment Company Accounting applying other U.S. GAAP. See footnote 2 to Consolidated Financial Statements.

(b)
Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946. See footnote 2 to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Operating Company Accounting(a)	Investment Company Accounting(b)
(In Thousands, Except Share Data)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Interest income
Mortgage loans, held-for-investment	$3,042	$—	$—
Mortgage loans, held-for-sale, at fair value	1,353	6,941	8,664
Mortgage backed securities	—	4,148	9,738

Total interest income	4,395	11,089	18,402
Interest expense
Borrowings under credit facilities	(464)	—	—

Total interest expense	(464)	—	—
Net interest income	3,931	11,089	18,402
Other income (expense)
Impairment expense	(1,749)	—	—
Other income	2,833	90	—
Employee compensation and benefits	(2,321)	—	—
Allocated employee compensation and benefits from related party	(526)	(381)	(1,232)
Disposition fee income (expense)	94	(7,277)	(6,924)
Professional fees	(979)	(438)	(738)
Management fee—related party	(672)	—	—
Incentive fees—related party	—	(796)	(7,605)
Operating expenses	(4,524)	(3,142)	(4,685)
Realized gain on investments	—	13,998	44,828
Realized gain on trading securities, at fair value	60	—	—
Realized gain on mortgage loans, held-for-investment	1,491	—	—
Realized loss on real estate acquired in settlement of loans	(55)	—	—
Realized gain (loss) on liability under participation agreements	214	(1,761)	(4,684)
Realized loss on derivative instruments, at fair value	(236)	—	—
Unrealized gain (loss) on investments	—	(8,773)	7,765
Unrealized gain on trading securities, at fair value	131	—	—
Unrealized loss on mortgage loans, held-for-sale, at fair value	(492)	—	—
Unrealized loss on derivative instruments, at fair value	(501)	—	—
Unrealized gain on short term investments	43	—	—
Unrealized gain (loss) on liability under participation agreements	—	59	(1,891)
Income of consolidated VIEs
Interest income, mortgage loans, held-for-investment	1,755	—	—
Interest expense, securitized debt obligations	(1,719)	—	—
Realized gain on mortgage loans, held-for-investment	1,284	—	—
Other income	614	—	—
Operating expenses	(884)	—	—
Step up in carrying value related to changes in accounting methodology, net (Note 2)	34,990	—	—
Market valuation adjustments resulting from step up in carrying value related to changes in accounting methodology, net (Note 2)	(34,990)	—	—

Net income before income tax provisions	(2,208)	2,668	43,236
Provision for income taxes	—	—	—

Net income (loss)	(2,208)	2,668	43,236
Less: Net income (loss) attributable to non-controlling interest	(376)	40	(49)

Net income (loss) attributable to Sutherland Asset Management Corporation	$(1,832)	$2,628	$43,285

Basic and diluted earnings per common share	$0.09	$0.25	$4.14
Basic weighted average shares outstanding	20,353,796	10,620,699	10,442,826

(a)
Non-investment Company Accounting applying other U.S. GAAP. See footnote 2 to Consolidated Financial Statements.

(b)
Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946. See footnote 2 to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Investment Company Accounting(b)			Operating Company Accounting(a)
(In Thousands)	Controlling Interest	Non- Controlling Interest	Total	Shares Issued	Par Value	Additional Paid-In Capital	Retained Earnings	Non- controlling Interests	Total Equity
Balance at January 1, 2012	$164,396	$526	$164,922	—	$—	$—	$—	$—	$—
Net income (loss)	43,284	(49)	43,235
Capital contributions	23,325	—	23,325	—	—	—	—	—	—
Capital withdrawals	(94,375)	(303)	(94,678)	—	—	—	—	—	—

Balance at December 31, 2012	136,630	174	136,804	—	—	—	—	—	—

Net income (loss)	2,628	40	2,668
Capital contributions	144,081	—	144,081	—	—	—	—	—	—
Capital withdrawals	(8,347)	(116)	(8,463)	—	—	—	—	—	—

Balance at September 30, 2013	274,992	98	275,090	—	—	—	—	—	—

Issuance of Common Stock related to the formation transaction	—	—	—	14,926,850	149	223,754	—	—	223,903
Issuance of Operating Partnership Units related to the formation transaction	—	—	—	—	—	—	—	51,187	51,187
Redemption of Common Stock related to formation transactions.	—	—	—	(240,834)	(2)	(3,611)	—	—	(3,613)
Redemption of Operating Partnership Units related to formation transactions	—	—	—	—	—	—	—	(9,201)	(9,201)
Issuance of Common Stock, net of offering costs	—	—	—	14,506,048	145	202,377	—	—	202,522
Issuance of Operating Partnership Units	—	—	—	—	—	—	—	8,317	8,317
Net income (loss)	—	—	—	—	—	—	(1,832)	(376)	(2,208)

Balance at December 31, 2013	$—	$—	$—	29,192,064	$292	$422,520	$(1,832)	$49,927	$470,907

(a)
Non-investment Company Accounting applying other U.S. GAAP. See footnote 2 to Consolidated Financial Statements.

(b)
Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946. See footnote 2 to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Operating Company Accounting(e)	Investment Company Accounting(f)
(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Cash Flows From Operating Activities:
Net income (loss)	$(2,208)	$2,668	$43,236
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:	—
Accretion of discount and amortization of premiums on investments, net	—	(2,572)	(4,106)
Impairment expense on mortgage loans, held-for-investment	1,749	—	—
Unrealized loss (gain) on investments	—	8,773	(7,765)
Unrealized gain on trading securities, at fair value	(131)	—	—
Unrealized loss on mortgage loans, held-for-sale, at fair value	492	—	—
Unrealized loss on derivative instruments, at fair value	501	—	—
Unrealized gain on short term investments	(43)	—	—
Unrealized loss on liability under participation agreements	—	(59)	1,891
Realized gain on investments	—	(13,999)	(44,828)
Realized gain on trading securities, at fair value	(60)	—	—
Realized gain on mortgage loans, held-for-investment	(1,491)	—	—
Realized gain from consolidated VIEs on mortgage loans, held-for-investment	(1,284)
Realized loss on real estate acquired in settlement of loans	55
Realized loss (gain) on liability under participation agreement	(214)	1,761	4,684
Market valuation adjustments resulting from step up in carrying value related to changes in accounting methodology, net (Note 2)	34,990	—	—
Step up in carrying value related to changes in accounting methodology, net (Note 2)	(34,990)	—	—
Net changes in operating assets and liabilities, net:	—
Due from servicers(a)	6,207	(751)	(155)
Assets of consolidated VIEs, due from servicers	(1,826)
Other assets(a)	(109)	561	50
Receivable from related parties(a)	1,281	(1,803)	4,926
Receivable from third parties	(1,410)	—	—
Liability under subservicing agreements	(1,234)	7,282	6,925
Incentive fee payable to related party	—	—	7,999
Accounts payable and other accrued liabilities(a)(c)	35	(5,520)	223
Accrued salaries, wages, and commissions(a)	1,293	186	—
Payable to related parties(a)	1,001	814	(1,938)

Net cash provided by (used in) operating activities	2,604	(2,659)	11,142

See Notes to Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Operating Company Accounting(e)	Investment Company Accounting(f)
(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Cash Flows from Investing Activities:
Purchase of mortgage loans, held-for-investment(b)	(84,909)	—	—
Origination of mortgage loans, held-for-sale, at fair value(b)	(39,422)	—	—
Purchase of real estate	(452)	—	—
Purchase of investments(g)	—	(155,982)	(205,511)
Investment in subsidiaries, net	—	—	—
Payment of liabilities under participation agreements(g)	(957)	(5,126)	(10,705)
Proceeds from sale of investments(g)	—	66,969	208,697
Proceeds from sale of mortgage loans, held-for-investment	24,206	—	—
Proceeds from sale of mortgage loans, held-for-sale, at fair value	319	—	—
Proceeds from sale of real estate acquired in settlement of loans	1,120	—
Principal proceeds	1,146	—	—
Proceeds from sale of trading securities, at fair value	1,941	—	—
Proceeds from liability under participation agreements(g)	1,340	4,041	11,794
Net settlement of derivatives	(389)	—	—
Net settlement of short term investments	25	—	—
Acquisition of businesses	(1,615)	—	—
Net increase in restricted cash(a)	(34)	—	—

Net cash provided by (used in) investing activities	(97,681)	(90,098)	4,275

Cash Flows from Financing Activities:
Proceeds from borrowings under credit facilities(d)	45,639	—	—
Proceeds from issuance of common stock, net of offering costs(c)	203,882	—	—
Payment of deferred financing costs	(7,877)	—	—
Principal payments on securitized debt obligations(b)	(15,563)	—	—
Contributions	—	144,081	23,325
Issuance of Operating Partnership Units, net of offering costs	8,317	—	—
Redemption of Common Stock related to formation transactions	(3,613)	—	—
Redemption of Operating Partnership Units related to formation transactions	(9,201)	—	—
Withdrawals	—	(8,347)	(94,375)
Withdrawals from non-controlling interest	—	(116)	(303)

Net cash provided by (used in) financing activities	221,584	135,618	(71,353)

See Notes to Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Operating Company Accounting(e)	Investment Company Accounting(f)
(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Net increase (decrease) in cash and cash equivalents	126,507	42,861	(55,936)
Cash and cash equivalents at beginning of period(a)	92,263	26,314	82,250

Cash and cash equivalents at end of period	$218,770	$69,175	$26,314

Supplemental disclosure of operating cash flow information
Cash paid for interest	$988	$—	$—
Cash paid for taxes	$43	$179	$70

Supplemental disclosure of non-cash operating activities

(a)
The change in accounting methodology from investment company accounting to operating company accounting required the consolidation of the Company's operating subsidiaries and VIE's as of October 1, 2013 (refer to Note 2 for more information). The following table is presented in addition to the change in balance sheets from December 31, 2012 through December 31, 2013 in order to reconcile the effect on the Company's cash balance.

	September 30, 2013	Adjustments	October 1, 2013
Cash and cash equivalents at beginning of period—October 1, 2013	69,175	23,088	92,263
Restricted cash	—	3,050	3,050
Due from servicers	3,756	7,782	11,538
Other assets	65	2,456	2,521
Accounts payable and other accrued liabilities	3,649	1,383	5,032
Accrued salaries, wages, and commissions	186	926	1,111
Payable to related parties	861	184	1,046

Supplemental disclosure of non-cash investing activities

(b)
The change in accounting methodology from investment company accounting to operating company accounting required the consolidation of the Company's operating subsidiaries and VIE's as of October 1, 2013 (refer to Note 2 for more information). The following table is presented in addition to the change in balance sheets from December 31, 2012 through December 31, 2013 in order to reconcile the effect on the Company's cash balance.

	September 30, 2013	Adjustments	October 1, 2013
Purchase of mortgage loans, held-for-investment	—	205,432	205,432
Origination of mortgage loans, held-for-sale, at fair value	—	66,441	66,441
Principal payments on securitized debt obligations	—	71,313	71,313

See Notes to Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Supplemental disclosure of non-cash financing activities

(c)
Offering costs, not paid-$1.4 million

(d)
The change in accounting methodology from investment company accounting to operating company accounting required the consolidation of the Company's operating subsidiaries and VIE's as of October 1, 2013 (refer to Note 2 for more information). The following table is presented in addition to the change in balance sheets from December 31, 2012 through December 31, 2013 in order to reconcile the effect on the Company's cash balance.

	September 30, 2013	Adjustments	October 1, 2013
Proceeds from borrowings under credit facilities	—	16,181	16,181
(e)
Non-investment Company Accounting applying other U.S. GAAP. See footnote 2 to Consolidated Financial Statements.

(f)
Investment Company Accounting applying specialized industry-specific accounting guidance contained in ASC Topic 946. See footnote 2 to Consolidated Financial Statements.

(g)
For the purposes of financial statement presentation, this item is shown under the cash flows from investing activities section. Under investment company accounting these items would be shown under cash flows from operating activities section.

See Notes to Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

CONSOLIDATED SCHEDULE OF INVESTMENTS DECEMBER 31, 2012

Investments	Principal Amount	Interest Rate	Maturity Date	Fair Value	Percentage of Partners' Capital
COMMERCIAL LOANS:
United States
Commercial Loans—Region 1 (Northeast)	$68,401,511	3.39 – 10.48%	04/01/2008 – 07/18/2014	$53,962,498	39.44%
Commercial Loans—Region 2 (Midwest)	1,356,201	4.38 – 8.67	08/01/2011 – 12/01/2012	902,904	0.66
Commercial Loans—Region 3 (South)	34,049,314	0.00 – 9.68	01/01/2008 – 08/05/2035	15,361,667	11.23
Commercial Loans—Region 4 (West)	3,407,443	6.00 – 9.50	11/01/2012 – 01/01/2013	2,941,306	2.15

Total COMMERCIAL LOANS (cost $66,350,211)				73,168,375	53.48
EQUITY INVESTMENTS:
United States
Silverthread Falls Holdings, LLC (a)				992	—
JAXB Preferred Stock				3,000,000	2.19
ReadyCap Holdings, LLC (b)				1,290,314	0.95

Total EQUITY INVESTMENTS (cost $6,555,126)				4,291,306	3.14
MORTGAGE BACKED SECURITIES:
United States
Commercial Mortgage Backed Securities
WVMT 2011-SBC1 Trust-I	67,233,954	5.00	6/25/2047	9,558,095	6.99
WVMT 2011-SBC3 OT	46,075,092	0.00	1/1/2047	23,136,957	16.91
Other	123,338,072	0.00 – 5.50	02/25/2038 – 06/25/2047	20,518,596	15.00

Commercial Mortgage Backed Securities total	236,647,118			53,213,648	38.90

TOTAL INVESTMENTS (cost $100,086,125)				$130,673,329	95.52%

(a)
Silverthread Falls Holdings, LLC (doing business as Coldwell Banker Commercial Alliance ("CBCA") is a consolidated entity at December 31, 2013

(b)
ReadyCap Holdings, LLC is a consolidated entity at December 31, 2013

See Notes to Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization

        Sutherland Asset Management Corporation (the "Company" and together with its subsidiaries "we," "us" and "our") is a Maryland corporation formed on November 5, 2013. The Company is externally managed and advised by Waterfall Asset Management, LLC ("Waterfall" and the "Manager"), an investment advisor registered with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended (the "Advisors Act").

        In November and December of 2013, we engaged in a series of formation transactions that included a private placement (the "2013 private placement") of 14,506,048 shares of common stock of the Company and 562,890 partnership units ("OP units") in Sutherland Partners, LP (the "Operating Partnership"). As part of these transactions, the Company contributed the net proceeds from the sale of the 14,506,048 shares of common stock to the Operating Partnership in exchange for an equivalent number of OP units, and became the general partner of the Operating Partnership. The Company's operations commenced upon completion of the private placement and related formation transactions on November 26, 2013.

        The Operating Partnership holds substantially all of our assets and conducts substantially all of our business. As of March 31, 2014, the Company owned approximately 90.9% of the OP units of the Operating Partnership. The Company, as sole general partner of the Operating Partnership, has responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, have no authority to transact business for, or participate in the management activities of the Operating Partnership. Therefore, the Company consolidates the Operating Partnership.

        The formation transactions were conducted under the direction of Waterfall, who controlled the Operating Partnership before the transactions and continues to control the Operating Partnership (through its control of the Company) after the transactions. Therefore, the formation transactions did not result in any change in basis of the Operating Partnership's assets or liabilities. Rather, the formation transactions were accounted for as a recapitalization of the Operating Partnership resulting in the portion of operating results included in the Consolidated Statement of Operations and the portion of the Consolidated Statement of Cash Flows that occurred prior to the reorganization reflecting those of the Operating Partnership, the Company's accounting predecessor; and the portion of the operating results included in the Consolidated Statement of Operations and the portion of the Consolidated Statement of Cash Flows that occurred after the formation transactions representing those of the Company.

        The Company, together with its consolidated subsidiaries and VIEs, is a specialty finance company which acquires, originates, manages and finances small balance commercial ("SBC") loans and to a lesser extent, mortgage backed securities ("MBS") collateralized primarily by SBC loans, or other real estate-related investments.

        SBC loans represent a special category of commercial mortgage loans, sharing both commercial and residential loan characteristics. SBC loans are secured by first mortgages on commercial properties, but because SBC loans are also often accompanied by collateralization of personal assets, aspects of residential mortgage credit analysis are utilized in the underwriting process.

        The Company operates in three reportable segments: investment activities, new loan originations and real estate brokerage and advisory services.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Organization (Continued)

        The investment activities segment represents the Company's investments in distressed SBC loans, real estate acquired in settlement of loans ("REO"), mortgage backed securities and equity securities traded on public exchanges. Management seeks to maximize the value of the distressed mortgage loans acquired by the Company through proprietary loan modification programs, special servicing and other initiatives focused on keeping borrowers in their properties. Where this is not possible, such as in the case of many nonperforming mortgage loans, the Company seeks to effect property resolution in a timely, orderly and economically efficient manner, including through the use of resolution alternatives to foreclosure.

        The new loan originations segment is operated through a wholly-owned subsidiary, ReadyCap Commercial, LLC, a wholly owned subsidiary of ReadyCap Holdings, LLC (collectively, "ReadyCap"). ReadyCap originates SBC loans through multiple loan origination channels. These loans may be financed though warehouse lines and securitization transactions. The warehouse line is a line of credit issued to ReadyCap to facilitate ReadyCap's mortgage originations.

        The real estate brokerage and advisory services segment is operated through a wholly-owned subsidiary, Silverthread Falls, LLC, doing business as Coldwell Banker Commercial Alliance, a wholly owned subsidiary of Silverthread Falls Holdings, LLC (collectively, "Silverthread" or "CBCA"). In addition to providing such services, CBCA may refer potential loan originations to ReadyCap.

        The Company has elected to be taxed as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), commencing with its taxable year ended December 31, 2013. To maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income in the form of qualifying distributions to shareholders.

Note 2—Basis of Presentation

        The consolidated financial statements presented herein are at December 31, 2013 and 2012 and for the periods January 1, 2012 through December 31, 2012, January 1, 2013 through September 30, 2013 and October 1, 2013 through December 31, 2013. These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP")—as prescribed by the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC"). Certain prior year amounts have been reclassified to conform to current period presentation. For reclassifications related to consolidated VIEs on the consolidated statement of income see note 19. Certain amounts on the consolidated statements of cash flows for the year ended December 31, 2012 and for nine months ended September 30, 2013 related to purchases and sales of investments have been reclassified as identified by end note (g) to the consolidated statement of cash flows.

        The consolidated balance sheet as of December 31, 2012 and the consolidated statements of income, consolidated statements of changes in equity and the consolidated statements of cash flows for the period January 1, 2012 through December 31, 2013 reflect the financial position and activities of our Operating Partnership.

Withdrawal of the Company's Election to be treated as an Investment Company

        Until September 30, 2013, the Company was an investment company in accordance with the investment company definition criteria stipulated in the FASB ASC 946 ("ASC 946"), Financial

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Basis of Presentation (Continued)

Services—Investment Companies (Topic 946). Under GAAP, investment companies generally measure their investments at fair value, including controlling financial interests in investees that are not investment companies.

        The Company's current business focus has changed from investing for capital appreciation to investing for capital appreciation and providing fully integrated brokerage, advisory and origination business. Additionally, the Company's equity interests in operating companies constituted an increasing amount of its total assets and operating results. As a result, the Company determined that it no longer qualifies as an investment company and, as a result, operates as an operating company rather than an investment company effective October 1, 2013.

        As a result of the change in operations from an investment company to an operating company, references are made to both Investment Company Accounting and Operating Company Accounting throughout these consolidated financial statements. Investment Company Accounting as it is referred to, is defined as accounting in accordance with GAAP for investment companies in accordance with ASC 946. Operating Company Accounting, as it is referred to, is defined as accounting in accordance with GAAP other than for investment companies.

        As an operating company, the Company is required to consolidate the Operating Partnership and its subsidiaries, Sutherland Asset I, LLC, SAMC REO 2013-01, LLC, Waterfall Victoria JemCap, LLC, Sutherland Asset II, LLC, ReadyCap, Silverthread, WAM Sarasota Hanger, LLC and Waterfall Commercial Depositor, LLC (collectively, the "Operating Subsidiaries"). Under Investment Company Accounting, the fair value of the Operating Subsidiaries entities was included in the Company's portfolio investments and the operating results of the Operating Subsidiaries were not consolidated with those of the Company. The assets, liabilities, results of operations and cash flows of the Operating Subsidiaries have been included in the Company's consolidated financial statements effective October 1, 2013.

        The change from an investment company accounting to operating company accounting did not have a material effect on the Company's net loss from operations, net loss or related per share amounts for the three months ended December 31, 2013. However, the amounts and classification of the Consolidated Balance Sheet, Statements of Income, and Statements of Cash Flows had the following changes as described below.

Conversion from Investment Company Presentation to Operating Company Presentation

ASC Topic 250, Accounting Changes and Error Corrections

        The Company was required to make the accounting change at the time that it no longer met the requirements of ASC 946. The Company has applied the change as of October 1, 2013, which is the first date that the Company determined it was no longer appropriate for the Company to use Investment Company Accounting.

        The Company's change in financial statement presentation from fair value Investment Company Accounting to Operating Company Accounting has been accounted for as the initial adoption of or modification of an accounting principle resulting from a change in events or transactions as contemplated by FASB ASC 250-10-45-1. The Company's change to Operating Company Accounting is clearly different in substance from that previously occurring under Investment Company Accounting. This is not considered to be a change in accounting principle. In accordance with this view, the

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Basis of Presentation (Continued)

Company applied the adoption of accounting as an operating company prospectively beginning October 1, 2013.

ASC Topic 946, Investment Companies

        The initial determination of whether the Operating Partnership was an investment company within the scope of ASC 946 was made upon formation of the Operating Partnership. Reconsideration of the provisions of ASC 946 by the Company during 2013 resulted in the determination that continuation of Investment Company Accounting was no longer appropriate. ASC 946-10-15-5 dictates companies that no longer meet the conditions of an investment company should discontinue application of Topic 946 and report the change in status prospectively by accounting for its investments in conformity with applicable GAAP other than Investment Company Accounting, beginning as of the date of the change using fair value in conformity with Investment Company Accounting at the date of the change as the carrying amount of investments at the date of the change. In accordance with this guidance, the Company reported a change in status and began reporting as an operating company as of October 1, 2013. In addition, the fair value of the Company's investments in the Operating Subsidiaries as of September 30, 2013 became its cost basis under Operating Company Accounting beginning on October 1, 2013. Prior to October 1, 2013 changes in fair value of Operating Subsidiaries were accounted for on the Market valuation adjustments line of the consolidated statements of income. The effects of the change in cost basis are shown below:

(In Thousands)	Market valuation adjustments resulting from step up in carrying value related to changes in accounting methodology, net	Step up in carrying value related to changes in accounting methodology, net
Consolidation of VIEs	$(19,562)	$19,562
Change in basis of Mortgage loans, held-for-investment	(15,428)	15,428

Total	$(34,990)	$34,990

Basis of Presentation of Consolidated Financial Statements

        The Company made the following adjustments in order to present two years of consolidated financial statements together for which the years include two different methods of accounting. Changes made to the accompanying consolidated balance sheets include the following:

  •
  The consolidated balance sheet is presented as of December 31, 2013 as a consolidated balance sheet presentation in accordance with Operating Company Accounting.

  •
  Investments in the Operating Subsidiaries, presented as equity investments under Investment Company Accounting, are eliminated and the balance sheets of the Operating Subsidiaries are consolidated with the Company as of October 1, 2013 pursuant to Operating Company

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Basis of Presentation (Continued)

    Accounting. The effects of the consolidation on the consolidated balance sheets are shown below:

(In Thousands)	Investment Company Accounting	Operating Company Accounting
Assets
Equity investments (a)	$77,936	$—
Cash and cash equivalents	—	23,088
Restricted cash	—	3,050
Short term investments	—	356
Mortgage loans, held-for-sale, at fair value (b)	—	66,441
Derivative instruments, at fair value (asset)	—	1,702
Deferred financing costs	—	750
Due from servicer	—	199
Other assets	—	2,025

Total Assets	77,936	97,611
Liabilities
Borrowings under credit facilities (c)	—	16,278
Accounts payable and other accrued liabilities	—	1,609
Accrued salaries, wages, and commissions	—	926
Derivative instruments, at fair value (liability)	—	642
Cash held as collateral	—	220

Total Liabilities	—	19,675
Stockholders' Equity
Total Sutherland Asset Management Corporation equity	77,923	77,923
Non-controlling interests	13	13

Total Stockholders' Equity	$77,936	$77,936

Total Liabilities and Stockholders' Equity	$77,936	$97,611

    (a)
    The "Equity Investments" totaling $77.9 million shown in the "Investment Company Accounting" column in the table above reflect the estimated fair value of the Company's investments in ReadyCap and CBCA as of October 1, 2013. Effective October 1, 2013, these investments are eliminated and now shown as consolidated subsidiaries in the Company's consolidated financial statements under the Operating Company Accounting. Please refer to Note 17 for more information.

    (b)
    Mortgage loans, available-for-sale, at fair value of $66.4 million represent loans originated by ReadyCap as of October 1, 2013. These loans were brought on to the consolidated balance sheet at fair value.

    (c)
    Borrowings under credit facilities of $16.3 million were brought on to the consolidated balance sheet as a result of the consolidation of ReadyCap's borrowings as of October 1, 2013.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Basis of Presentation (Continued)

  •
  Investments in the VIEs, presented as Mortgage backed securities, at fair value under Investment Company Accounting, is eliminated and the balance sheets of the VIEs are consolidated with the Company as of October 1, 2013 pursuant to Operating Company Accounting. The effects of the consolidation on the consolidated balance sheets are shown below:

(In Thousands)	Investment Company Accounting	Operating Company Accounting
Assets
Mortgage backed securities, at fair value	$41,877	$—
Mortgage loans, held-for-investment	—	100,380
Real estate acquired in settlement of loans	—	5,296
Due from servicers	—	7,487

Total Assets	41,877	113,163
Liabilities
Securitized debt obligations of consolidated VIEs	—	71,286

Total Liabilities	—	71,286
Stockholders' Equity
Total Sutherland Asset Management Corporation equity	41,877	41,877
Non-controlling interests	—	—

Total Stockholders' Equity	$41,877	$41,877

Total Liabilities and Stockholders' Equity	$41,877	$113,163

    Acquired mortgage loans are presented as held-for-investment in accordance with ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality ("ASC 310-30").

  •
  Originated mortgage loans are presented under fair value accounting in accordance with ASC 820: Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements.

        Changes made to the accompanying consolidated statements of income include the following:

  •
  The consolidated results of operations for the year ended December 31, 2013 are presented in two columns on the consolidated statements of income to report the results of operations in accordance with the basis of accounting in effect during the respective periods. The nine months ended September 30, 2013 are presented in investment company format and the three months ended December 31, 2013 are presented in operating company format.

  •
  The consolidated statement of income was reformatted for the three months ended December 31, 2013 to conform to an operating company presentation. Certain balances are not applicable to an investment company and are not included prior to the date of change of October 1, 2013.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Basis of Presentation (Continued)

  •
  The Operating Subsidiaries' results of operations are consolidated with those of the Company as of the date of change of October 1, 2013. Intercompany transactions are eliminated in consolidation for the three months ended December 31, 2013.

        Other changes to the consolidated financial statements include the following:

  •
  The consolidated schedule of investments is presented only for the year ended December 31, 2012.

  •
  The consolidated statement of changes in partners' capital is included for the year ended December 31, 2012 and the nine months ended September 30, 2013.

  •
  Cash flows for the year ended December 31, 2013 are presented in two columns on the consolidated statements of cash flows to properly report the cash flows in accordance with the different basis of accounting format in effect during the respective periods.

  •
  Certain amounts from the 2012 audited financial statements have been reclassified to conform to the current year's presentation.

Note 3—Summary of Significant Accounting Policies

Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with GAAP require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Consolidation

        The accompanying consolidated financial statements include the accounts and results of operations of the OP and other consolidated subsidiaries. Consolidated financial statements are in accordance with U.S. GAAP. Intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

        The Company defines cash and cash equivalents as cash, demand deposits, and short-term, highly liquid investments with original maturities of 90 days or less when purchased to be cash equivalents. Cash and cash equivalents are exposed to concentrations of credit risk. We deposit our cash with institution which we believe to have highly valuable and defensible business franchises, strong financial fundamentals and predictable and stable operating environments. As of December 31, 2013 and 2012, the Company had $175.9 million and $1.5 million in money market mutual funds, respectively. The investment in money market mutual funds is categorized as a Level I input of the fair value hierarchy.

        At December 31, 2013 and 2012, substantially all of the Company's cash and cash equivalents were comprised of cash balances with banks that are in excess of the Federal Deposit Insurance Corporation insurance limits.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

Restricted Cash

        Restricted cash represents cash held by the Company's counterparties as collateral against its derivative and warehouse line agreements. Restricted cash is not available for general corporate purposes, but may be applied against amounts due to counterparties under existing swaps and repurchase agreement borrowings, or returned to the Company when the collateral requirements are exceeded or at the maturity of the swap or repurchase agreement.

Mortgage Loans and Mortgage Backed Securities

Under Investment Company Accounting

        Commercial loans, equity investments and mortgage backed securities at December 31, 2012 are recorded at fair value as determined by the Manager, with the assistance of valuations provided by an independent valuation servicer provider. The fair values assigned to these investments are based upon available information and may not reflect amounts that ultimately have or may be realized. Please refer to Note 4 for more information on fair value measurement.

Under Operating Company Accounting

        Non-performing loans that are purchased at a discount due to deteriorated credit quality at the time of purchase are accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality ("ASC 310-30"). These loans are accounted for under ASC 310-30 if both of the following conditions are met as of the acquisition date: (i) there is evidence of deterioration in credit quality of the loan since its inception and (ii) it is probable that we will not collect all contractual cash flows on the loan.

        Interest income on non-performing loans is recognized using the effective interest method based on management's estimates of expected cash flows to be received. The effective interest rate on these loans is based on management's estimate for each loan of the projected cash flows, which are estimated based on our observation of current information and events and include assumptions related to fluctuations in prepayment speeds and the timing and amount of credit losses.

        Quarterly, we review and, if appropriate, make adjustments to our cash flow projections based on input and analysis received from external sources, internal models, and our judgment about prepayment rates, the timing and amount of credit losses, and other factors. Changes in the amount and/or timing of cash flows from those originally projected, or from those estimated at the last evaluation, are considered to be either positive changes or adverse changes. For loans accounted for under ASC 310-30, only significant positive changes are reflected prospectively in the constant effective yield percentage used to record interest income. Adverse changes in cash flows expected to be collected are generally treated as impairment with no change in the constant effective yield percentage used to record interest income.

        On at least a quarterly basis all loans are evaluated for impairment. Non-performing loans within the scope of ASC 310-30 are considered impaired when the following two conditions exist: (i) the present value of future estimated cash flows is less than the carrying amount, and (ii) there has been an adverse change in cash flows expected to be collected from the previous period (i.e., adverse changes in either the amount or timing of cash flows from those previously expected). The estimate of the amount and timing of cash flows for our non-performing loans is based on historical information available and

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

expected future performance of the mortgage loans, including timing of expected future cash flows, prepayment speed, default rates, loss severities, delinquency rates, percentage of non-performing loans, extent of credit support available, Fair Isaac Corporation ("FICO") scores at loan origination, year of origination, loan-to-value ratios, geographic concentrations, as well as reports by credit rating agencies, such as Moody's, Standard & Poor's Corporation ("S&P"), or Fitch, general market assessments and dialogue with market participants. As a result, substantial judgment is used in the analysis to determine the expected cash flows for non-performing loans.

        The determination of whether impairment exists is subject to management estimates based on consideration of factual information available at the time of assessment as well as management's estimates of the future performance and projected amount and timing of cash flows expected to be collected on the loan.

        The impairment loss is recorded as a charge to earnings. In determining the impairment for these loans, the present value of the remaining cash flows expected to be collected at the current financial reporting date is compared to the carrying value of the loan. The discount rate used to calculate the present value of expected future cash flows is the current yield used for income recognition purposes as determined under ASC 310-30 for purposes of recognizing interest income.

        Following the recognition of impairment through earnings, a new amortized cost basis is established for the loan and subsequent recoveries in fair value may not be adjusted through earnings. However, to the extent that there are subsequent increases in cash flows expected to be collected, the impairment previously recorded through earnings may be accreted back through interest income following the guidance in ASC 310-30.

Real estate acquired in settlement of loans

        Real estate acquired in settlement of loans is accounted for under ASC 360, Property, Plant and Equipment ("ASC 360"). The Company acquires substantially all its real estate through the foreclosure of mortgage loans that have become delinquent with limited other recourse. The Company's intentions are to sell the real estate within a short holding period. Real estate is carried at the carrying value at the time the Company receives title and is subsequently held at the lower of its carrying amount or fair value less cost to sell. Each investment in real estate property is tested for impairment on a quarterly basis.

Derivative Instruments

        The Company utilizes derivative financial instruments as part of our interest rate and credit risk management. Interest rate swaps are deemed to be economic hedges, which management believes mitigate interest rate risk associated with loans available for sale. The Company does not enter into derivative instruments for speculative purposes.

        All derivatives are reported as either assets or liabilities on the consolidated balance sheet at estimated fair value. The Company has not elected hedge accounting for these derivative instruments and, as a result, changes in the fair value for these derivatives are recorded in earnings. The fair value adjustments, along with the related interest income or interest expense, are reported as gain/ (loss) on derivative instruments, net.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

        Although permitted under certain circumstances, the Company does not offset cash collateral receivable or payables against our net derivative positions. As of December 31, 2013, the cash collateral receivable held for derivative instruments is $2.08 million and is included in restricted cash on the consolidated balance sheets.

Trading Securities, At Fair Value

        The Company owns securities traded on major U.S. Exchanges. Investments are valued at the closing price at month end.

Deferred Financing Costs

        Fees and costs incurred to obtain long-term financing have been deferred and are being amortized as a component of interest expense in our consolidated statements of income over the life of the debt on the straight-line method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking debt facilities, which do not close, are expensed in the period in which it is determined that the financing will not close.

Due from Servicers

        The loan servicing activities of the Company are performed primarily by third party servicers. At December 31, 2013 and 2012, the Company's servicers hold substantially all of the cash owned by the Company related to December loan servicing activities. Amount includes principal and interest payments made by borrowers, net of advances and servicing fees. Cash is generally received within thirty days of recording the receivable. At December 31, 2013 and 2012, the Due From Servicers balance in the amount of $7.2 million and $3.0 million, represent funds received by loan servicers from loan activities that have not yet been paid to the Company.

        The Company is subject to credit risk to the extent any servicer with whom the Company conducts business is unable to deliver cash balances or process loan-related transactions on the Company's behalf. The Company monitors the financial condition of the servicers with whom the Company conducts business and believes the likelihood of loss under the aforementioned circumstances is remote.

Goodwill

        Goodwill is accounted for in accordance with ASC Topic 350, Intangibles—Goodwill and Other, which provides, among other things, that goodwill is not amortized but is reviewed for impairment at least annually. The Company recorded goodwill in connection with the acquisition of certain operating subsidiaries. For purposes of goodwill impairment testing, each of the operating subsidiaries is deemed to be a reporting unit. In December 2013 the Company performed a qualitative assessment of various factors pertaining to these reporting entities and determined that is was not more likely than not that the fair value of the reporting unit was less than the carrying value; therefore, further impairment testing was not deemed to be necessary.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

Noncontrolling Interest

        Noncontrolling interest presented on the consolidated balance sheets and the consolidated statements of income represent direct investment in the Operating Partnership in the amounts by Sutherland OP Holdings I, Ltd. and Sutherland OP Holdings II, Ltd., respectively. It additionally includes Operating Partnership units sold to third parties and third party investment into consolidated subsidiaries.

Earnings per Share

        Basic earnings per share is computed using the weighted-average number of shares of common stock outstanding during the period and other securities that participate in dividends, such as our Operating Partnership units to arrive at total common dividends based on their respective weighted-average shares outstanding for the period. The Company's basic and diluted earnings per share are the same, as there were no dilutive securities outstanding for any of the periods presented.

Borrowings Under Credit Facilities

        Mortgage loans, available for sale, at fair value are partially financed by a rated credit facility. The credit facility is structured as a securitization financing in which ReadyCap acts as an originator and seller. Loans financed under this facility are treated as collateralized borrowings. Interest paid and accrued in connection with this credit facility is recorded as interest expense.

Income Taxes

        GAAP establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity's financial statements or tax returns. We assess the recoverability of deferred tax assets through evaluation of carryback availability, projected taxable income and other factors as applicable. Significant judgment is required in assessing the future tax consequences of events that have been recognized in our consolidated financial statements or tax returns as well as the recoverability of amounts we record, including deferred tax assets.

        We provide for exposure in connection with uncertain tax positions which requires significant judgment by management including determination, based on the weight of the tax law and available evidence, that it is more-likely-than-not that a tax result will be realized. Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense on our consolidated statements of income. As of December 31, 2013, we accrued no taxes, interest or penalties related to uncertain tax positions. In addition, we do not anticipate a change in this position in the next 12 months.

Variable Interest Entities

        VIEs are defined as entities in which equity investors (i) do not have the characteristics of a controlling financial interest, and/or (ii) do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The entity that consolidates a VIE is known as its primary beneficiary and is generally the entity with (i) the power to

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

direct the activities that most significantly impact the VIE's economic performance and (ii) the right to receive benefits from the VIE or the obligation to absorb losses of the VIE that could be significant to the VIE. For VIEs that do not have substantial on-going activities, the power to direct the activities that most significantly impact the VIE's economic performance may be determined by an entity's involvement with the design of the VIE.

        In 2011, the Company engaged in three securitization transactions. Prior to October 1, 2013 the Operating Partnership was exempt from consolidating the securitizations under ASC 946. Upon conversion to an operating company, under ASC 810: Consolidation, the Operating Partnership is required to consolidate, as a VIE, the trusts that were created to facilitate the transaction and to which the underlying mortgage loans in connection with the securitization were transferred. In determining the accounting treatment to be applied to these securitization transactions, the Company evaluated whether the entity used to facilitate the transaction was a VIE and, if so, whether it should be consolidated. The Company consolidates a VIE when it is determined to be the primary beneficiary of such VIE. The Company is required to re-evaluate whether to consolidate a VIE each reporting period, based upon the facts and circumstances pertaining to the VIE during such period. Based on this evaluation, we concluded that each of the trusts was a VIE which should be consolidated.

Offering Costs and Formation Transaction Expenses

        In connection with the Private Offering and formation transactions, we incurred incremental accounting fees, legal fees, underwriting fees and professional fees. Approximately $14.7 million, of which $1.4 million remains unpaid at December 31, 2013, was recorded as a reduction of proceeds of the Private Offering. Certain costs not direct and incremental to the Private Offering and formation transaction were expensed as incurred.

Fair Value Option

        The guidance in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 825, Financial Instruments, provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in our consolidated balance sheets from those instruments using another accounting method.

        We have elected the fair value option for eligible financial assets and liabilities of our consolidated VIEs, loans held-for-sale originated by ReadyCap, mortgage backed securities and trading securities. The fair value elections for mortgage loans held-for-sale originated by ReadyCap and mortgage backed securities were made due to the short-term nature of these instruments. The fair value elections for investments in trading securities were made because the shares are listed on an exchange, which allows us to determine the fair value using a quoted price from an active market.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Summary of Significant Accounting Policies (Continued)

Revenue Recognition

        Revenue is accounted for under ASC 605, Revenue Recognition, which provides among other things that revenue be recognized when there is persuasive evidence an arrangement exists, delivery and services have been rendered, price is fixed and determinable and collectability is reasonably assured.

Interest Income

        Interest income on performing loans and financial instruments is accrued based on the outstanding principal amount and contractual terms of the instrument. Discounts or premiums associated with the purchase of non-performing loans and investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected maturity date of the investment. On at least a quarterly basis, we review and, if appropriate, make adjustments to our cash flow projections. For loans and CMBS in which we expect to collect all contractual amounts due, we do not adjust the projected cash flows to reflect anticipated credit losses.

        For non-performing loans which have been purchased at a discount to par value, we do not expect to collect all amounts contractually due at the time we acquired the securities. Accordingly, we expect that a portion of the purchase discount will not be recognized as interest income, and is instead viewed as a non-accretable yield. The amount considered as non-accretable yield may change over time based on the actual performance of these securities, their underlying collateral, actual and projected cash flow from such collateral, economic conditions and other factors. If the performance of a credit deteriorated security is more favorable than forecasted, we will generally accrete more credit discount into interest income than initially or previously expected.

Realized Gains (Losses)

        Upon the sale of loans or securities, the excess (or deficiency) of net proceeds over the net carrying value of such loans or securities is recognized as a realized gain/loss.

Derivative Instruments

        Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We regularly enter into derivative contracts that are intended to economically hedge certain of our risks, even though the transactions may not qualify for, or we may not elect to pursue, hedge accounting. In such cases, changes in the fair value of the derivatives are recorded in earnings.

Other Income

        Other income is substantially comprised of commission fees generated by CBCA and origination fees generated by ReadyCap. Fees are recognized in earnings when the services related to the underlying transaction are completed under the terms of the agreement.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements

        The Company adopted the provisions of FASB ASC 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820 established a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments measured and reported at fair value are classified and disclosed into one of the following categories based on the inputs as follows:

          Level 1— Quoted prices (unadjusted) in active markets for identical investments that the Company has the ability to access.

          Level 2— Pricing inputs are other than quoted prices in active markets, including, but not limited to, quoted prices for similar assets and liabilities in markets that are active, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the assets or liabilities (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates) or other market corroborated inputs.

          Level 3— Significant unobservable inputs are based on the best information available in the circumstances, to the extent observable inputs are not available, including the Company's own assumptions used in determining the fair value of investments. Fair value for these investments are determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

        The Company has elected the fair value option for $105 million of commercial mortgages originated during the year ended December 31, 2013. During the year ended December 31, 2012, the Company elected the fair value option for all investments.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

        The following table presents the Company's financial instruments carried at estimated fair value as of December 31, 2013:

(In Thousands)	Level 1	Level 2	Level 3	Total
Assets
Cash held in money market funds	$175,954	$—	$—	$175,954
Mortgage loans, held-for-sale, at fair value	—	—	105,053	105,053
Derivative instruments, at fair value	—	1,261	—	1,261
Trading securities, at fair value	416	—	—	416
Short term investments	—	374	—	374

Total assets	$176,370	$1,635	$105,053	$283,058

Liabilities
Derivative instruments, at fair value	—	313	—	313

Total liabilities	$—	$313	$—	$313

        The following table presents the Company's financial instruments carried at estimated fair value as of December 31, 2012:

(In Thousands)	Level 1	Level 2	Level 3	Total
Assets
Cash held in money market funds	$1,513	$—	$—	$1,513
Mortgage loans, held-for-sale, at fair value	—	—	73,168	73,168
Mortgage backed securities, at fair value	—	—	53,214	53,214
Equity investments	—	—	4,291	4,291

Total assets	1,513	—	130,673	132,186

Liabilities
Liability under participation agreements	—	—	7,960	7,960

Total liabilities	$—	$—	$7,960	$7,960

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

        The changes in investments and other financial instruments measured at fair value for which the Company has used Level 3 inputs to determine fair value for the year ended December 31, 2013 are as follows:

	Assets			Liabilities
(In Thousands)	Mortgage loans, held-for-sale, at fair value	Mortgage backed securities, at fair value	Equity investments	Liability under participation agreements
Beginning balance—January 1, 2013	$73,168	$53,214	$4,291	$7,960
Accreted discount (amortized premium)	2,572	—	—	—
Transfers from Level 3	—	—	(2,166)	—
Realized gains (losses), net	14,538	(2,213)	1,674	1,761
Unrealized appreciation (depreciation), net	3,963	(6,471)	(4,809)	(59)
Purchases	179,325	—	87,135	4,041
Sales	(62,994)	(2,653)	(8,182)	(5,126)
Transfers due to change in accounting methodology*	(105,519)	—	—	(8,577)
Transfers due to consolidation*	—	(41,877)	(77,943)	—

Ending balance—December 31, 2013	$105,053	$—	$—	$—

*
The "Transfers due to change in accounting methodology" of $105.5 million and $8.6 million shown for the "Mortgage loans, held-for-sale, at fair value" and the "Liability under participation agreements", respectively, reflect the fair value of such type of investments being removed from the table above for such class of assets and liabilities at the time of transfer. The "Ending Balance—December 31, 2013" amounts shown in the table above for the "Mortgage loans, held-for-sale, at fair value" and the "Liability under participation agreements" reflect only those amounts that are held at fair value on the consolidated balance sheet as of December 31, 2013. Effective October 1, 2013, in connection with the conversion from an investment company to an operating company, as described in detail in Note 2, the Company elected to carry its mortgage loans (excluding those mortgage loans originated by ReadyCap for which the Company has elected the FVO) and the liability under participation agreements at carrying value instead of fair value as previously recorded at prior to October 1, 2013. As such, the Mortgage Loans, held-for-sale, at fair value and Liability under participation agreements totaling $105.1 million and $0, respectively, shown in the table above reflects only those mortgage loans and liability under participation agreements that are carried at fair value as of December 31, 2013.

        The "Transfers due to consolidation" amounts shown in the table above for "Mortgage backed securities, at fair value" and "Equity Investments" reflect the fair value of such class of assets as of October 1, 2013, the effective date of the conversion of the Company from an investment company to an operating company. As described in Note 2, as a result of the Company no longer being considered an investment company as of October 1, 2013, the equity investments in ReadyCap and CBCA are now consolidated on the Company's consolidated financial statements and no longer shown as an investment in the accompanying consolidated balance sheet as of December 31, 2013. The amounts shown in the transfers due to change in methodology amounts Mortgage backed securities, at fair value, reflect the fair value of the Company's investments in the securitization vehicles that are retained by the Company

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

as of October 1, 2013. These amounts are now eliminated upon consolidation as a result of the securitizations being consolidated by the Company effective October 1, 2013.

        The above table reflects securities and liabilities affected by the change in accounting methodology (see Note 2). Activity for the nine months ended September 30, 2013 is included. The fair value of the assets at the time of transfer is included in Transfers due to change in accounting methodology.

        The Company's policy is to recognize transfers in and transfers out as of the beginning of the period of the event or the change in circumstances that caused the transfer. Transfers between Level 2 and Level 3 generally relate to whether there were changes in the significant relevant observable and unobservable inputs that are available for the fair value measurements of such financial instruments.

        The changes in investments and other financial instruments measured at fair value for which the Company has used Level 3 inputs to determine fair value for the year ended December 31, 2012 are as follows:

	Assets			Liabilities
(In Thousands)	Mortgage loans, held-for-sale, at fair value	Mortgage backed securities, at fair value	Equity investments	Liability under participation agreements
Beginning balance—January 1, 2012	$17,563	$59,597	$—	$295
Accreted discount (amortized premium)	4,106	—	—	—
Transfers to (from) Level 3	—	—	—	—
Realized gains (losses), net	47,693	(2,865)	—	4,685
Unrealized appreciation (depreciation), net	4,965	5,064	(2,264)	1,891
Purchases	198,675	—	6,836	11,794
Sales	(199,834)	(8,582)	(281)	(10,705)

Ending balance—December 31, 2012	$73,168	$53,214	$4,291	$7,960

Valuation Process for Fair Value Measurement

        The Company establishes valuation processes and procedures designed so that fair value measurements are appropriate and reliable, that they are based on observable inputs where possible, and that valuation approaches are consistently applied and the assumptions and inputs are reasonable. The Company has also established processes to provide that the valuation methodologies, techniques and approaches for investments that are categorized within Level 3 of the fair value hierarchy are fair, consistent and verifiable. The Company's processes provide a framework that ensures the oversight of the Company's fair value methodologies, techniques, validation procedures, and results.

        The Company designates a valuation committee (the "Committee") to oversee the entire valuation process of the Company's Level 3 investments. The Committee is comprised of various personnel that are responsible for developing the Company's written valuation policies, processes and procedures, conducting periodic reviews of the valuation policies, and performing validation procedures on the overall fairness and consistent application of the valuation policies and processes and that the assumptions and inputs used in valuation are reasonable.

        The validation procedures overseen by the Committee are also intended to provide that the values received from external third-party pricing sources are consistent with the Company's Valuation Policy

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

and are carried at fair value. The Company will use an external pricing provided by a third-party source. To the extent that there are no exchange pricing, vendor marks or broker quotes readily available, the Company may use an internal valuation model or other valuation methodology that may be based on unobservable market inputs to fair value the investment.

        The values provided by this third party pricing service are calculated based on key inputs provided by the Company including collateral values, unpaid principal balances, cash flow velocity, contractual status and anticipated disposition timelines. In addition, the Company performs an internal valuation used to assess and review the reasonableness and validity of the fair values provided by a third party. The Company also performs analytical procedures which include automated checks consisting of prior-period variance analysis, comparisons of actual prices to internally calculate expected prices based on observable market changes, analysis of changes in pricing ranges, and relative value and yield comparisons using the Company's proprietary valuation models.

        Upon completion of the review process described above, the Company may provide additional quantitative and qualitative data to the third party pricing service to consider in valuing certain financial assets and liabilities, as applicable. Such data may include deal specific information not included in the data tape provided to the third party, outliers when compared to the unpaid principal balance and collateral value and knowledge of any impending liquidation of an investment. If deemed necessary by the third party, the investments are re-valued by the third party to account for the updated information.

        The following table summarizes the valuation techniques and significant unobservable inputs used for the Company's investments that are categorized within Level 3 of the fair value hierarchy as of December 31, 2013:

(In Thousands)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price*
Mortgage loans, held-for-sale, at fair value	$105,053	Single External Source	Discounted Cash Flow	$97.00 - 105.00	$101.39

*
Unobservable inputs are weighted based on the fair value of the investments included in the range for each asset class.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

        The following table summarizes the valuation techniques and significant unobservable inputs used for the Company's investments that are categorized within Level 3 of the fair value hierarchy as of December 31, 2012:

(In Thousands)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price*
Investments
Commercial Loans
United States
Commercial Loans—Region 1 (Northeast)	$53,962	Single External Source	Discounted Cash Flow	$0.00 - 100.00	$78.89
Commercial Loans—Region 2 (Midwest)	903	Single External Source	Discounted Cash Flow	47.00 - 71.00	66.58
Commercial Loans—Region 3 (South)	15,362	Single External Source	Discounted Cash Flow	0.00 - 93.00	45.12
Commercial Loans—Region 4 (West)	2,941	Single External Source	Discounted Cash Flow	32.00 - 98.00	86.32

Total Commercial Loans	73,168
Equity Investments
United States
Silverthread Falls Holdings, LLC	1	Single External Source	Net Asset Value
JAXB Preferred Stock	3,000	Cost	Cost
ReadyCap Holdings, LLC	1,290	Single External Source	Net Asset Value

Total Equity Investments	4,291
Mortgage Backed Securities
United States
Commercial Mortgage Backed Securities	53,214	Single External Source	Price Yield Model	0.00 - 100.00	22.49

Total Mortgage Backed Securities	53,214

Total Investments	$130,673

*
Unobservable inputs are weighted based on the fair value of the investments and the liability under participation agreements included in the range for each asset class.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Fair Value Measurements (Continued)

Financial Instruments Not Carried at Fair Value

        The following table presents the carrying value and estimated fair value of our financial instruments that are not carried at fair value on the consolidated balance sheet at December 31, 2013:

	December 31, 2013
(In Thousands)	Carrying Value	Fair Value
Assets:
Mortgage loans, held-for-investment	$264,492	$271,515
Real estate acquired in settlement of loans	6,552	7,366
Liabilities:
Liabilities under participation agreements	8,761	8,989
Securitized debt obligations, of consolidated VIEs	55,749	56,769
Secured financing agreements, net	61,821	61,821

        The following table summarizes the valuation techniques and significant unobservable inputs used for the Company's investments that are categorized within Level 3 of the fair value hierarchy, but not held at fair value as of December 31, 2013:

(In Thousands)	Fair Value	Predominant Valuation Technique	Type	Price Range	Weighted Average Price*
Assets
Mortgage loans, held-for-investment	$188,186	Single External Source	Discounted Cash Flow	$0.00 - 185.85	$75.05
Mortgage loans, held-for-investment	83,329	Transaction Price	N/A	16.37 - 100.00	83.18
Real estate acquired in settlement of loans	6,914	Single External Source	Discounted Cash Flow	15.35 - 159.20	53.35
Real estate acquired in settlement of loans	452	Transaction Price	N/A	48.14	48.14
Liabilities
Liabilities under participation agreements	8,989	Single External Sources	Discounted Cash Flow	N/A	N/A
Securitized debt obligations, of consolidated VIEs	9,956	Single External Sources	Price Yield Model	66.66 - 100.84	70.82
Securitized debt obligations, of consolidated VIEs	46,323	Broker Quote	Average Broker Quote	80.00 - 106.96	102.00
Borrowings under credit facilities	61,821	Transaction Price	N/A	100.00	100.00

*
Unobservable inputs are weighted based on the fair value of the investments and the liability under participation agreements included in the range for each asset class.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Recently Issued Accounting Pronouncements

        In December 2011, FASB issued guidance in ASU 2011-11—Balance Sheet (Topic 210) Disclosures about Offsetting Assets and Liabilities, to enhance disclosures about financial instruments and derivative instruments that are either (1) offset or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset. Under the guidance, an entity is required to disclose quantitative information relating to recognized assets and liabilities that are offset or subject to an enforceable master netting arrangement or similar agreement, including the gross amounts of those recognized assets and liabilities, the amounts offset to determine the net amount presented in the statement of financial position and the net amount presented in the statement of financial position. With respect to amounts subject to an enforceable master netting arrangement or similar agreement which are not offset, disclosure is required of the amounts related to recognized financial instruments and other derivative instruments, the amount related to financial collateral (including cash collateral), and the overall net amount after considering amounts that have not been offset. The guidance is effective for annual reporting periods beginning on or after January 1, 2013 and interim periods within those annual periods and retrospective application is required. As the amendments are limited to disclosure only, the adoption of this guidance did not have a material impact on our consolidated financial statements.

        In January 2013, the FASB issued guidance in ASU 2013-01—Balance Sheet (Topic 210) Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, to clarify the scope of disclosures about offsetting assets and liabilities. The amendments clarify that the scope of guidance issued in December 2011 to enhance disclosures around financial instruments and derivative instruments that are either (1) offset, or (2) subject to a master netting arrangement or similar agreement, irrespective of whether they are offset, applies to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for interim and annual periods beginning on or after January 1, 2013. As the amendments are limited to disclosure only, the adoption of this guidance did not have a material impact on our consolidated financial statements.

        In February 2013, the FASB issued a guidance to clarify the scope of applicability of a particular disclosure to nonpublic entities that resulted from the issuance of ASU 2011-04—Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments clarify that the requirement to disclose "the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)" does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position, but for which fair value is disclosed. The amendments in this ASU affect nonpublic entities that have total assets of $100 million or more or that have one or more derivative instruments. The amendment is effective upon issuance. Adoption did not have material impact on the Company's consolidated financial statements.

        In June 2013, the FASB issued guidance in ASU 2013-08—Financial Services—Investment Companies (Topic 946), Amendments to the Scope, Measurement, and Disclosure Requirements, to change the assessment of whether an entity is an investment company by developing a new two-tiered approach that requires an entity to possess certain fundamental characteristics while allowing judgment in assessing certain typical characteristics. The fundamental characteristics that an investment company is required to have include the following: (1) it obtains funds from one or more investors and provides the investor(s) with investment management services; (2) it commits to its investor(s) that its business

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Recently Issued Accounting Pronouncements (Continued)

purpose and only substantive activities are investing the funds solely for returns from capital appreciation, investment income or both; and (3) it does not obtain returns or benefits from an investee or its affiliates that are not normally attributable to ownership interests. The typical characteristics of an investment company that an entity should consider before concluding whether it is an investment company include the following: (1) it has more than one investment; (2) it has more than one investor; (3) it has investors that are not related parties of the parent or the investment manager; (4) it has ownership interests in the form of equity or partnership interests; and (5) it manages substantially all of its investments on a fair value basis. The new approach requires an entity to assess all of the characteristics of an investment company and consider its purpose and design to determine whether it is an investment company. The guidance includes disclosure requirements about an entity's status as an investment company and financial support provided or contractually required to be provided by an investment company to its investees. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2013 and earlier application is prohibited. The Company has evaluated the impact of the new guidance on its consolidated financial statements and has concluded that the new guidance does not apply to real estate investment trusts and is not intended to change current practice for real estate entities. Accordingly, the Company has determined that the new guidance is not expected to impact its consolidated financial statements.

        In July 2013, the FASB issued guidance in ASU 2013-11—Income Taxes (Topic 740), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, to eliminate the diversity in practice on the financial statement presentation of an unrecognized tax benefit when a net operating loss carry forward, a similar tax loss, or when a tax credit carry forward exists. Under the new guidance, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry forward, a similar tax loss, or a tax credit carry forward, except as follows. To the extent a net operating loss carry forward, a similar tax loss, or a tax credit carry forward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statement as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date (e.g., an entity should not evaluate whether the deferred tax asset expires before the statute of limitations on the tax position or whether the deferred tax asset may be used prior to the unrecognized tax benefit being settled). The guidance does not require new recurring disclosures. The guidance applies to all entities that have unrecognized tax benefits when a net operating loss carry forward, similar tax loss, or a tax credit carry forward exists at the reporting date. The guidance became effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments are to be applied prospectively to all unrecognized tax benefits that exist at the effective date, although retrospective application is permitted. The adoption of this guidance is not expected to impact our consolidated financial statements.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Business Combinations

        During the three months ended December 31, 2013, the Company entered into three asset purchase agreements through a subsidiary pursuant to which the subsidiary acquired the assets of the acquired entities for an aggregate purchase price of $1.6 million, all of which was allocated to goodwill. These acquisitions have not been presented on a pro forma basis because they are not deemed to be material.

        During the nine months ended September 31, 2013, the Company entered into two asset purchase agreements through a subsidiary pursuant to which the subsidiary acquired the assets of the acquired entities for an aggregate purchase price of $0.3 million. These acquisitions have not been presented on a pro forma basis because they are not deemed to be material. The purchase price was allocated as follows:

(In Thousands)	January 1, 2013 through September 30, 2013
Assets:
Other assets	$504
Goodwill	124
Liabilities:
Other liabilities	(327)

Note 7—Mortgage Loans

        The Company invests in mortgage loans that it originates as well as loans acquired from third-parties. The following table summarizes the classifications and carrying value of the Company's mortgage loans as of December 31, 2013 and 2012:

	December 31, 2013			December 31, 2012
(In Thousands)	Loans Acquired	Loans Originated	Total	Loans Acquired	Loans Originated	Total
Mortgage loans, held-for-sale, at fair value	$—	$105,053	$105,053	$73,168	$—	$73,168
Mortgage loans, held-for-investment	264,492	—	264,492	—	—	—

Total Mortgage Loans	$264,492	$105,053	$369,545	$73,168	$—	$73,168

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Mortgage Loans (Continued)

        The following table displays the geographic concentration of mortgage loans on our consolidated balance sheets at December 31, 2013 and 2012:

	Mortgage loans, held-for-sale, at fair value		Mortgage loans, held-for- investment
	December 31,
			December 31, 2013
Geographic Concentration (by Current Principal Balance)	2013	2012
New York	1.9%	46.0%	33.4%
Florida	8.6	17.9	16.5
California	17.5	3.2	10.6
New Jersey	—	8.7	4.2
Connecticut	—	2.4	3.0
Tennessee	—	0.5	4.1
Texas	32.4	—	2.7
Massachusetts	—	4.8	2.7
Georgia	2.5	1.1	3.1
Arizona	—	—	2.7
Illinois	7.4	1.6	0.6
North Carolina	6.5	0.8	2.2
Other	23.2	13.0	14.2

Total	100.0%	100.0%	100.0%

        The following table displays the collateral type concentration of mortgage loans on our consolidated balance sheets at December 31, 2013 and 2012:

	Mortgage loans, held-for-sale, at fair value		Mortgage loans, held-for- investment
	December 31,
			December 31, 2013
Collateral Type (by Current Principal Balance)	2013	2012
Mixed Use	6.5%	30.9%	21.0%
Office	15.6	11.4	15.4
Multi-Family	43.2	16.4	13.7
Retail	20.8	19.3	9.2
Land	—	1.4	7.4
Hotel	—	—	6.9
Other	13.9	20.6	26.4

Total	100.0%	100%	100.0%

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Mortgage Loans (Continued)

        The following table displays the loan product type and accompanying loan characteristics of the mortgage loans, held-for-investment recorded on our consolidated balance sheet at December 31, 2013:

(In Thousands)	Loan Balance	Number of Loans	Interest Rate	Maturity Date	Total Current Principal Balance	30 - 89 Days DQ	90+ Days DQ
Fixed-rate mortgage loans:	0 - 500k	258	0.00 - 11.80%	05/01/10 - 02/01/39	$50,209	$4,106	$23,862
	500k - 1mm	43	3.25 - 9.50	10/01/07 - 05/01/38	28,723	—	15,486
	1mm - 1.5mm	10	3.25 - 7.95	02/08/12 - 08/01/22	12,570	1,147	4,888
	1.5mm - 2mm	9	5.00 - 8.50	04/03/14 - 11/01/37	15,890	—	5,098
	2mm - 2.5mm	3	4.00 - 5.48	05/17/13 - 01/31/14	6,617	—	2,038
	Greater than 2.5mm	5	3.25 - 12.00	02/08/12 - 07/26/16	19,723	6,414	3,500

Total		328			$133,732	$11,667	54,872

Adjustable rate mortgage loans:	0 - 500k	252	2.00 - 9.99	09/11/10 - 03/01/41	$72,378	$2,284	24,479
	500k - 1mm	78	3.25 - 8.75	10/29/09 - 03/01/47	51,411	2,821	8,162
	1mm - 1.5mm	21	3.17 - 8.21	12/01/12 - 12/01/38	25,404	—	2,243
	1.5mm - 2mm	7	3.25 - 7.38	01/06/13 - 03/01/38	12,478	—	2,000
	2mm - 2.5mm	6	4.25 - 5.97	12/31/13 - 11/01/34	13,205	—	2,333
	Greater than 2.5mm	9	3.25 - 12.00	08/01/09 - 11/01/34	42,339	—	21,629

Total		373			$217,215	$5,105	$60,846

DQ = Delinquent

        The following table displays the loan product type and accompanying loan characteristics of the mortgage loans, held-for-sale, at fair value recorded on our consolidated balance sheet at December 31, 2013:

(In Thousands)	Loan Balance	Number of Loans	Interest Rate	Maturity Date	Total Current Principal Balance	30 - 89 Days DQ	90+ Days DQ
Fixed-rate mortgage loans:	0 - 500k	1	5.33%	12/01/2018	$454	$—	$—
	500k - 1mm	7	5.33 - 6.62	12/01/2018 - 01/01/2024	5,936	—	—
	1mm - 1.5mm	5	5.93 - 8.74	04/01/2015 - 11/01/2015	6,414	—	—
	1.5mm - 2mm	4	5.72 - 8.20	01/01/2014 - 10/01/2023	6,913	—	—
	2mm - 2.5mm	3	5.79 - 7.84	11/01/2015 - 10/01/2023	7,009	—	—
	Greater than 2.5mm	10	5.48 - 8.00	07/01/2022	51,453	—	—

Total		30			$78,179	$—	$—

Adjustable rate mortgage loans:	0 - 500k	6	5.48 - 6.98	04/01/2043 - 06/01/2043	$2,462	$—	$—
	500k - 1mm	4	5.48 - 6.46	08/01/2023 - 06/01/2043	2,243	—	—
	1mm - 1.5mm	1	5.80	10/01/2023	1,198	—	—
	1.5mm - 2mm	4	5.25 - 5.66	07/01/2023 - 11/01/2023	6,576	—	—
	2mm - 2.5mm	1	6.98	06/01/2043	2,022	—	—
	Greater than 2.5mm	10	5.26 - 6.49	12/01/2023 - 06/01/2038	10,937	—	—

Total		26			$25,438	$—	$—

DQ = Delinquent

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Mortgage Loans (Continued)

        The following table displays the loan product type and accompanying loan characteristics of the mortgage loans, held-for-sale, at fair value recorded on our consolidated balance sheet at December 31, 2012:

(In Thousands)	Loan Balance	Number of Loans	Interest Rate	Maturity Date	Total Current Principal Balance	30 - 89 Days DQ	90+ Days DQ
Fixed-rate mortgage loans:	0 - 500k	47	3.25 - 10.48%	02/03/12 - 10/01/38	$11,085	$1,064	$4,196
	500k - 1mm	23	5.00 - 9.50	03/03/11 - 05/01/38	16,002	1,494	6,984
	1mm - 1.5mm	11	5.04 - 8.17	10/01/09 - 12/01/19	14,023	1,436	3,659
	1.5mm - 2mm	8	5.00 - 10.00	01/01/12 - 11/01/37	14,089	—	3,343
	2mm - 2.5mm	3	5.48 - 6.50	03/01/13 - 11/01/29	6,198	—	2,038
	Greater than 2.5mm	3	4.00 - 8.00	07/01/11 - 06/18/14	11,385	—	6,050

Total		95			$72,782	$3,994	$26,270

Adjustable rate mortgage loans:	0 - 500k	36	3.13 - 9.44	09/11/10 - 03/01/41	$8,618	$401	$5,543
	500k - 1mm	9	3.25 - 8.75	11/01/10 - 10/01/38	6,004	587	2,164
	1mm - 1.5mm	2	7.00 - 8.50	07/01/11 - 12/01/12	2,420	—	1,206
	1.5mm - 2mm	2	3.25 - 7.38	01/06/13 - 04/01/14	3,832	—	—
	2mm - 2.5mm	—			—	—	—
	Greater than 2.5mm	4	3.25 - 8.16	02/01/11 - 10/09/25	13,559	2,612	10,947

Total		53			$34,433	$3,600	$19,860

DQ = Delinquent

        The Company monitors the credit quality of its mortgage loans on an ongoing basis. The loan to value ratio of mortgage loans is a key component of the evaluation of credit quality and is displayed in the following table:

	Mortgage loans, held- for-sale, at fair value		Mortgage loans, held-for- investment
	December 31,
Loan-to-Value (In Thousands)	2013	2012	December 31, 2013
0 - 20%	$—	$6,878	$7,849
20% - 40%	5,468	9,455	10,108
40% - 60%	45,848	22,773	57,462
60% - 80%	51,380	16,916	104,718
80% - 100%	2,136	8,803	59,894
> 100%	220	8,344	24,461

Total	$105,053	$73,168	$264,492

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Mortgage Loans (Continued)

Mortgage Loans at Fair Value

        On the Company's Consolidated Balance Sheet as of December 31, 2013, mortgage loans at fair value were originated by ReadyCap. We elected the fair value option (FVO), in accordance with ASC 825 for our originated mortgage loans that are held-for-sale due to our intent to sell or securitize the loans in the near term. At December 31, 2013 there were 49 SBC loans, with an aggregate outstanding principal balance $103.6 million and an aggregate fair value of $105.0 million. During the three months ended December 31, 2013, the Company recorded $.5 million of negative valuation adjustments on mortgage loans for which we elected the fair value option. These valuation adjustments are included in unrealized gain on mortgage loans, held-for- sale, at fair value on the consolidated statements of income.

Mortgage Loans, Held-for-Investment

        During the period from October 1, 2013 through December 31, 2103 the Company originated $84.9 million in carrying amount and held $264.5 million in carrying amount as of December 31, 2013.

        The following table shows the change in the unpaid principal balance and carrying amount for the period October 1, 2013 through December 31, 2013:

(In Thousands, Except Share Data)	October 1, 2013	December 31, 2013
Current unpaid principal balance	$282,755	$350,947
Carrying amount	205,432	264,492

        The following table provides additional information for mortgage loans, held-for-investment at December 31, 2013:

(In Thousands)	December 31, 2013
Principal Balance	$350,947
Non-accretable balance	(45,061)
Accretable discount, net	(39,645)

Recorded Investment	266,241
Impairment	(1,749)

Carrying Value	$264,492

        The following table presents the changes in the components of our purchase discount on mortgage loans, held-for-investment for the period October 1, 2013 through December 31, 2013:

(In Thousands)	October 1, 2013 through December 31, 2013
Balance at beginning of period	$(34,246)
Accretion of discount	1,857
Purchases	(12,572)
Sales, impairment and other	4,701
Transfers	615

Balance at end of period	$(39,645)

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Mortgage Loans (Continued)

        The following table summarizes the activity in the impairment for mortgage loans held-for-investment for the period October 1, 2013 through December 31, 2013:

(In Thousands)	October 1, 2013 through December 31, 2013
Balance at beginning of period	$—
Charge-offs	—
Recoveries	—
Impairment	(1,749)

Balance at end of period	$(1,749)

Note 8—Real Estate Acquired in Settlement of Loans

        The Company acquires real estate through the foreclosure of its mortgage loans. As of December 31, 2013, the Company held 27 properties in the Company's consolidated taxable REIT subsidiary, SAMC REO 2013-01, LLC and the Company's securitization transactions. The table below summarizes the carrying amount of the Company's real estate holdings as of December 31, 2013:

(In Thousands)	SAMC REO 2013-01, LLC	WVMT 2011-SBC1(a)	WVMT 2011-SBC2(b)	WVMT 2011-SBC3(c)	Total
Alabama	$454	$—	$—	$—	$454
California	—	257	166	—	423
Connecticut	—	—	—	88	88
Florida	—	—	—	284	284
Georgia	866	—	—	270	1,136
Illinois	—	225	—	—	225
Massachusetts	—	194	—	—	194
New Jersey	—	488	251	1,686	2,425
New York	—	—	—	367	367
North Carolina	—	—	—	770	770
Rhode Island	—	186	—	—	186

Total	$1,320	$1,350	$417	$3,465	$6,552

(a)
Waterfall Victoria Mortgage Trust 2011-SBC1 ("WVMT 2011- SBC1") is a grantor trust securitization completed by the Company in 2011. The Predecessor consolidates the asset and liabilities of the trust starting with the date of conversion from an investment company to an operating company.

(b)
Waterfall Victoria Mortgage Trust 2011-SBC2 ("WVMT 2011- SBC2") is a REMIC securitization completed by the Company in 2011. The Predecessor consolidates the asset and liabilities of the trust starting with the date of conversion from an investment company to an operating company.

(c)
Waterfall Victoria Mortgage Trust 2011-SBC3 ("WVMT 2011- SBC3") is a grantor trust securitization completed by the Company in 2011. The Predecessor consolidates the asset

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Real Estate Acquired in Settlement of Loans (Continued)

  and liabilities of the trust starting with the date of conversion from an investment company to an operating company.

  Note 9—Borrowings under Credit Facility

          The Company has a warehouse agreement with Deutsche Bank. The table below summarizes the credit facility and the balances as of December 31, 2013:

(In Thousands)	Outstanding Balance	Limit	Weighted Average Interest Rate	Maturity
Borrowings under credit facilities	$61,821	$150,000	3.5%	09/25/2016

          The following table presents the fair value of our collateral positions pledged with respect to our borrowings under credit facilities as of December 31, 2013:

(In Thousands)	Number of Loans	Weighted Average Rate	Weighted Average Remaining Term(a)	Total Current Principal Balance	Fair Value
0 - 500k	6	5.50%	302	$2,698	$2,700
500k - 1mm	10	6.06	142	7,465	7,512
1mm - 1.5mm	6	6.97	64	7,611	7,636
2mm - 2.5mm	10	6.25	112	19,203	19,596
Greater than 2.5mm	11	6.77	85	55,215	56,854

Total	43	6.59%	100	$92,192	$94,298

(a)
In months

        The agreement for the credit facility requires the Company to maintain certain financial covenants including cash liquidity of $20 million plus 5% of the outstanding balance, thresholds of net asset value decline and tangible net worth requirements. The Company is in compliance with all debt covenants as of December 31, 2013. The credit facility agreement contains restrictions on distributions. Under the agreement, we generally are no permitted to make any distributions or purchase any of our shares.

Note 10—Offsetting Assets and Liabilities

        In order to better define its contractual rights and to secure rights that will help the Company mitigate its counterparty risk, the Company may enter into an ISDA Master Agreement with multiple derivative counterparties. An ISDA Master Agreement, published by the International Swaps and Derivatives Association ("ISDA") Master Agreement is a bilateral trading agreement between two parties that allow both parties to enter into over-the-counter ("OTC"), derivative contracts. The ISDA Master Agreement contains a Schedule to the Master Agreement and a Credit Support Annex, which governs the maintenance, reporting, collateral management and default process (netting provisions in the event of a default and/or a termination event). Under an ISDA Master Agreement, the Company may, under certain circumstances, offset with the counterparty certain derivative financial instruments' payables and/or receivables with collateral held and/or posted and create one single net payment. The

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Offsetting Assets and Liabilities (Continued)

provisions of the ISDA Master Agreement typically permit a single net payment in the event of default including the bankruptcy or insolvency of the counterparty. However, bankruptcy or insolvency laws of a particular jurisdiction may impose restrictions on or prohibitions against the right of offset in bankruptcy, insolvency or other events. In addition, certain ISDA Master Agreements allow counterparties to terminate derivative contracts prior to maturity in the event the Company's net assets decline by a stated percentage or the Company fails to meet the terms of its ISDA Master Agreements, which would cause the Company to accelerate payment of any net liability owed to the counterparty. As of December 31, 2013 and for the year then ended, the Company was in good standing on all of its ISDA Master Agreements or similar arrangements with its counterparties.

        For derivatives traded under an ISDA Master Agreement, the collateral requirements are listed under the Credit Support Annex, which is the sum of the mark to market for each derivative contract, the independent amount due to the derivative counterparty and any thresholds, if any. Collateral may be in the form of Cash or any eligible securities, as defined. Cash collateral pledged to and by the Company with the counterparty, if any, is reported separately on the consolidated balance sheets as restricted cash. All margin call amounts must be made before the notification time and must exceed a minimum transfer amount threshold before a transfer is required. All margin calls must be responded to and completed by the close of business on the same day of the margin call, unless otherwise specified. Any margin calls after the notification time must be completed by the next business day. Typically, the Company and its counterparties are not permitted to sell, rehyphothecate or use the collateral posted. To the extent amounts due to the Company from its counterparties are not fully collateralized, the Company bears exposure and the risk of loss from a defaulting counterparty. The Company attempts to mitigate counterparty risk by establishing ISDA Agreements with only high grade counterparties that have the financial health to honor their obligations and diversification, entering into agreements with multiple counterparties.

        In accordance with ASU 2013-01, the Company is required to disclose the impact of offsetting of assets and liabilities represented in the consolidated balance sheets to enable users of the consolidated financial statements to evaluate the effect or potential effect of netting arrangements on its financial position for recognized assets and liabilities. These recognized assets and liabilities are financial instruments and derivative instruments that are either subject to enforceable master netting arrangements or ISDA Master Agreements or meet the following right of setoff criteria: (a) the amounts owed by the Company to another party are determinable, (b) the Company has the right to set off the amounts owed with the amounts owed by the counterparty, (c) the Company intends to set off, and (d) the Company's right of setoff is enforceable at law. As of December 31, 2013, the Company has elected to offset assets and liabilities associated with its OTC derivative contracts in the consolidated balances sheets.

        The following table provides disclosure regarding the effect of offsetting of the Company's recognized assets and liabilities presented in the consolidated balance sheet as of December 31, 2013:

				Gross Amounts Not Offset in the Consolidated Balance Sheets
		Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Assets Presented in the Consolidated Balance Sheets
	Gross Amounts of Recognized Assets
(In Thousands)				Financial Instruments	Cash Collateral Received	Net Amount
Credit default swaps	$1,261	$—	$1,261	$—	$220	$1,041
US Treasury Bond	5,265	4,891	374	—	—	374

Total Assets	$6,526	$4,891	$1,635	$—	$220	$1,415

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Offsetting Assets and Liabilities (Continued)

				Gross Amounts Not Offset in the Consolidated Balance Sheets
		Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Liabilities Presented in the Consolidated Balance Sheets
	Gross Amounts of Recognized Liabilities
(In Thousands)				Financial Instruments (Fair Value)	Cash Collateral Paid	Net Amount
Interest rate swaps(a)	$384	$71	$313	$—	$313	$—
Borrowings under credit facility(b)	61,821	—	61,821	60,821	1,000	—

Total Liabilities	$62,205	$71	$62,134	$60,821	$1,313	$—

(a)
Total cash paid as collateral for interest rate swaps for one counterparty as of December 31, 2013 is $2,083,535.

(b)
Total fair value of the loans collateralized under the credit facility as of December 31, 2013 is $105,052,763.

        There were no offsetting assets and liabilities held as of December 31, 2012.

Note 11—Derivative Instruments

        The Company is exposed to changing interest rates and market conditions, which affects cash flows associated with borrowings. The Company enters into derivative instruments, which through December 31, 2013 were comprised of Interest Rate Swaps and Credit Default Swaps to mitigate exposure to changes in interest rates. Interest Rate Swaps involve the receipt of variable-rate interest amounts from a counterparty in exchange for us making payments based on a fixed interest rate over the life of the Swap contract. Credit Default Swaps are executed in order to mitigate the risk of deterioration in the current credit health of the commercial mortgage market.

        The Company uses derivative instruments to manage interest rate risk and conditions in the commercial mortgage market and, as such, views them as economic hedges. The Company has not elected hedge accounting for these derivative instruments and, as a result, the fair value adjustments on such instruments are recorded in earnings. The fair value adjustments for these derivatives, along with the related interest income, interest expense and gains/(losses) on termination of such instruments, are reported as a net realized loss on derivative instruments, at fair value on the consolidated statements of income.

        The following table summarizes the Company's use of derivatives and their effect on the consolidated financial statements. Notional amounts included in the table are the average notional amounts on all derivative contracts for the year ended December 31, 2013. We believe these are the most relevant measure of volume or derivative activity as they best represent the Company's exposure to underlying instruments. There were no derivative instruments held during the year ended December 31, 2012.

(In Thousands)	Primary underlying risk	Average Notional Amount	Asset Derivatives Fair Value	Liability Derivatives Fair Value	Net Realized Gain and Loss	Net Change in Unrealized Gain (Loss)
Credit default swaps	Credit risk	$25,000	$1,261	$—	$—	$(822)
Interest rate swaps	Interest rate risk	4,531	—	(313)	—	(313)

Total	—	$29,531	$1,261	$(313)	$—	$(1,135)

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Derivative Instruments (Continued)

        The following table summarizes the average fixed pay rate and average maturity for our Swaps as of December 31, 2013:

(In Thousands)	Notional Amount	Weighted Average Rate	Weighted Average Maturity (Years)
Greater than 1 year and to 3 years	$—	0.0%
Greater than 3 years and to 5 years	8,500	1.4	4.0
Greater than 5 years	77,750	1.2	34.0

Total	$86,250	1.2%	31.0

        The following table summarizes the amounts recognized on the consolidated statements of income related to our derivative instruments for the period January 1, 2013 through September 30, 2013 and October 1, 2013 through December 31, 2013:

Character of Loss on Derivative Instruments (In Thousands)	Locations of Item on the Consolidated Statements of Income for the 3 Months ended December 31, 2013	3 Months Ended December 31, 2013	Locations of Item on the Consolidated Statements of Income for the 9 Months ended September 30, 2013	Nine Months Ended September 30, 2013
Net interest payments/accruals	Realized loss on derivative instruments, at fair value	$(236)	Unrealized gain (loss) on investments, net	$(70)
Change in fair value of derivatives	Unrealized loss on derivative instruments, at fair value	(501)	Unrealized gain (loss) on investments, net	(633)

Total Derivatives		$(737)	—	$(703)

        Agreements with certain of our derivative counterparties contain financial covenants. Through December 31, 2013, the Company was in compliance with the terms of all such financial covenants. The Company has minimum collateral posting thresholds with certain of the Swap counterparties, for which the Company typically pledges cash (See Note 2). If any of the provisions had been breached at December 31, 2013 the Company could have been required to settle its obligations under these derivative contracts at their termination value of $0.4 million, which amount reflects the estimated fair value of the derivatives that were in a liability position, plus accrued interest.

Note 12—Related Party Transactions

Management Agreement—Related Party Transactions

        In connection with the Company's offering of common stock through a private placement in November 2013, the Company entered into a management agreement with the Manager (or, Management Agreement), which describes the services to be provided to us by the Manager and compensation for such services. The Manager is responsible for managing the Company's day-to-day operations, subject to the direction and oversight of the Company's board of directors.

        Pursuant to the terms of the Management Agreement, our Manager is paid a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of the Company's stockholders' equity (as defined in the Management Agreement) up to $500 million and 1.00% per annum of

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Related Party Transactions (Continued)

stockholders' equity in excess of $500 million. For the period from November 26, 2013 through December 31, 2013, the management fee was $672,235, all of which was unpaid as of December 31, 2013. In addition, the Manager is entitled to an incentive fee in an amount equal to the product of (i) 15% and (ii) the excess of (a) Core Earnings (as defined in the Management Agreement) on a rolling four-quarter basis (or the period since November 26, 2013, whichever is shorter) over (b) an amount equal to 8.00% per annum multiplied by the weighted average of the issue price per share of the common stock or OP units multiplied by the weighted average number of shares of common stock outstanding, provided that Core Earnings over the prior twelve calendar quarters (or the period since November 26, 2013, whichever is shorter) is greater than zero. Core Earnings is generally equal to our net income (loss) prepared in accordance with GAAP, excluding (i) certain non-cash items and (ii) expenses incurred in connection with the private offering of common shares. There was no incentive fee earned for the period November 26, 2013 through December 31, 2013.

        The initial term of the Management Agreement expires on November 26, 2016 and is automatically renewed for one-year terms on each anniversary thereafter. Following the initial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors or the holders of a majority of the outstanding common stock (excluding shares held by employees and affiliates of the Manager), based upon (1) unsatisfactory performance by our Manager that is materially detrimental to the Company or (2) a determination that the management fee payable to the Manager is not fair, subject to the Manager's right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of our independent directors. The Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        Prior to November 26, 2013, the Manager was paid a quarterly fixed fee in arrears in an amount equal to 0.5% of the value of net assets of Sutherland Fund, L.P. ("Domestic Feeder"), adjusted for subscriptions and redemption made during the quarter. The Manager, in its sole discretions, may, in effect, waive or reduce this fee to be paid by any investor. This fee was charged at the Domestic Feeder prior to the completion of the Company's common stock private placement.

        Prior to November 26, 2013, The Company was allocated a portion of the Incentive Fee charged at Waterfall Victoria Master Fund, Ltd. and the Domestic Feeder. The allocation is determined by the ratio of Waterfall Victoria Master Fund, Ltd.'s and the Domestic Feeder's net income allocated from the Company over the total net income of Waterfall Victoria Master Fund, Ltd and the Domestic Feeder. For the period January 1, 2013 through November 26, 2013, the Incentive Fee earned was $796,239 all of which remained unpaid as of December 31, 2013. In 2012, the Incentive Fee earned was $7,604,837, all of which remained unpaid as of December 31, 2012.

        In addition to the management fees and profit allocation described above, the Company is also responsible for reimbursing the Manager for certain expenses paid by our Manager on behalf of Company and for certain services provided by the Manager to the Company. The Company recorded expenses of $0.9 million and $0.9 million related to reimbursements for certain expenses paid by the Manager on the Company's behalf in 2013 and 2012, respectively. Expenses incurred by the Manager and reimbursed by us are typically included in salaries and benefits or general and administrative expense on the consolidated statements of income.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Participation and Subservicing Agreements

        The Company has entered into participation agreements with loan sub-servicers ("Participant Holders") entitling the Participant Holders to an economic interest in a defined population of investments ("participating assets") based on the amount of co-investment made by Participant Holders. The Manager believes the participation agreements align the economic interests of the Company with the Participant Holders servicing the loans. The Company's obligation resulting from the Participant Holders' economic interest in the participating assets, and any corresponding unremitted cash flows arising from principal and interest payments related to the participating assets, are recorded under liability under participation agreements in the consolidated balance sheets. The liability under the participation agreements is recorded at the Participant Holders' portion of the carrying value of the participating assets.

        The Manager has entered into subservicing agreements with various loan servicers. The subservicing agreements include provisions which entitle the loan servicer to an incentive fee depending on the performance of the loan portfolio. The incentive fee is paid at the time the last loan liquidates within a given portfolio. The expected incentive fee expense to be paid to the servicer is included under disposition fee expense in the consolidated statements of income and the related liability is recorded under liability under subservicing agreements on the consolidated balance sheets.

Note 14—Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks

        In the normal course of business, the Company enters into transactions in various financial instruments that expose us to various types of risk, both on and off balance sheet, which are associated with such financial instruments and markets for which the Company invest. These financial instruments expose us to varying degrees of market risk, credit risk, interest rate risk, liquidity risk, off balance sheet risk and prepayment risk.

        Market Risk—Market risk is the potential adverse changes in the values of the financial instrument due to unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates, or market values of the underlying financial instruments. We attempt to mitigate our exposure to market risk by entering into offsetting transactions, which may include purchase or sale of interest-bearing securities and equity securities.

        Credit Risk—The Company is subject to credit risk in connection with our investments in SBC loans and SBC ABS and other target assets we may acquire in the future. The credit risk related to these investments pertains to the ability and willingness of the borrowers to pay, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan or security term. We believe that loan credit quality is primarily determined by the borrowers' credit profiles and loan characteristics. We seek to mitigate this risk by seeking to acquire assets at appropriate prices given anticipated and unanticipated losses and by deploying a value-driven approach to underwriting and diligence, consistent with our historical investment strategy, with a focus on projected cash flows and potential risks to cash flow. We further mitigate our risk of potential losses while managing and servicing our loans by performing various workout and loss mitigation strategies with delinquent borrowers. Nevertheless, unanticipated credit losses could occur which could adversely impact operating results.

        Liquidity Risk—Liquidity risk arises in our investments and the general financing of our investing activities. It includes the risk of not being able to fund acquisition and origination activities at settlement dates and/or liquidate positions in a timely manner at a reasonable price, in addition to

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks (Continued)

potential increase in collateral requirements during times of heightened market volatility. If we were forced to dispose of an illiquid investment at an inopportune time, we might be forced to do so at a substantial discount to the market value, resulting in a realized loss. We attempt to mitigate our liquidity risk by regularly monitoring the liquidity of our investments in SBC loans, ABS and other financial instruments. Factors such as our expected exit strategy for, the bid to offer spread of, and the number of broker dealers making an active market in a particular strategy and the availability of long-term funding, are considered in analyzing liquidity risk. To reduce any perceived disparity between the liquidity and the terms of the debt instruments in which we invest, we attempt to minimize our reliance on short-term financing arrangements. While we may finance certain investment in security positions using traditional margin arrangements and reverse repurchase agreements, other financial instruments such as collateralized debt obligations, and other longer term financing vehicles may be utilized to attempt to provide us with sources of long-term financing.

        Off-Balance Sheet Risk—Off balance sheet risk refers to situations where the maximum potential loss resulting from changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments may result in changes in the value of a particular financial instrument in excess of the reported amounts of such assets and liabilities currently reflected in the accompanying Consolidated Balance Sheets.

        Interest Rate—Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

        Our operating results will depend, in part, on differences between the income from our investments and our financing costs. Our debt financing is based on a floating rate of interest calculated on a fixed spread over the relevant index, subject to a floor, as determined by the particular financing arrangement. In the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in credit losses to us, which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. Furthermore, such defaults could have an adverse effect on the spread between our interest-earning assets and interest-bearing liabilities.

        Additionally, non-performing SBC loans are not as interest rate sensitive as performing loans, as earnings on non-performing loans are often generated from restructuring the assets through loss mitigation strategies and opportunistically disposing of them. Because non-performing SBC loans are short-term assets, the discount rates used for valuation are based on short-term market interest rates, which may not move in tandem with long-term market interest rates. A rising rate environment often means an improving economy, which might have a positive impact on commercial property values, resulting in increased gains on the disposition of these assets.

        While rising rates could make it more costly to refinance these assets, we expect that the impact of this would be mitigated by higher property values. Moreover, small business owners are generally less interest rate sensitive than large commercial property owners, and interest cost is a relatively small component of their operating expenses. An improving economy will likely spur increased property values and sales, thereby increasing the need for SBC financing.

        Prepayment Risk—As we receive prepayments of principal on our investments, premiums paid on such investments will be amortized against interest income. In general, an increase in prepayment rates

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks (Continued)

will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely, discounts on such investments are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

Note 15—Contingencies and Indemnifications

        The Company may be subject to litigation and administrative proceedings arising in the ordinary course of its business. The Company does not believe that such matters will have a material adverse impact on the Company's financial position, results of operations, or cash flows.

        The Company has entered into agreements, which provide for indemnifications against losses, costs, claims, and liabilities arising from the performance of individual obligations under such agreements. The Company has had no prior claims or payments pursuant to these agreements. The Company's individual maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on history and experience, the Company expects the risk of loss to be remote.

        As of December 31, 2013, the Company had $3.0 million of unfunded loan commitments related to mortgage loans, held-for-sale.

Note 16—Income Taxes

        We will elect to be taxed as a Real Estate Investment Trust, on our first income tax return for the year ended December 31, 2013. Our qualification as a REIT depends on our ability to meet various requirements imposed by the Internal Revenue Code, which relate to our organizational structure, diversity of stock ownership and certain requirements with regard to the nature of our assets and the sources of our income. As a REIT, we generally must distribute annually at least 90% of our net taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal income tax not to apply to our earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. Even if we qualify as a REIT, we may be subject to certain U.S. federal income and excise taxes and state and local taxes on our income and assets. If we fail to maintain our qualification as a REIT for any taxable year, we may be subject to material penalties as well as federal, state and local income tax on our taxable income at regular corporate rates and we would not be able to qualify as a REIT for the subsequent four taxable years. As of December 31, 2013, we are in compliance with all REIT requirements.

        We wholly own four Taxable REIT Subsidiaries ("TRS"). A TRS is a taxable corporation and pays federal, state and local income tax on its net taxable income.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Income Taxes (Continued)

        Our income tax provision consists of the following:

(In Thousands)	3 Months Ended December 31, 2013	9 Months Ended September 30, 2013	Year Ended December 31, 2012
Current:
Federal Income Tax	$—	$—	$—
State & Local Income Tax	—	—	—

Net Current Tax Provision	—	—	—
Deferred:
Federal Income Tax	1,373	1,777	745
State & Local Income Tax	275	355	149
Valuation Allowance	(1,648)	(2,132)	(894)

Net Deferred Tax Provision	—	—	—

Total Income Tax Provision	$—	$—	$—

        The difference between the federal statutory tax and the effective tax is as follows:

(In Thousands)	3 Months Ended December 31, 2013	9 Months Ended September 30, 2013	Year Ended December 31, 2012
U.S. Statutory Tax	$(758)	$934	$15,133
State & Local Tax	(152)	187	3,027
Income Attributable to REIT	(290)	—	—
Income Attributable to Passthru entities	(579)	(3,239)	(19,071)
Income Attributable to Noncontrolling Interest	131	(14)	17
Valuation Allowance	1,648	2,132	894

Effective Income Tax	$—	$—	$—

        Our deferred income tax assets and liabilities consist of the following:

(In Thousands)	As of December 31, 2013	As of December 31, 2012
Deferred Tax Assets:
Net Operating Loss Carryforwards	$4,103	$318
Unrealized Losses	374	374
Startup Costs	167	171
Other	30	31

Total Deferred Tax Assets:	4,674	894
Valuation Allowance	(4,674)	(894)

Net Deferred Tax Assets:	$—	$—

        We currently have approximately $9.7 million of net operating loss carry forwards which begin to expire in the year 2032.

        Our major tax jurisdictions where we file income tax returns include Federal, New York State and New York City. The statute of limitations for the Company for the tax year 2013 expires in 2017. The TRS's major tax jurisdictions are Federal, New York State, New York City and California. The statute of limitations is currently open for the years 2010 through 2013.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Other Assets and Other Liabilities

        Other assets at December 31, 2013 and 2012 are summarized in the following table:

	December 31,
(In Thousands)	2013	2012
Sales commission receivable	$1,466	$—
Fixed assets, net of depreciation	167	—
Other	996	98
Prepaid securitization expense	—	529

Total	$2,629	$627

        Accounts payable and other accrued liabilities at December 31, 2013 and 2012 are summarized in the following table:

	December 31,
(In Thousands)	2013	2012
Accounts payable under participation agreements	$1,159	$774
Accrued offering costs	1,360	—
Loan commitments payable	757	—
Sales commission payable	639	—
Accrued professional fees	536	238
Deferred revenue	287	—
Other	1,690	157

Total	$6,428	$1,169

Note 18—Other Income and Operating Expenses

        Other income as shown on the consolidated statements of income are summarized in the following table:

(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013	Year Ended December 31, 2013
Commission income	$2,147	—	$—
Other	1,300	90	—

Total	$3,447	$90	$—

        Operating expenses as shown on the consolidated income statements are summarized in the following table:

(In Thousands)	Three Months Ended December 31, 2013	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Commission expense	$2,321	$—	$—
Securitization expense	—	586	1,563
Administrative fees	212	273	490
Tax expense	380	452	70
Other	1,810	646	868

Total	$4,723	$1,957	$2,991

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Use of Special Purpose Entities

        Special purpose entities (or, SPEs) are entities designed to fulfill a specific limited need of the entity that organizes it. SPEs are often used to facilitate transactions that involve securitizing financial assets. The objective of such transactions may include obtaining non-recourse financing, obtaining liquidity or refinancing the underlying securitized financial assets on more favorable terms than available on such assets on an un-securitized basis. Securitization involves transferring assets to an SPE to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through the SPE's issuance of debt or equity instruments. Investors in an SPE usually have recourse only to the assets in the SPE and, depending on the overall structure of the transaction, may benefit from various forms of credit enhancement, such as over-collateralization in the form of excess assets in the SPE, priority with respect to receipt of cash flows relative to holders of other debt or equity instruments issued by the SPE, or a line of credit or other form of liquidity agreement that is designed with the objective of ensuring that investors receive principal and/or interest cash flow on the investment in accordance with the terms of their investment agreement.

Securitized Transactions

        In 2011, the Company engaged in three securitization transactions. Prior to October 1, 2013 the operating partnership was exempt from consolidating the securitizations under ASC 946: Financial Services—Investment Companies. Upon conversion to operating company accounting, under ASC 810: Consolidation, the operating partnership is required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transaction and to which the underlying mortgage loans in connection with the securitization were transferred. (See Note 2 for a discussion of our accounting policies applied to the consolidation of the VIE and transfer of the financial assets in connection with the securitization.).

        The mortgage loans in the securitization trust are comprised of performing, sub-performing and non-performing SBC loans.

        On a quarterly basis, the Company completes an analysis to determine whether the VIE should be consolidated. As part of this analysis, the Company's involvement in the creation of the VIE, including the design and purpose of the VIE and whether such involvement reflects a controlling financial interest that results in the Company being deemed the primary beneficiary of the VIE is considered. In determining whether the Company would be considered the primary beneficiary, the following factors are considered: (i) whether the Company has both the power to direct the activities that most significantly impact the economic performance of the VIE; and (ii) whether the Company has the right to receive benefits or the obligation absorb losses of the entity that could be potentially significant to the VIE. Based on the Company's evaluation of these factors, including the Company's involvement in the design of the VIE, it was determined that the Company is required to consolidate the VIE created to facilitate the securitization transaction effective October 1, 2013.

        For financial statement reporting purposes, since the underlying trust is consolidated, the securitization is effectively viewed as a financing of the mortgage loans that were securitized to enable the senior security to be created and sold to a third-party investor. As such, the senior security is presented on the consolidated balance sheet as securitized debt obligations of consolidated VIEs. The third-party beneficial interest holders in the VIE have no recourse against the Company, except that the Company has an obligation to repurchase assets from the VIE in the event that certain representations and warranties in relation to the mortgage loans sold to the VIE are breached. In the absence of such a breach, the Company has no obligation to provide any other explicit or implicit

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Use of Special Purpose Entities (Continued)

support to any VIE. As previously stated, the Company is not obligated to provide, nor has the Company provided, any financial support to these consolidated securitization vehicles.

        As of December 31, 2013, the carrying value of the Company's securitized mortgage loans was $88.4 million and $5.2 million and is presented on the consolidated balance sheet as Mortgage loans, held-for-investment and Real estate acquired in settlement of loans, respectively.

        The securitization trust receives principal and interest on the underlying mortgage loans and distributes those payments to the certificate holders. The assets and other instruments held by the securitization trust are restricted in that they can only be used to fulfill the obligations of the securitization trust. The risks associated with the Company's involvement with the VIE is limited to the risks and rights as a certificate holder of the securities retained by the Company.

        The activities of the trust are substantially set forth in the securitization transaction documents, primarily the mortgage loan trust agreement, the trust agreement, the indenture and the securitization servicing agreement (collectively, the "Securitization Agreements"). Neither the trust nor any other entity may sell or replace any assets of the trust except in connection with: (i) certain loan defects or breaches of certain representations and warranties which have a material adverse effect on the value of the related assets; (ii) loan defaults; (iii) certain trust events of default or (iv) an optional termination of the trust, each as specifically permitted under the Securitization Agreements.

Securitized Debt

        The consolidation of the securitization transactions includes the sales of senior securities to third parties which are shown as securitized debt obligations securitized debt obligations of consolidated VIEs on the consolidated balance sheets. At December 31, 2013, the securitized debt collateralized by commercial mortgage loans had a principal balance of $62.7 million as shown below:

(In Thousands)	Weighted Average Interest Rate	Current Principal Balance
Waterfall Victoria Mortgage Trust 2011-SBC1	7.00%	$1,195
Waterfall Victoria Mortgage Trust 2011-SBC2	5.13	46,780
Waterfall Victoria Mortgage Trust 2011-SBC3	6.47	14,678

Total		$62,653

        Costs incurred in connection with the securitization transactions are capitalized and amortized over the anticipated life of the securitized debt.

        Repayment of our securitized debt will be dependent upon the cash flows generated by the mortgage loans in the securitization trust that collateralize such debt. The actual cash flows from the securitized mortgage loans are comprised of coupon interest, scheduled principal payments, prepayments and liquidations of the underlying mortgage loans. The actual term of the securitized debt may differ significantly from our estimate given that actual interest collections, mortgage prepayments and/or losses on liquidation of mortgages may differ significantly from those expected.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Use of Special Purpose Entities (Continued)

VIE Impact on Consolidated Financial Statements

        The following table reflects the assets and liabilities recorded on the consolidated balances sheets related to our consolidated VIEs as of December 31, 2013:

(In Thousands)	December 31, 2013
Assets:
Mortgage loans, held-for-investment	88,393
Real estate acquired in settlement of loans	5,232
Due from servicers	1,826
Liabilities:
Securitized debt obligations of consolidated VIEs	55,749

        The following table reflects the income and expense amounts recorded on our consolidated statements of income related to our consolidated VIE's for the three months ended December 31, 2013. The items below which were previously presented separately under consolidated income of VIEs in the consolidated statement of income for the three months ended December 31, 2013 have now been reclassified in their respective line items on the consolidated statement of income for the three months ended December 31, 2013.

(In Thousands)	December 31, 2013
Realized gain on mortgage loans, held-for-investment	1,284
Interest income, mortgage loans, held-for-investment	1,755
Interest expense, securitized debt obligations of consolidated VIEs	(1,719)
Other income	614
Operating expenses	(884)

Note 20—Stockholders' Equity

Dividends Declared

        There were no dividends declared in 2013 and 2012.

Offering of Common Stock

        The following table presents information with respect to shares of our common stock issued through our Private Offering in November 2013:

Share Issue Date (In Thousands, except share data)	Number of Shares	Par Value per Share	Par Value of Shares Issued	Additional Paid-in-Capital	Non-Controlling Interest	Net Proceeds
November 26, 2013—144a Offering	13,649,719	$.01	$136	$189,540	$8,318	$197,994
November 26, 2013—Capital Contribution	14,926,850.01		149	223,754	51,187	275,090
November 26, 2013—Redemption of liquidating accounts	(240,834)	.01	(2)	(3,610)	(9,202)	(12,814)
December 19, 2013—144a Offering	856,329.01		9	12,836	—	12,845

Total	29,192,064		$292	$422,520	$50,303	$473,115

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20—Stockholders' Equity (Continued)

Stock Incentive Plan

        In connection with the November 26, 2013 common stock offering, the 2013 equity incentive plan was established. Pursuant to this plan, the board of directors is authorized to approve grants of equity-based awards to the Manager, its personnel and its affiliates. The 2013 equity incentive plan provides for grants of equity-based awards up to an aggregate of 5% of the shares of the Company's common stock issued and outstanding from time to time on a fully diluted basis. No awards were issued in connection with the offering and no awards will be granted prior to an initial public offering or listing of the Company's common shares.

Note 21—Earnings (Loss) per Common Share

        The following table presents basic and diluted net earnings (loss) per share of common:

(In Thousands, Except Share Data)	For the Period October 1, 2013 through December 31, 2013	For the Period October 1, 2013 through December 31, 2013	For the Period January 1, 2012 through December 31, 2012
Basic Earnings Per Common Share:
Net income (loss) attributable to Sutherland Asset Management Corporation	$(2,208)	$2,668	$43,236
Less: Dividends and undistributed earnings allocated to participating securities	—	—	—
Less: Noncontrolling interest	(376)	40	(49)
Net income (loss) allocated to common shareholders	(1,832)	2,628	43,285
Basic weighted average common shares outstanding	20,353,796	10,620,699	10,442,826

Basic Earnings (Loss) Per Common Share	$(0.09)	$0.25	$4.14

Note 22—Segments and Related Information

        The Company operates three reportable segments: investment activities, new loan originations and real estate brokerage and advisory services.

        The Company seeks to maximize the value of the distressed mortgage loans acquired by the Company through loan modification programs, special servicing and other initiatives focused on keeping borrowers in their properties. Where this is not possible, such as in the case of many nonperforming mortgage loans, the Company seeks to effect property resolution in a timely, orderly and economically efficient manner, including through the use of resolution alternatives to foreclosure.

        The new loan origination segment is operated by a wholly-owned subsidiary, ReadyCap. ReadyCap originates SBC loans through multiple loan origination channels. These loans are financed though warehouse lines and securitization transactions.

        The real estate brokerage and advisory services segment is operated by a wholly-owned subsidiary, CBCA. In addition to providing such services, CBCA may refer potential loan originations to ReadyCap.

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22—Segments and Related Information (Continued)

        Financial highlights by operating segment for the nine months ended September 30, 2013 are summarized below:

(In Thousands)	Investment Activities	New Loan Originations	Real Estate Brokerage and Advisory Services	Total
Revenues:
Interest income	$11,089	$1,086	$—	$12,175
Realized gains (losses), net	12,237	(116)	—	12,121
Unrealized gain (loss), net	(3,809)	1,125	—	(2,684)
Other income	90	1,467	5,166	6,723
Expenses:
Impairment expense	—	—	—	—
Interest expense	—	(8)	—	(8)
Disposition fee income (expense)	(7,277)	—	—	(7,277)
Management fee—related party	—	—	—	—
Employee compensation and benefits	(381)	(4,623)	(1,659)	(6,663)
Professional fees	(438)	(778)	(246)	(1,462)
Operating expenses, net	(3,938)	(1,032)	(5,287)	(10,257)

Net income (loss)	$7,573	$(2,879)	$(2,026)	$2,668

Total Asset at September 30, 2013	$223,291	$94,752	$1,195	$319,238

        Financial highlights by operating segment for the three months ended December 31, 2013 are summarized below:

(In Thousands)	Investment Activities	New Loan Originations	Real Estate Brokerage and Advisory Services	Total
Revenues:
Interest income	$4,797	$1,353	$—	$6,150
Realized gains (losses), net	37,984	(236)	—	37,748
Unrealized gain (loss), net	(34,859)	(950)	—	(35,809)
Other income	614	269	2,564	3,447
Expenses:
Impairment expense	(1,749)	—	—	(1,749)
Interest expense	(1,719)	(464)	—	(2,183)
Disposition fee income (expense)	94	—	—	94
Management fee—related party	(672)	—	—	(672)
Employee compensation and benefits	(817)	(1,308)	(722)	(2,847)
Professional fees	(733)	(94)	(152)	(979)
Operating expenses, net	(1,657)	(767)	(2,984)	(5,408)

Net income (loss)	$1,283	$(2,197)	$(1,294)	$(2,208)

Total Assets at December 31, 2013	$487,939	$129,361	$4,359	$621,659

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22—Segments and Related Information (Continued)

        Financial highlights by operating segment for the year ended December 31, 2012 are summarized below:

(In Thousands)	Investment Activities	New Loan Originations	Real Estate Brokerage and Advisory Services	Total
Revenues:
Interest income	$18,402	$—	$—	$18,402
Realized gains (losses), net	40,144	—	—	40,144
Unrealized gain (loss), net	7,890	—	—	7,890
Other income	—	—	—	—
Expenses:
Interest expense	—	—	—	—
Employee compensation and benefits	(1,232)	(558)	(777)	(2,567)
Operating expenses, net	(19,952)	(657)	(24)	(20,633)

Pre-tax Net Income	$45,252	$(1,215)	$(801)	$43,236

Total Assets at December 31, 2012	$159,650	$1,391	$526	$161,567

Note 23—Financial Highlights

        Financial highlights of the Company for the period from January 1, 2013 through September 30, 2013, are as follows:

Limited Partners
Total Return
Total return before incentive fee	2.2%
Incentive fee	(.3)

Total return after incentive fee	1.9%

Ratio to Average Limited Partners' Capital
Operating expenses before interest expense (excluding incentive fee)	(5.9)%
Interest expense	—

Total operating expenses including interest expense (excluding incentive fee)	(5.9)
Incentive fee	(.4)

Total operating expenses and incentive fee	(6.3)%

Net investment income	5.8%

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 23—Financial Highlights (Continued)

        Financial highlights of the Company for the period from January 1, 2012 through December 31, 2012, are as follows:

Limited Partners
Total Return
Total return before incentive fee	32.6%
Incentive fee	(4.9)

Total return after incentive fee	27.7%

Ratios to Average Limited Partners' Capital
Operating expenses before interest expense (excluding incentive fee)	(8.0)%
Interest expense	—

Total operating expenses including interest expense (excluding incentive fee)	(8.0)
Incentive fee	(4.5)

Total operating expenses and incentive fee	(12.5)%

Net investment income	10.9%

Note 24—Subsequent Events

        On January 29, 2014, the Company issued 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock (the "Preferred Shares") at a price of $1,000 per share for a total of $107,500 of proceeds, net of offering costs. The Preferred Shares rank senior to the common shares of beneficial interest. The Preferred Shares are cumulative redeemable preferred shares, do not have any maturity date and are not subject to mandatory redemption. The Company may, at its option, redeem the Preferred Shares, in whole or from time to time in part, by payment of $1,000 per share, plus any accumulated, accrued and unpaid distributions through the date of redemption. The Company will pay a $100 redemption premium per share for Preferred Shares redeemed prior to December 31, 2015.

        The Company has evaluated all subsequent events or transactions for potential recognition or disclosure through May 9, 2014, the date on which these consolidated financial statements were available to be issued and has determined that there were no additional subsequent events requiring adjustments to or in the consolidated financial statements.

                        Shares

Common Stock

PRELIMINARY PROSPECTUS

J.P. Morgan
Morgan Stanley
FBR
Citigroup
JMP Securities
Keefe, Bruyette & Woods

A Stifel Company

Through and including                                    , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                        , 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other expenses of issuance and distribution.

        The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

(dollars in thousands)
Securities and Exchange Commission registration fee		$11,620
Financial Industry Regulatory Authority, Inc. filing fee		$15,500
NYSE listing fee	$		*
Legal fees and expenses (including Blue Sky fees)	$		*
Accounting fees and expenses	$		*
Printing and engraving expenses	$		*
Transfer agent fees and expenses	$		*
Miscellaneous	$		*

Total	$		*

*
To be furnished by amendment.

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent sales of unregistered securities.

        On November 26, 2013 and December 19, 2013, we completed the 2013 private placement of 14,506,048 shares of our common stock and 562,890 OP units in our operating partnership, pursuant to which we raised approximately $225.6 million in gross proceeds. FBR Capital Markets & Co. acted as initial purchaser and placement agent in the offering. Shares of our common stock and OP units were sold to accredited investors, qualified institutional buyers and certain persons outside the United States in offshore transactions at a price per share of $15.00. FBR Capital Markets & Co.'s initial purchaser's discount and placement fee was $1.03125 per share, resulting in a price per share received by us before expenses of $13.96875, or $212.3 in aggregate proceeds to us before expenses. We believe the issuances in this offering were exempt from registration pursuant to Section 4(2), Rule 144A, Regulation S or Regulation D of the Securities Act based upon the representations to us or FBR Capital Markets & Co. by each investor or investor transferee that such investor is an "accredited investor" as defined in Rule 501(a) under the Securities Act, such investor is a non-US person and otherwise complies with the requirements of Regulation S, or such investor is a "qualified institutional investor" as defined in Rule 144A under the Securities Act, as the case may be. No general solicitation was involved in the issuance.

        Concurrently with the completion of the 2013 private placement, we engaged in the REIT formation transactions in order to allow us to continue our business as a REIT for federal income tax purposes. As part of the REIT formation transactions, U.S. taxable and tax-exempt accredited investors in the Victoria Funds received distributions of interests in the REIT Holding Company, which holds 15,834,126 shares of our common stock and distributions of interests in Sutherland OP Holdings I, Ltd., or OP Holding Company I, which holds 1,287,635 OP units in our operating partnership, and non-U.S. investors in the Victoria Funds received distributions of ownership interests in Sutherland OP Holdings II, Ltd., or OP Holding Company II, in an offshore transaction outside the United States which holds

1,777,487 OP units. The interests in either the REIT Holding Company, OP Holding Company I or OP Holding Company II, as applicable, was allocated among existing investors in the Victoria Funds in accordance with their relative net asset values in the Victoria Funds and other feeder vehicles as of September 30, 2013. The common stock and OP units described in the preceding sentence were issued on November 26, 2013 in a private placement other than by means of any general solicitation that was exempt from the registration requirements of the Securities Act, pursuant to Section 4(2), Regulation S or Regulation D of the Securities Act.

        On January 28, 2012, we sold 125 shares of our Series A Preferred Stock for $1,000 per share to a select group of investors who are "accredited investors" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act other than by means of any general solicitation. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, based upon the representations to us, H & L Equities, LLC or REIT Funding, LLC by each investor or investor transferee that such investor is an "accredited investor" as defined in Rule 501(a) under the Securities Act. The Series A Preferred Stock was sold through H & L Equities, LLC or such other registered broker-dealers as selected by REIT Funding, LLC. In exchange for providing such services, we paid a fee of $15,000 to REIT Funding, LLC (and agreed to reimburse REIT Funding, LLC for certain expenses). From this fee, REIT Funding, LLC was responsible for paying the brokerage or placement fees of $6,250 and advisory fees.

        We declared a cash dividend in respect of the quarter ended March 31, 2014 of $0.16 per share of our common stock and OP units. We also declared a cash dividend in respect of the quarter ended June 30, 2014 of $0.20 per share of our common stock and OP unit. We offered holders of common stock and OP unit holders the opportunity, or the Dividend Reinvestment Offer, to reinvest the first quarter and second quarter cash dividends into newly issued shares of common stock or OP units, respectively, at the issuance price of $15.00 per share of common stock or per OP unit, which was the issuance price in our 2013 private placement described above. The Dividend Reinvestment Offer was also made to investors that hold shares of common stock indirectly through ownership of an equal number of units of limited partner interests in the REIT Holding Company, and that hold OP units indirectly through an equal number of shares in OP Holding Company I or OP Holding Company II. In the case of our investors that hold shares and OP units through a holding company, we issued the additional shares and OP units to the applicable holding company, which issued an equal number of its securities to such investors. As part of the Dividend Reinvestment Offer, on June 17, 2014, we issued a total of 125,893 shares of common stock and 19,944 OP units in connection with the first quarter dividend and on September 24, 2014, we issued a total of 115,631 shares of common stock and 23,664 OP units in connection with the second quarter dividend, in each case to accredited investors and certain persons outside the United States in offshore transactions based upon the representations to us by each investor or investor transferee that such investor is an "accredited investor" as defined in Rule 501(a) under the Securities Act or such investor is a non-US person and otherwise complies with the requirements of Regulation S, as the case may be. No general solicitation or underwriters were involved in the issuance.

        On July 31, 2014, we issued 590 shares of common stock in exchange for an equivalent number of OP units to an existing "accredited investor" holder of OP units that elected to redeem such OP units in a private placement that was exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act. No general solicitation or underwriters were involved in the issuance.

Item 34.    Indemnification of directors and officers.

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

        In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        We have entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of proceeds from stock being registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial statements and exhibits.

(a)
Financial Statements. See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement.

(b)
Exhibits. The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 37.    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby further undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 1, 2014.

SUTHERLAND ASSET MANAGEMENT CORPORATION
By:	/s/ THOMAS E. CAPASSE
	Name:	Thomas E. Capasse
	Title:	Chairman of the Board and Chief Executive Officer

        Each person whose signature appears below hereby constitutes and appoints Thomas E. Capasse, Jack J. Ross and Frederick C. Herbst and each of them, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in- fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ THOMAS E. CAPASSE Thomas E. Capasse	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 1, 2014
By:	/s/ JACK J. ROSS Jack J. Ross	President and Director	October 1, 2014
By:	/s/ FREDERICK C. HERBST Frederick C. Herbst	Chief Financial Officer (Principal Accounting and Financial Officer)	October 1, 2014
By:	/s/ FRANK P. FILIPPS Frank P. Filipps	Director	October 1, 2014

Signatures		Title	Date

By:	/s/ TODD M. SINAI Todd M. Sinai	Director	October 1, 2014
By:	/s/ J. MITCHELL REESE J. Mitchell Reese	Director	October 1, 2014

EXHIBIT INDEX

Exhibit number		Exhibit description
1.1	*	Form of Underwriting Agreement among Sutherland Asset Management Corporation and the underwriters named therein
3.1	*	Articles of Amendment and Restatement of Sutherland Asset Management Corporation
3.2	*	Articles Supplementary of Sutherland Asset Management Corporation.
3.3	*	Bylaws of Sutherland Asset Management Corporation
3.4	*	Second Amended and Restated Agreement of Limited Partnership, dated as of November 26, 2013, of Sutherland Partners, L.P.
3.5	*	Amendment to Agreement of Limited Partnership, dated as of November 26, 2013, of Sutherland Partners, L.P.
3.6	*	Second Amendment to Agreement of Limited Partnership, dated as of December 19, 2013, of Sutherland Partners, L.P.
3.7	*	Third Amendment to Agreement of Limited Partnership, dated as of June 17, 2014, of Sutherland Partners, L.P.
4.1	*	Specimen Common Stock Certificate of Sutherland Asset Management Corporation
5.1	*	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1	*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1	*
Management Agreement, dated as of November 26, 2013, by and among by and among Sutherland Asset Management Corporation, Sutherland Partners, L.P., Sutherland Asset I, LLC, Sutherland Asset II, LLC, Sutherland OP Holdings I, Ltd., Sutherland REIT Holdings, L.P., Sutherland ERISA Holdings, Ltd., Sutherland OP Holdings II, Ltd. and Waterfall Asset Management, LLC
10.2	*
Registration Rights Agreement, dated November 26, 2013, by and among Sutherland Asset Management Corporation, FBR Capital Markets & Co., Waterfall Asset Management, LLC, and the Management Holders (as defined therein)
10.3	*	First Amendment to the Registration Rights Agreement of Sutherland Asset Management Corporation dated June 17, 2014
10.4	*	Indemnification Agreement, dated November 26, 2013, between Sutherland Asset Management Corporation and Thomas Capasse
10.5	*	Indemnification Agreement, dated November 26, 2013, between Sutherland Asset Management Corporation and J. Mitchell Reese
10.6	*	Indemnification Agreement, dated November 26, 2013, between Sutherland Asset Management Corporation and Todd Sinai
10.7	*	Indemnification Agreement, dated November 26, 2013, between Sutherland Asset Management Corporation and Frederick Herbst
10.8	*	Indemnification Agreement, dated November 26, 2013, between Sutherland Asset Management Corporation and Jack Ross
10.9	*	Sutherland Asset Management Corporation 2013 Equity Incentive Plan

Exhibit number		Exhibit description
10.10	*	Form of Restricted Stock Award Agreement
10.11	*	Form of Restricted Stock Unit Award Agreement
10.12	*	Contribution Agreement between Sutherland Asset Management Corporation and Sutherland REIT Holdings, L.P. (relating to the REIT formation transactions)
10.13	*	Indenture, dated September 27, 2013, by and between Readycap Commercial Revolving Asset Trust and U.S. Bank National Association
10.14	*	Master Repurchase Agreement, dated May 8, 2014, between Waterfall Commercial Depositor LLC, Sutherland Asset I, LLC and Citibank, N.A.
10.15	*	Asset Purchase Agreement, dated October 11, 2013, by and among between CIT Bank, Sutherland Asset I, LLC and Readycap Lending, LLC, as amended on March 20, 2014
10.16	*
Amended and Restated Asset Purchase Agreement, dated March 20, 2014, by and among CIT Small Business Lending Corporation, CIT Lending Services Corporation, Sutherland Asset I, LLC and Readycap Lending, LLC, and for certain provisions thereof CIT Small Business Loan Trust 2008-1, CIT Small Business Loan Trust 2007-1 and CIT SBL Property Holdings Corporation
10.17	*	Master Loan and Security Agreement, dated June 27, 2014, by and among ReadyCap Lending, LLC, Sutherland Asset I, LLC, Sutherland Asset Management Corporation and JPMorgan Chase Bank, N.A.
21.1	*	List of Subsidiaries of Sutherland Asset Management Corporation
23.1	*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2	*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3		Consent of Deloitte & Touche LLP
24.1		Power of Attorney (included on signature page)

*
To be filed by amendment